As filed with the Securities and Exchange Commission on November 6, 2019

Registration No. 333-233951

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECMOHO Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3F, 1000 Tianyaoqiao Road

Xuhui District

Shanghai, 200030

The People’s Republic of China

+86 21 6113 2270

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036-8401

+1 800 927 9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ching-Yang Lin, Esq. Sullivan & Cromwell LLP 28th Floor Nine Queen’s Road Central Hong Kong +852 2826 8688	James C. Lin, Esq. Li He, Esq. Davis Polk & Wardwell LLP 18th Floor The Hong Kong Club Building 3A Chater Road Hong Kong +852 2533 3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Class A ordinary shares, par value US$0.00001 per share(1) (2)	US$150,000,000	US$18,180

(1) American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-234148). Each American depositary share represents four Class A ordinary shares.

(2) Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes Class A ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3) Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(4) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated

4,375,000 American Depositary Shares

ECMOHO Limited

Representing 17,500,000 Class A Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, of ECMOHO Limited.

ECMOHO Limited is offering 4,375,000 ADSs to be sold in the offering. Each ADS represents four Class A ordinary shares, par value US$0.00001 per share.

Prior to this offering, there has been no public market for the ADSs or our shares. It is currently estimated that the initial public offering price per ADS will be between US$10.00 and US$12.00. We have applied to list the ADSs on the NASDAQ Global Market under the symbol “MOHO”.

We are an “emerging growth company” as defined under applicable U.S. securities laws and, as such, we are eligible for reduced public company reporting requirements.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 17 to read about factors you should consider before buying the ADSs.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”

The underwriters have the option to purchase up to 656,250 additional ADSs from us at the initial public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus.

Upon the completion of this offering, our outstanding shares will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and holders of Class B ordinary shares have same rights except for voting and conversion rights. Each holder of our Class B ordinary shares is entitled to ten votes per share, and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. We will be a “controlled company” under the NASDAQ Stock Market Rules because our co-founders, Ms. Zoe Wang and Mr. Leo Zeng, will beneficially own, in aggregate, 100% of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately 55.0% of our total issued and outstanding share capital and 92.4% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on this page and that the underwriters do not exercise their over-allotment option.

The underwriters expect to deliver the ADSs against payment in New York, New York on             , 2019.

UBS Investment Bank	CICC	AMTD

Needham & Company	Tiger Brokers

Prospectus dated             , 2019

ECMOHO

No.1 non-medical health and wellness integrated solution provider in China[1]

~5,500
SKUs[2]

64
brands[2]

1,000+
partnered healthcare experts and KOLs[2]

7.6 million
paying consumers[2,3]

2018 net margin
3.1%
with **126%**
net income growth[4]

2018 revenue
US$ 199 million
with **103%**
revenue growth[4]

Note:

1. Based on revenue in 2018, according to Frost & Sullivan
2. As of September 30, 2019
3. "Paying consumers" means consumers who purchase products directly from the online flagship stores we operate on third-party e-commerce platforms or from our proprietary XG Health platform and does not include any consumers who purchase from retailers that source products from us.
4. 2017-2018 year-over-year growth

You should rely only on the information contained in this prospectus or in any related free writing prospectus that we have filed with the SEC. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to offer and sell these securities. The information contained in this prospectus is current only as of its date.

Until             , 2019 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who came into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside the United States.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ADSs. This prospectus contains information from an industry report, dated June 2019, commissioned by us and prepared by Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., or Frost & Sullivan, an independent market research firm, to provide information regarding our industry and our market position in the PRC.

Our Mission

Our mission is to improve the health and well-being of consumers in China. We strive to achieve our mission by empowering consumers with access to quality products and trustworthy content to better address their health and wellness needs and those of their families.

Our Business

We are one of China’s leading integrated solution providers in the rapidly growing non-medical health and wellness market. As an integrated solution provider, we act as the bridge between brand owners and Chinese consumers by marketing and distributing health supplements and food, mother and child care products, personal care products, household healthcare equipment and other health and wellness products. Through over seven years of operation, we have built an ecosystem where Chinese consumers are provided with customized health and wellness solutions that include quality products and trustworthy content.

We ranked first in China’s non-medical health and wellness integrated solution industry in terms of revenue in 2018 with a market share of 2.6%, according to Frost & Sullivan. The non-medical health and wellness integrated solution industry is the fastest growing segment within China’s health and wellness market, according to the same source. By leveraging our strong relationships with leading health and wellness brands at home and abroad, comprehensive online channel coverage, loyal customer base, proven content generation and distribution capabilities, deep industry knowhow and extensive consumer data, we believe we are well positioned to solidify our leading position in China’s highly fragmented non-medical health and wellness integrated solution industry and to serve China’s broader health and wellness market.

As of September 30, 2019, we sourced around 5,500 SKUs of quality health and wellness products from around 40 brand partners, including Abbott, Gerber, Perrier, Puritan’s Pride and Wyeth Nutrition, and offered them to consumers through various online and offline channels, including major e-commerce platforms, such as Tmall and JD.com, social e-commerce platforms, such as Pinduoduo, Yunji and Little Red Book, as well as other online and offline retailers. We also provide value-added services, such as designing and operating online stores and organizing online and offline marketing campaigns, to our brand partners to help them extend their consumer outreach.

In addition, as consumers in China are increasingly seeking higher quality health and wellness products, we believe there is a growing need for trustworthy health and wellness content that guides consumers to reliable products that suit their own health and wellness needs. To address this growing need, we partner with over 1,000 healthcare experts and KOLs to generate health and wellness content, combined with product recommendations, and distribute such content to consumers through multiple online and offline channels. In the month of September 2019, we, together with these healthcare experts and KOLs, generated around 2,200 health and wellness articles.

We optimize our brand partner and product portfolio from time to time by selecting brands and products that best address consumer needs in China based on the analysis of our 7.6 million paying consumer profiles and our market insights. Such market insights into Chinese consumer demand are in turn valued by our brand partners. We also have two proprietary brands, KGC and HST, which address the underserved demand for household healthcare equipment and traditional Chinese herbal tonics.

We have developed XG Health platform, an integrated family health management and service platform, which was launched in April 2019. XG Health offers consumers a rich array of health management plans, prepared by doctors and nutritionists, as well as health and wellness products. Consumers may also reach out to the healthcare experts on XG Health for further inquiries and receive customized non-medical health and wellness recommendations. In addition, we have rolled out a pilot program to partner with specialty stores in “lower-tier” cities, townships and rural area in Anhui Province in China, which may source health and wellness products from us through XG Health and host health and wellness presentations given by healthcare experts we work with. As of September 30, 2019, 285 specialty stores had sourced products from us through this program.

Our net revenues grew by 102.6% from US$98.2 million in 2017 to US$199.0 million in 2018, and by 111.9% from US$71.4 million in the first six months of 2018 to US$151.3 million in the first six months of 2019. Our net income attributable to ECMOHO Limited grew by 117.9% from US$2.8 million in 2017 to US$6.1 million in 2018, and by 63.6% from US$1.1 million in the first six months of 2018 to US$1.8 million in the first six months of 2019.

Our Market Opportunities

China’s health and wellness industry, which encompasses both medical and non-medical services and products related to the maintenance, recovery and enhancement of health, grew at a total CAGR of 13.0% over the period 2014 to 2018, while China’s non-medical health and wellness sector grew at a CAGR of 16.8% over the same period. The non-medical health and wellness integrated solution industry is the fastest growing market segment within China’s health and wellness market. According to Frost & Sullivan, this market segment grew at a CAGR of 50.9% over the period 2014 to 2018, and is expected to continue to grow at a CAGR of 20.3% between 2018 and 2023.

Several factors generate market opportunities and promote growth in the PRC health and wellness industry, including:

•	rising spending power and health awareness of Chinese consumers;

•	increasing life expectancy combined with an aging population;

•	prevalence of health issues and chronic diseases;

•	increased demand for better health and wellness products;

•	emergence of “lower-tier” cities, townships and rural areas in China as core drivers of the health and wellness integrated solution market; and

•	market deficiencies and consumer mistrust of incumbent health and wellness product and service providers.

Our Strengths

We attribute our success to the following strengths:

•	a leading integrated solution provider in China’s rapidly growing non-medical health and wellness market;

•	strong ability to generate and distribute health and wellness content, leading to a loyal customer base;

•	new retail model empowered by comprehensive channel coverage;

•	strong relationships with leading health and wellness brand owners from around the world;

•	key market insights and precision marketing based on extensive consumer data and strong data analytics; and

•	visionary management team with substantial industry experience.

Our Strategies

To further grow our business and enhance our competitive position, we intend to pursue the following strategies:

•	expand our product and service offerings;

•	expand our offline channel coverage;

•	expand our content generation and distribution program;

•	continue to invest in our consumer profiling and data analytics capabilities; and

•	pursue strategic collaboration, investment and acquisition opportunities in order to expand our product and service offerings, extend our geographic reach and enhance our technological capabilities.

Our Challenges

Our business and successful execution of our strategies are subject to certain challenges, risk and uncertainties, including:

•	uncertainties in the continued growth of the e-commerce market or the health and wellness industry in China;

•	our ability to manage the expansion of our business and implement our business strategies;

•	our ability to anticipate changes in customer and consumer preferences;

•	our ability to maintain and develop favorable relationships with e-commerce channels, brand partners, content generators and other third parties involved in our ecosystem;

•	our ability to compete effectively against other e-commerce companies, offline competitors or new entrants to the health and wellness market;

•	our ability to obtain additional capital on acceptable terms as and when required;

•	regulatory changes in the PRC and compliance with such regulations; and

•	our ability to effectively manage our inventory and warehousing capabilities.

We also face additional risks, uncertainties and challenges that may materially affect our business, financial condition and results of operations. You should consider the risks discussed in the section headed “Risk Factors” and elsewhere in this prospectus before investing in us.

Corporate History and Structure

Our business commenced operations in December 2011, when our co-founders, Ms. Zoe Wang and Mr. Leo Zeng, established our predecessor, Shanghai ECMOHO Health Biotechnology Co., Ltd., or ECMOHO Shanghai, incorporated under the laws of the PRC, with the goal of improving the health and well-being of Chinese consumers.

In May 2013, we became the exclusive distributor and brand manager in China of our first international brand partner, Puritan’s Pride, a U.S.-based manufacturer of vitamins, minerals, herbs and other nutritional supplements. We remain Puritan’s Pride’s exclusive distributor and brand manager in China as of today.

In January 2014, we commenced operation of the Puritan’s Pride cross-border flagship store on Tmall Global.

In July 2016, we began working with Gerber Baby Products, an established U.S.-based manufacturer and distributor of infant healthcare products.

In September 2017, we began working with Wyeth Nutrition, an established international brand that focuses on nutrition products for mothers, infants and young children.

In June 2018, ECMOHO Limited was incorporated under the laws of the Cayman Islands, and ECMOHO (Hong Kong) Health Technology Limited, or ECMOHO Hong Kong, was incorporated under the laws of Hong Kong and wholly owned by ECMOHO Limited. In July 2018, ECMOHO Hong Kong acquired 97.5% of the equity interest of ECMOHO Shanghai from our co-founders and certain other shareholders of ECMOHO Shanghai. See “Related Party Transactions – Other Transactions with Related Parties – Transactions with our co-founders”.

In April 2019, we launched XG Health, our proprietary integrated family health management and service platform, which offers consumers a range of health and wellness products and rich content.

In June 2019, ECMOHO Hong Kong, through an onshore subsidiary, entered into an agreement to acquire the remaining 2.5% of the equity interest of ECMOHO Shanghai from its minority shareholders.

The following diagram illustrates our corporate structure and the place of incorporation of each of our Company, significant subsidiaries, VIEs and VIE Subsidiary as of the date of this prospectus:

(1)

Contractual arrangements include an exclusive technology consulting and service agreement, powers of attorney, an equity pledge agreement, an exclusive call option agreement and spousal consent letters.

(2)	Shanghai Yibo Medical Equipment Co., Ltd. is our variable interest entity in China and is 50% owned by Ms. Wang and 50% owned by Mr. Zeng, our co-founders.
(3)	Yang Infinity (Shanghai) Biotechnology Co., Limited is our variable interest entity in China and is 50% owned by Ms. Wang and 50% owned by Mr. Zeng, our co-founders.

Substantially all of our revenues are generated by our PRC and Hong Kong subsidiaries, and substantially all of our assets are held by our PRC and Hong Kong subsidiaries. We hold our Internet Content Provider Licenses, or ICP licenses, through Shanghai Yibo and Yang Infinity, our VIEs, to engage in value-added telecommunication business. Our VIEs and VIE Subsidiary have not generated meaningful revenues. For a description of our contractual arrangements with our VIEs and their shareholders, see “Corporate History and Structure”. The shareholders of Shanghai Yibo and Yang Infinity, Ms. Zoe Wang and Mr. Leo Zeng, may have potential conflicts of interest with us. See “Risk Factors — Risks Related to Our Corporate Structure — The shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.”

Upon the completion of this offering, our outstanding shares will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and holders of Class B ordinary shares have same rights except for voting and conversion rights. Each holder of our Class B ordinary shares is entitled to ten votes per share, and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. We will be a “controlled company” under the NASDAQ Stock Market Rules because our co-founders, Ms. Zoe Wang and Mr. Leo Zeng, will beneficially own, in aggregate, 100% of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately 55.0% of our total issued and outstanding share capital and 92.4% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and that the underwriters do not exercise their over-allotment option.

Corporate Information

Our principal executive offices are located at 3F, No. 1000 Tianyaoqiao Road, Xuhui District, Shanghai, 200030, the People’s Republic of China. Our telephone number at this address is +86 21 6113-2270. The office of the Company is at the offices of Hermes Corporate Services Ltd., Fifth Floor, Zephyr House, 122 Mary Street, P.O. Box 31493, George Town, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is www.ecmoho.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur as of the end of our fiscal year if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions that Apply to This Prospectus

Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to an additional 656,250 ADSs representing 2,625,000 Class A ordinary shares from us and assumes an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

Except where the context otherwise requires and for purposes of this prospectus only:

•

“we,” “us,” “our company” and “our” refer to ECMOHO Limited, a Cayman Islands exempted company (or its predecessors as the context requires) and its subsidiaries, the consolidated affiliated entities and their respective subsidiaries;

•	“ADRs” refers to the American depository receipts, which, if issued, evidence our ADSs;

•	“ADSs” refers to American depositary shares, each of which represents four Class A ordinary shares;

•	“brand partners” refers to owners of non-proprietary brands represented in our brand portfolio, each of which is managed by a dedicated operations team;

•	“CAGR” refers to compound annual growth rate;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

•	“Class A ordinary share” refers to a class A ordinary share in the capital of our Company, with a par value of US$0.00001 per share;

•	“Class B ordinary share” refers to a class B ordinary share in the capital of our Company, with a par value of US$0.00001 per share;

•	“ECMOHO Hong Kong” refers to ECMOHO (Hong Kong) Health Technology Limited, a limited company established under the Laws of Hong Kong;

•	“ECMOHO Shanghai” refers to Shanghai ECMOHO Health Biotechnology Co, Ltd., a limited liability company established under the Laws of the PRC;

•	“EIT Law” refers to the Enterprise Income Tax Law of the PRC;

•

“Frost & Sullivan Report” refers to an industry report commissioned by us and prepared by Frost & Sullivan, an independent market research firm, which contains data regarding the markets in which we operate;

•

“integrated solution provider” refers to entities that provide services connecting producers with consumers by combining global sourcing capabilities with local distribution channels and coverage. Such providers typically offer integrated solutions consist of one-stop IT solutions, online and offline store operations, digital marketing, warehousing and logistics, and customer management;

•	“KOLs” refers to key opinion leaders who have extensive experience or industry insights in the various subsectors of the health and wellness industry;

•	“major brand partners” refers to our brand partners whose products contributed over US$10.0 million to our product sales revenues in the designated period;

•	“new tier one cities” refers to Hangzhou, Suzhou, Chengdu, Wuhan, Nanjing, Tianjin, Ningbo, Chongqing, Xi’an, Wuxi, Qingdao, Changsha, Zhengzhou, Dongguan and Shenyang;

•

“ordinary shares” as of the date hereof refers to our ordinary shares comprising Class A-1 ordinary shares, Class A-2 ordinary shares, Class A ordinary shares and Class B ordinary shares, each class having par value US$0.00001 per share, and upon and after the completion of this offering, to our Class A and Class B ordinary shares, par value US$0.00001 per share;

•	“our variable interest entities” or “our VIEs” refer to Shanghai Yibo and Yang Infinity;

•	“our VIE Subsidiary” refers to Yinchuan Xianggui Internet Hospital Co., Ltd.;

•

“paying consumers” means consumers who purchase products directly from the online flagship stores we operate on third-party e-commerce platforms or from our proprietary XG Health platform, and does not include any consumers who purchase from retailers that source products from us;

•	“repeat purchase rate” of a certain period refers to the percentage of paying consumers in that period who had made more than one purchase with us in such period or in prior periods;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“Shanghai Yibo” refers to Shanghai Yibo Medical Equipment Co., Ltd.;

•	“SKU” refers to stock keeping unit, which, for the purpose of this prospectus, can be a combination of other stock keeping units;

•	“tier one cities” refers to Beijing, Shanghai, Guangzhou and Shenzhen;

•

“tier two cities” refers to Wenzhou, Hefei, Fuzhou, Foshan, Jinhua, Jiaxing, Quanzhou, Harbin, Nantong, Xiamen, Jinan, Dalian, Changzhou, Taizhou, Shaoxing, Shijiazhuang, Kunming, Nanchang, Changchun, Xuzhou, Huizhou, Taiyuan, Yantai, Nanning, Weifang, Guiyang, Baoding, Zhongshan, Lanzhou and Urumqi;

•	“US$” or “U.S. dollars” refers to the legal currency of the United States;

•	“Xianggui Shanghai” refers to Xianggui (Shanghai) Biotechnology Co., Ltd.; and

•	“Yang Infinity” refers to Yang infinity (Shanghai) Biotechnology Co., Limited.

Our reporting currency is the U.S. dollar. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.8632 to US$1.00, the exchange rate set by the People’s Bank of China on December 31, 2018. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On June 30, 2019, the exchange rate set by the People’s Bank of China was RMB6.8747 to US$1.00.

The Offering

Offering Price	We currently anticipate that the initial public offering price will be between US$10.00 and US$12.00 per ADS.

ADSs Offered by Us	4,375,000 ADSs (or 5,031,250 ADSs if the underwriters exercise their over-allotment option in full).

Ordinary Shares Outstanding Immediately After This Offering	61,548,918 Class A ordinary shares (or 64,173,918 Class A ordinary shares if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and 75,150,400 Class B ordinary shares.

The ADSs	Each ADS represents four Class A ordinary shares.

The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights as provided in the deposit agreement among us, the depositary and the holders and beneficial owners of the ADSs.

We have no plan to declare or pay any dividends in the near future on our shares. If, however, we pay dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary to withdraw Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold the ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary Shares

Upon the completion of this offering, our outstanding shares will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and holders of Class B ordinary shares have same rights except for voting and conversion rights. Each holder of our Class B ordinary shares is entitled to ten votes per share, and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. For a description of Class A ordinary shares and Class B ordinary shares, see “Description of Share Capital.”

Over-Allotment Option	The underwriters have an option, exercisable for 30 days from the date of the prospectus, to purchase up to 656,250 additional ADSs from us at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

Use of Proceeds	We estimate that we will receive net proceeds of approximately US$40.94 million from this offering, assuming an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and after deducting the underwriter discounts, commissions and estimated offering expenses payable by us. We intend to use our net proceeds from this offering for (i) payment for a portion of the consideration of the purchase of shares from a minority shareholder of ECMOHO Shanghai; (ii) repayment of certain short-term borrowings; (iii) working capital to expand our product and service offerings; and (iv) general corporate purposes and potential acquisitions, investments and alliances. We have no present commitments or agreements to enter into any acquisitions, investments or alliances. See “Use of Proceeds” for more information.

Lock-up	We, our executive officers, directors and substantially all of our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ADSs.

Payment and Settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2019.

Depositary	Citibank, N.A.

Proposed Trading Symbol	MOHO

Summary Consolidated Financial and Operating Data

The following summary consolidated statements of comprehensive income data and summary consolidated statements of cash flows data for the years ended December 31, 2017 and 2018 and summary consolidated balance sheets data as of December 31, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive income data and summary consolidated statements of cash flow data for the six months ended June 30, 2018 and 2019 and summary consolidated balance sheet data as of June 30, 2019 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.

You should read this “Summary Consolidated Financial Data and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

Summary Consolidated Statements of Comprehensive Income Data

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues
					(unaudited)
	(in thousands of U.S. dollars, except for share, per share data and percentages)
Net revenues:
Product sales	95,573	97.3%	176,098	88.5%	66,326	92.9%	139,912	92.5%
Services	2,665	2.7	22,917	11.5	5,038	7.1	11,413	7.5

Total net revenues	98,238	100.0	199,015	100.0	71,364	100.0	151,325	100.0

Total cost of revenue	(69,124)	(70.4)	(140,153)	(70.4)	(48,877)	(68.5)	(115,433)	(76.3)

Gross profit	29,114	29.6	58,862	29.6	22,487	31.5	35,892	23.7

Operating expenses:
Fulfillment expenses	(6,217)	(6.3)	(13,097)	(6.6)	(4,969)	(7.0)	(8,448)	(5.6)
Sales and marketing expenses	(15,529)	(15.8)	(27,462)	(13.8)	(12,429)	(17.4)	(19,111)	(12.6)
General and administrative expenses	(4,004)	(4.1)	(9,069)	(4.6)	(3,184)	(4.5)	(4,441)	(2.9)
Research and development expenses	(485)	(0.5)	(1,669)	(0.8)	(673)	(0.9)	(899)	(0.6)

Total operating expenses	(26,235)	(26.7)	(51,297)	(25.8)	(21,255)	(29.8)	(32,899)	(21.7)

Operating income	2,879	2.9	7,565	3.8	1,232	1.7	2,993	2.0

Finance expenses, net	(145)	(0.1)	(926)	(0.4)	(217)	(0.2)	(1,109)	(0.8)
Income before income tax expenses	2,804	2.9	6,567	3.3	1,111	1.6	2,095	1.4
Income taxes expenses	(80)	(0.1)	(417)	(0.2)	(78)	(0.2)	(376)	(0.3)

Net income	2,724	2.8%	6,150	3.1%	1,033	1.4%	1,719	1.1%

Less: Net income/(loss) attributable to the non-controlling interest shareholders and redeemable non-controlling interest shareholders	(101)		26		(99)		(94)
Net income attributable to ECMOHO Limited	2,825		6,124		1,132		1,813

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues
					(unaudited)
	(in thousands of U.S. dollars, except for share, per share data and percentages)
Less: Accretion on Round A convertible redeemable preferred shares to redemption value	(1,559)		(1,018)		(841)		—
Less: Accretion on Round B convertible redeemable preferred shares to redemption value	(2,413)		(1,575)		(1,291)		—
Less: Accretion on Series A convertible redeemable preferred shares to redemption value	—		(445)		—		(608)
Less: Accretion to redemption value of redeemable non-controlling interests	—		(130)		—		(312)
Less: Extinguishment of convertible redeemable preferred shares	—		(24,764)		—		—

Net (loss)/income attributable to ECMOHO Limited’s ordinary shareholders	(1,147)		(21,808)		(1,000)		893

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues
					(unaudited)
	(in thousands of U.S. dollars, except for share, per share data and percentages)
Comprehensive income attributable to ECMOHO Limited	3,618		5,454		942		1,534

Net (loss)/earnings per share attributable to ECMOHO Limited’s ordinary shareholders
—basic	(0.01)		(0.26)		(0.01)		0.01

—diluted	(0.01)		(0.26)		(0.01)		0.01

Weighted average number of Ordinary Shares
—basic	81,162,400		84,970,000		81,162,400		90,681,400

—diluted	81,162,400		84,970,000		81,162,400		111,584,966

Pro forma net earnings per share attributable to ECMOHO Limited’s ordinary shareholders(1)
—basic							0.01

—diluted							0.01

Pro forma weighted average number of Ordinary Shares
—basic							119,199,318

—diluted							119,766,784

(1)

The unaudited pro-forma earnings per share for the six months ended June 30, 2019, giving effect to the assumed conversion of all the Class A-1 and Class A-2 ordinary shares into Class A ordinary shares as of the issuance dates at the conversion ratio of one-for-one, the conversion of Series A preferred shares into Class A ordinary shares as of its issuance date on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and the weighted average number of the convertible preferred shares during the six months ended June 30, 2019. See “Capitalization” for more information about the conversion of our Series A preferred shares.

Summary Consolidated Statements of Cash Flow Data

	Year ended December 31,		Six months ended June 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands of U.S. dollars)
Net cash used in operating activities	(2,444)	(40,756)	(3,548)	(12,725)
Net cash used in investing activities	(492)	(1,748)	(513)	(354)
Net cash provided by financing activities	1,567	44,036	3,145	16,532
Cash, cash equivalents and restricted cash at beginning of the period	12,079	10,689	10,689	12,965
Cash, cash equivalents and restricted cash at end of the period	10,689	12,965	9,797	16,162

Summary Consolidated Balance Sheets Data

	As of December 31,	As of June 30,	Pro forma(1) As of June 30, 2019
	2018	2019
			(unaudited)
	(in thousands of U.S. dollars)
Current assets:
Cash and cash equivalents	10,336	11,662	11,662
Accounts receivable, net	33,840	59,031	59,031
Inventories, net	53,683	43,901	43,901
Total current assets	111,747	130,355	130,355

Total assets	117,772	139,459	139,459

Total current liabilities	74,829	93,525	93,525

Total liabilities	75,148	95,545	95,545
Total mezzanine equity	74,847	69,151	—
Total shareholders’ (deficit)/equity	(32,223)	(25,237)	43,914

(1)

The unaudited pro-forma balance sheet as of June 30, 2019 assumes the completion of the initial public offering on such date, the conversion thereupon of all the Class A-1 and Class A-2 ordinary shares into Class A ordinary shares at the conversion ratio of one for one and the conversion of Series A preferred shares into Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. See “Capitalization” for more information about the conversion of our Series A preferred shares.

Summary Quarterly Financial Data

The following table sets forth our unaudited consolidated quarterly financial data for the periods indicated. You should read the following table together with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. In the opinion of management, the unaudited consolidated quarterly financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of our results of operations in the quarters presented.

	Three months ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
					(unaudited)
	(in thousands of US dollars)
Net revenues:
Product sales	15,205	18,484	22,761	39,123	26,487	39,839	44,130	65,642	58,271	81,641
Services	270	460	897	1,038	1,718	3,320	4,629	13,250	5,591	5,822

Total net revenues	15,475	18,944	23,658	40,161	28,205	43,159	48,759	78,892	63,862	87,463

Total cost of revenue	(10,648)	(12,721)	(16,638)	(29,117)	(19,297)	(29,580)	(34,521)	(56,755)	(47,394)	(68,039)

Gross profit	4,827	6,223	7,020	11,044	8,908	13,579	14,238	22,137	16,468	19,424

Operating expenses:
Fulfillment expenses	(1,035)	(1,359)	(1,443)	(2,380)	(1,262)	(3,707)	(3,300)	(4,828)	(3,876)	(4,572)
Sales and marketing expenses(1)	(2,767)	(3,446)	(3,745)	(5,571)	(5,558)	(6,871)	(6,467)	(8,566)	(9,157)	(9,954)
General and administrative expenses(1)	(829)	(976)	(989)	(1,210)	(1,483)	(1,701)	(2,419)	(3,466)	(2,207)	(2,234)
Research and development expenses	(63)	(89)	(154)	(179)	(322)	(351)	(365)	(631)	(471)	(428)

Total operating expenses	(4,694)	(5,870)	(6,331)	(9,340)	(8,625)	(12,630)	(12,551)	(17,491)	(15,711)	(17,188)

Operating income	133	353	689	1,704	283	949	1,687	4,646	757	2,236

Finance expenses, net	(15)	(9)	(43)	(78)	(81)	(136)	(211)	(498)	(505)	(604)
Income before income tax expenses	186	234	812	1,572	521	590	1,537	3,919	446	1,649
Income taxes (expenses)/profit	(19)	(24)	(53)	16	(54)	(24)	(132)	(207)	(150)	(226)

Net income	167	210	759	1,588	467	566	1,405	3,712	296	1,423

(1)	Share-based compensation expenses were allocated as follows:

	Three months ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
					(unaudited)
	(in thousands of US dollars)
Sales and marketing expenses	—	—	—	—	—	—	—	112	72	94
General and administrative expenses	—	—	—	—	—	—	—	245	253	249

Total	—	—	—	—	—	—	—	357	325	343

Summary Operating Data

	Year ended December 31,		Nine months ended September 30,
	2017	2018	2019
Number of cumulative paying consumers at the end of the respective periods	4.6 million	6.3 million	7.6 million
Repeat purchase rate	32%	34%	35%
Number of brands at the end of the respective periods	41	76	64
Number of brand partners at the end of the respective periods	23	52	40
Number of major brand partners at the end of the respective periods	2	5	8
Revenue contribution of major brand partners(1)	38%	53%	71%

(1)

Refers to the percentage of the net revenues of a given period contributed by the products sourced from the major brand partners as of the end of such period. The revenue contribution of major brand partners for the nine months ended September 30, 2019 included in this prospectus has been prepared by, and is the responsibility of the management. PricewaterhouseCoopers Zhong Tian LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers Zhong Tian LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Measures

Adjusted Net Income

We use adjusted operating income and adjusted net income, each a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted operating income represents operating income excluding share-based compensation expenses. Adjusted net income represents net income excluding share-based compensation expenses. These adjustments have no impact on income tax.

We believe that adjusted operating income and adjusted net income help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in operating income and net income. We also believe that adjusted operating income and adjusted net income provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

	Year ended December 31,		Six months ended June 30,
	2017	2018	2018	2019
	(unaudited)
	(in thousands of US$)
Adjusted operating income	2,879	7,922	1,232	3,661
Adjusted net income	2,724	6,507	1,033	2,387

The non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. They should not be considered in isolation or construed as alternatives to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures in light of the most directly comparable GAAP measures, as shown below. The non-GAAP financial measures presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table sets forth a reconciliation of our adjusted operating income and adjusted net income in the years presented to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, which are operating income and net income:

	Year ended December 31,		Six months ended June 30,
	2017	2018	2018	2019
	(unaudited)
	(in thousands of US$)
Operating income	2,879	7,565	1,232	2,993
Add: share-based compensation expenses	—	357	—	668

Adjusted operating income	2,879	7,922	1,232	3,661

Net income	2,724	6,150	1,033	1,719
Add: share-based compensation expenses	—	357	—	668

Adjusted net income	2,724	6,507	1,033	2,387

RISK FACTORS

An investment in our ADSs involves material risks. You should carefully consider the risks and uncertainties set forth below, as well as all of the other information included in this prospectus, before deciding to invest in our ADSs. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, results of operations and prospects. In any such case, the market price of our ADSs could decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

If the e-commerce market or the health and wellness industry in China does not grow, or grows more slowly than we expect, demand for our products and solutions could be adversely affected.

Continued demand for our products and solutions depends on whether the e-commerce market and the health and wellness industry in China will continue to grow. The long-term viability and prospects of the online retail business in China remain relatively untested. Our future results of operations will depend on numerous factors affecting the development of the e-commerce industry in China, which may be beyond our control, including:

•	the penetration rates of internet services, personal computers and mobile connectivity;

•	the trust and confidence level of e-commerce consumers in China, as well as changes in consumers’ demographics and preferences;

•	whether alternative retail channels or business models that better address the needs and preferences of consumers emerge in China; and

•	the development of fulfillment, payment and other ancillary services associated with online purchase.

Additionally, our future results of operations will depend on numerous factors affecting the development of the health and wellness industry in China, including:

•	changes in the spending power of Chinese consumers;

•	the prevalence of health issues and chronic diseases among Chinese consumers; and

•	the ongoing health and wellness market deficiencies and consumer mistrust of incumbent health and wellness product and service providers. See “Our Market Opportunities”.

If consumer utilization of e-commerce channels in China does not grow, or grows more slowly than we expect, demand for our products and services would be adversely affected, our revenues would be negatively impacted and our ability to pursue our growth strategies would be compromised.

We may not be able to effectively manage the expansion of our business or optimally implement our business strategies.

To realize our mission of providing comprehensive health and wellness solutions to our consumers, we have expanded our business, and plan to continue expanding our business. We have been widening our relationships with existing brand partners to include more offerings, procuring new brand partners with different products, improving our logistic and fulfillment capabilities to support our expanded offering and growing through acquisitions of complementary businesses. This expansion has contributed to a heightened level of complexity of our business, in terms of both the type and scale of our operations, which may place a significant strain on our operational, financial and technical resources and increase demands on our management and employees. We cannot assure you that we will be able to manage our expansion successfully, and failure to do so may materially and adversely affect our business, financial condition and results of operations.

We are also continuously executing a number of growth initiatives, strategies and operating plans designed to enhance our business, including launching various new services, such as our XG Health platform, an integrated family health management and service platform. The anticipated benefits from these efforts are based on assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all of the benefits that we expect to achieve, such as expanding our product and service offerings, expanding our offline channel coverage, and strengthening our XG Health platform, or it may be more costly to do so than we anticipate. In addition, profitability, if any, in the new areas that we expand into may be lower than in our existing business, and we may not be successful enough in these newer areas to recoup our investments in them. If any of these circumstances were to occur, our business, financial condition and results of operations may be materially and adversely affected.

If we fail to anticipate evolving consumer preferences for health and wellness products and/or fail to cater effectively to consumer demands, our ability to attract and retain customers may be materially and adversely affected.

Our ability to attract and retain our consumers depends largely on our ability to offer health and wellness products that they find attractive. The success of our business relies on our ability to anticipate changes in consumer preferences, demographic shifts in our consumer base and broader evolving trends in the industry, and to respond to such changes in a timely and cost-effective manner. If we rely on misleading industry intelligence or consistently misinterpret the consumer data we collect, we may fail to cater to the preferences of our consumers or fail to continue to retain our consumers. Consequently, our business, financial condition and results of operations may be materially and adversely affected.

Our success depends on our ability to maintain relationships with existing brand partners and to develop relationships with new brand partners.

Our success is closely tied to our relationships with our existing brand partners, who supply the products that we sell through various platforms. We also identify and target potential new brand partners whose products complement our established inventory or that represent new opportunities for us to meet consumer demand. Many of our brand partners deal with us on a non-exclusive basis, and a number of our brand partner relationships are relatively recent, having been established over the last three years. Because of these factors, we face, and expect to continue to face, constant and intense competition for the business of our brand partners from other Chinese distributors in the health and wellness market. Our relationships with our brand partners may weaken and we may lose our market share if our competitors offer their services to them. The e-commerce market is characterized by rapid technological developments and frequent changes in regulation, specifications and other requirements for how our brand partners should sell their merchandise through particular channels. This could negatively affect our ability to retain existing brand partners and attract new brand partners, our future financial and operating results, and our potential for growth. If we are unable to maintain these relationships or enter into advantageous new arrangements through our targeted approaches to specific potential brand partners, our ability to attract new brand partners may decrease.

In addition, a small number of brand partners contribute a significant portion of our total revenues. For example, in 2018 and the six months ended June 30, 2019, the single largest brand partner in terms of the revenue contribution of its products accounted for 14.6% and 14.8%, respectively, of our total revenues. In the same periods, the ten largest brand partners in terms of the revenue contribution of their products, in the aggregate, accounted for 67.6% and 75.5%, respectively, of our total revenues. Moreover, five of the ten largest brand partners in terms of revenue contribution in the six months ended June 30, 2019 are under the common control of a global food and beverage company. While our relationships with these five brand partners were developed independently and they are each managed by a dedicated operations team, we cannot assure you that failure to maintain a satisfactory relationship with one of these brand partners will not adversely affect our reputation with the other brand partners under common control. Furthermore, the loss of one or more of our largest brand partners may result in a material and adverse effect on our financial condition and results of operation.

In such a rapidly changing market, the needs of our brand partners are also constantly evolving to keep pace with consumer demands. If we fail to respond to the evolving needs of our brand partners, our continuing relationships with existing brand partners, our reputation and the demand for our services may be adversely affected. This may have a material and adverse impact on our business, financial position and results of operations.

We may be unable to compete effectively against stronger and better-resourced e-commerce companies, offline competitors or new entrants to the health and wellness market, and may lose market share as a result.

The health and wellness market is intensely competitive in China. We may not be able to command the same price for our services and solutions or we may face a decrease in our market share, which may affect our future financial and operating results, and our ability to grow our business. In addition, competition may intensify if our competitors increase their resources and product range and if established companies in other market segments or geographic markets expand into our market segments or geographic markets. If we cannot compete successfully, our business, financial condition and operating results could be materially and adversely affected.

We face competition in a number of areas. We compete to attract, engage and retain consumers based on the variety, value and personalization of the products and services we offer, and overall user experience and convenience. We compete to attract and retain brand partners based on our scale of operation and the capability of engaging consumers, the sales and growth solutions offered to brand partners as a result of our consumer and industry analysis and the efficiency of our logistics infrastructure in facilitating the delivery of our brand partners’ products to consumers. We also compete for experienced and effective talent and personnel, who serve critical functions in the development of our products and our ecosystem.

Our ability to compete effectively depends on a number of factors, some of which may be beyond our control, including brand partners choosing to develop in-house e-commerce platforms or infrastructure, offline competitors with a broader product range, e-commerce channels deciding to directly compete with us and consolidations within the Chinese health and wellness industry that may result in stronger competitors.

If we are not able to compete effectively, we may lose market share and face a decrease in consumer engagement and sales, which could materially and adversely affect our business, financial condition and results of operations as well as our reputation.

Some of our current or future competitors may have, or may develop, greater brand recognition, better supplier relationships, larger customer bases or greater financial, technical or marketing resources than us. Any smaller companies or potential new entrants to the Chinese health and wellness market may be acquired by, receive investment from or enter into strategic relationships with well-established and well-financed companies or investors which may enhance their competitive positions. Some of our competitors may be able to secure more favorable terms from suppliers, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to their technology and infrastructure systems than us. We cannot be certain that we will be able to compete successfully against current or future competitors, and competitive pressures may have a material adverse effect on our business, financial condition and results of operations.

We may need additional capital but may not be able to obtain it on acceptable terms, or at all.

In order for us to grow, we need significant amount of working capital to fund our inventory. In addition, we may require additional capital in case of operating losses as well as any investments or acquisitions we may decide to pursue. For example, the net cash we used in operating activities reached US$40.8 million in 2018 and US$12.7 million in the first six months of calendar year 2019. Such amount may continue to increase due to the expansion of our business and the corresponding increase in inventory. See “— If we fail to effectively manage our inventory, our reputation, results of operations and financial condition may be materially and adversely affected”.

If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities, including convertible notes, or obtain new or expanded credit facilities.

Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets and the PRC governmental regulations over foreign investment and the health and wellness industry. Any debt financing, if available, may involve restrictive covenants and could restrict our operational flexibility and reduce our profitability. In addition, incurring indebtedness would subject us to increased debt service obligations. There can be no assurance that financing would be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any such failure could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to the interests of our existing shareholders.

If we are unable to obtain increased financing, any resultant cash flow shortage may materially affect our ability to procure products from our brand partners and meet our financial obligations, which may damage our reputation and brand partner relationships. Such damage to our reputation or relationships would have a material and adverse effect on our business, financial condition and results of operations.

We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate or retain our staff could hinder our ability to maintain and grow our business.

Our future success depends substantially upon the continued service of our key executives and other key employees, particularly our co-founders, Ms. Wang and Mr. Zeng. If we lose the services of any member of management or key personnel, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth.

The size and scope of our ecosystem also require us to hire and retain a wide range of experienced and capable personnel who can adapt to a dynamic, competitive and challenging business environment. We will need to continue to attract and retain experienced and capable personnel at all levels as we expand our business and operations. Competition for such talent is intense, and the availability of suitable and qualified candidates in the PRC is limited. This high level of competition could compel us to offer higher compensation and other benefits to attract and retain the right candidate. Even if we were to offer higher compensation and other benefits, there is no assurance that these individuals will choose to join or continue to work for us. Any failure to attract or retain key management and personnel could severely disrupt our business and growth.

We are subject to evolving regulatory requirements, non-compliance with which, or changes in which, may adversely affect our business and prospects.

As a provider of an e-commerce platform for health and wellness products, we are subject to legal and regulatory requirements applicable to multiple industries in the PRC. These industries primarily include the internet and health and wellness industries. We have been subject to penalties by PRC regulatory authorities in the past due to our failure to comply with their requirements, including those in relation to pricing.

The regulations to which we are subject in this area are new and evolving. As a result, the interpretation of these laws and their enforcement is often uncertain. Predicting the application of these laws can be difficult, and unexpected outcomes in the interpretation and enforcement of the applicable regulations may have an adverse impact on our business and operations. Additionally, any future changes in regulation may render our business non-compliant or require changes to our business practices or licensing arrangements to ensure compliance. These changes may involve significant costs, which in turn may adversely affect our business and prospects.

Various regulatory authorities of the PRC government regulate value-added telecommunications services, food business, pharmaceutical operations and services, online drug and medical device operations and online trading and e-commerce. Violations of regulations may lead to the imposition of significant penalties which may affect our business, operations, reputation and financial prospects. In respect of the healthcare industry, in particular, any violation of the relevant laws, rules and regulations may result in harsh penalties and, under certain circumstances, lead to criminal prosecution. See—“Regulation” for details.

As we introduce new products and services to our customers, we may be required to comply with additional laws and regulations that are yet to be determined. To comply with such additional laws and regulations, we may be required to obtain necessary certificates, licenses or permits, as well as expend additional resources to monitor regulatory and policy developments. Our failure to adequately comply with such additional laws and regulations may delay, or possibly prevent, some of our products or services from being offered to users, which may have a material adverse effect on our business, financial condition and results of operations.

Additionally, the PRC has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the internet. The PRC government has prohibited the distribution of information through the internet that it deems to be in violation of PRC laws and regulations. If any of the information disseminated through our marketplaces and websites were deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. See—“Regulation” for details.

We may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if property or people are harmed by the products sold on our platform.

Due to several high-profile consumer complaint incidents that have occurred in China in recent years and attendant media and advocacy group attention, there has been increased governmental focus in the PRC on consumer protection. Operators of e-commerce marketplaces and platforms are subject to certain provisions of consumer protection laws even where such operator is not the seller of the product or service purchased by the consumer. In addition, if we do not take appropriate remedial action against sellers or service providers for actions they engage in that we know, or should have known, would infringe upon the rights and interests of consumers, we may be held jointly and severally liable with the seller or service provider for such infringement.

Moreover, applicable PRC consumer protection laws hold that trading platforms will be held liable for failing to meet any undertakings such platforms make to consumers with regard to products listed on their websites. Furthermore, we are required to report to the State Administration for Market Regulation, or the SAMR, or its local branches any violation of applicable laws, regulations or SAMR rules by sellers or service providers, such as sales of goods without proper license or authorization, and to take appropriate remedial measures, including ceasing to provide services to such sellers or service providers. If claims are brought against us under any of these laws, we could be subject to damages and reputational damage as well as action by regulators, which could have a material adverse effect on our business, financial condition and results of operations.

We do not maintain product liability insurance for products and services transacted on our platform, and any other insurance policies may not cover us, adequately or at all, for any liability we may incur. Even unsuccessful claims could result in the expenditure of funds and management time and resources and could materially reduce our net income and profitability.

If counterfeit products are distributed by us, our reputation and financial results could be materially and adversely affected.

We source health and wellness products from reputable brand partners. However, their measures of safeguarding against counterfeit products may not be adequate. In addition, we engage third-party warehousing and logistics service providers and third-party couriers to conduct product fulfillment, and we may not be able to detect and prevent all potential instances of misconduct or negligence committed by them or by our employees involved in the fulfillment process. If counterfeit products are distributed by us, we may suffer reputational damage. If we are deemed to have participated or assisted in infringement activities associated with counterfeit products, we may be subject to sanctions under applicable laws and regulations, which may include injunctions to cease infringing activities, rectification, compensation, administrative penalties and even criminal liability, depending on the gravity of such misconduct. Furthermore, counterfeit products may be defective or inferior in quality as compared to authentic products and may pose safety risks to consumers. If consumers are injured by counterfeit products distributed by us, we may be subject to lawsuits, severe administrative penalties and criminal liability. See “– We may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if property or people are harmed by the products sold on our platform.”

If we fail to effectively manage our inventory, our reputation, results of operations and financial condition may be materially and adversely affected.

In order to operate our business effectively and meet our consumers’ demands and expectations, we must maintain a certain level of inventory to ensure prompt deliveries when required. We determine the levels of inventory we hold on the basis of our experience, assessment of consumer demand in a certain period of time and the lead time required to have the inventory in our warehouse.

We forecast consumer demand by relying on a number of factors, including:

•	the purchase history of consumers;

•	performance metrics from our customers, especially third-party e-commerce channels;

•	market intelligence, including intelligence on product innovation and introduction;

•	changes in consumer spending patterns; and

•	event-driven factors, such as cyclical demand for preventative products.

We use such metrics to forecast consumer demand more accurately and thereby optimize our inventory management in terms of product portfolio and volume.

However, forecasts are inherently uncertain, and demand for products can change significantly between the inventory order date and the projected sale date. In addition, the acquisition of certain types of inventory may require significant lead time and prepayment and they may not be returnable. Moreover, we normally do not have the right to return unsold items to our suppliers, save for in a limited range of circumstances, such as in the case of quality defects, as set out in our supply agreements.

If we overestimate demand for our products, we may be exposed to increased inventory risks due to accumulated excess inventory. Prolonged periods of excess inventory may lead to pressures on our warehousing system and fulfillment capabilities, increases in inventory holding costs and the risk of inventory obsolescence. In addition, if we fail to manage our inventory effectively we may experience a decline in inventory values and significant inventory write-downs or write-offs due to product expiration. Moreover, we may be required to lower sale prices in order to reduce inventory levels, which may lead to lower gross margins. Conversely, if we underestimate demand for our products, or if our brand partners fail to supply quality products in a timely manner, we may experience inventory shortages, which might result in lost revenues and diminished consumer satisfaction, which could harm our business and reputation.

Any of the above may materially and adversely affect our results of operations and financial condition. As we plan to continue to expand our product offerings, we may continue to face challenges in effectively managing our inventory.

Any interruption in our product inventory or fulfillment operations may have an adverse impact on our business.

Our ability to process and fulfill orders accurately depends on the efficient operation of our fulfillment and logistics network and our ability to accurately take orders through the various platforms on which we distribute products and our ability to fulfill such orders. Our fulfillment and logistics infrastructure, including our warehousing facilities and transportation services, may be vulnerable to damage or interruption caused by fire, flood, power outage, telecommunications failure, break-ins, earthquake, human error, transportation disruptions and other events. If any of our fulfillment and logistics infrastructures were to be rendered incapable of operations, then we may be unable to fulfill any orders. We do not carry business interruption insurance, and the occurrence of any of the foregoing risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our results of operations are subject to fluctuations due to the seasonality of our business and other events.

We have experienced and expect to continue to experience seasonal fluctuations in our financial performance. These seasonal patterns have caused and will continue to cause fluctuations in our operating results. Historically, we have recorded stronger performance in the fourth quarter, primarily because consumers increase their purchases during e-commerce festivals in China, such as the periods around Singles Day (which is an online sales promotion event that falls on November 11 of each year) and Double Twelves (which is another online sales promotion event that falls on December 12 of each year). In addition, we generally experience a lower level of sales activity in the first quarter due to the Lunar New Year holiday, during which the volumes of online purchases and logistical operations drop significantly due to vacations and business closures.

In anticipation of increased sales activity prior to shopping festivals, we increase our inventory levels and incur additional expenses such as procuring additional working capital and increasing the size of our workforce on a temporary basis. If our seasonal sales patterns become more pronounced in the future, this may strain our personnel, customer service operations, fulfillment operations and shipment activities and may cause a shortfall in revenues compared to expenses in a given period. As a result, our financial results may be materially and adversely affected. In addition to increasing our own inventory levels, we also rely on our brand partners to increase their inventory levels to match projected seasonal demand. If we and our brand partners do not increase inventory levels for popular products in sufficient amounts or if we are unable to restock popular products from our brand partners in a timely manner, we may fail to fulfill customer demand. This may harm our reputation and damage the trust that consumers have in our business, which is a key part of our business model. As a result, we may experience a material and adverse effect on our financial conditions and results of operations.

Our dependence on a small number of e-commerce channels could adversely affect our business or results of operations.

We depend on a small number of e-commerce channels to sell products to consumers. As a result, we derive a substantial portion of our revenue from activity on these channels. For example, sales on Alibaba’s Tmall platform contributed 34% of our total net revenue for the year ended December 31, 2018 and 21% of our total net revenues for the six months ended June 30, 2019.

If the sales on e-commerce channels in China do not grow or grow more slowly than we expect, demand for our products would be adversely affected, our revenues would be negatively impacted, and our ability to pursue our growth strategy would be compromised. Moreover, if the e-commerce channels that we rely on are not successful in attracting consumers or their reputations are adversely affected for any reason, we may experience reduced demand for our products.

Our business may be harmed if the e-commerce channels we rely upon decide to make significant changes to their respective business models, policies, systems or plans. Currently, large e-commerce channels influence to a certain extent terms that affect our profitability and financial condition, including the return policies we offer and the sharing of marketing expenses and payables or receivables between the e-commerce channels and us. We may not be able to negotiate such policies or agreements on terms most favorable to us in the future.

In addition, we cannot guarantee that we will be able to access such e-commerce channels in the long term. If we fail to maintain our relationships with such channels, they may decide at any time and for any reason to significantly limit our ability to integrate our solutions with their platforms. Given that online retail in China is dominated by a few large e-commerce channels, we may not be able to adapt or build new relationships on terms favorable to us with any other emerging channels.

Any of the above may adversely affect our revenue, financial condition and results of operations.

We use third-party couriers to deliver orders. If these couriers fail to provide reliable delivery services at commercially acceptable terms, our business and reputation may be materially and adversely affected.

We maintain cooperation arrangements with third-party couriers to deliver our products to our customers. We rely on a select number of third-party delivery services, for example Cainiao, the primary deliverer of cross-border sales through the Tmall platform. In 2018 and the six months ended June 30, 2019, Cainiao was paid 39% and 32%, respectively, of our third-party delivery fees, and the goods delivered by Cainiao accounted for 19% and 12%, respectively, of our revenue in the same periods. As such we may face adverse consequences if there are interruptions to, or failures in, these third parties’ delivery services. Such interruptions or failures could prevent the timely or proper delivery of our products to consumers, eroding consumer confidence and reducing repeat orders. These interruptions may be due to events that are beyond our control or the control of these delivery companies, such as inclement weather, natural disasters, transportation disruptions or labor unrest. While we may claim compensation for disruptions under our standard agreements with third-party delivery services, such claims are subject to a complicated review process and we cannot provide assurance that any compensation payments would make up for the lost consumer goodwill. Also, any significant increase in delivery fees charged by these third parties may result in significant increase in our online distribution expenses. If we fail to find other reliable third-party couriers at commercially acceptable terms, our profitability may be harmed.

In addition, if our third-party couriers fail to comply with applicable PRC rules and regulations, our delivery services may be materially and adversely affected. We may not be able to find alternative delivery companies to provide delivery services in a timely and reliable manner, or at all. Delivery of our products could also be affected or interrupted by the merger, acquisition, insolvency or government shut-down of the delivery companies we engage to make deliveries. If our products are not delivered in proper condition or on a timely basis, our reputation could suffer and we may experience a material adverse effect on our financial condition and results of operations.

We have adopted favorable return policies with certain customers and a higher-than-expected rate of returns could materially and adversely affect our results of operations and financial condition.

In certain instances, we sell the products of our brand partners to third-party e-commerce platforms, which in turn sell those products to consumers. We have adopted contractual product return policies with certain of these third-party e-commerce platforms. These return policies are generally favorable to the third-party e-commerce platforms, and provide in certain cases that products may be returned in unlimited quantities and without cause, albeit subject to a limited return period. If we experience a higher-than-expected rate of returns from these third-party e-commerce platforms, this may result in wastage, overstock and monetary loss, which may materially and adversely affect our financial condition and results of operations.

In addition, we may from time to time be required to amend our existing return policies or implement new return policies pursuant to changes in applicable laws and regulations, which may lead to a larger group of customers being able to take advantage of our return policies, potentially resulting in increased costs. If our return policy is misused, we may experience significantly increased costs which may materially and adversely affect our financial condition and results of operations. If we seek to set limits on such return policies in order to reduce costs, the reaction from our customers may be negative, which may materially and adversely affect our reputation, and results of operations.

Any damage to our reputation, including negative publicity against us or our brand partners, may materially and adversely affect our business operations and prospects.

We have cultivated a reputation of trustworthiness and excellence among our brand partners and the consumers. We believe that our reputation is a key reason for consumers to make purchases, and for brand partners who choose us to distribute their products and provide them with market insights and strategies. As a result, we depend on our reputation for the continued success of our business operations and for generating revenue. However, we cannot be certain that we will be able to maintain our positive reputation in the future. Our reputation may be materially and adversely affected by a number of factors, many of which are beyond our control, including:

•

negative developments or events relating to our proprietary products or the products of our brand partners which are sold on our platform, or which we provide to third-party e-commerce sites, including with respect to their efficacy or side effects;

•	lawsuits and regulatory investigations against us or otherwise relating to products associated with us or our industry in general;

•	improper or illegal conduct by our employees or brand partners that is not authorized by us; and

•	adverse publicity associated with us, our products or our industry, whether founded or unfounded.

Any damage to our reputation as a result of these or other factors may cause our products to be perceived unfavorably by consumers, existing or potential brand partners or the Chinese health and wellness market in general, which may materially and adversely affect our reputation, results of operations and financial position.

If our brand partners develop sophisticated knowledge of the Chinese health and wellness market, or increase their in-house e-commerce capabilities, demand for our solutions and services may be adversely affected.

Our brand partners value our solutions and services because of our ability to assist with marketing their products to the Chinese health and wellness market. This ability is founded on our extensive experience in, and local knowledge of, the Chinese health and wellness market, and our technical proficiency in connecting our brand partners to end consumers in China. If our brand partners significantly develop their local expertise and market knowledge, or choose to sell their products directly through third-party e-commerce platforms, our solutions and services may become less important or attractive to our brand partners, and demand for our solutions and services may decline. This may cause a decrease in customer retention and revenue, materially and adversely affecting our business, financial condition and results of operations.

We may be liable for any false or misleading statements or representations made by the healthcare experts on our XG Health platform.

We may be held liable for any false or misleading statements or representations made by the healthcare experts on our XG Health platform. When these healthcare experts publish health management plans, respond to consumer inquiries and make health and wellness recommendations, they may make false or misleading statements or representations in relation to the suitability, effectiveness, use or potential side effects of such plans or products. These healthcare experts may also be negligent in their observations or fail to specify that their recommendation is general in nature and may not apply to the circumstances of particular consumers. We may not always have appropriate disclaimers in place on our XG Health platform.

We may be subject to legal proceedings and claims from time to time where these statements or representations are found to result in harm to our customers. These claims and legal proceedings may be expensive and time-consuming to investigate and defend and may divert resources and management attention from the operation of our business. Although these claims may not be successful, they may harm our reputation and reduce our ability to attract customers and users.

Changes in international trade policies and international barriers to trade, or the escalation of trade tensions, may have an adverse effect on our business and expansion plans.

Recent international trade disputes and the uncertainties created by such disputes may disrupt the transnational flow of goods and significantly undermine the stability of the global and Chinese economy, thereby harming our business.

Changes to trade policies, treaties and tariffs in the jurisdictions in which we operate, or are contemplating operating, or the perception that these changes could occur, could adversely affect the financial and economic conditions in such jurisdictions, as well as our international and cross-border operations, our financial condition and results of operations. The U.S. administration under President Trump has advocated greater restrictions on trade generally, imposed and significantly increased tariffs on certain goods imported into the United States, particularly from China, and has recently taken steps toward restricting trade in certain goods. Among the goods currently subject to tariffs are items which form part of the healthcare and supplement supply chain, including certain chemicals used in the manufacture of healthcare supplements. These trade developments could materially impact our business as certain of our brand partners are based in the United States, and thus may face increased difficulty in sourcing base ingredients for their products, or cost-effectively developing new products with restricted or more expensive base ingredients. As a result, we may face an increase in our operating costs as our suppliers raise their prices to absorb their increased costs, or an inability to meet the demands of the consumers who purchase from us, and a resulting decrease in our profits.

The PRC has taken several measures in response to these U.S. administration trade policies. For example, the PRC has increased tariffs on certain goods from the United States, the total value of which is US$110 billion.

Such tariffs could have an adverse effect on our ability to source products from certain of our United States based partners, either at an acceptable cost or at all, to sell in China. If the products of our brand partners become subject to increased tariffs or other trade barriers, the resultant increase in cost or difficulty of importation may force us to find alternative providers of comparable products. We cannot be certain that these alternative providers would be acceptable to Chinese consumers, given that the level of trust in the brands that we supply is a primary driver of purchasing decisions made by Chinese consumers. As a result, we may experience a decrease in demand, and a material and adverse effect on our financial condition and results of operations.

Therefore, any escalation in existing trade tensions or the advent of a trade war, or news and rumors of the escalation of a potential trade war, could affect the supply chains of participants within our ecosystem, increase their and our costs and have a material adverse effect on our business, results of operations and, ultimately, the trading price of our ADSs.

Exchange rate fluctuations may negatively affect our results of operations.

We source our products from brand partners globally. We purchase these products primarily using U.S. dollars, and these products are ultimately sold to the Chinese domestic market, whose participants primarily make their purchases in Renminbi. There is ordinarily a temporal gap between the point at which we purchase products and the point at which we receive payment for the products sold. As a result, we are subject to the fluctuations of the currency exchange markets, particularly in the value of RMB to the U.S. dollar. If the value of Renminbi declines during the temporal gap relative to the U.S. dollar, we may face a lower profit margin, or in some cases a loss, on the products sold.

In addition, substantially all of our operating expenses are denominated in Renminbi, and a significant portion of our financial assets are also denominated in Renminbi while a significant portion of our debt is denominated in U.S. dollars. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the Renminbi may materially reduce any dividends payable on our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount we would receive. As such, currency fluctuations may materially and adversely affect our financial condition and results of operations.

Any failure to comply with PRC regulations regarding advertising may subject us to civil claims, fines and other legal or administrative sanctions.

PRC advertising laws and regulations require the content of advertisements to be fair, accurate, not misleading and in full compliance with applicable laws. The Provisional Regulation on the Release of Food Advertisements, released by the SAIC on December 30, 1996 and amended on December 3, 1998, prohibits advertisers from expressly or impliedly indicating the healthcare effects of ordinary foods. In addition, the content of healthcare food advertisements must follow the specifications and the label approved by the health administrative authorities of the State Council. We have made efforts to ensure our advertisements and related advertising practices are in compliance with applicable regulations. However, we cannot assure you that we have fully complied with the requirements of PRC regulatory authorities or will be able to fully comply with the requirements of PRC regulatory authorities regarding advertising. If we are found in violation of applicable advertising laws and regulations, we may face serious penalties including fines, revocation of our business licenses and discontinuance of our advertising activities. As a result, we may not be able to publish new advertisements in a timely manner, and our turnover and reputation could be materially affected. Moreover, governmental actions and civil claims may be filed against us for misleading or inaccurate advertising. We may have to spend significant resources in defending against such actions, and these actions may damage our reputation, result in reduced turnover, and negatively affect our results of operations.

We may not be able to conduct our marketing activities effectively, properly, or at reasonable costs.

We conduct a variety of marketing and brand promotion efforts designed to enhance our brand recognition and increase sales of our products. However, our brand promotion and marketing activities may not be well received and may not result in the levels of sales that we anticipate. Additionally, marketing approaches and tools in the Chinese health and wellness market are continually evolving, which may further require us to experiment with new marketing methods to keep pace with industry developments. Failure to refine our existing marketing approaches or to introduce new marketing approaches in a cost-effective manner may materially and adversely affect our financial condition and results of operations.

We are subject to limitations in promoting our products, which may have an impact on our business operations.

We are subject to certain limitations in promoting products. The healthcare experts we work with and other relevant parties in the provision of our health and wellness content may have to comply with rules and regulations that restrict the promotion or dissemination of certain healthcare related information, such as information on the professional healthcare services and practice provided by licensed medical practitioners. Such restrictions may affect our ability to further enhance our brand recognition or secure new business opportunities in the future.

There can be no assurance that our existing practices of monitoring our content dissemination process and publication would continue to be effective and would comply fully with laws and regulations. Should there be any change in the relevant rules and regulations, or change of interpretation thereof, we, the healthcare experts we work with and other relevant third parties may be regarded as breaching the relevant rules and regulations and may be subject to regulatory penalties or disciplinary actions, which may materially and adversely affect our business and reputation.

Our own information technology systems and infrastructure could fail or be subject to disruption.

Our platform depends on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of our computer hardware and our cloud computing services are currently located in China. In addition, we retain substantial quantities of data relating to transactions, consumer information and other data that enables the operation and management of online stores. Although we have prepared for contingencies through redundancy measures and disaster recovery plans, such preparation may not be sufficient and we do not carry business interruption insurance.

Despite any precautions we take, the occurrence of a natural disaster, such as an earthquake, flood or wildfire, or other unanticipated problems at our facilities in China, including power outages, telecommunications delays or failures, break-ins to our systems or computer viruses, could result in delays or interruptions to our website or other portions of our platform, loss of data and significant business interruption. Any of these events could damage our reputation, significantly disrupt our operations and subject us to liability, which could adversely affect our business, financial condition and results of operations.

Security breaches and attacks against our systems and network, and any potentially resulting breach or failure to otherwise protect confidential and proprietary information could adversely affect our business, reputation, financial condition and results of operations.

Any failure to maintain the satisfactory performance of our XG Health platform could materially and adversely affect our business and reputation.

The satisfactory performance, reliability and availability of our XG Health platform are important to our success. Certain adverse technological events may, individually or collectively, materially and adversely affect our business, reputation, financial condition and results of operations. Such adverse events include, but are not limited to, system interruptions caused by latent flaws in the technology underpinning our platform, communication and system failures including failure of third-party platform or payment systems on which we rely, errors encountered during system upgrades or system expansions, computer viruses, hacking or other attempts to harm our systems. We can provide no assurance that our current security mechanisms will be sufficient to protect our systems from such adverse events. Any such adverse events could materially and adversely affect our business, reputation, financial condition and results of operations.

We may experience system interruptions if too many consumers attempt to access our XG Health platform within a short period of time due to promotions or other increases in demand. Such interruptions may make our platform unavailable or cause our platform to perform sub-optimally, which may prevent us from transmitting orders to our fulfillment operations, reducing the volume of transactions on our platform as well as its attractiveness to consumers. As a result, we may experience a material and adverse effect on our business, financial condition and results of operations due to lost revenue.

In order to support our business and facilitate its growth, we must continue to improve the technology underpinning our platform and ensure that timely upgrades are carried out in accordance with our improvement strategies. Despite our best efforts, we cannot be certain that we will be successful in executing these system upgrades and improvement strategies. In particular, our systems may experience disruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, if at all, or compatible.

Our business generates and processes a large amount of data, and the improper use or disclosure of such data could harm our reputation as well as have a material adverse effect on our business and prospects.

Our business collects and processes a large quantity of personal, transaction and behavioral data. We face risks in the handling and securing of these large volumes of data. In particular, we face a number of challenges relating to data from transactions and other activities on our platform, including:

•	protecting the data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior by our employees;

•	addressing concerns related to privacy and sharing, safety, security and other factors; and

•

complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Any systems failure or security breach or lapse that results in the release of user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

As we expand our operations, we may be subject to additional laws in other jurisdictions where our brand partners, consumers and other participants are located. The laws, rules and regulations of other jurisdictions may impose requirements and penalties that are more stringent than, or conflict with, those under PRC law, compliance with which could require significant resources and costs. Our privacy policies and practices concerning the collection, use and disclosure of user data are located on our websites and on our XG Health platform. Any failure, actual or perceived, by us to comply with our posted privacy policies or with any regulatory requirements or privacy protection-related laws, rules and regulations could result in proceedings or actions against us by governmental entities or others. These proceedings or actions may subject us to significant penalties and negative publicity and require us to change our business practices. Any such occurrence could increase our costs and materially and adversely affect our reputation, financial condition and results of operations. See—“Regulation” for details.

If the contents we distribute or the online interaction we offer are deemed by the relevant authorities in the PRC to be in the nature of medical rather than non-medical, we may be subject to additional regulations and incur substantial compliance cost, and our business prospects, results of operations and financial conditions may be adversely affected.

The distribution of medical information and medical advertisements are subject to PRC regulations. Any website operator that provides medical information services must obtain certain licenses and approvals by relevant authorities before engaging in such businesses in the PRC. We believe it is improbable for PRC governmental authorities to deem the contents distributed by us to be medical information or medical advertisements, and we have not been subject to any regulatory authority’s inquiries or investigations in connection with the content displayed on our platforms. However, if certain information displayed on our XG platform or otherwise distributed by us is considered medical information or medical advertisement by relevant authorities, it will subject us to additional regulations. As a non-medical health and wellness integrated solution provider, we do not possess the required licenses or approvals. Consequently, if required by relevant authorities, we may need to scale back, rearrange or alter the content of information displayed on our platforms.

In addition, online medical consultation in the PRC requires medical service providers to be associated with approved physical hospitals and such providers to obtain regulatory approvals and licenses. We have not yet acquired or established a hospital, and thus are not licensed to provide online medical consultation. If certain consultation services offered on our XG platform is considered online medical consultation by relevant authorities, such services may be suspended until we acquired or established our own hospital and obtained necessary approvals and licenses.

Therefore, if the contents we distribute or the online interaction we offer are deemed to be in the nature of medical, our business model may be affected, and substantial compliance cost may be incurred. As a result, our business prospects, results of operations and financial conditions may be adversely affected.

Substantial uncertainties exist with respect to the PRC Cyber Security Law and cybersecurity regulations, including any impact it may have on our business operations.

On November 7, 2016, the PRC enacted its Cyber Security Law, which took effect on June 1, 2017, to establish more stringent requirements applicable to operators of computer networks, especially to operators of networks which involve critical information infrastructure. Because of its exceptional breadth in scope, ambiguous requirements and broadly defined terminology, we are concerned about the law’s potential impact on our operations in China, particularly in relation to the safeguarding of user information. The Cyber Security Law contains an overarching framework for regulating internet security, protection of private and sensitive information, and safeguards for national cyberspace security and provisions for the continued government regulation of the internet and content available in China. The Cyber Security Law emphasizes requirements for network products, services, operations and information security, as well as monitoring, early detection, emergency response and reporting.

Despite the law having taken effect, there remains a high degree of uncertainty in its interpretation and enforcement, especially in terms of protection of personal information. This uncertainty presents a risk for us due to the large volume of personal data that we collect through our various touchpoints. As it is not clear what the law will require in a given scenario nor how these requirements may be interpreted, we cannot assure you that we would be able to comply with such requirements in a timely manner. Failure to comply may lead to fines, orders of rectification, confiscation of illegal gains, revocation of the business permit or license and other government actions, which may materially and adversely affect our business, financial condition and results of operations.

Further, as the legal and regulatory framework for the protection of information in cyberspace in China continues to evolve, we may be required to adjust our business practices or incur additional operating expenses, which may adversely affect our results of operations and financial condition.

The successful operation of our business depends upon the performance and reliability of the internet and telecommunications infrastructures in China.

Our business depends on the reliable performance of the Internet and telecommunications infrastructures in China. Almost all access to the internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of China. In addition, the national networks in China are connected to the internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the internet outside of China. We may not have access to equivalent or sufficient alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. As this vital infrastructure is state-owned, we are subject to governmental policy which may disrupt supply, and may have fewer avenues of recourse to remedy any losses caused by disruption pursuant to governmental policy. In addition, the internet infrastructure in China might not support the demands associated with continued growth in internet usage.

The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our websites. We have no control over the costs of the services provided by the national telecommunications operators. If the cost of telecommunications and internet services rise significantly, or if the telecommunication network in China is disrupted or fails, our gross margins could be adversely affected. Technical limitations on internet use could also be developed or implemented. For example, restrictions could be implemented on personal internet use in the workplace in general or access to our platform in particular. This could lead to a reduction of consumer activity or a loss of consumers altogether, which in turn could have an adverse effect on our financial position and results of operations. In addition, if internet access fees or other charges to internet users increase, our user traffic might decrease, which in turn could significantly decrease our revenues and have a material and adverse effect on our financial condition and results of operations.

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

The global macroeconomic environment is facing challenges, including, amongst other things:

•	the political and economic tensions between the United States and China; and

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the increased uncertainty in the wake of the “Brexit” referendum in the United Kingdom in June 2016, in which the majority of voters voted in favor of the United Kingdom’s exit from the European Union;

Our business and operations are primarily based in China and substantially all of our revenues are derived directly and indirectly from our operations in China. Accordingly, our financial results have been, and are expected to continue to be, affected by the economy in general and the health and wellness market in China in particular. Although the economy in China has grown significantly in the past decades, it is still facing difficulties and has experienced inconsistent growth in recent years.

Economic conditions in China are sensitive to the global economic conditions described above, changes in domestic economic and political circumstances and the expected or perceived overall economic growth rate in China. Any prolonged slowdown in the global or Chinese economy may have an adverse impact on the levels of disposable income of Chinese consumers, and impede the growth of the rising Chinese middle class. As a result, demand for our products, which is strongly driven by members of the Chinese middle class, may be negatively affected. Such a decrease in demand may have a material and adverse impact on our business, results of operations and financial condition.

We may be the subject of anti-competitive, harassing, or other detrimental conduct by third parties including complaints to regulatory agencies, negative blog postings, and the public dissemination of malicious assessments of our business that could harm our reputation and cause us to lose customers and revenues and adversely affect the price of our ADSs.

We may be the target of anti-competitive, harassing, or other detrimental conduct by third parties. Such conduct includes complaints, anonymous or otherwise, to regulatory agencies. We may be subject to government or regulatory investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against us, may be posted in internet chat-rooms or on blogs or websites by anyone, whether or not associated with us, on an anonymous basis. Consumers value readily available information concerning retailers, manufacturers, and their goods and services and often act on such information without further investigation or authentication and without regard to its accuracy. The availability of information on social media platforms and devices is virtually immediate, as is its impact. Social media platforms and devices immediately publish the content their subscribers and participants post, often without filters or checks on the accuracy of the content posted. Information posted may be inaccurate and adverse to us, and it may harm our financial performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of anonymous allegations or malicious statements about our business, which in turn may cause us to lose market share, customers and revenues and adversely affect the price of our ADSs.

Our business may be materially and adversely affected by adverse news, scandals or other incidents associated with the general health and wellness industry.

Incidents that inspire doubt as to the quality or safety of health and wellness products manufactured, distributed or sold by other participants in the general health and wellness industry in China or around the world, particularly those who primarily operate in the e-commerce space, have been, and may continue to be, subject to widespread media attention. Such incidents may damage the reputation of not only the parties involved, but also the health and wellness industry in general, even if such parties or incidents have no relation to us, our management, our employees, our brand partners, our platform or the third-party e-commerce websites through which we also market products. There may also be a decrease in consumer demand for healthcare related products if these negative incidents diminish the trust of consumers in the Chinese health and wellness market. Such negative publicity, and any resultant decrease in demand for our products and services, may adversely affect our reputation and business operations. In addition, incidents not related to product quality or safety, or other negative publicity or scandals implicating us or our employees, regardless of merit, may also have an adverse impact on our reputation, financial condition and results of operations.

We may not be able to protect our intellectual property rights.

We rely on a combination of trademark, fair trade practice, patent, copyright and trade secret protection laws in the PRC and other jurisdictions in which we hold intellectual property rights, as well as confidentiality procedures and contractual provisions with employees, suppliers and third parties, to protect our intellectual property rights.

Intellectual property protection may not be sufficient in the PRC or in the other jurisdictions in which we hold intellectual property. Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in the PRC or elsewhere. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly, and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be accused of infringing intellectual property rights of third parties and content restrictions of relevant laws.

Third parties may claim that the technology used in the operation of our platforms infringes upon their intellectual property rights. Although we have not previously faced material litigation involving direct claims of infringement by us, the possibility of intellectual property claims against us increases as we expand. Such claims, whether meritorious or not, may result in injunctions against us, payment of damages and expenditure of significant financial and management resources. If we are found to have infringed the intellectual property rights of third parties in the future, we may need to obtain licenses to continue to operate our platforms and such licenses may not be available on terms acceptable to us or at all. These risks are amplified by the increase in the number of third parties whose sole or primary business is to assert such claims.

We may from time to time become party to litigation, other legal or administrative disputes and proceedings that may materially and adversely affect us.

In the course of our ordinary business operations, we may become a party to litigation, legal proceedings, claims, disputes or arbitration proceedings from time to time. We are currently involved in several lawsuits. For example, in March 2016 we entered into a cooperation framework agreement to establish a joint venture with Shanghai Heng Shou Tang Health Food Co. Ltd., Shanghai Heng Shou Tang Pharmaceutical Co., Ltd. and Mr. Wei Song, or our joint venture partners. As part of the agreement, Shanghai Heng Shou Tang Health Food Co. Ltd. and Shanghai Heng Shou Tang Pharmaceutical Co., Ltd. agreed to contribute their ownership in a number of trademarks to the joint venture. However, only a portion of such trademarks have been transferred to us to date. In October 2018, we filed a civil claim against the joint venture partners in the Shanghai Xuhui People’s Court to enforce the transfer of the remaining trademarks, claim damages in the amount of RMB7.19 million (US$1.05 million) and request that Shanghai Heng Shou Tang Health Food Co. Ltd. and Shanghai Heng Shou Tang Pharmaceutical Co., Ltd. be enjoined from using the brand name “Heng Shou Tang” in all categories. In January 2019, the joint venture partners filed a counterclaim to rescind the agreement and allege damages in the amount of RMB3.25 million (US$472.7 thousand). In July 2019, the Shanghai Xuhui People’s Court ruled that we shall pay damages in the amount of RMB3.25 million (US$472.7 thousand) to the joint venture partners for breaching our contractual obligation to contribute capital to the joint venture, and that the joint venture partners shall continue to perform their contractual obligations by transferring the remaining trademarks to the joint venture and cease to use the brand name “Heng Shou Tang” in all categories. Both we and the joint venture partners have appealed against this ruling. We cannot assure you that the dispute will be resolved in our favor. In the case of an adverse judgment in the appeal, we may be required to cease using the relevant trademarks or pay the monetary damages, and the joint venture may be dissolved, which may adversely affect our results of operations.

Were any proceedings, claims, disputes or arbitration to arise, these may distract our senior management’s attention and consume our time and other resources. In addition, even if we ultimately succeed in such proceedings, there may be negative publicity created in the course of or surrounding that proceeding, which may materially and adversely affect our reputation. In the case of an adverse verdict, we may be required to pay significant monetary damages, assume significant liabilities or suspend or terminate parts of our operations. As a result, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Future strategic alliances or acquisitions may have a material adverse effect on our business, financial condition and results of operations.

We plan to expand our business both geographically and in terms of the products and services that we offer to our customers and brand partners. In pursuit of this strategy, we may enter into strategic alliances, including joint ventures or equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by a third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

In addition, when appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible shareholders’ approval, we may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased delay and costs, and may derail our business strategy if we fail to do so. Any international operations that we absorb as part of any acquisitions may give rise to risks and challenges that could adversely affect our business, such as compliance with international legal and regulatory requirements, further management of fluctuations in currency exchange rates or competition from local incumbents with superior local market knowledge and competitive advantages. Moreover, we cannot be certain that any international expansion efforts can be completed as planned or achieve the intended results, or that any negative results from acquired interests would not affect our business as a whole.

Furthermore, past and future acquisitions and the subsequent integration of new assets and businesses require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have a material adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. Furthermore, our equity investees may generate significant losses, a portion of which will be shared by us in accordance with U.S. GAAP. Any such negative developments could have a material adverse effect on our business, financial condition and results of operations.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The Chinese economy has been experiencing increases in inflation and labor costs in recent years. As a result, average wages in China are expected to continue to grow. In addition, various PRC laws and regulations designed to enhance labor protection require us to pay certain statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers who fail to make adequate payments could be subject to late payment fees, fines and/or other penalties. As the interpretation and implementation of these laws and regulations are still evolving, our employment practices may not at all times be deemed to be in compliance with the applicable laws and regulations. If the relevant authorities determine that we should make supplemental social insurance and housing fund contributions and that we are subject to fines and legal sanctions, our business, financial condition and results of operations could be adversely affected. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing the prices of our products and services, our financial condition and results of operations could be adversely affected.

In addition, we may face labor unrest if our employees form the view that we do not pay them adequately or provide adequate working conditions. Such labor unrest may take the form of labor disputes, strike actions or protests against us. This may have a negative impact on our reputation and cause a loss of public trust in our company. If this were to occur, such loss of trust may materially and adversely affect our financial condition and results of operations.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

As a result of the initial public offering, we expect to become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NASDAQ. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Following our initial public offering, we will be required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. In addition, when we cease to be an “emerging growth company” as the term is defined in the Jumpstart Our Business Startups Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. We may experience difficulty in meeting these reporting requirements in a timely manner.

In the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2017 and 2018, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2018. In accordance with U.S. GAAP and financial reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to formalize key controls over financial reporting and to prepare consolidated financial statements and related disclosures. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. We are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control weaknesses may have been identified. To remedy our identified material weakness subsequent to December 31, 2018, we plan to undertake steps to strengthen our internal control over financial reporting, including: (i) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (ii) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with SEC reporting requirements, (iii) preparing comprehensive accounting policies, manuals and closing procedures to improve the quality and accuracy of our period-end financial closing process and (iv) preparing comprehensive accounting policies, manuals and closing procedures to improve the quality and accuracy of our period-end financial closing process. However, we cannot assure you that we will remediate our material weakness in a timely manner.

In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

An occurrence of a natural disaster, widespread health epidemic or other events could have a material adverse effect on our business, financial condition and results of operations.

Our business could be materially and adversely affected by natural disasters, such as earthquakes, wildfires or floods, the outbreak of a widespread health epidemic or other events, such as wars, acts of terrorism, state of emergency, environmental accidents, power shortage, labor unrest or communication interruptions. The occurrence of such an event in China or elsewhere could materially disrupt our business and operations. Such events could also cause a temporary closure of the facilities we use for our operations, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. Our operations could be disrupted if any of our employees were suspected of having any of the epidemic illnesses, since this could require us to quarantine some or all of such employees or disinfect the facilities used for our operations. In addition, our revenue and profitability could be materially reduced to the extent that a natural disaster, health epidemic or other outbreak harms the global or Chinese economy in general. Our operations could also be severely disrupted if our users or other participants were affected by such natural disasters, health epidemics or other events.

We may not have sufficient insurance coverage.

We have obtained insurance to cover certain potential risks and liabilities, such as property damage. However, insurance companies in China offer limited business insurance products. As a result, we may not be able to acquire any insurance for certain types of risks such as business liability or service disruption insurance for our operations in China, and our coverage may not be adequate to compensate for all losses that may occur, particularly with respect to loss of business or operations. We do not maintain business interruption insurance or product liability insurance, nor do we maintain key-man life insurance. This could leave us exposed to potential claims and losses. Any business disruption, litigation, regulatory action, outbreak of epidemic disease or natural disaster could also expose us to substantial costs and diversion of resources. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Failure to renew our current leases or locate desirable alternatives for our leased properties could materially and adversely affect our business.

We lease properties for our offices and the warehousing facilities that we operate. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate our affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations.

In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. Moreover, we may not be able to locate desirable alternative sites for our current leased properties as our business continues to grow and failure in relocating our affected operations could adversely affect our business and operations.

Certain of our leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by relevant PRC laws and some of our leased properties have title defects.

We have not registered certain of our lease agreements with the relevant government authorities. Under the relevant PRC laws and regulations, we may be required to register and file with the relevant government authority executed leases. The failure to register the lease agreements for our leased properties will not affect the validity of these lease agreements, but the competent housing authorities may order us to register the lease agreements in a prescribed period of time and impose a fine ranging from RMB1,000 (US$145.5) to RMB10,000 (US$1,454.6) for each non-registered lease if we fail to complete the registration within the prescribed timeframe.

In addition, the actual use of some of our leased properties was inconsistent with the planned use on the property ownership certificates. If relevant government authorities require the lessor to correct such inconsistency or request land resumption, we may be unable to continue to lease such properties and as a result we may be forced to relocate the properties and incur additional expenses relating to such relocation. If we fail to find suitable replacement sites in a timely manner or on terms acceptable to us, our business and results of operations could be materially and adversely affected.

Risks Related to Our Corporate Structure

We are a “controlled company” within the meaning of the NASDAQ corporate governance requirements, which may result in public investors having less protection than they would if we were not a controlled company.

Immediately after completion of this offering, our co-founders, Ms. Zoe Wang, who serves as our Chief Executive Officer, and Mr. Leo Zeng, who serves as our Chief Operating Officer will collectively hold 92.5%

of the total voting rights in our company, assuming an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and that the underwriters do not exercise their over-allotment option, and we are, and expect to continue to be immediately after the completion of this offering, a “controlled company” as defined under the NASDAQ Stock Market Rules. As a controlled company, we rely on certain exemptions that are available to controlled companies from the NASDAQ corporate governance requirements. Examples of the requirements from which we are exempt include the requirements that:

•	the majority of our board of directors consists of independent directors;

•	our compensation committee be composed entirely of independent directors; and

•	our corporate governance and nominating committee be composed entirely of independent directors.

We are not required to and will not voluntarily meet these requirements. As a result of our use of the “controlled company” exemption, our investors will not have the same protection as they would if we were not a controlled company.

In addition, Ms. Wang and Mr. Zeng have, and are expected to continue to have immediately after completion of this offering, decisive influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Without the consent of Ms. Wang and Mr. Zeng, we may be prevented from entering into transactions that could be beneficial to us. The interests of Ms. Wang and Mr. Zeng may differ from the interests of our other shareholders.

If the PRC government finds that the agreements that establish the operating structure for some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Under current PRC laws and regulations, foreign investors are generally not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.

We are a Cayman Islands holding company and our PRC subsidiaries are considered foreign-invested enterprises, directly or indirectly. Accordingly, none of these PRC subsidiaries is eligible to provide value-added telecommunication services in China. We do not currently provide value-added telecommunication services because our sales of goods purchased by us does not constitute providing value-added telecommunication services. Our PRC variable interest entities, Shanghai Yibo Medical Device Co., Limited, or Shanghai Yibo, and Yang Infinity (Shanghai) Biotechnology Co., Limited, or Yang Infinity, however, each hold an ICP license and may develop e-commerce platforms for other trading parties.

We entered into a series of contractual arrangements with Shanghai Yibo, Yang Infinity and their shareholders, which enable us to:

•	exercise effective control over Shanghai Yibo and Yang Infinity;

•	receive substantially all of the economic benefits of Shanghai Yibo and Yang Infinity; and

•	have an exclusive option to purchase all or part of the equity interests and assets in Shanghai Yibo and Yang Infinity when and to the extent permitted by PRC law.

Because of these contractual arrangements, we are the primary beneficiary of Shanghai Yibo and Yang Infinity and hence consolidate their financial results as our variable interest entities, or VIEs. For a detailed discussion of these contractual arrangements, see “Corporate History and Structure”.

In the opinion of Commerce & Finance Law Offices, our PRC counsel, the ownership structure of our variable interest entities, currently do not, and immediately after giving effect to this offering will not, result in any violation of the applicable PRC laws or regulations currently in effect; and the agreements under the contractual arrangements among us, our variable interest entities and their shareholders, are governed by PRC laws or regulations, and are currently valid, binding and enforceable in accordance with the applicable PRC laws and regulations currently in effect, and do not result in any violation of the applicable PRC laws or regulations currently in effect.

However, our PRC counsel, Commerce & Finance Law Offices, advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel. If the PRC government finds the agreements that establish our internet-based business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties, including being prohibited from continuing operations.

If we or our VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

•	revoking the business licenses and/or operating licenses of our VIEs;

•	shutting down our website, or discontinuing or restricting the conducting of any transactions between certain of our PRC subsidiaries and VIEs;

•	imposing fines, confiscating the income from our VIEs, or imposing other requirements with which we or our VIEs may not be able to comply;

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requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIEs and deregistering the equity pledges of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIEs and VIE Subsidiary; or

•	prohibiting or restricting our use of the proceeds of this offering to finance our business and operations in China.

The imposition of any of these penalties would result in a material adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our VIEs and VIE Subsidiary in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our VIEs and VIE Subsidiary or our right to receive substantially all the economic benefits and residual returns from our VIEs and VIE Subsidiary and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIEs and VIE Subsidiary in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have an adverse effect on our financial condition and results of operations.

Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

Although substantially all of our revenues are generated by our PRC and Hong Kong subsidiaries, and substantially all of our assets are held by our PRC and Hong Kong subsidiaries, we have relied and expect to continue to rely on contractual arrangements with Shanghai Yibo, Yang Infinity and their shareholders to hold our Internet Content Provider licenses, or ICP licenses, to enable us to manage value-added telecommunication business. For a description of these contractual arrangements, see “Corporate History and Structure”. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIEs.

If our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages. We cannot assure you such remedies will be effective. For example, if the shareholders of our VIEs were to refuse to transfer their equity interest in our VIEs to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, we may have to take legal actions to compel them to perform their contractual obligations.

All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. See “Risks Related to Doing Business in the People’s Republic of China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations”. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law, and as a result it may be difficult to predict how an arbitration panel would view such contractual arrangements. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Additionally, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay.

Our VIEs each hold an ICP license. In the event we are unable to enforce our contractual arrangements, we may not be able to exert effective control over our VIEs or to conduct the relevant businesses. As a result, our business, financial condition, results of operations and prospects would be adversely affected.

The shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of our VIEs, Ms. Zoe Wang and Mr. Leo Zeng, may have potential conflicts of interest with us. These shareholders may breach, or cause our VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIEs, which would have a material adverse effect on our ability to effectively control our VIEs and VIE Subsidiary and receive substantially all the economic benefits from them. For example, the shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our majority owned subsidiary, Shanghai ECMOHO Health Biotechnology Co. Limited, or ECMOHO Shanghai.

We may transfer funds to our majority owned subsidiary, Shanghai ECMOHO Health Biotechnology Co. Limited, or ECMOHO Shanghai, or finance ECMOHO Shanghai by means of shareholder loans or capital contributions upon completion of this offering. Any such loans to ECMOHO Shanghai, which is a foreign-invested enterprise, cannot exceed statutory limits, which is the cross-border financing risk weighted balance calculated based on a special formula or the difference between the registered capital and the total investment amount of such subsidiary, and shall be registered with the State Administration of Foreign Exchange, or the SAFE, or its local counterparts. Furthermore, any capital contributions we make to ECMOHO Shanghai shall be approved by MOFCOM, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to ECMOHO Shanghai in a timely manner may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, SAFE promulgated the Notice on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprise, or SAFE Circular 19, which launched a nationwide reform of the administration of the foreign exchange settlement of the capital of Foreign-invested Enterprises, or FIEs, and allows FIEs to convert their foreign currency capital contribution into Renminbi funds at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign currency capital contribution for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. On June 9, 2016, SAFE promulgated the Circular on Reforming and Regulating Policies on the Management of the Settlement of Foreign Exchange of Capital Account, or the SAFE Circular 16. SAFE Circular 16 reiterates some of the rules set forth in SAFE Circular 19, and also prohibit FIEs from using such Renminbi fund to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering, which may adversely affect our business, financial condition and results of operations.

Contractual arrangements in relation to our VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among ECMOHO Shanghai, Shanghai Yibo and the shareholders of Shanghai Yibo, or those among Xianggui Shanghai, Yang Infinity and the shareholders of Yang Infinity, were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Shanghai Yibo’s or Yang Infinity’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Shanghai Yibo and Yang Infinity for PRC tax purposes, which could in turn increase their tax liabilities. In addition, the PRC tax authorities may impose punitive interest on Shanghai Yibo or Yang Infinity for the adjusted but unpaid taxes at the rate of 5% over the basic RMB lending rate published by the People’s Bank of China for a period according to the applicable regulations. Our financial position could be materially and adversely affected if our VIEs’ tax liabilities increase or if they are required to pay punitive interest.

Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which will become effective on January 1, 2020 and replace the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Foreign Owned Enterprise Law as the legal basis for foreign investment in the PRC. The Foreign Investment Law stipulates three forms of foreign investment, which do not include contractual arrangements. Notwithstanding the above, the Foreign Investment Law provides that a foreign investment includes foreign investors investing in China through “any other methods” under laws, administrative regulations, or provisions prescribed by the State Council. It is possible that future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, at which time it will be uncertain whether contractual arrangements will be deemed to be in violation of the foreign investment access requirements and how such arrangements will be treated by relevant PRC authorities. There is no guarantee that the contractual arrangements in relation to our VIE and our business will not be materially and adversely affected in the future due to changes in PRC laws and regulations. If future laws, administrative regulations or provisions prescribed by the State Council mandate further actions by companies with existing contractual arrangements, we may face substantial uncertainties as to the timely completion of such actions. In those cases, we may be required to unwind the contractual arrangements and/or dispose of our VIEs, which could have a material and adverse effect on our business, financial condition and result of operations.

Risks Related to Doing Business in the People’s Republic of China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Most of our operations are conducted in the PRC and substantially all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Most of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ADSs, and could also create uncertainties for this offering.

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, or the SAT, the SAIC, the China Securities Regulatory Commission, or the CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Commerce & Finance Law Offices, that the CSRC approval is not required in the context of this offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; (ii) when we set up our offshore holding structure, ECMOHO Shanghai, currently our major PRC subsidiary, was a then existing foreign-invested entity and not a PRC domestic company as defined under the M&A Rules, and the acquisition by ECMOHO (Hong Kong) Health Technology Limited of the equity in ECMOHO Shanghai was not subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies the contractual arrangements among our PRC subsidiaries, our VIEs and the shareholders of our VIEs, as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. See “Regulation — Regulations Relating to Overseas Listing and M&A”.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of healthcare industry and internet-related businesses, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including but not limited to the MOFCOM, the MIIT, the NMPA, the NHFPC and SAIC and their counterparts. Together, these government authorities promulgate and enforce regulations that cover many aspects of the operation of food and pharmaceutical businesses, medical and healthcare services and internet-related business, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in such business. The laws and regulations related to medical and healthcare services and internet-related business are evolving rapidly, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Under PRC laws, an entity must obtain the food operation license from SAIC or its counterpart for conducting healthcare-related products wholesale and retail business, the pharmaceutical operation license from the CFDA or its counterpart for conducting pharmaceutical wholesale and retail business, and the value-added telecommunication service operating licenses from the MIIT or its counterpart for either online information services or third-party e-commerce platform. We have made great efforts to obtain all applicable licenses and permits necessary to our main business. However, the interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the pharmaceutical operation, medical and healthcare services and internet-related business have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, pharmaceutical operation and internet-related business industry in China, including our business, we cannot assure you that we have obtained all the permits or licenses required for conducting our business or will be able to maintain our existing licenses or obtain new ones. For example, the address on some of our Food Operation Permits is inconsistent with our actual operation address. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.

Under the PRC Anti-Monopoly Law, companies undertaking acquisitions relating to businesses in China must notify MOFCOM in advance of any transaction where the parties’ revenues in the China market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target, while under the M&A Rules, the approval of MOFCOM must be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. Applicable PRC laws, rules and regulations also require certain merger and acquisition transactions to be subject to security review. Due to the level of our revenues, our proposed acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million in the year prior to any proposed acquisition would be subject to MOFCOM merger control review. As a result, many of the transactions we may undertake could be subject to MOFCOM merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. In addition, MOFCOM has not accepted antitrust filings for any transaction involving parties that adopt a variable interest entity structure. If MOFCOM’s practice remains unchanged, our ability to carry out our investment and acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether we will be able to complete large acquisitions in the future in a timely manner or at all.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle”. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation, and are aware that Ms. Zoe Wang and Mr. Leo Zeng have each completed the necessary registration with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, we may not at all times be aware of the identities of all of our beneficial owners who are PRC residents. To our knowledge, some of our beneficial owners who are PRC residents have not completed the necessary registration as required by SAFE Circular 37. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, since SAFE Circular 37 was recently promulgated and it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding our employee equity incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted restricted shares, RSUs or options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. After our company becomes an overseas listed company upon completion of this offering, we and our directors, executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted restricted shares, RSUs or options will be subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our equity incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly foreign-owned enterprises in China and limit our wholly foreign-owned enterprises’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law.

In addition, the State Administration for Taxation has issued circulars concerning employee share options or restricted shares. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares or RSUs vest, will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares or RSUs. Although we currently withhold income tax from our PRC employees in connection with their exercise of options and the vesting of their restricted shares and RSUs, if the employees fail to pay, or the PRC subsidiaries fail to withhold, their income taxes according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries and on remittances from the variable interest entities, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. The laws, rules and regulations applicable to our PRC subsidiaries and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up for previous years’ accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such fund reaches 50% of its registered capital. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. As of December 31, 2017 and 2018, these restricted assets totaled RMB237.6 million (US$36.4 million) and RMB239.6 million (US$34.9 million), respectively .

Limitations on the ability of the variable interest entities to make remittance to the wholly foreign-owned enterprises to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008 and were last amended on December 29, 2018, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or the Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by individuals or foreign enterprises, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income, and our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”.

Dividends payable to our foreign investors and gains on the sale of our ADSs or Class A ordinary shares by our foreign investors may be subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ADSs or Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares or ADSs, and any gain realized from the transfer of our Class A ordinary shares or ADSs, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. See “Regulation — Regulations Relating to Taxation”. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or Class A ordinary shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of our ADSs or Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of our ADSs or Class A ordinary shares by such investors are subject to PRC tax, the value of your investment in our ADSs or Class A ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Circular 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Circular 7 and/or SAT Circular 37. For transfer of shares in our company that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Circular 7 and/or SAT Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and/or SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

A portion of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries, variable interest entities or VIE Subsidiary. Currently, our PRC subsidiaries, which are wholly foreign-owned enterprises, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our ADSs. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries, variable interest entities and VIE Subsidiary.

The audit report included in this registration statement is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our auditor, the independent registered public accounting firm that issued the audit reports included elsewhere in this registration statement filed with the U.S. Securities and Exchange Commission, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with applicable professional standards. Our auditor is located in, and organized under the laws of, the PRC, which is a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. However, it remains unclear what further actions, if any, the SEC and PCAOB will take to address the problem.

This lack of PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ADSs are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Proceedings instituted by the SEC against certain PRC-based accounting firms, including the affiliate of our independent registered public accounting firm, and/or any related adverse regulatory development in the PRC, could result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act.

In December 2012, the SEC instituted administrative proceedings against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ audit work papers with respect to certain PRC-based companies that are publicly traded in the United States.

On January 22, 2014, the administrative law judge presiding over the matter rendered an initial decision that each of the firms had violated the SEC’s rules of practice by failing to produce audit papers and other documents to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months.

On February 6, 2015, the four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC. Under the terms of the settlement, the underlying proceeding against the four China-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four China-based accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions, if the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to the delisting of our ADSs from NYSE or the termination of the registration of our ADSs under the Securities Exchange Act of 1934, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected.

Risks Related to our ADSs and this Offering

There has been no public market for our ADSs or Class A ordinary shares prior to this offering, and an active public trading market for our ADSs and Class A ordinary shares may not develop and the ADSs may trade below the public offering price.

Prior to this offering, there has been no public market for our ADSs or Class A ordinary shares underlying the ADSs. However, a liquid public market for our ADSs may not develop. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The public offering price for our ADSs has been determined by negotiation among us and the underwriters based upon several factors, and the price at which our ADSs trade after this offering may decline below the public offering price. Investors in our ADSs may experience a significant decrease in the value of their ADSs regardless of our operating performance or prospects.

The trading price of our ADSs may be volatile, which could result in substantial losses to you.

The trading prices of our ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings, including technology companies and transaction service platforms, may affect the attitudes of investors toward Chinese companies listed in the U.S., which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the U.S., China and other jurisdictions in late 2008, early 2009, the second half of 2011 and in 2015, which may have a material adverse effect on the trading price of our ADSs.

In addition to the above factors, the price and trading volume of our ADSs may be highly volatile due to multiple factors, including the following:

•	regulatory developments affecting us or our industry;

•	announcements of studies and reports relating to the quality of our credit offerings or those of our competitors;

•	changes in the economic performance or market valuations of other transaction service platforms;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the market for health and wellness products;

•	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•	additions to or departures of our senior management;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding shares or ADSs; and

•	sales or perceived potential sales of additional Class A ordinary shares or ADSs.

Substantial future sales or perceived potential sales of our ADSs, Class A ordinary shares or other equity securities in the public market could cause the price of our ADSs to decline significantly.

Sales of our ADSs, Class A ordinary shares or other equity securities in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline significantly. Upon completion of this offering, we will have 61,548,918 Class A ordinary shares outstanding, including 17,500,000 Class A ordinary shares represented by ADSs, assuming an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and that the underwriters do not exercise their over-allotment option. All ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. The Class A ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the applicable lock-up period at the discretion of one of the designated representatives of the underwriters of this offering. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of our ADSs could decline significantly. See “Underwriting — Lock-up Agreements”.

Certain major holders of our Class A ordinary shares will have the right to cause us to register under the Securities Act the sale of their shares, subject to the applicable lock-up periods in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline significantly.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their Class A ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$8.64 per ADS, representing the difference between the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus and our net tangible book value per ADS as of June 30, 2019 after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our Class A ordinary shares are issued upon the exercise of any share options. See “Dilution” for the description of how the value of your investment in the ADSs will be diluted upon completion of this offering.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

It is our policy not to offer guidance on earnings. The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline significantly.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

We have a dual-class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to ten votes per share. We will sell Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Immediately prior to the completion of this offering, our founders, Ms. Zoe Wang and Mr. Leo Zeng, will beneficially own all of our issued and outstanding Class B ordinary shares. These Class B ordinary shares will constitute approximately 55.0% of our total issued and outstanding share capital and 92.4% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their over-allotment option, or approximately 53.9% of our total issued and outstanding share capital and 92.1% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering if the underwriters exercise their over-allotment option in full. See “Principal Shareholders.” As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NASDAQ corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our Class A ordinary shares and the ADSs than they would enjoy if we were a domestic U.S. company.

We are exempted from certain corporate governance requirements of NASDAQ by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on NASDAQ. The standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. Currently, we plan to rely on home country practice with respect to our corporate governance after we complete this offering. Specifically, we do not plan to (i) have a majority of the board be independent; (ii) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or (iii) have an audit committee be comprised of at least three members. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ corporate governance requirements.

As a foreign private issuer, we are exempt from certain disclosure requirements under the Exchange Act, which may afford less protection to our shareholders than they would enjoy if we were a domestic U.S. company.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As an emerging growth company, we are exempt from certain reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law, we conduct substantially all of our operations in China and most of our directors and all of our executive officers reside outside the United States.

We are incorporated in the Cayman Islands and conduct substantially all of our operations in China through our wholly foreign-owned enterprises and the variable interest entities. Most of our directors and all of our executive officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws of the United States or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States or China, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities”.

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and by the Companies Law (2018 Revision) (as amended) and common law of the Cayman Islands. The rights of shareholders to take legal action against us and our directors, actions by minority shareholders and the fiduciary responsibilities of our directors are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which provides persuasive, but not binding, authority in a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, shareholders in Cayman Islands companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You, as holders of our ADSs, may have fewer rights than holders of our Class A ordinary shares and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under our memorandum and articles of association, the minimum notice period required to convene a general meeting is seven days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your Class A ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs.

Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may not receive distributions on our Class A ordinary shares or any value for such Class A ordinary shares if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our Class A ordinary shares that your ADSs represent. However, the depositary is not responsible for making such payments or distributions if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit the distribution of our ADSs, Class A ordinary shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may materially reduce the value of your ADSs.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement and the deposit agreement may be amended or terminated without your consent.

Under the deposit agreement, any action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs (including any such action or proceeding that may arise under the U.S. federal securities laws) may only be instituted in a state or federal court in the city of New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. Such exclusive jurisdiction may, among other things, discourage lawsuits against or involving us or the depositary, lead to increased costs to bring a claim or limit your ability to bring a claim in a judicial forum you find favorable. Also, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you will be deemed to have agreed to be bound by the deposit agreement as amended, unless such amendment is found to be invalid under any applicable laws, including the U.S. federal securities laws. See “Description of American Depositary Shares” for more information.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiffs in any such action.

The deposit agreement governing the ADSs representing our Class A Ordinary Shares provides that, to the fullest extent permitted by applicable law, ADSs holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. The waiver to right to a jury trial of the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

If we or the depositary oppose a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. The enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcome than a trial by jury would have had, including results that could be less favorable to the plaintiffs in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or our ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

We may incur increased costs as a result of being a public company, particularly when we cease to qualify as an “emerging growth company,” which may strain our resources.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ, imposes various requirements on the corporate governance practices of public companies. We qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs and has made and will continue to make some corporate activities more time-consuming and costly. When we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the other rules and regulations of the SEC. In addition, we have incurred additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We expect these rules and regulations to increase our legal and financial compliance costs, but we cannot predict or estimate the additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements with respect to the business, financial condition and results of operations of our company and our current expectations, assumptions, estimates and projections about our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “should,” “will” and similar expressions. These forward-looking statements include, without limitation, statements relating to:

•	the continued growth of the e-commerce market or the health and wellness industry in China;

•	our ability to manage the expansion of our business and implement our business strategies;

•	our ability to anticipate changes in customer and consumer preferences;

•	our ability to maintain and develop favorable relationships with e-commerce channels, brand partners, content generators and other third parties involved in our ecosystem;

•	our ability to compete with other companies and new entrants to the market;

•	our capital needs and ability to source such capital on acceptable terms;

•	dependence on key management personnel and quality and retention of personnel generally;

•	regulatory changes in the PRC and compliance with such regulations;

•	our ability to effectively manage our inventory and warehousing capabilities;

•	proper functioning of our XG Health platform;

•	our own information technology systems and infrastructure;

•	other factors that may affect our business, financial condition and results of operations; and

•	other risk factors discussed under “Risk Factors.”

You should thoroughly read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. In addition, we operate in an evolving environment; new risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events or a guarantees of future performance. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$40.94 million after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us but before deducting expenses payable by us and based upon the assumed initial public offering price of US$11.00 per ADS (the mid-point of the estimated public offering price range shown on the cover page of this prospectus). A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$4.07 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

We currently intend to use these net proceeds in the following manner:

•	approximately US$3.1 million for the repayment of a portion of the consideration of the purchase of shares from a minority shareholder of ECMOHO Shanghai;

•

approximately US$6.6 million for the repayment of amounts due to Techlong International Investments Limited in relation to loan agreements dated September and October 2017 and April 2018; the loan agreements provide for an interest rate of 6% per annum and the repayment term is at the borrower’s request; see “Related Party Transactions—Other Transactions with Related Parties—Transactions with Techlong International Investments Limited” for more information;

•	approximately US$30.0 million for working capital to expand our product and service offerings; and

•

the balance for general corporate purposes, working capital and potential acquisitions, investments and alliances. We have no present commitments or agreements to enter into any acquisitions, investments or alliances.

If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our consolidated variable interest entities and VIE Subsidiary only through loans, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in the People’s Republic of China.”

To the extent that the net proceeds of the offering are not immediately applied for the above purposes, we intend to deposit the proceeds into short-term, interest-bearing financial instruments or demand deposits.

DIVIDEND POLICY

We were formed on June 7, 2018 and have not declared or paid any dividends since our formation. We have no plan to declare or pay any dividends in the near future on our shares or ADSs. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. The board of directors will determine the payment of any future dividends.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation — Regulations Relating to Dividend Distributions”.

The declaration and payment of dividends will depend upon, among other things, future earnings, capital requirements, our financial condition and general business conditions. See “Description of Share Capital — Dividends”.

After the adjustment for the number of shares represented by each ADS, holders of ADSs will be entitled to receive dividends, subject to the terms of the deposit agreement, less the fees and expenses payable under the deposit agreement. Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. Other distributions, if any, will be paid by the depositary to holders of our ADSs in any means it deems legal, fair and practical. See “Description of American Depositary Shares — Dividends and Distributions”.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019:

•	on an actual basis;

•

on a pro forma basis to reflect (i) the re-designation of 9,519,000 Class A-1 ordinary shares as Class A ordinary shares and 10,817,100 Class A-2 ordinary shares as Class A ordinary shares, in each case on a one-for-one basis immediately prior to the completion of this offering; and (ii) the conversion of 7,938,915 Series A preferred shares into 8,181,818 Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, meaning each Series A preferred share converts, on average, into 1.03 Class A ordinary shares; and

•

on a pro forma as adjusted basis to reflect (i) the re-designation of 9,519,000 Class A-1 ordinary shares as Class A ordinary shares and 10,817,100 Class A-2 ordinary shares as Class A ordinary shares, in each case on a one-for-one basis immediately prior to the completion of this offering; (ii) the conversion of 7,938,915 Series A preferred shares into 8,181,818 Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, meaning each Series A preferred share converts, on average, into 1.03 Class A ordinary shares; (iii) the repurchase and cancellation of 2,846,600 Class A ordinary shares held by a trust at nominal value in August 2019; (iv) the issuance and sale of 17,500,000 Class A ordinary shares in the form of 4,375,000 ADSs by us in this offering at an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the underwriters do not exercise their over-allotment option); and (v) repayment of loans and payables of US$9.7 million by use of proceeds.

You should read this table together with our financial statements, including related notes, appearing elsewhere in this prospectus. The adjustment is based on the assumed initial offering price to the public of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and reflects the deduction of underwriter discounts and commissions and other estimated expenses of the global offering. If the initial public offering price per ADS is equal to or greater than US$11.33656, the 7,938,915 Series A preferred shares issued and outstanding would be converted into Class A ordinary shares at the conversion ratio of one-for-one. If the initial public offering price per ADS is lower than US$11.33656, the number of Class A ordinary shares that each Series A preferred shares would be converted into would be equal to a fraction (i) the numerator of which is US$11.33656 and (ii) the denominator of which is the initial public offering price per ADS. The information does not include the shares represented by the restricted share units in respect of up to 3,754,734 shares as described under “Management – Stock Incentive Plans”.

	As of June 30, 2019
	Actual	Pro Forma	Pro Forma Adjusted(1)
	US$	US$	US$
	(unaudited)
	(in thousands)
Total liabilities	95,545	95,545	85,845
Mezzanine equity
Class A-1 convertible redeemable preferred shares (US$ 0.00001 par value; 9,519,000 shares authorized, issued and outstanding as of June 30, 2019; redemption amount of US$ 7,838,008 as of June 30, 2019; No shares issued and outstanding on a pro forma and pro forma as adjusted basis as of June 30, 2019)	19,495	—	—

	As of June 30, 2019
	Actual	Pro Forma	Pro Forma Adjusted(1)
	US$	US$	US$
	(unaudited)
	(in thousands)
Class A-2 convertible redeemable preferred shares (US$0.00001 par value; 10,817,100 shares authorized as of June 30, 2019, 10,817,100 shares issued and outstanding as of June 30, 2019; redemption amount of US$ 22,574,140 as of June 30, 2019; No shares issued and outstanding on a pro forma and pro forma as adjusted basis as of June 30, 2019)	26,173	—	—
Series A convertible redeemable preferred shares (US$0.00001 par value; 7,938,915 shares authorized, issued and outstanding as of June 30, 2019; redemption amount of US$ 23,601,600 as of June 30, 2019; No shares issued and outstanding on a pro forma and pro forma as adjusted basis as of June 30, 2019)	23,483	—	—

Total mezzanine equity	69,151	—	—

Shareholders’ (deficit)/equity
Class A Ordinary Shares, US$ 0.00001 par value; 4,880,496,457 shares authorized, 18,377,600 shares issued and 15,531,000 shares outstanding at June 30, 2019; 46,895,518 shares issued and 44,048,918 shares outstanding on a pro forma basis as of June 30, 2019; 61,548,918 shares issued and outstanding on a pro forma as adjusted basis as of June 30, 2019)	—	—	1
Class B Ordinary Shares, US$ 0.00001 par value; 75,150,400 shares authorized, issued and outstanding at June 30, 2019; 75,150,400 shares issued and outstanding on a pro forma and pro forma as adjusted basis as of June 30, 2019)	1	1	1
Additional paid-in capital(2)	1,047	70,198	111,139
Treasury stock (US$0.00001 par value; 2,846,600 shares at June 30, 2019; 2,846,600 shares on a pro forma basis as of June 30, 2019; no shares on a pro forma as adjusted basis as of June 30, 2019)	—	—	—
Subscription receivables	(5,416)	(5,416)	(5,416)
Accumulated other comprehensive loss	(1,699)	(1,699)	(1,699)
Accumulated deficit	(20,040)	(20,040)	(20,040)
Non-controlling interests	870	870	870

Total shareholders’ (deficit)/equity	(25,237)	43,914	84,856

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	139,459	139,459	170,701

(1)	Assumes the underwriters do not exercise their over-allotment option.
(2)

A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS, the mid-point of the range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital and total shareholders’ equity by US$4,069 thousand, respectively.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

As of June 30, 2019, our pro forma net tangible book value was approximately US$39,826,554, or US$0.33 per ordinary share outstanding on that date and US$1.32 per ADS. Pro forma net tangible book value represents the amount of our total consolidated assets (except for the deferred initial public offering costs), less the amount of our intangible assets and total consolidated liabilities. Pro forma net tangible book value per ordinary share is calculated after giving effect to: (i) the conversion of all our issued and outstanding Class A-1 ordinary shares and Class A-2 ordinary shares, in each case on a one-for-one basis; (ii) the conversion of Series A preferred shares into Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, meaning each Series A preferred share converts, on average, into 1.03 Class A ordinary shares; Pro forma as adjusted net tangible book value per ordinary share is calculated after giving effect to: (i) the conversion of all of our Class A-1 ordinary shares and Class A-2 ordinary shares, in each case on a one-for-one basis; (ii) the conversion of Series A preferred shares into Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, meaning each Series A preferred share converts, on average, into 1.03 Class A ordinary shares; and (iii) the issuance of ordinary shares in the form of ADSs by us in this offering. Dilution is determined by subtracting pro forma as adjusted net tangible book value per ordinary share from the public offering price per ordinary share.

Without taking into account any other changes in pro forma net tangible book value after June 30, 2019, other than to give effect to (i) the conversion of all of our issued and outstanding Class A-1 ordinary shares and Class A-2 ordinary shares into 20,336,100 of our Class A ordinary shares concurrently with the completion of this offering, in each case on a one-for-one basis; (ii) the conversion of 7,938,915 Series A preferred shares into 8,181,818 Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, meaning each Series A preferred share converts, on average, into 1.03 Class A ordinary shares, and (iii) our sale of the ADSs offered in this offering at the assumed initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, with estimated net proceeds of US$40.94 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2019 would have been US$80.77 million, or US$0.59 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and US$2.36 per ADS. This represents an immediate increase in net tangible book value of US$0.26 per ordinary share, and US$1.04 per ADS, to existing shareholders (including preferred shareholders) and an immediate dilution in net tangible book value of US$2.16 per ordinary share, and US$8.64 per ADS, to new investors in this offering. The following table illustrates such dilution:

	Per ordinary share	Per ADS
Assumed initial public offering price per ordinary share	2.75	11.00
Pro forma net tangible book value per ordinary share after giving effect to (i) the conversion of all of our issued and outstanding Class A-1 ordinary shares and Class A-2 ordinary shares into Class A ordinary shares, in each case on a one-for-one basis, and (ii) the conversion of Series A preferred shares into Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus	0.33	1.32

	Per ordinary share	Per ADS
Pro forma as adjusted net tangible book value per ordinary share after giving effect to (i) the conversion of all of our issued and outstanding Class A-1 ordinary shares and Class A-2 ordinary shares into Class A ordinary shares, in each case on a one-for-one basis, (ii) the conversion of Series A preferred shares into Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and (iii) the issuance of ordinary shares in the form of ADSs in this offering	0.59	2.36
Increase in net tangible book value per share attributable to new investors	0.26	1.04
Dilution in net tangible book value per ordinary share to new investors in the offering	2.16	8.64

The following table summarizes, on an as adjusted basis, the number of ordinary shares purchased from us as of June 30, 2019, the total consideration paid to us and the average price per ordinary share/ADS paid by existing investors and by new investors purchasing ordinary shares evidenced by ADSs in this offering at the assumed initial public offering price of US$11.00 per ADS before deducting underwriting discounts and commissions and other estimated offering expenses payable by us:

	Ordinary Shares Purchased		Total Consideration		Average Price per Ordinary Share Equivalent	Average Price per ADS
	Number	Percentage	Amount	Percentage
			(US$ million)		US$	US$
Existing shareholders	119,199,318	87.2%	55	53.3%	0.46	1.84
New investors	17,500,000	12.8	48	46.7	2.75	11.00

Total	136,699,318	100.00%	103	100.00%	0.76	3.04

If the underwriters exercise in full their option to purchase additional shares, our existing shareholders would own approximately 85.6% and our new investors would own approximately 14.4% of the total number of our ordinary shares outstanding after this offering.

A US$1.00 increase (decrease) in the assumed initial public offering price per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to the offering by US$4.07 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.03 per ordinary share and US$0.12 per ADS, and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.22 per ordinary share and US$0.88 per ADS, assuming no exercise by the underwriters of their over-allotment option and no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and the estimated aggregate offering expenses payable by us. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Corporation Service Company as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Walkers (Hong Kong), our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Walkers (Hong Kong) has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

Commerce & Finance Law Offices, our counsel as to PRC law, has advised us that (1) it is uncertain whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (2) there is uncertainty as to whether the courts of the PRC would entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Commerce & Finance Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments under certain circumstances in accordance with the requirements of the PRC Civil Procedure Law. Commerce & Finance Law Offices has advised us further that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no bilateral treaty, international convention or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, it is uncertain whether a PRC court would enforce judgments rendered by U.S. courts.

In making an investment decision relating to our ADSs, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell ADSs and seeking offers to buy ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of ADSs.

CORPORATE HISTORY AND STRUCTURE

Our Major Corporate Milestones

Our business commenced operations in December 2011, when our co-founders, Ms. Zoe Wang and Mr. Leo Zeng, established our predecessor, Shanghai ECMOHO Health Biotechnology Co., Ltd., or ECMOHO Shanghai, incorporated under the laws of the PRC, with the goal of improving the health and well-being of Chinese consumers.

In May 2013, we became the exclusive distributor and brand manager in China of our first international brand partner, Puritan’s Pride, a U.S.-based manufacturer of vitamins, minerals, herbs and other nutritional supplements. We remain Puritan’s Pride’s exclusive distributor and brand manager in China as of today.

In January 2014, we commenced operation of the Puritan’s Pride cross-border flagship store on Tmall Global.

In July 2016, we began working with Gerber Baby Products, an established U.S.-based manufacturer and distributor of infant healthcare products.

In September 2017, we began working with Wyeth Nutrition, an established international brand that focuses on nutrition products for mothers, infants and young children.

In June 2018, ECMOHO Limited was incorporated under the laws of the Cayman Islands, and ECMOHO (Hong Kong) Health Technology Limited, or ECMOHO Hong Kong, was incorporated under the laws of Hong Kong and wholly owned by ECMOHO Limited. In July 2018, ECMOHO Hong Kong acquired 97.5% of the equity interest of ECMOHO Shanghai from our co-founders and certain other shareholders of ECMOHO Shanghai. See “Related Party Transactions – Other Transactions with Related Parties – Transactions with our co-founders”.

In April 2019, we launched XG Health, our proprietary integrated family health management and service platform, which offers consumers a range of health and wellness products and rich content.

In June 2019, ECMOHO Hong Kong, through an onshore subsidiary, entered into an agreement to acquire the remaining 2.5% of the equity interest of ECMOHO Shanghai from its minority shareholders.

Our Corporate Structure

We conduct our business in China through our various subsidiaries, VIEs and VIE Subsidiary.

The following diagram illustrates our corporate structure and the place of incorporation of each of our Company, significant subsidiaries, VIEs and VIE Subsidiary as of the date of this prospectus:

(1)

Contractual arrangements include an exclusive technology consulting and service agreement, powers of attorney, an equity pledge agreement, an exclusive call option agreement and spousal consent letters.

(2)	Shanghai Yibo Medical Equipment Co., Ltd. is our variable interest entity in China and is 50% owned by Ms. Wang and 50% owned by Mr. Zeng, our co-founders.
(3)	Yang Infinity (Shanghai) Biotechnology Co., Limited is our variable interest entity in China and is 50% owned by Ms. Wang and 50% owned by Mr. Zeng, our co-founders.

Contractual Arrangements with Our Variable Interest Entities

PRC laws and regulations impose restrictions on foreign ownership and investment in, among other areas, internet-based businesses such as provision of online information and other value-added telecommunication services. Similar to all other entities with foreign-incorporated holding company structures in our industry in China, we operate our internet-based business in the PRC through our subsidiaries and the variable interest entities. To comply with PRC laws and regulations, we have entered into a series of contractual arrangements with Shanghai Yibo and Yang Infinity, our variable interest entities, which are fully owned by PRC citizens. Our variable interest entities hold, where applicable, the ICP licenses and other regulated licenses and operate our internet-based business in which foreign investment is restricted or prohibited.

Based on these contractual arrangements, our variable interest entities allow us to:

•	exercise effective control over our variable interest entities and VIE Subsidiary;

•	receive substantially all of the economic benefits from our variable interest entities and VIE Subsidiary; and

•	have an exclusive option to purchase all or part of the equity interest in our variable interest entities when, and to the extent, permitted by PRC law.

As a result of these contractual arrangements, we have become the primary beneficiary of our variable interest entities under U.S. GAAP. We have consolidated the financial results of our variable interest entities and VIE Subsidiary in our consolidated financial statements in accordance with U.S. GAAP. Up to June 30, 2019, the operations of our variable interest entities and VIE Subsidiary were still in a preliminary stage and had immaterial impact on the consolidated financials of our business.

The following is a summary of the contractual arrangements with our variable interest entities and their shareholders.

Agreements that Allow Us to Receive Substantially All Economic Benefits from Our Variable Interest Entities and VIE Subsidiary

Exclusive Technology Consulting and Service Agreements. Under the exclusive technology consulting and service agreement between ECMOHO Shanghai and Shanghai Yibo, ECMOHO Shanghai has the exclusive right to provide to Shanghai Yibo consulting and services related to, among other things, research and development, system operation, advertising, internal training and technical support. ECMOHO Shanghai has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. In exchange, Shanghai Yibo agrees to pay ECMOHO Shanghai an annual service fee, at an amount that is agreed by ECMOHO Shanghai. Unless ECMOHO Shanghai provides valid notice of termination 90 days prior to the term of agreement ending, this agreement will remain effective for 10-years to be automatically renewed for another 10 years thereafter.

Xianggui Shanghai and Yang Infinity have entered into an exclusive technology consulting and service agreement which contains terms substantially similar to those in the exclusive technology consulting and service agreement described above.

Agreements that Provide Us with Effective Control over Our Variable Interest Entities and VIE Subsidiary

Powers of Attorney. The shareholders of Shanghai Yibo have each executed a power of attorney to irrevocably appoint ECMOHO Shanghai or its designated person as their attorney-in-fact to exercise all of their rights as shareholders of Shanghai Yibo, including, but not limited to, the right to convene and attend shareholder meetings, vote on any resolution that requires a shareholder vote, such as the appointment or removal of directors and executive officers, and other voting rights pursuant to the then-effective articles of association of Shanghai Yibo. The power of attorney will remain in force for so long as the controlling shareholders remain the shareholders of Shanghai Yibo.

The shareholders of Yang Infinity have each executed a power of attorney which contains terms substantially similar to those in the power of attorney described above.

Equity Pledge Agreements. Pursuant to the equity pledge agreement among ECMOHO Shanghai, Shanghai Yibo, and the shareholders of Shanghai Yibo, the shareholders pledged all of their equity interests in Shanghai Yibo to guarantee their and Shanghai Yibo’s performance of their obligations under the contractual arrangements including the exclusive technology consulting and service agreement, the exclusive option agreement and the power of attorney. In the event of a breach by Shanghai Yibo or its shareholders of contractual obligations under these agreements, ECMOHO Shanghai, as pledgee, will have the right to dispose of the pledged equity interests in Shanghai Yibo. The shareholders of Shanghai Yibo also undertake that, during the term of the equity pledge agreement, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. During the term of the equity pledge agreement, ECMOHO Shanghai has the right to receive all of the dividends and profits distributed on the pledged equity interests. As of the date of this prospectus, the equity pledge for our variable interest equity has been registered with local PRC authorities.

Xianggui Shanghai, Yang Infinity and the shareholders of Yang Infinity have entered into an equity pledge agreement which contains terms substantially similar to those in the equity pledge agreement described above.

Spousal Consent Letters. Pursuant to the spousal consent letter, each of the respective spouse of the shareholders of Shanghai Yibo, unconditionally and irrevocably agreed that the equity interest in Shanghai Yibo held by and registered in the name of his/her spouse will be disposed of pursuant to the equity pledge agreement, the exclusive call option agreement and the power of attorney. The spouse agreed not to assert any rights over the equity interest in Shanghai Yibo held by his/her spouse. In addition, in the event that the spouse obtains any equity interest in Shanghai Yibo held by his/her spouse for any reason, the spouse agreed to be bound by the contractual arrangements.

Each of the respective spouse of the shareholders of Yang Infinity has executed a spousal consent letter which contains terms substantially similar to those in the spousal consent letters described above.

Agreements that Provide Us with the Option to Purchase the Equity Interests in Our Variable Interest Entities

Exclusive Call Option Agreements. Pursuant to the exclusive call option agreement between ECMOHO Shanghai, Shanghai Yibo and its shareholders, the shareholders of Shanghai Yibo irrevocably grant ECMOHO Shanghai an exclusive option to purchase, at its discretion, or have its designated person to purchase, to the extent permitted under PRC law, all or part of the equity interests in Shanghai Yibo. The purchase price shall be the lowest price permitted by applicable PRC law. In addition, Shanghai Yibo has granted ECMOHO Shanghai an exclusive option to purchase, at its discretion, or have its designated person to purchase, to the extent permitted under PRC law, all or part of Shanghai Yibo’s assets at the book value of such assets, or at the lowest price permitted by applicable PRC law, whichever is higher. The shareholders of Shanghai Yibo undertake that, without our prior written consent or the prior written consent of ECMOHO Shanghai, they may not increase or decrease the registered capital, dispose of its assets, incur any debt or guarantee liabilities, enter into any material purchase agreements, conduct any merger, acquisition or investments, amend its articles of association or provide any loans to third parties. The exclusive call option agreement will remain effective until all equity interest in Shanghai Yibo held by its shareholders and all assets of Shanghai Yibo are transferred or assigned to ECMOHO Shanghai or its designated representatives.

Xianggui Shanghai, Yang Infinity and the shareholders of Yang Infinity have entered into an exclusive call option agreement which contains terms substantially similar to those in the exclusive call option agreement described above.

In the opinion of Commerce & Finance Law Offices, our PRC counsel, the ownership structure of our variable interest entities, currently do not, and immediately after giving effect to this offering will not, result in any violation of the applicable PRC laws or regulations currently in effect; and the agreements under the contractual arrangements among us, our variable interest entities and their shareholders, are governed by PRC laws or regulations, and are currently valid, binding and enforceable in accordance with the applicable PRC laws and regulations currently in effect, and do not result in any violation of the applicable PRC laws or regulations currently in effect.

However, our PRC counsel, Commerce & Finance Law Offices, advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel. If the PRC government finds the agreements that establish our internet-based business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties, including being prohibited from continuing operations. See “Risk Factors — Risks Related to Our Corporate Structure” and “Risk Factors — Risks Related to Doing Business in the People’s Republic of China”.

In addition, the shareholders of our VIEs, Ms. Zoe Wang and Mr. Leo Zeng, may have potential conflicts of interest with us. These shareholders may breach, or cause our VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIEs, which would have a material adverse effect on our ability to effectively control our VIEs and receive substantially all the economic benefits from it. See “Risk Factors — Risks Related to Our Corporate Structure”.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of comprehensive income data and selected consolidated statements of cash flows data for the years ended December 31, 2017 and 2018 and selected consolidated balance sheets data as of December 31, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive income data and summary consolidated statements of cash flow data for the six months ended June 30, 2018 and 2019 and summary consolidated balance sheet data as of June 30, 2019 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.

You should read this “Selected Consolidated Financial Data and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

Selected Consolidated Statements of Comprehensive Income Data

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues
					(unaudited)
	(in thousands of U.S. dollars, except for share, per share data and percentages)
Net revenues:
Product sales	95,573	97.3%	176,098	88.5%	66,326	92.9%	139,912	92.5%
Services	2,665	2.7	22,917	11.5	5,038	7.1	11,413	7.5

Total net revenues	98,238	100.0	199,015	100.0	71,364	100.0	151,325	100.0

Total cost of revenue	(69,124)	(70.4)	(140,153)	(70.4)	(48,877)	(68.5)	(115,433)	(76.3)

Gross profit	29,114	29.6	58,862	29.6	22,487	31.5	35,892	23.7

Operating expenses:
Fulfillment expenses	(6,217)	(6.3)	(13,097)	(6.6)	(4,969)	(7.0)	(8,448)	(5.6)
Sales and marketing expenses	(15,529)	(15.8)	(27,462)	(13.8)	(12,429)	(17.4)	(19,111)	(12.6)
General and administrative expenses	(4,004)	(4.1)	(9,069)	(4.6)	(3,184)	(4.5)	(4,441)	(2.9)
Research and development expenses	(485)	(0.5)	(1,669)	(0.8)	(673)	(0.9)	(899)	(0.6)

Total operating expenses	(26,235)	(26.7)	(51,297)	(25.8)	(21,255)	(29.8)	(32,899)	(21.7)

Operating income	2,879	2.9	7,565	3.8	1,232	1.7	2,993	2.0

Finance expenses, net	(145)	(0.1)	(926)	(0.4)	(217)	(0.2)	(1,109)	(0.8)
Income before income tax expenses	2,804	2.9	6,567	3.3	1,111	1.6	2,095	1.4
Income taxes expenses	(80)	(0.1)	(417)	(0.2)	(78)	(0.2)	(376)	(0.3)

Net income	2,724	2.8%	6,150	3.1%	1,033	1.4%	1,719	1.1%

Less: Net income/(loss) attributable to the non-controlling interest shareholders and redeemable non-controlling interest shareholders	(101)		26		(99)		(94)
Net income attributable to ECMOHO Limited	2,825		6,124		1,132		1,813

Less: Accretion on Round A convertible redeemable preferred shares to redemption value	(1,559)		(1,018)		(841)		—

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues
					(unaudited)
	(in thousands of U.S. dollars, except for share, per share data and percentages)
Less: Accretion on Round B convertible redeemable preferred shares to redemption value	(2,413)		(1,575)		(1,291)		—
Less: Accretion on Series A convertible redeemable preferred shares to redemption value	—		(445)		—		(608)
Less: Accretion to redemption value of redeemable non-controlling interests	—		(130)		—		(312)
Less: Extinguishment of convertible redeemable preferred shares	—		(24,764)		—		—
Net (loss)/income attributable to ECMOHO Limited’s ordinary shareholders	(1,147)		(21,808)		(1,000)		893

Comprehensive income attributable to ECMOHO Limited	3,618		5,454		942		1,534

Net (loss)/earnings per share attributable to ECMOHO Limited’s ordinary shareholders
—basic	(0.01)		(0.26)		(0.01)		0.01

—diluted	(0.01)		(0.26)		(0.01)		0.01

Weighted average number of Ordinary Shares
—basic	81,162,400		84,970,000		81,162,400		90,681,400

—diluted	81,162,400		84,970,000		81,162,400		111,584,966

Pro forma net earnings per share attributable to ECMOHO Limited’s ordinary shareholders(1)
—basic							0.01

—diluted							0.01

Pro forma weighted average number of Ordinary Shares
—basic							119,199,318

—diluted							119,766,784

(1)

The unaudited pro-forma earnings per share for the six months ended June 30, 2019, giving effect to the assumed conversion of all the Class A-1 and Class A-2 ordinary shares into Class A ordinary shares as of the issuance dates at the conversion ratio of one-for-one, the conversion of Series A preferred shares into Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and the weighted average number of the convertible preferred shares during the six months ended June 30, 2019. See “Capitalization” for more information about the conversion of our Series A preferred shares.

Selected Consolidated Statements of Cash Flow Data

	Year ended December 31,		Six months ended June 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands of U.S. dollars)
Net cash used in operating activities	(2,444)	(40,756)	(3,548)	(12,725)
Net cash used in investing activities	(492)	(1,748)	(513)	(354)
Net cash provided by financing activities	1,567	44,036	3,145	16,532
Cash, cash equivalents and restricted cash at beginning of the period	12,079	10,689	10,689	12,965
Cash, cash equivalents and restricted cash at end of the period	10,689	12,965	9,797	16,162

Selected Consolidated Balance Sheet Data

	As of December 31,	As of June 30,	Pro forma(1) As of June 30, 2019
	2018	2019
			(unaudited)
	(in thousands of U.S. dollars)
Current assets:
Cash and cash equivalents	10,336	11,662	11,662
Accounts receivable, net	33,840	59,031	59,031
Inventories, net	53,683	43,901	43,901
Total current assets	111,747	130,355	130,355

Total assets	117,772	139,459	139,459

Total current liabilities	74,829	93,525	93,525

Total liabilities	75,148	95,545	95,545
Total mezzanine equity	74,847	69,151	—
Total shareholders’ (deficit)/equity	(32,223)	(25,237)	43,914

(1)

The unaudited pro-forma balance sheet as of June 30, 2019 assumes the completion of the initial public offering on such date, the conversion thereupon of all the Class A-1 and Class A-2 ordinary shares into Class A ordinary shares at the conversion ratio of one for one and the conversion of Series A preferred shares into Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. See “Capitalization” for more information about the conversion of our Series A preferred shares.

Selected Operating Data

	Year ended December 31,		Nine months ended September 30,
	2017	2018	2019
Number of cumulative paying consumers at the end of the respective periods	4.6 million	6.3 million	7.6 million
Repeat purchase rate	32%	34%	35%
Number of brands at the end of the respective periods	41	76	64
Number of brand partners at the end of the respective periods	23	52	40
Number of major brand partners at the end of the respective periods	2	5	8
Revenue contribution of major brand partners(1)	38%	53%	71%

(1)

Refers to the percentage of the net revenues of a given period contributed by the products sourced from the major brand partners as of the end of such period. The revenue contribution of major brand partners for the nine months ended September 30, 2019 included in this prospectus has been prepared by, and is the responsibility of the management. PricewaterhouseCoopers Zhong Tian LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers Zhong Tian LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Measures

Adjusted Net Income

We use adjusted operating income and adjusted net income, each a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted operating income represents operating income excluding share-based compensation expenses. Adjusted net income represents net income excluding share-based compensation expenses. These adjustments have no impact on income tax.

We believe that adjusted operating income and adjusted net income help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in operating income and net income. We also believe that adjusted operating income and adjusted net income provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

	Year ended December 31,		Six months ended June 30,
	2017	2018	2018	2019
	(unaudited)
	(in thousands of US$)
Adjusted operating income	2,879	7,922	1,232	3,661
Adjusted net income	2,724	6,507	1,033	2,387

The non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. They should not be considered in isolation or construed as alternatives to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures in light of the most directly comparable GAAP measures, as shown below. The non-GAAP financial measures presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table sets forth a reconciliation of our adjusted operating income and adjusted net income in the years presented to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, which are operating income and net income:

	Year ended December 31,		Six months ended June 30,
	2017	2018	2018	2019
	(unaudited)
	(in thousands of US$)
Operating income	2,879	7,565	1,232	2,993
Add: share-based compensation expenses	—	357	—	668

Adjusted operating income	2,879	7,922	1,232	3,661

Net income	2,724	6,150	1,033	1,719
Add: share-based compensation expenses	—	357	—	668

Adjusted net income	2,724	6,507	1,033	2,387

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with the section entitled “Selected Consolidated Financial and Other Data” and with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements”.

Overview

We are one of China’s leading integrated solution providers in the rapidly growing non-medical health and wellness market. As an integrated solution provider, we act as the bridge between brand owners and Chinese consumers by marketing and distributing health supplements and food, mother and child care products, personal care products, household healthcare equipment and other health and wellness products. Through over seven years of operation, we have built an ecosystem where Chinese consumers are provided with customized health and wellness solutions that include quality products and trustworthy content.

We generate revenues from product sales and services. Product sales revenues are generated through sales to consumers and to retailers as well as sales from consignment arrangements with certain e-commerce platforms. Services revenues primarily consist of the fixed project-based service fees we charge our brand partners value-added services, such as marketing solutions. Our net revenues grew by 102.6% from US$98.2 million in 2017 to US$199.0 million in 2018 and by 111.9% from US$71.4 million in the six months ended June 30, 2018 to US$151.3 million in the six months ended June 30, 2018. Product sales revenues represented 97.3%, 88.5%, 92.9% and 92.5% of our total net revenues in 2017, 2018 and the six months ended June 30, 2018 and 2019, respectively. Our net income attributable to ECMOHO Limited grew significantly from US$2.8 million in 2017 to US$6.1 million in 2018 and by 63.6% from US$1.1 million in the six months ended June 30, 2018 to US$1.8 million in the six months ended June 30, 2019.

Key Factors Affecting Our Results of Operations

Our results of operations are affected by the general factors driving China’s health and wellness industry, including:

•	rising spending power and health awareness;

•	an aging population and increasing life expectancy;

•	prevalence of health issues and chronic diseases; and

•	increased demand for trustworthy health and wellness products.

In addition, our results of operations are affected by the increasing penetration of mobile internet and e-commerce. See “Our Market Opportunities” for details.

In particular, our results of operations are affected by company specific factors, including the following:

•

Our ability to expand our product and service offerings. We mainly generate our revenues by selling products to consumers and retailers and providing services primarily to brand partners. Our ability to expand our product and service offerings is therefore critical to the growth of our revenues.

•

Our ability to retain and attract consumers. Consumers are central to all of our sources of revenue. They purchase products from us or from retailers with whom we have supply agreements and, through their purchases, provide us with market insights that allow us to provide marketing solutions to our brand partners. We would need to retain existing and attract new consumers to maintain and grow our revenues.

•

Our ability to retain and attract brand partners, retailers and content generators. Brand partners, retailers and content generators are crucial to our ability to provide consumers with quality products and trustworthy content. See “Business” for additional information. We would need to continue to attract new brand partners, retailers and content generators to grow our ecosystem and revenues.

•

Our ability to manage growth, control costs and manage working capital. Our business growth will result in substantial demands on our management, operational, technological, financial and other resources. Our ability to control cost is key to our success. In addition, our ability to gain better insight into inventory turnover and sales patterns, which allows us to optimize the use of our working capital, may also affect our financial condition and results of operation.

Key Components of Results of Operations

Net Revenues

We generate revenues from product sales and services. Product sales revenues are generated through sales to consumers and retailers, such as third-party e-commerce platforms as well as sales from consignment arrangements with certain e-commerce platforms. Services revenues primarily consist of the fixed project-based service fees we charge our brand partners for our value-added services, such as designing and running online stores and organizing offline marketing activities. We recorded revenues net of return allowances, value-added tax and sales incentives, if any. See “Business – Our Business Model and Services” for additional information.

The following table sets forth the components of our net revenues for the periods indicated:

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
					(unaudited)
	(in thousands of U.S. dollars, except percentages)
Product sales	95,573	97.3%	176,098	88.5%	66,326	92.9%	139,912	92.5%
Services	2,665	2.7	22,917	11.5	5,038	7.1	11,413	7.5

Total	98,238	100.0%	199,015	100.0%	71,364	100%	151,325	100%

We expect our net revenues to increase as we continue to expand our brand partner portfolio and product and service offerings. The percentage of our services revenues of the total net revenues increased from 2.7% in 2017 to 11.5% in 2018 and from 7.1% in the six months ended June 30, 2018 to 7.5% in the six months ended June 30, 2019, as we set up a dedicated services team in May 2018 to better serve our existing brand partners’ needs for marketing solutions and to acquire new brand partners.

Cost of Revenues

Cost of revenues consists of cost of product sales and cost of services. Cost of product sales is comprised of the purchase price of the products sourced from our brand partners, purchase rebates and inventory write-downs. Cost of services consists of (i) advertising and promotion fees paid to third parties and (ii) employee wages and benefits, both attributable to the provision of value-added services to our brand partners.

The following table sets forth a breakdown of our cost of revenues:

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
					(unaudited)
	(in thousands of U.S. dollars, except percentages)
Cost of product sales	68,262	98.8%	128,846	91.9%	46,195	94.5%	109,296	94.7%
Cost of services	862	1.2	11,307	8.1	2,682	5.5	6,137	5.3

Total	69,124	100.0%	140,153	100.0%	48,877	100%	115,433	100%

We expect our cost of revenues to increase in line with the growth in our net revenues.

Gross Profit

The following table sets forth our gross profit and gross margin for the periods indicated:

	Year ended December 31,		Six months ended June 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands of U.S. dollars, except percentages)
Gross profit	29,114	58,862	22,487	35,892
Gross margin	29.6%	29.6%	31.5%	23.7%

A key factor affecting our gross margin is the relative revenue contribution of product sales to certain major e-commerce platforms. Products sold to these e-commerce platforms generate a lower gross margin due to the volume discount we offer. Our operating margin, however, is not affected by this factor because products sold to these e-commerce platforms incur a smaller amount of sales and marketing expenses and fulfillment expenses per unit than products sold to other customers, which offsets the difference in unit price.

Operating Expenses

Our operating expenses consist of fulfillment expenses, sales and marketing expenses, general and administrative expenses, and research and development expenses. The following table sets forth the components of our operating expenses for the periods indicated:

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
					(unaudited)
	(in thousands of U.S. dollars, except percentages)
Fulfillment expenses	6,217	23.7%	13,097	25.5%	4,969	23.4%	8,448	25.7%
Sales and marketing expenses	15,529	59.2	27,462	53.5	12,429	58.5	19,111	58.1
General and administrative expenses	4,004	15.3	9,069	17.7	3,184	15.0	4,441	13.5
Research and development expenses	485	1.8	1,669	3.3	673	3.1	899	2.7

Total operating expenses	26,235	100.0%	51,297	100.0%	21,255	100%	32,899	100%

Fulfillment expenses primarily consist of warehousing, shipping and handling costs for dispatching and delivering products to consumers, employee wages and benefits for the relevant personnel, and customs clearance expenses. We expect our fulfillment expenses to increase in line with the growth of our product sales revenues.

Sales and marketing expenses primarily consist of advertising costs for the products we offer, employee wages and benefits for our sales and marketing staff, storefront fees paid to e-commerce platforms on which we operate and represent a pre-determined percentage of our sales revenues on these platforms, and travel and entertainment expenses. We expect our sales and marketing expenses to grow in line with the growth of our total net revenues.

General and administrative expenses mainly consist of employee wages and benefits for corporate employees, rental expenses, audit and legal fees, amortization of both intangible assets and leasehold improvement, and other corporate overhead costs. We expect our general and administrative expenses to increase over time but at a lower rate than the growth of our total net revenues.

Research and development expenses principally consist of employee wages and benefits for research and development personnel, general expenses and depreciation expenses associated with research and development activities. We expect our research and development expenses to increase over time as we take on new business initiatives to support the growth of our business but at a lower rate than the growth of our total net revenues.

Net Income Attributable to ECMOHO Limited

Our net income attributable to ECMOHO Limited consists of our net income less our net income/(loss) attributable to the non-controlling interest shareholders and redeemable non-controlling interest shareholders. Our net income attributable to ECMOHO Limited was US$2.8 million, US$6.1 million, US$1.1 million and US$1.8 million in 2017, 2018 and the six months ended June 30, 2018 and 2019, respectively.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current tax laws of the Cayman Islands, we are not subject to income, corporation or capital gains tax, and no withholding tax is imposed upon the payment of dividends.

Hong Kong

Our subsidiaries incorporated in Hong Kong are subject to Hong Kong profit tax at a rate of 16.5% on their taxable income generated from operations in Hong Kong. Hong Kong does not impose a withholding tax on dividends.

China

Income Tax. According to the EIT Law, which was promulgated on March 16, 2007 and amended in 2017, and its implementing rules, an income tax rate of 25% generally applies to all enterprises incorporated in the PRC. Under the EIT Law, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Although we believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes, PRC income tax at a rate of 25% would generally be applicable to our worldwide income if we were to be considered a PRC resident enterprise.

Dividend Withholding Tax. According to the EIT Law and its implementation rules, the profits of a foreign-invested enterprise arising in 2008 and thereafter that are distributed to its immediate holding company outside the PRC are subject to withholding tax at a rate of 10%, but a lower withholding tax rate may be applied if there is a beneficial tax treaty between the PRC and the jurisdiction of the foreign holding company. A holding company in Hong Kong, for example, will be eligible, with approval of the PRC local tax authority, to a 5% withholding tax rate under the Double Tax Avoidance Arrangement, if such holding company is considered a non-PRC resident enterprise and holds at least 25% of the equity interests in the PRC foreign-invested enterprise distributing the dividends. However, the PRC tax authorities will review preferential tax treatment and grant such treatment on a case-by-case basis. Therefore, if such Hong Kong holding company is not considered the beneficial owner of such dividends under applicable PRC tax regulations, such dividend will remain subject to withholding tax at a rate of 10%.

Value-Added Tax. Our product sales revenues were subject to value-added tax at a rate ranging from 10% to 17% in 2017 and 2018. Since April 1, 2019, our product sales revenues have been subject to value-added tax at a rate ranging from 9% to 13%. Our services revenues are subject to value-added tax at a rate of 6%. We are also subject to surcharges on value-added tax payments in accordance with PRC law. See “Regulation – Regulations Relating to Taxation – Value-added tax” for details.

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

Our principal accounting policies are set forth in Note 2 to our consolidated financial statements included elsewhere in this prospectus. We have identified the following accounting policies as the most critical to an understanding of our financial position and results of operations, because the application of these policies requires significant and complex management estimates, assumptions and judgment, and the reporting of materially different amounts could result if different estimates or assumptions were used or different judgments were made. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

We adopted ASC 2014-09 and its amendments (together, “ASC 606”) for all periods presented. According to ASC 606, revenue is recognized when control of the promised good or service is transferred to the customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We follow five steps in revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Our revenues are derived from (i) product sales and (ii) providing services including online store operating services, promotion and marketing services primarily to our brand partners and certain other brand customers.

When either party to a contract has performed, we present the contract on the consolidated balance sheet as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment. A receivable is recorded when we have an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

A contract asset is recorded when we have transferred products to the customer before payment is received or is due, and our right to consideration is conditional on future performance or other factors in the contract. No contract asset was recorded as of December 31, 2017 or 2018 or June 30, 2019.

If we recognize a receivable before we transfer products to the customer, we will defer revenue recognition, which is also defined as a contract liability under the new revenue guidance. A contract liability is recorded when our obligation to transfer goods or services to a customer has not yet occurred but we have received consideration from the customer. We present such amounts as advances from customers on the consolidated balance sheet.

Product sales

Product sales revenues, other than those generated under consignment arrangements discussed below, are recognized when consumers or retailers physically accept the products, which is when the control of products is transferred, and are recorded net of return allowances, value-added tax and sales incentives, if any. Shipping and handling charges are included in net revenues. We typically do not charge shipping fees on orders exceeding a certain sale amount. Shipping and handling costs are considered fulfillment expenses and presented as part of our operating expenses.

We also enter into arrangements with certain e-commerce platforms pursuant to which we retain control over the goods until a sale is made to the end consumer. We believe such arrangement constitutes consignment arrangement under ASC 606-10-55-80, because (i) we do not relinquish control of the products, even though they are in the physical possession of the e-commerce platforms, and the products are considered our inventory until they are sold to end consumers; (ii) we retain the right to require the return of the products held with e-commerce platforms; (iii) the online platforms have no obligation to pay for the products that are in its physical possession.

Revenues generated through such consignment arrangements are recognized when sales are made to end customers and controls are transferred to end customers upon their acceptance in accordance with the sales report provided by the e-commerce platforms. Such revenues reflect the consideration paid by end consumers and do not take into account the sales commissions we pay to the relevant e-commerce platform, which are recorded as sales and marketing expenses.

Services

We offer our brand partners and certain other customers marketing solutions tailored to their needs and charge fixed project-based fees, including designing and operating online stores, running online promotional events, organizing online and offline marketing campaigns featuring social media influencers and circulating marketing messages to end consumers.

For services provided to customers, depending on the terms of the contract and the laws that apply to the contract, control of the services may be transferred over time or at a point in time. Control of the services is transferred over time if our performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as we perform; or

•	does not create an asset with an alternative use to us and we have an enforceable right to payment for performance completed to date.

If control of the services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of services.

With respect to our marketing services, the length of the periods over which services are provided is generally within months, we recognize such revenues when service is rendered and a service report is delivered to the customer, which marks the time when control of the service output has passed to the customer.

Consideration from our brand partners is considered to be in exchange for distinct service that we transfer to the brand partner, as i) services provided to brand partners can be sufficiently separable from our procurement of products from those brand partners, ii) consideration from the brand partner represents the standalone selling price of such service, and iii) the fees do not represent reimbursement of costs incurred by us to sell the brand partner’s products. We account for the service in the same way that it accounts for sales to other customers and revenues generated from these service arrangements are recognized on a gross basis and presented as services revenue on the consolidated statements of comprehensive income.

Practical expedients and exemption

Upon the election of the practical expedient under ASC 340-40-25-4, the incremental costs of obtaining a contract are expensed when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less. For the years ended December 31, 2017 and 2018 and the six months ended June 30, 2018 and 2019, respectively, no incremental cost was capitalized as assets.

Since there is no difference between the amount of promised consideration and the price of our products or services, and the actual length of time between our transfer of products or services to our customers and the payment for those products or services is less than one year, we have concluded that there is no significant financing component in place within our product sales or service arrangements as a practical expedient in accordance with ASC 606-10-32-18.

Revenue recognition for products sales and services does not require us to exercise significant judgment or estimate.

Sales returns

We generally offer consumers an unconditional right of return for a period of seven days upon receipt of products. We also offer certain retailers various rights of return after the acceptance of products. Return allowances, which reduce revenue and cost of sales, are estimated by categories of return policies offered to consumers and retailers, based on our historical data and subject to adjustments to the extent that actual returns differ or are expected to differ.

Sales incentives

We provide sales rebates to certain third-party online platforms/secondary distributors based on their purchase volume, which are accounted for as variable consideration. We estimate these amounts based on the expected amount to be provided to the third-party online platforms/secondary distributors considering the contracted rebate rates and estimated sales volume based on significant management judgments according to historical experience such as the likelihood of reaching the purchase thresholds and sales forecasts, and account for it as a reduction of the transaction price.

Significant judgement is required to estimate sales incentives. Changes in judgments on these assumptions and estimates could materially impact the amount of net revenues recognized. As a measure of sensitivity, for every 1% of additional sales incentives over management’s estimates as of December 31, 2017 and 2018 and June 30, 2018 and 2019, net revenue of Group would be US$9.3 thousand, US$25.1 thousand, US$7.9 thousand and US$20.0 thousand lower than the amount recognized for the years ended December 31, 2017 and 2018 and the six months ended June 30, 2018 and 2019, respectively.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost elements of our inventories comprise the purchase price of products, purchase rebates, shipping charges to receive products from the suppliers when they are embedded in the purchase price. Cost is determined using the weighted average method. Provisions are made for excessive, slow moving, expired and obsolete inventories as well as for inventories with carrying values in excess of net realizable value. Certain factors could impact the realizable value of inventories, so we continually evaluate the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration historical usage, inventory aging, expiration date, expected demand, anticipated sales price, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, customer concentrations, and other factors. The provision or write-down is equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. If actual market conditions are more favorable, we may have higher gross margin when products that have previously been reserved or written down are eventually sold.

As a measure of sensitivity, for every 1% of additional inventory valuation allowance as of December 31, 2017 and 2018 and June 30, 2018 and 2019, we would have recorded an additional cost of sales of approximately US$12.1 thousand, US$6.4 thousand, US$5.3 thousand and US$4.1 thousand for the years ended December 31, 2017 and 2018 and the six months ended June 30, 2018 and 2019, respectively.

Income taxes

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

Share-based compensation and valuation of our ordinary shares

Share-based compensation expenses are measured at the grant date and categorized as either sales and marketing expenses or general and administrative expenses, depending on the job functions of the grantees.

For the restricted share units granted with service conditions, compensation expense is recognized using the straight-line method over the requisite service period. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate.

For the restricted share units granted with performance conditions whose vesting is contingent upon meeting company-wide performance goals, compensation expenses are recognized using graded vesting method over the requisite service period in accordance with ASC 718 and will be adjusted for subsequent changes in the expected outcome of the performance-vesting condition. For the restricted share units granted with service conditions and the occurrence of an initial public offering as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition will be recorded upon the completion of the initial public offering, using the graded vesting method.

For the restricted share units granted with market condition whose vesting is contingent on the Company’s market value exceeding a specific amount, Monte Carlo simulation has been applied to determine the fair value and requisite service period, and the corresponding compensation expense is recognized using the straight-line method over the estimated requisite service period unless the market condition is satisfied before the end of the initially estimated requisite service period.

The fair value of each restricted share units granted with market condition under the 2018 Plan during the year ended December 31, 2018 was estimated on the date of grant using the Monte Carlo model with the assumptions (or ranges thereof) set forth in the following table:

Year ended December 31,
2018
Expected volatility(a)	50.0%
Risk-free interest rate(b)	4.1%
Expected dividend yield(c)	0%
Contractual term	10 years

Notes:

(a)	Expected volatility is estimated based on the average of historical volatilities of the comparable companies in the same industry as of the valuation dates.
(b)

The risk-free interest rate of periods within the contractual life of the share option is based on the market yield of the US sovereign bond with a maturity life equal to the expected life to expiration.

(c)	We have no history or expectation of paying dividends on our ordinary shares.

Prior to the listing of our ADSs on the NASDAQ Global Market, determining the fair value of the share options required us to make complex and subjective judgments, assumptions and estimates, which involved inherent uncertainty. Had we used different assumptions and estimates, the resulting fair value of the restricted share units and the resulting share-based compensation expenses could have been different.

The following table sets forth the fair value of restricted share units and ordinary shares estimated at the date of option grants indicated below:

Date of Grant	Restricted share units granted	Fair value of restricted share units granted with market condition		Fair value of ordinary shares		Discount for Lack of Marketability	Discount Rate	Type of Valuation
September 30, 2018	3,971,453	US$	1.66	US$	2.06	8%	20%	Contemporaneous
June 30, 2019	472,220		—	US$	2.64	4%	20%	Contemporaneous

Prior to the listing of our ADSs on the NASDAQ Global Market, valuations of our ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants’ Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, and with the assistance of an independent appraisal firm from time to time. The assumptions we use in the valuation model are based on future expectations combined with management judgment, with inputs of numerous objective and subjective factors, including the following:

•	our operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the prices, rights, preferences and privileges of our convertible preferred shares relative to our ordinary shares;

•	the likelihood of liquidity events or redemption events;

•	any adjustment necessary to recognize a lack of marketability for our ordinary shares; and

•	the market performance of industry peers.

In order to determine the fair value of our ordinary shares underlying each share-based award grant, we first determined our business enterprise value, or BEV, and then allocated the BEV to each element of our capital structure (convertible redeemable preferred shares and ordinary shares) using a hybrid method comprising the probability-weighted expected return method and the option pricing method. In our case, three scenarios were assumed, namely: (i) the liquidation scenario, in which the option pricing method was adopted to allocate the value between convertible preferred shares and ordinary shares, and (ii) the redemption scenario, in which the option pricing method was adopted to allocate the value between convertible preferred shares and ordinary shares, and (iii) the mandatory conversion scenario, in which equity value was allocated to convertible preferred shares and ordinary shares on an as-if converted basis. Increasing probability was assigned to the mandatory conversion scenario during 2017 and 2018 in light of preparations for our initial public offering.

In determining the fair value of our BEV, we applied the income approach/discounted cash flow, or DCF, analysis based on our projected cash flow using management’s best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

The fair values of restricted share units are determined based on the fair value of our ordinary shares and BEV. As a measure of sensitivity, for every 1% increase of BEV over management’s estimates as of the grant date of the restricted share units, share based compensation expenses recognized in the year ended December 31, 2018 and six months ended June 30, 2019 US$3.6 thousand and US$6.7 thousand higher, respectively, and unrecognized compensation expenses as of December 31, 2018 and June 30, 2019 would be US$56.0 thousand and US$48.2 thousand higher, respectively.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of and for the year ended December 31, 2018, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness that has been identified relates to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to formalize key controls over financial reporting and to prepare consolidated financial statements and related disclosures. The material weakness, if not timely remedied, may lead to significant misstatements in our consolidated financial statements.

Following the identification of the material weakness, we have taken measures and plan to continue to take measures to remedy these control deficiencies, including: (i) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (ii) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with SEC reporting requirements, (iii) preparing comprehensive accounting policies, manuals and closing procedures to improve the quality and accuracy of our period-end financial closing process and (iv) preparing comprehensive accounting policies, manuals and closing procedures to improve the quality and accuracy of our period-end financial closing process. However, we cannot assure you that all these measures will be sufficient to remediate the material weakness in time, or at all. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Holding Company Structure

ECMOHO Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries, VIEs and VIE Subsidiary in China. As a result, ECMOHO Limited’s ability to pay dividends or otherwise fund and conduct its business depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with its articles of association and PRC accounting standards and regulations. Under PRC law, each of our subsidiaries, VIEs and VIE Subsidiary in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our VIEs and VIE Subsidiary may allocate a portion of their after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Under PRC laws and regulations, as an offshore holding company, we are only permitted to provide funding to our PRC subsidiaries through loans or capital contributions, and to our VIEs and VIE Subsidiary through loans, and such funding is subject to applicable government registration and approval requirements in China. As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries, VIEs and VIE Subsidiary when needed. Notwithstanding the foregoing, our PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to our VIEs either through entrustment loans from our PRC subsidiaries or direct loans to the VIEs’ nominee shareholders, which would be contributed to the VIEs as capital injections. Such direct loans to the nominee shareholders would be eliminated in our consolidated financial statements against the VIEs’ share capital.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute terms and as a percentage of our total net revenues for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future results of operations or future trends that may impact those results.

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues	Amount	% of total net revenues
					(unaudited)
	(in thousands of U.S. dollars, except for share, per share data and percentages)
Net revenues:
Product sales	95,573	97.3%	176,098	88.5%	66,326	92.9%	139,912	92.5%
Services	2,665	2.7	22,917	11.5	5,038	7.1	11,413	7.5

Total net revenues	98,238	100.0	199,015	100.0	71,364	100.0	151,325	100.0

Total cost of revenue	(69,124)	(70.4)	(140,153)	(70.4)	(48,877)	(68.5)	(115,433)	(76.3)

Gross profit	29,114	29.6	58,862	29.6	22,487	31.5	35,892	23.7

Operating expenses:
Fulfillment expenses	(6,217)	(6.3)	(13,097)	(6.6)	(4,969)	(7.0)	(8,448)	(5.6)
Sales and marketing expenses	(15,529)	(15.8)	(27,462)	(13.8)	(12,429)	(17.4)	(19,111)	(12.6)
General and administrative expenses	(4,004)	(4.1)	(9,069)	(4.6)	(3,184)	(4.5)	(4,441)	(2.9)
Research and development expenses	(485)	(0.5)	(1,669)	(0.8)	(673)	(0.9)	(899)	(0.6)

Total operating expenses	(26,235)	(26.7)	(51,297)	(25.8)	(21,255)	(29.8)	(32,899)	(21.7)

Operating income	2,879	2.9	7,565	3.8	1,232	1.7	2,993	2.0

Finance expenses, net	(145)	(0.1)	(926)	(0.4)	(217)	(0.2)	(1,109)	(0.8)
Foreign exchange gain/(loss), net	106	0.1	(306)	(0.2)	(136)	(0.2)	(51)	0.0
Other (loss)/income, net	(36)	0.0	234	0.1	232	0.3	262	0.2

Income before income tax expenses	2,804	2.9	6,567	3.3	1,111	1.6	2,095	1.4
Income taxes expenses	(80)	(0.1)	(417)	(0.2)	(78)	(0.2)	(376)	(0.3)

Net income	2,724	2.8%	6,150	3.1%	1,033	1.4%	1,719	1.1%

Net income attributable to ECMOHO Limited	2,825	2.9%	6,124	3.1%	1,132	1.6%	1,813	1.2%

Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

Net Revenues

Our net revenues totaled US$151.3 million in the six months ended June 30, 2019, representing a significant increase from US$71.4 million in the six months ended June 30, 2018. The increase in total net revenues was primarily due to a significant increase in product sales revenues from US$66.3 million in the six months ended June 30, 2018 to US$139.9 million in the six months ended June 30, 2019 and, to a lesser extent, a significant increase in services revenues from US$5.0 million in the six months ended June 30, 2018 to US$11.4 million in the six months ended June 30, 2019. The increase in product sales revenues was mainly due to the high growth in the sales of products from brand partners as of June 30, 2018, which increased by 96.5% from US$60.2 million in the six months ended June 30, 2018 to US$118.3 million in the six months ended June 30, 2019, as well as the offering of new brands of health supplements and food, mother and child care and personal care products. The increase in services revenues was mainly because we set up a dedicated services team in May 2018 to better serve our brand partners’ needs for marketing solutions, and the revenue contribution of such team was more fully reflected in the six months ended June 30, 2019.

Cost of Revenues

Our cost of revenues increased significantly from US$48.9 million in the six months ended June 30, 2018 to US$115.4 million in the six months ended June 30, 2019. The increase was mainly driven by (i) a 124.1% increase in the number of product units sold from 8.7 million in the six months ended June 30, 2018 to 19.5 million in the six months ended June 30, 2019 and (ii) to a lesser extent, a significant increase in advertising and promotion fees paid to third parties from US$2.7 million in the six months ended June 30, 2018 to US$6.1 million in the six months ended June 30, 2019, for providing value-added services to our brand partners.

Gross Profit

As a result of the foregoing, our gross profit grew by 59.6% from US$22.5 million in the six months ended June 30, 2018 to US$35.9 million in the six months ended June 30, 2019. Our gross margin decreased from 31.5% in the six months ended June 30, 2018 to 23.7% in the six months ended June 30, 2019, primarily due to the high growth in product sales to certain major e-commerce platforms, which generate a lower gross margin because of the volume discount we offer.

Operating Expenses

Our total operating expenses increased by 54.5% from US$21.3 million in the six months ended June 30, 2018 to US$32.9 million in the six months ended June 30, 2019. Our operating expenses as a percentage of net revenues decreased from 29.8% in the six months ended June 30, 2018 to 21.7% in the six months ended June 30, 2019.

Fulfillment Expenses. Our fulfillment expenses increased by 68.0% from US$5.0 million in the six months ended June 30, 2018 to US$8.4 million in the six months ended June 30, 2019. The increase was primarily due to (i) a 40.0% increase in the number of product shipments due to the growth of our business scale and (ii) a 28.2% increase in the average per-package shipment fees charged by third-party couriers, which was a result of (a) faster growth in the number of shipments to retailers, which are generally larger in size than shipments to consumers and have higher transportation costs, and (b) high growth in the sales of mother and child care products and water, which are generally heavier than products of other categories and have higher transportation costs. As a percentage of net revenues, our fulfillment expenses decreased from 7.0% in the six months ended June 30, 2018 to 5.6% in the six months ended June 30, 2019.

Sales and Marketing Expenses. Our sales and marketing expenses increased by 54.0% from US$12.4 million in the six months ended June 30, 2018 to US$19.1 million in the six months ended June 30, 2019. The increase was primarily due to (i) a 58.9% increase in advertising costs for the products we offer from US$5.6 million in the six months on June 30, 2018 to US$8.9 million in the six months ended on June 30, 2019 as we launched more promotional events and (ii) a 73.0% increase in employee wages and benefits for our sales and marketing staff from US$3.7 million in the six months ended June 30, 2018 to US$6.4 million in the six months ended June 30, 2019, resulting from an 24.2% increase in headcount and a 39.3% increase in the average wages and benefits per person. As a percentage of net revenues, our sales and marketing expenses decreased from 17.4% in the six months ended June 30, 2018 to 12.6% in the six months ended June 30, 2019.

General and Administrative Expenses. Our general and administrative expenses increased by 37.5% from US$3.2 million in the six months ended June 30, 2018 to US$4.4 million in the six months ended June 30, 2019. The increase was primarily due to (i) stock-based compensation expenses of US$502.2 thousand incurred under our 2018 Omnibus Incentive Plan, which was adopted on September 30, 2018, (ii) an increase of US$299.4 thousand in professional service fees and (iii) loss provision of US$472.7 thousand accrued for a lawsuit involving Heng Shou Tang, our proprietary brand. See “Risk Factors – Risks Related to Our Business and Industry – We may from time to time become party to litigation, other legal or administrative disputes and proceedings that may materially and adversely affect us.” As a percentage of net revenues, our general and administrative expenses decreased from 4.5% in the six months ended June 30, 2018 to 2.9% in the six months ended June 30, 2019.

Research and Development Expenses. Our research and development expenses increased by 33.7% from US$672.7 thousand in the six months ended June 30, 2018 to US$899.2 thousand in the six months ended June 30, 2019. The increase was primarily due to an increase in employee wages and benefits for our research and development personnel resulting from headcount increases. As a percentage of net revenues, our research and development expenses decreased from 0.9% in the six months ended June 30, 2018 to 0.6% in the six months ended June 30, 2019.

Operating Income

As a result of the foregoing, our operating income increased significantly from US$1.2 million in the six months ended June 30, 2018 to US$3.0 million in the six months ended June 30, 2019.

Our operating margin, defined as our operating income divided by our net revenues, increased from 1.7% in the six months ended June 30, 2018 to 2.0% in the six months ended June 30, 2019. The increase in our operating margin was a result of the economies of scale resulting from the growth of our business scale.

Finance Expenses, Net

Our finance expenses increased significantly from US$217.2 thousand in the six months ended June 30, 2018 to US$1.1 million in the six months ended June 30, 2019, primarily due to an increase in our bank borrowings and the resulting increase in our interest expenses.

Foreign Exchange Gains/(Loss), Net

We recorded foreign exchange losses of US$50.5 thousand in the six months ended June 30, 2019, as compared to foreign exchange losses of US$136.6 thousand in the six months ended June 30, 2018.

Other Income/(Loss), Net

We recorded other income of US$262.0 thousand in the six months ended June 30, 2019, as compared to other income of US$232.3 thousand in the six months ended June 30, 2018.

Income Tax Expenses

Our income tax expenses increased significantly from US$77.5 thousand in the six months ended June 30, 2018 to US$375.9 thousand in the six months ended June 30, 2019, as a result of (i) the increase in the profits recorded by our subsidiaries and (ii) the realization of the deferred tax assets previously recorded for the tax loss carry-forwards in the six months ended June 30, 2019.

Net Income

As a result of the foregoing, we recorded net income of US$1.0 million and US$1.7 million in the six months ended June 30, 2018 and 2019, respectively.

Net Income attributable to ECMOHO Limited

We recorded net income attributable to ECMOHO Limited of US$1.1 million and US$1.8 million in the six months ended June 30, 2018 and 2019, respectively, which is mostly in line with the change in our net income over the same period.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Net Revenues

Our net revenues totaled US$199.0 million in 2018, representing a significant increase from US$98.2 million in 2017. The increase in total net revenues was primarily due to a 84.2% increase in product sales revenues from US$95.6 million in 2017 to US$176.1 million in 2018 and, to a lesser extent, a significant increase in services revenues from US$2.7 million in 2017 to US$22.9 million in 2018. The increase in product sales revenues was mainly due to the high growth in the sales of products from brand partners as of December 31, 2017, which increased by 77.9% from US$83.0 million in 2017 to US$147.7 million in 2018, as well as the offering of new brands of health supplements and food, mother and child care and personal care products. The increase in services revenue was mainly because we set up a dedicated services team in May 2018 to better serve our brand partners’ needs for marketing solutions.

Cost of Revenues

Our cost of revenues increased significantly from US$69.1 million in 2017 to US$140.2 million in 2018, which corresponded to the increases in both of our product sales revenues and services revenues. The increase was mainly driven by (i) a 68.9% increase in the number of product units sold from 15.4 million in 2017 to 25.9 million in 2018 and (ii) to a lesser extent, a significant increase in advertising and promotion fees paid to third parties from US$861.9 thousand in 2017 to US$11.3 million in 2018, for providing value-added services to our brand partners.

Gross Profit

As a result of the foregoing, our gross profit grew significantly from US$29.1 million in 2017 to US$58.9 million in 2018. Our gross margin was 29.6% in both 2017 and 2018.

Operating Expenses

Our total operating expenses increased by 95.8% from US$26.2 million in 2017 to US$51.3 million in 2018. Our operating expenses as a percentage of net revenues decreased from 26.7% in 2017 to 25.8% in 2018.

Fulfillment Expenses. Our fulfillment expenses increased significantly from US$6.2 million in 2017 to US$13.1 million in 2018. The increase was primarily due to (i) a 40.4% increase in the number of product shipments due to the growth of our business scale, (ii) a 33.7% increase in the average per-package shipment fees charged by third-party couriers, which was a result of (a) high growth in the sales of mother and child care products, which are generally heavier than products of other categories and have higher transportation costs, and (b) to a lesser extent, an increase in market rate and (iii) costs totaling US$784.1 thousand associated with operating a new warehouse we lease in Shanghai, including rental expenses, utilities, warehousing supplies and employee wages and benefits incurred in staffing this warehouse. As a percentage of net revenues, our fulfillment expenses increased from 6.3% in 2017 to 6.6% in 2018.

Sales and Marketing Expenses. Our sales and marketing expenses increased by 77.4% from US$15.5 million in 2017 to US$27.5 million in 2018. The increase was primarily due to (i) a significant increase in advertising costs for the products we offer from US$6.3 million in 2017 to US$12.2 million in 2018 as we launched more promotional events, (ii) a 54.0% increase in employee wages and benefits for our sales and marketing staff from US$5.0 million in 2017 to US$7.7 million in 2018 resulting from increased headcounts and (iii) a 57.1% increase in storefront fees paid to e-commerce platforms from US$2.1 million in 2017 to US$3.3 million in 2018 in line with the growth of our sales revenues on these platforms. As a percentage of net revenues, our sales and marketing expenses decreased from 15.8% in 2017 to 13.8% in 2018.

General and Administrative Expenses. Our general and administrative expenses increased significantly from US$4.0 million in 2017 to US$9.1 million in 2018. The increase was primarily due to (i) a significant increase in employee wages and benefits for our corporate employees from US$2.0 million in 2017 to US$4.2 million in 2018 resulting from increased headcounts and (ii) a significant increase in professional service fees from US$279.3 thousand in 2017 to US$1.2 million in 2018. As a percentage of net revenues, our general and administrative expenses increased from 4.1% in 2017 to 4.6% in 2018.

Research and Development Expenses. Our research and development expenses increased significantly from US$484.1 thousand in 2017 to US$1.7 million in 2018. The increase was primarily due to a significant increase in employee wages and benefits for our research and development personnel from US$412.0 thousand in 2017 to US$1.5 million in 2018 resulting from headcount increases due to various ongoing development projects. As a percentage of net revenues, our research and development expenses increased from 0.5% in 2017 to 0.8% in 2018.

Operating Income

As a result of the foregoing, our operating income increased significantly from US$2.9 million in 2017 to US$7.6 million in 2018.

Our operating margin, defined as our operating income divided by our net revenues, increased from 2.9% in 2017 to 3.8% in 2018. The increase in our operating margin was a result of the economies of scale resulting from the growth of our business scale.

Finance Expenses, Net

Our finance expenses increased significantly from US$144.8 thousand in 2017 to US$925.5 thousand in 2018 primarily due to an increase in our bank borrowings and the resulting increase in our interest expenses.

Foreign Exchange Gains/(Loss), Net

We recorded foreign exchange losses of US$306.7 thousand in 2018, as compared to foreign exchange gains of US$106.0 thousand in 2017.

Other Income/(Loss), Net

We recorded other income of US$234.4 thousand in 2018, as compared to other losses of approximately US$36.0 thousand in 2017.

Income Tax Expenses

Our income tax expenses increased significantly from US$80.6 thousand in 2017 to US$417.1 thousand in 2018, as a result of (i) the increase in the profits recorded by our subsidiaries and (ii) the accumulated tax credit due to losses prior to 2017, which was deducted from our income tax payable in 2017.

Net Income

As a result of the foregoing, we recorded net income of US$2.7 million and US$6.1 million in 2017 and 2018, respectively.

Net Income attributable to ECMOHO Limited

We recorded net income attributable to ECMOHO Limited of US$2.8 million and US$6.1 million in 2017 and 2018, respectively, which is mostly in line with the change in our net income over the same period.

Selected Quarterly Financial Data

The following table sets forth our unaudited consolidated quarterly financial data for the periods indicated. You should read the following table together with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. In the opinion of management, the unaudited consolidated quarterly financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of our results of operations in the quarters presented.

	Three months ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
	(unaudited)
	(in thousands of US dollars)
Net revenues:
Product sales	15,205	18,484	22,761	39,123	26,487	39,839	44,130	65,642	58,271	81,641
Services	270	460	897	1,038	1,718	3,320	4,629	13,250	5,591	5,822

Total net revenues	15,475	18,944	23,658	40,161	28,205	43,159	48,759	78,892	63,862	87,463

Total cost of revenue	(10,648)	(12,721)	(16,638)	(29,117)	(19,297)	(29,580)	(34,521)	(56,755)	(47,394)	(68,039)

Gross profit	4,827	6,223	7,020	11,044	8,908	13,579	14,238	22,137	16,468	19,424

Operating expenses:
Fulfillment expenses	(1,035)	(1,359)	(1,443)	(2,380)	(1,262)	(3,707)	(3,300)	(4,828)	(3,876)	(4,572)
Sales and marketing expenses(1)	(2,767)	(3,446)	(3,745)	(5,571)	(5,558)	(6,871)	(6,467)	(8,566)	(9,157)	(9,954)
General and administrative expenses(1)	(829)	(976)	(989)	(1,210)	(1,483)	(1,701)	(2,419)	(3,466)	(2,207)	(2,234)
Research and development expenses	(63)	(89)	(154)	(179)	(322)	(351)	(365)	(631)	(471)	(428)

Total operating expenses	(4,694)	(5,870)	(6,331)	(9,340)	(8,625)	(12,630)	(12,551)	(17,491)	(15,711)	(17,188)

Operating income	133	353	689	1,704	283	949	1,687	4,646	757	2,236

Finance expenses, net	(15)	(9)	(43)	(78)	(81)	(136)	(211)	(498)	(505)	(604)
Income before income tax expenses	186	234	812	1,572	521	590	1,537	3,919	446	1,649
Income taxes (expenses)/profit	(19)	(24)	(53)	16	(54)	(24)	(132)	(207)	(150)	(226)

Net income	167	210	759	1,588	467	566	1,405	3,712	296	1,423

(1)	Share-based compensation expenses were allocated as follows:

	Three months ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
	(unaudited)
	(in thousands of US dollars)
Sales and marketing expenses	—	—	—	—	—	—	—	112	72	94
General and administrative expenses	—	—	—	—	—	—	—	245	253	249

Total	—	—	—	—	—	—	—	357	325	343

Our results of operation are subject to seasonality. See “Risk Factors — Risks Related to Our Business and Industry — Our results of operations are subject to fluctuations due to the seasonality of our business and other events.” for details.

Liquidity and Capital Resources

We have financed our operations primarily through proceeds from private placements and short-term borrowings. As of June 30, 2019, we had cash and cash equivalents of US$11.7 million, restricted cash of US$4.5 million and short-term borrowings of US$35.6 million. Our restricted cash represents secured deposits held in designated bank accounts for loan draw-downs. Our cash and cash equivalents are primarily used for working capital and general corporate purposes. As of June 30, 2019, 68.0% of our cash and cash equivalents was held in China, including US$33.9 thousand held by our variable interest entities. For details of the restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “–Holding Company Structure”.

The following table sets forth a summary of our cash flows for the periods indicated:

	Year ended December 31,		Six months ended June 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands of U.S. dollars)
Net cash used in operating activities	(2,444)	(40,756)	(3,548)	(12,725)
Net cash used in investing activities	(492)	(1,748)	(513)	(354)
Net cash provided by financing activities	1,567	44,036	3,145	16,532
Cash, cash equivalents and restricted cash at beginning of the period	12,079	10,689	10,689	12,965
Cash, cash equivalents and restricted cash at end of the period	10,689	12,965	9,797	16,162

On October 18, 2018, we obtained a revolving loan facility in an aggregate principal amount not exceeding US$25.0 million from Taipei Fubon Commercial Bank Co. Ltd., Hong Kong Branch. As of September 30, 2019, we had drawn down US$13.1 million from the revolving loan facility. In addition to the charges over the inventories, receivables and bank accounts of two of our subsidiaries, our co-founders have guaranteed this borrowing with a share charge and we plan to cancel the share charge after the completion of this offering. We believe that our current level of cash balances and cash flows will be sufficient for our anticipated cash needs for at least the next twelve months. However, we may need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we determine that our cash requirements exceed our amounts of cash on hand or if we decide to further optimize our capital structure, we may seek to issue debt or equity securities or obtain additional credit facilities or other sources of funding.

Operating Activities

Net cash used in operating activities in the six months ended June 30, 2019 was US$12.7 million, which reflects our net income of US$1.7 million, as adjusted for the effects of the changes in operating assets and liabilities and non-cash items. In the six months ended June 30, 2019, the principal item accounting for changes in operating assets and liabilities was an increase of US$25.8 million in our accounts receivable primarily due to the growth of sales to retailers, partially offset by (i) a decrease of US$9.5 million in our inventories as our inventory levels are generally lower in the period immediately following “618”, an online sales promotion event we participate in that falls on June 18 each year, and (ii) an increase of US$3.1 million in our accounts payable primarily due to the growth of our business. Adjustment for non-cash items primarily consisted of (i) amortization of right-of-use asset and interest of lease liabilities of US$855.4 thousand, (ii) share-based compensation of US$667.9 thousand and (iii) depreciation and amortization expense of US$478.9 thousand.

Net cash used in operating activities in 2018 was US$40.8 million, which reflects our net income of US$6.1 million, as adjusted for the effects of the changes in operating assets and liabilities and non-cash items. In 2018, the principal items accounting for changes in operating assets and liabilities were (i) an increase of US$37.6 million in our inventories in anticipation of increased sales in the first half of 2019 and (ii) an increase of US$23.2 million in our accounts receivable primarily due to the growth of our services revenues and sales to retailers, partially offset by an increase of US$12.4 million in our accounts payable as a result of higher levels of inventory. Adjustment for non-cash items primarily consisted of (i) inventory write-downs of US$639.7 thousand and (ii) depreciation and amortization expenses of US$605.6 thousand, partially offset by deferred tax expenses of US$1.1 million.

Net cash used in operating activities in 2017 was US$2.4 million, which reflects our net income of US$2.7 million, as adjusted for the effects of the changes in operating assets and liabilities, and non-cash items. In 2017, the principal items accounting for changes in operating assets and liabilities were an increase of US$9.7 million in our inventories, partially offset by a decrease of US$2.3 million in our prepayments and other current assets and an increase of US$1.4 million in our accounts payable. The increases in our inventories and accounts payable were primarily due to the growth of our business. The decrease in our prepayments and other current assets was primarily due to certain refunded guarantee deposits following the expiration of the supply agreements with two retailers. Adjustment for non-cash items primarily consisted of (i) inventory write-downs of US$1.2 million and (ii) depreciation and amortization expenses of US$505.8 thousand, partially offset by deferred tax expenses of US$144.1 thousand.

Investing Activities

Net cash used in investing activities in the six months ended June 30, 2019 was US$354.1 thousand, consisting of (i) US$306.4 thousand incurred in purchases of property and equipment and (ii) payments of US$47.7 thousand for software procurement.

Net cash used in investing activities in 2018 was US$1.7 million, consisting of (i) US$1.4 million incurred in purchases of property and equipment, (ii) payments of US$201.9 thousand for software procurement, and (iii) payments of US$122.9 thousand for acquisition of business license relating to our acquisition of Hangzhou Duoduo Supply Chain Management Co., Ltd.

Net cash used in investing activities in 2017 was US$492.0 thousand, primarily consisting of (i) payments of US$282.8 thousand for software procurement and (ii) payments of US$172.9 thousand for acquisition of business license relating to our acquisition of Hangzhou Duoduo Supply Chain Management Co., Ltd.

Financing Activities

Net cash provided by financing activities in the six months ended June 30, 2019 was US$16.5 million, primarily consisting of (i) proceeds from borrowings of US$57.5 million, (ii) advances from related parties of US$5.0 million, representing interest-free advances form Ms. Zoe Wang and Mr. Leo Zeng and their immediate family members, partially offset by (i) repayments of borrowings of US$43.8 million and (ii) cash payments of US$4.3 million for acquisition of equity interests of ECMOHO Shanghai from Ms. Zoe Wang and Mr. Leo Zeng in connection with our corporate restructuring. For details of our corporate restructuring, see Note 1(b) to our consolidated financial statements included elsewhere in this prospectus.

Net cash provided by financing activities in 2018 was US$44.0 million, primarily consisting of (i) proceeds from borrowings of US$41.5 million, (ii) cash receipts from the issuance of Series A preferred shares of US$22.4 million, (iii) cash consideration of US$9.4 million for subscription of shares in our Company from the shareholders of ECMOHO Shanghai in connection with our corporate restructuring and (iv) advances from related parties of US$9.0 million, representing interest-free advances from Ms. Zoe Wang and Mr. Leo Zeng and their immediate family members, partially offset by (i) repayments of borrowings of US$23.5 million and (ii) cash payments of US$14.5 million for acquisition of equity interests of ECMOHO Shanghai from Ms. Zoe Wang and Mr. Leo Zeng in connection with our corporate restructuring. For details of our corporate restructuring, see Note 1(b) to our consolidated financial statements included elsewhere in this prospectus.

Net cash from financing activities in 2017 was US$1.6 million, primarily consisting of (i) proceeds from borrowings of US$4.8 million and (ii) proceeds of borrowings from related parties of US$3.0 million, representing borrowings from certain holders of non-controlling interest in our company or in our subsidiaries, partially offset by (i) repayments of borrowings of US$5.2 million and (ii) repayment of advances to related parties of US$1.0 million, representing repayment of interest-free advances to Ms. Zoe Wang and Mr. Leo Zeng and their immediate family members.

For details of our related party transactions, see “Related Party Transactions” and Note 21 to our consolidated financial statements included elsewhere in this prospectus.

Capital Expenditures

We made capital expenditures of US$335.3 thousand, US$1.6 million and US$354.1 thousand in 2017, 2018 and the six months ended June 30, 2019, respectively, primarily in relation to purchases of office and warehouse equipment and leasehold improvement. Our capital expenditures in 2019 are expected to be around US$1.0 million, primarily in relation to purchases of equipment for the warehouse we lease and operate in Shanghai, purchases of office equipment and leasehold improvement.

Contractual Obligations

The following table sets forth our operating lease obligations as of June 30, 2019:

	Payments Due by Period
	2019	2020	2021	Total
	(in thousands of U.S. dollars)
Operating lease commitments	569.7	1,110.3	42.0	1,722.0

Our operating lease commitments relate to our corporate offices and warehouses.

Other than the above, we did not have any significant purchase commitments, capital commitments or other long-term liabilities as of June 30, 2019.

Inflation

To date, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year increases in the consumer price index for 2017 and 2018 were 1.6% and 2.1%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

A significant portion of our net revenues and expenses are denominated in Renminbi. Renminbi are not freely convertible into foreign currencies, including U.S. dollars. Our exposure to foreign exchange risk primarily relates to cash and cash equivalents and short-term borrowings denominated in Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the earnings of our PRC subsidiaries, VIEs and VIE Subsidiary are denominated in Renminbi, while our ADSs will be traded in U.S. dollars.

The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. On August 11, 2015, the People’s Bank of China announced plans to improve the central parity rate of the Renminbi against the U.S. dollar by authorizing market-makers to provide parity to the China Foreign Exchange Trading Center operated by the People’s Bank of China with reference to the interbank foreign exchange market closing rate of the previous day, the supply and demand for foreign currencies as well as changes in exchange rates of major international currencies. Effective from October 1, 2016, the International Monetary Fund added Renminbi to its Special Drawing Rights currency basket. Such change and additional future changes may increase volatility in the trading value of the Renminbi against foreign currencies. The PRC government may adopt further reforms of its exchange rate system, including making the Renminbi freely convertible in the future. Accordingly, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amounts available to us.

As of June 30, 2019, we had Renminbi-denominated cash and cash equivalents amounting to US$8.5 million at the exchange rate of RMB6.8747 for US$1.00 as published by the People’s Bank of China on the same date. If Renminbi had depreciated by 10% against the U.S. dollar, our cash and cash equivalents would have decreased by US$845.4 thousand.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest expenses incurred on our short-term borrowings. As of June 30, 2019, we had short-term borrowings of US$35.6 million, of which 64.4% were denominated in U.S. dollars and 35.6% in Renminbi. The interest rates of our U.S. dollar-denominated short-term borrowings are pegged to the three-month LIBOR and the interest rates of our Renminbi-denominated short-term borrowings are pegged to the loan prime rate published by the People’s Bank of China. These short-term borrowings carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest expenses may increase due to changes in market interest rates. As of June 30, 2019, our short-term borrowings had a weighted average interest rate of 7.72% per annum.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholder’s equity, or that are not reflected in our consolidated combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements that are relevant to us, see Note 2(aj) to our consolidated financial statements included elsewhere in this prospectus.

OUR MARKET OPPORTUNITIES

The PRC Health and Wellness Industry

The health and wellness industry represents a significant component of the national economy of the PRC. The industry generally encompasses services and products related to the maintenance, recovery and enhancement of health, spanning from the pre-natal stage through to aged care, and includes pharmaceuticals, nutrition and health products, medical equipment, and a range of healthcare and related management services. According to Frost & Sullivan, the market size of the PRC health and wellness industry reached RMB6,668.6 billion (US$971.6 billion) in 2018, and is expected to continuously increase, reaching RMB9,882.7 billion (US$1,437.4 billion) in 2023.

The PRC health and wellness industry comprises both medical (e.g., pharmaceuticals, medical devices, medical care) and non-medical (e.g., mother and child care, household health equipment, health supplements and food, cosmeceuticals and non-medical healthcare) products and services. The following chart sets forth a breakdown of the historical and projected market size of the PRC health and wellness industry for the periods indicated:

Market Size of the PRC Health and Wellness Industry by Trading Value

Source: Frost & Sullivan

With the rapid development of e-commerce in China, the online penetration rate of non-medical products increased from 15.4% in 2014 to 25.0% in 2018, and is expected to reach 30.3% in 2023.

Non-medical Health and Wellness Integrated Solution Providers

According to Frost & Sullivan, integrated solution providers in the PRC non-medical health and wellness industry act as the bridge between consumers and health and wellness product brands, especially global brands, and occupy a central role in the value chain by combining global sourcing capabilities with local distribution channels and insights into PRC customer behaviors. Such providers typically offer one-stop IT solutions, online and offline store operations, digital marketing, warehousing and logistics and customer management as “integrated solution”.

The Role of the Integrated Solution Provider

Source: Frost & Sullivan

As the e-commerce market in China grows in complexity and more channels emerge, brands look to integrated solution providers with local knowledge and industry expertise to execute and integrate e-commerce strategies for them without the investment associated with establishing and maintaining local infrastructure and capabilities on their own. According to Frost & Sullivan, the market size of the non-medical health and wellness of integrated solution industry increased rapidly in the past five years, increasing from RMB8,308.6 million (US$1,210.6 million) in 2014 to RMB43,091.3 million (US$6,278.6 million) in 2018, representing a CAGR of 50.9%, driven by the rapid growth of e-commerce, especially the cross-border e-commerce during the same time. Supported by the favorable policies issued by the State Council and the General Administration of Customs, cross-border e-commerce enjoyed rapid growth from 2015 to 2016. In the future, the market size of non-medical health and wellness integrated solution industry is expected to maintain the steady growth and is expected to increase to RMB108,547.1 million (US$15,815.8 million) in 2023, representing a CAGR of 20.3% during the period from 2018 to 2023. The following chart sets forth the historical and projected market size of the non-medical health and wellness integrated solution industry by trading value in the PRC:

Source: Frost & Sullivan

According to Frost & Sullivan, the PRC non-medical health and wellness integrated solution industry remains highly fragmented. There are a large number of small service providers that mainly focus on a few limited products or brands, and as a result, the estimated aggregated market share of the top five services providers in this industry in terms of trading value was approximately 9.5% in 2018.

Key Drivers of PRC Health and Wellness Industry

The following factors generate market opportunities and promote growth in the PRC health and wellness industry.

Rising Spending Power and Health Awareness

The per capita annual disposable income in the PRC was RMB28,228.0 (US$4,113.0) in 2018 and is expected to grow to RMB37,833.9 (US$5,512.6) by 2023, representing a CAGR of 6.0% between 2018 and 2023, according to Frost & Sullivan. Such increases in disposable income and spending power render health and wellness products more affordable.

The health and wellness industry in China presents significant growth opportunities. In 2018, per capita healthcare expenditure in China was US$628.1, compared to US$11,150.1 in the United States, according to figures from the Department of Health and Human Services and the National Bureau of Statistics. Increasing awareness of chronic diseases and the importance of prevention combined with rising disposable incomes across all sectors of society in China will continue to drive demand for health and wellness products and services.

Aging Population and Increasing Life Expectancy

The PRC’s aging population, combined with increasing life expectancy, will continue to drive demand for health and wellness products. According to Frost & Sullivan and the National Bureau of Statistics of China, life expectancy in the PRC increased from 72.95 in 2005 to 76.34 years in 2015. The PRC’s population aged 65 and over grew at a CAGR of 4.2% between 2014 and 2018 and is expected to grow at a CAGR of 3.3% between 2018 and 2023. In 2018, there were 162.4 million individuals aged 65 and over, representing 11.6% of the PRC’s total population, and these numbers are expected to reach 191.4 million and 13.6% in 2023, respectively. As more people age and live longer, demand for healthcare products, including non-medical health and wellness products, will continue to increase.

Prevalence of Health Issues and Chronic Diseases

According to Frost & Sullivan, dietary and lifestyle changes and the effects of the PRC’s extended period of economic development, in particular urbanization and environmental pollution, have also led to an increasing prevalence of health issues such as obesity and chronic diseases, including diabetes, hypertension, heart diseases and cerebrovascular diseases. According to the World Health Organization, the PRC has the highest numbers of diabetics and obese children in the world, and chronic diseases accounted for more than 80% of deaths in the PRC in 2017. The treatment and prevention of such chronic diseases will continue to drive demand for health and wellness products and services.

Increased Demand for Better Health and Wellness Products

Chinese consumers increasingly demand better health and wellness products and services, as a growing middle class in the country comes to the market with higher expectations and additional knowledge (including information from overseas and online sources) about personal wellness. In addition, an aging population in the PRC and the disparity between the quality of medical treatment across regions have focused attention on the need for quality health and wellness products and services.

According to Frost & Sullivan, changes in consumer spending habits and product preferences in the PRC’s health and wellness market over the past 20 years show that the PRC’s growing middle class is increasingly preoccupied with general health and well-being and health maintenance products and eager to obtain reliable information about the quality and safety of health maintenance products.

Chinese consumers regard reputable brands, including international brands, as a proxy for quality and as a key purchase driver in the health and wellness market. For example, according to Frost & Sullivan, sectors of the health and wellness market that have experienced substantial growth in recent years include infant care and aged care, with particular sales growth occurring for established international brands such as Gerber, Nestlé and Vitabiotics.

Market Deficiencies and Consumer Mistrust

The current Chinese health and wellness industry is underfunded and overwhelmed by the PRC’s large population and rapidly changing demographics. The mismatch between demand and supply engenders consumer mistrust of incumbent health and wellness product and service providers, as well as the PRC’s healthcare system overall. Deficiencies in the current health and wellness industry include:

•	fragmentation in the retail market;

•	inefficiency in distribution channels;

•	limited market data;

•	counterfeit health and wellness products;

•	low quality and untested products and services that are potentially dangerous to consumer health;

•	proliferation of black markets; and

•	corruption and unethical business practices.

In addition, according to Frost & Sullivan, Chinese consumers approach health and wellness expenditure in a less impulsive way and tend to remain loyal to the platforms and brands that they trust, and effective health and wellness marketing requires the establishment of a relationship of trust with consumers through consumer education, interaction and follow-up.

We believe that the overall weakness of the health and wellness sector in the PRC, the deep-rooted mistrust of medical institutions and supply chains and the importance of disease prevention provide significant growth opportunities to companies that focus on understanding consumer needs, sourcing quality products, maintaining a broad range of affordable options, and providing excellent customer service.

Untapped Demand in “Lower-tier” Cities, Townships and Rural Areas

According to Frost & Sullivan, “lower-tier” cities refer to the cities that are not developed to the level of “Tier One” cities, namely Beijing, Shanghai, Guangzhou and Shenzhen, or as urbanized in terms of population, economics, infrastructure or education as the 15 new tier one cities, including Hangzhou, Suzhou, Chengdu, Wuhan, Xi’an and Chongqing, or the 30 tier two cities including Wenzhou, Hefei, Fuzhou, Foshan, Jinhua and Jiaxing. According to Frost & Sullivan, in 2018, approximately 3.0%, 10.2% and 13.0% of China’s population lived in tier one, new tier one and tier two cities, respectively. The “lower-tier” cities, townships and rural areas, accounted for the remaining 73.8% of China’s population.

“Lower-tier” cities, townships and rural areas have traditionally enjoyed limited coverage and product offerings by established online sales channels, such as T-mall or JD.com. However, as they continue to develop, they provide significant market opportunities, and will be the core drivers of the health and wellness integrated solution market in the PRC, according to Frost & Sullivan. The market size of the health and wellness integrated solution industry in “lower-tier” cities, townships and rural area is expected to grow at a CAGR of 21.4% over the period from 2018 to 2023, as compared to CAGRs of 16.3%, 20.3%, 18.8% over the same period for the market size in tier one, new tier one and tier two cities respectively.

BUSINESS

Our Mission

Our mission is to improve the health and well-being of consumers in China. We strive to achieve our mission by empowering consumers with access to quality products and trustworthy content to better address their health and wellness needs and those of their families.

Company Overview

We are one of China’s leading integrated solution providers in the rapidly growing non-medical health and wellness market. As an integrated solution provider, we act as the bridge between brand owners and Chinese consumers by marketing and distributing health supplements and food, mother and child care products, personal care products, household healthcare equipment and other health and wellness products. Through over seven years of operation, we have built an ecosystem where Chinese consumers are provided with customized health and wellness solutions that include quality products and trustworthy content.

We ranked first in China’s non-medical health and wellness integrated solution industry in terms of revenue in 2018 with a market share of 2.6%, according to Frost & Sullivan. The non-medical health and wellness integrated solution industry is the fastest growing segment within China’s health and wellness market, according to the same source. By leveraging our strong relationships with leading health and wellness brands at home and abroad, comprehensive online channel coverage, loyal customer base, proven content generation and distribution capabilities, deep industry knowhow and extensive consumer data, we believe we are well positioned to solidify our leading position in China’s highly fragmented non-medical health and wellness integrated solution industry and to serve China’s broader health and wellness market.

As of September 30, 2019, we sourced around 5,500 SKUs of quality health and wellness products from around 40 brand partners, including Abbott, Gerber, Perrier, Puritan’s Pride and Wyeth Nutrition, and offered them to consumers through various online and offline channels, including major e-commerce platforms, such as Tmall and JD.com, social e-commerce platforms, such as Pinduoduo, Yunji and Little Red Book, as well as other online and offline retailers. We also provide value-added services, such as designing and operating online stores and organizing online and offline marketing campaigns, to our brand partners to help them extend their consumer outreach.

In addition, as consumers in China are increasingly seeking higher quality health and wellness products, we believe there is a growing need for trustworthy health and wellness content that guides consumers to reliable products that suit their own health and wellness needs. To address this growing need, we partner with over 1,000 healthcare experts and KOLs to generate health and wellness content, combined with product recommendations, and distribute such content to consumers through multiple online and offline channels. In the month of September 2019, we, together with these healthcare experts and KOLs, generated around 2,200 health and wellness articles.

We optimize our brand partner and product portfolio from time to time by selecting brands and products that best address consumer needs in China based on the analysis of our 7.6 million paying consumer profiles and our market insights. Such market insights into Chinese consumer demand are in turn valued by our brand partners. We also have two proprietary brands, KGC and HST, which address the underserved demand for household healthcare equipment and traditional Chinese herbal tonics.

We have developed XG Health platform, an integrated family health management and service platform, which was launched in April 2019. XG Health offers consumers a rich array of health management plans, prepared by doctors and nutritionists, as well as health and wellness products. Consumers may also reach out to the healthcare experts on XG Health for further inquiries and receive customized non-medical health and wellness recommendations. In addition, we have rolled out a pilot program to partner with specialty stores in

“lower-tier” cities, townships and rural area in Anhui Province in China, which may source health and wellness products from us through XG Health and host health and wellness presentations given by healthcare experts we work with. As of September 30, 2019, 285 specialty stores had sourced products from us through this program.

Our net revenues grew by 102.6% from US$98.2 million in 2017 to US$199.0 million in 2018, and by 111.9% from US$71.4 million in the first six months of 2018 to US$151.3 million in the first six months of 2019. Our net income attributable to ECMOHO Limited grew by 117.9% from US$2.8 million in 2017 to US$6.1 million in 2018, and by 63.6% from US$1.1 million in the first six months of 2018 to US$1.8 million in the first six months of 2019.

Our Ecosystem

We have developed an ecosystem comprising consumers, brand partners, distributors, retailers and content generators. In our ecosystem, we provide consumers with quality health and wellness products and trustworthy health and wellness content. The following chart illustrates the interactions throughout our ecosystem:

Our ecosystem provides the following value propositions to its participants:

•	To brand partners: Portal into a broad customer population, market insights gained from extensive touchpoints, tailored marketing solutions and fulfillment support

•

To consumers: Personalized health and wellness solutions comprising quality and authentic health and wellness products, trustworthy health and wellness content and customized health and wellness recommendations

•	To distributors and retailers: Reliable supplies of quality health and wellness products, consumer education and fulfillment support

•	To content generators: Convenient platform for content generation and distribution, feedback collection and traffic direction

Our Strengths

A leading integrated solution provider in China’s rapidly growing non-medical health and wellness market

We are a leading integrated solution providers in China’s non-medical health and wellness market. As an integrated solution provider, we act as the bridge between brand owners and Chinese consumers, providing consumers with quality health and wellness products and trustworthy content and offering attractive value propositions to key stakeholders along the industry value chain.

The non-medical health and wellness integrated solution industry is the fastest growing market segment within China’s health and wellness market. According to Frost & Sullivan, this market segment grew at a CAGR of 50.9% from RMB8.3 billion (US$1.2 billion) in 2014 to RMB43.0 billion (US$6.3 billion) in 2018, and is expected to further increase to RMB108.6 billion (US$15.8 billion) in 2023, representing a CAGR of 20.3% between 2018 and 2023. The primary growth drivers of China’s non-medical health and wellness integrated solution industry are increasing online penetration of health and wellness consumption, penetration into lower-tier cities, townships and rural area and increasing health awareness. According to Frost & Sullivan, we ranked first in China’s non-medical health and wellness integrated solution industry in terms of revenue in 2018 with a market share of 2.6%.

We attribute our success to our strong relationships with leading international and domestic health and wellness brands, comprehensive online channel coverage, loyal customer base, proven content generation and distribution capabilities, extensive industry knowhow and robust technological capability. Equipped with such strengths, we believe we are well positioned to solidify our leading position in China’s highly fragmented non-medical health and wellness integrated solution industry and to serve China’s broader health and wellness market. According to Frost & Sullivan, China’s health and wellness market grew at a CAGR of 13.0% from RMB4,093.8 billion (US$596.5 billion) in 2014 to RMB6,668.6 billion (US$971.6 billion) in 2018, and is expected to further increase to RMB9,882.7 billion (US$1,440.0 billion) in 2023, representing a CAGR of 8.2% between 2018 and 2023.

Strong ability to generate and distribute health and wellness content, leading to a loyal customer base

Trustworthy health and wellness content, which allows consumers to discern which products are desirable, reliable or suitable, may not always be easily available or accessible in China, a problem that is more acute in “lower-tier” cities, townships and rural area. To address this problem, we partner with over 1,000 healthcare experts and KOLs to generate health and wellness content, combined with product recommendations, and distribute such content to consumers through multiple online and offline channels. In the month of September 2019, we, together with these experts and KOLs, generated around 2,200 health and wellness articles.

After consumers make purchases with us, we follow up with tailored content based on their historical purchases and projected health and wellness needs. Such content includes general health advice, customized daily health solutions of recommended exercises and recipes as well as relevant product recommendations. By leveraging the 7.6 million paying consumer profiles we have collected, we provide tailored product recommendations ranging from baby formula to nutritional supplements for seniors, covering every generation in a typical household and thus serving the health and wellness needs of the entire family, which in turn enhances our customer loyalty. Our repeat purchase rate increased from 32% in 2017 to 34% in 2018 and further to 35% in the nine months ended September 30, 2019.

To supplement our content distribution channels, we have recently launched our proprietary XG Health platform, an integrated family health management and service platform, to connect consumers, brand partners, retailers and healthcare experts. As of September 30, 2019, the platform distributed our proprietary health and wellness contents on a daily basis to over 240,000 registered users.

New retail model empowered by comprehensive channel coverage

We have built comprehensive online channel coverage that comprises major e-commerce platforms, such as Tmall and JD.com, social e-commerce platforms, such as Pinduoduo, Yunji and Little Red Book, other online retailers and our proprietary XG Health platform. Our online sales channels are equipped with established customer service capabilities. We have an in-house customer service team who handled a daily average of around 3,200 pre-sale enquiries in September 2019, 31.2% of which led to purchases. In addition, we have cooperated with 40 doctors and nutritionists to publish health management plans, respond to consumers’ enquiries and make customized health and wellness recommendations on XG Health platform. We believe these value-added services have significantly enhanced our sales and marketing capabilities.

Our fulfillment and content generation capabilities, acquired through our extensive experience in online channel operations, have laid a solid foundation for us to augment our offline presence and to explore the untapped market potential in “lower-tier” cities. We have rolled out a pilot program to partner with specialty stores in “lower-tier” cities, townships and rural area in Anhui Province in China, who may source health and wellness products from us through XG Health and host health and wellness presentations given by healthcare experts we work with, thus giving local consumers offline access to a range of quality health and wellness products and trustworthy content. As of September 30, 2019, 285 specialty stores had sourced products from us through this program.

We believe our comprehensive channel coverage will allow us to establish a new retail model that integrates online and offline channels and provides consumers a seamless shopping experience. In addition, our extensive touch points across multiple sales channels give us valuable market insights, especially into the vast and largely untapped consumer population in “lower-tier” cities, townships and rural areas, which further enhances our value propositions.

Strong relationships with leading health and wellness brand owners from around the world

We are a trusted partner to owners of over 60 leading health and wellness brands, including Abbott, Gerber, Puritan’s Pride, Wyeth Nutrition and Perrier. For some of our brand partners, we act as the sole online channel distributor or sole cross-border ecommerce distributor in China. In the six months ended June 30, 2019, products sourced from these brand partners accounted for 45.1% of our net revenues. We strategically select brands with global recognition or a leading position in their respective industry to address consumer demand. According to Frost & Sullivan, we work with more health and wellness brands than any other non-medical health and wellness integrated solution provider in China.

We provide our brand partners with comprehensive channel coverage, deep market insights and a whole suite of marketing solutions. In particular, we provide certain major brand partners with tailor-made marketing plans based on our market analysis and consumer analysis and help them launch online and offline marketing campaigns. Our proven track record in helping our brand partners succeed in China’s health and wellness market has helped us strengthen existing brand partnerships and expand our brand partner portfolio and product portfolio. Three of our top five brand partners in terms of revenue contributed by their products in 2018 have worked with us for more than three years. The number of health and wellness brands we work with increased from 41 as of December 31, 2017 to 64 as of September 30, 2019. The number of SKUs we sourced from these brand partners increased from around 4,000 as of December 31, 2017 to around 5,500 as of September 30, 2019.

As we deepen our relationship with our brand partners, we also help them grow their sales in China. In 2017 and 2018, there were respectively two and five major brand partners whose products contributed over US$10 million to our product sales revenues. In the nine-month period ended September 30, 2019, eight major brand partners already crossed the US$10 million threshold.

Key market insights and precision marketing based on extensive consumer data and strong data analytics

Our market insights, central to our value propositions, are based on the consumer data and analytics derived from our enterprise customer resource planning, or ECRP, system. We collect data from a wide variety of channels, including traffic and interactions on our XG Health platform, the online stores we operate on third-party e-commerce platforms and the social media accounts operated by us. These data include behavioral information such as consumers’ searches, inquiries and purchases as well as personal attributes volunteered by consumers. We construct context-rich user profiles by assigning behavior and personal attributes labels to each consumer. To date, we have accumulated profiles of 7.6 million paying consumers, which are updated and refined on an ongoing basis and help us devise individual-specific marketing plans. Analytics generated from this large dataset provide us with important insights about market trends, changes in consumer demographics and behavioral preferences, which are essential for us in designing broader campaigns for products and brands and optimizing our brand partner and product portfolio to better address consumer demand.

Visionary management team with substantial industry experience

Our visionary management team is the bedrock of our success. Members of the team possess on average over 15 years of industry experience and expertise in health and wellness, e-commerce, finance and corporate governance with a vision for growing an enterprise in China’s highly dynamic health and wellness market.

Our co-founders, Ms. Zoe Wang, who serves as our Chief Executive Officer, and Mr. Leo Zeng, who serves as our Chief Operating Officer, are pioneers in China’s health and wellness integrated solution industry. Ms. Wang was trained in traditional Chinese medicine and worked for 18 years as an advertising executive. Mr. Zeng has 15 years of experience in domestic and cross-border logistics and in e-commerce operations. By leveraging our co-founders’ expertise in health and wellness, sales and marketing and cross-border e-commerce, we became one of China’s first online cross-border health and wellness integrated solution providers.

Mr. Richard Wei, our Chief Financial Officer, has extensive experience in technology, finance and corporate governance. Mr. Wei was trained in computer science, worked as a technology equity analyst at global investment banks, and has served as the chief financial officer of a number of Asia-headquartered, SEC-registered public companies, including Shanda Games Limited, Spreadtrum Communications, Silicon Motion Technology Corporation, Kong Zhong Corporation and ASE Test Limited.

Mr. Guangbin You, our general manager in charge of the overall operation and management of the XG Health platform, has extensive sales, marketing and management experience in the healthcare industry. Prior to joining us, Mr. You worked for Wuhan Jiangmin Pharmaceutical Group for nearly 20 years, including nine years as national sales director and two years as the general manager of marketing.

Moreover, many members of the team have worked together for an extended period of time and helped build the Company from the ground up. The rapport that the team has built extends beyond the talent and skills of individual team members and contributes to a collective sense of mission.

Our Strategies

Expand our product and service offerings

We plan to expand our brand portfolio by strategically selecting brands that address unmet health and wellness needs of Chinese consumers. Based on the market insights acquired from the extensive touchpoints across multiple sales channels, we expect to focus in particular on certain underserved segments of the Chinese health and wellness market, such as maternal products, baby supplies, health supplements, health food and personal care products.

We will continue to focus on delivering high-quality, comprehensive solutions to our existing brand partners, and on identifying additional opportunities to strengthen our brand partner relationships by expanding the scope of cooperation providing additional services. Our plans include further investment in our fulfillment capabilities through our distribution channels and our warehouse and logistics infrastructure.

Expand our offline channel coverage

We believe there is significant unmet demand for health and wellness products in areas outside the tier one and tier two cities in China. Consumers in these areas prefer purchasing health and wellness products from local retailers, who usually have limited access to quality products and trustworthy content.

To tap into such demand, we plan to expand our offline coverage in these areas, primarily by enrolling local specialty stores in “lower-tier” cities, townships and rural area on our XG Health platform and thus providing them with dependable supplies of quality products. We also plan to host more offline consumer engagement activities, such as health and wellness presentations, in those areas to enhance the health consciousness of local consumers, which we believe leads to increased demand for the products we offer. We intend to expand our offline coverage nationwide and focus on the “lower-tier” cities, townships and rural areas, which account for 73.8% of China’s population as of the end of 2018, according to Frost & Sullivan.

Expand our content generation and distribution program

We seek to strengthen XG Health’s reputation as a trustworthy source of health and wellness content. To that end, we plan to engage more doctors, nutritionists and other content generators to bolster the content generation and distribution function of XG Health. We also plan to expand our customer reward program and encourage consumers to further distribute the content generated on XG Health. We believe these efforts will extend the outreach of our trustworthy health and wellness content, leading to enhanced customer stickiness.

Continue to invest in our consumer profiling and data analytics capabilities

We plan to further invest in and strengthen our consumer profiling and analytics capabilities based on browsing history, purchase behaviors and consumer feedback. The significant volume of data we have amassed presents an advantage in developing, training and testing analytical tools, and we intend to capitalize on that advantage in enhancing our data analytics capabilities. We will explore to enhance the application of artificial intelligence in our data analytics by cooperating with third parties in this area. We envisage a range of potential applications emerging from this effort, such as enhancing the efficiency and applicability of customer profiling, increasing the hit rate of our recommendations of products and services, and augmenting the precision of our broader marketing campaigns.

Pursue strategic collaboration, investment and acquisition opportunities in order to expand our product and service offerings, extend our geographic reach and enhance our technological capabilities

We plan to pursue strategic collaboration, investment and acquisition opportunities to supplement our product and service offerings. In addition, we expect to explore opportunities that could usher us to promising new markets, potentially through collaborations with existing or new brand partners. This could include examining opportunities for marketing and selling well-known Chinese-branded health and wellness products to the overseas Chinese communities. We may also evaluate opportunities for collaboration, investments and acquisitions that enhance our technological capabilities.

Our Business Model and Services

We generate revenues through product sales to consumers and retailers and services primarily to brand partners. The following table sets forth a breakdown of our revenues for the periods indicated:

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
					(unaudited)
	(in thousands of U.S. dollars, except percentages)
Product sales	95,573	97.3%	176,098	88.5%	66,326	92.9%	139,912	92.5%
Services	2,665	2.7	22,917	11.5	5,038	7.1	11,413	7.5

Total	98,238	100.0%	199,015	100.0%	71,364	100%	151,325	100%

Product Sales

We carefully select products that suit consumer needs and sell these products through a variety of channels. Through online flagship stores we operate on third-party e-commerce platforms, such as Tmall and JD.com, we sell our brand partners’ and our proprietary brands’ products directly to consumers. Some brand partners authorize us to operate their flagship stores on specific e-commerce platforms, while others’ products are offered in our self-operated flagship stores on third-party e-commerce platforms. In addition, we generate product sales through our proprietary XG Health platform. For details about product sales through our XG Health platform, see “Our Proprietary Brands and Platform – XG Health platform”.

We also sell our brand partners’ and our proprietary brands’ products to third-party e-commerce platforms, such as Tmall-Mart, JD.com, and other online and offline retailers. We typically enter into supply agreements with such e-commerce platforms and other retailers with a term of 6 to 12 months, during which the e-commerce platforms or other retailers place orders to us from time to time for specified products based on a predetermined price or based on price negotiated at the time of the order. Some of these agreements set forth the purchase price for the specified products; others provide that such price shall be set forth in each purchase order following consultation between the retailer and us.

In addition, we enter into consignment arrangements with certain e-commerce platforms, pursuant to which the title to the products we deliver to these e-commerce platforms remains with us until these products are sold to end consumers. These e-commerce platforms pay us the purchase price of the underlying products according to pre-determined billing cycles, but they have the right to return to us for a full refund any product that is returned by end consumers or has remained unsold for a specified period of time.

Services

We offer our brand partners marketing solutions tailored to their needs and charge fixed project-based service fees. Leveraging the market insights generated from our consumer data, we help our brand partners formulate their marketing strategies. We then implement such strategies by organizing a range of marketing activities for our brand partners, including designing and operating online stores, running online promotional events, organizing offline marketing campaigns featuring social media influencers and circulating marketing messages to consumers. We also regularly conduct research on China’s health and wellness market and provide the analysis to our brand partners.

Our Brand Partners and Brand Partner Development and Services

Brand Partners

As of September 30, 2019, we sourced 64 brands of products from 40 brand partners. The products we source cover a wide range of categories, including health supplements and food, mother and child care products, and personal care products. The following table sets forth a selection of the brands we work with and the products we source:

Categories	Selected Brand Partners	Selected Products
Health Supplements and Food	Beijing Tong Ren Tang Health	American Ginseng
	Puritan’s Pride	Chondroitin & MSM Joint Soother
	Perrier	Mineral Water
	Wyeth Pharmaceutical	Centrum Multivitamin

Mother and Child Care Products	Abbott	Eleva Organic Baby Milk Powder
	Gerber	DHA & Probiotic Rice
	Lansinoh	Lanolin Nipple Cream
	Wyeth Nutrition	Illuma Organic Growing-Up Formula Milk Powder

Personal Care Products	A.H.C	White Collagen Skincare Set
	Compeed	Anti Blister Stick

The table below sets forth a breakdown of our product sales revenue by product category:

	Year ended December 31,				Six months ended June 30,
	2017		2018		2018		2019
	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
	(in thousands of U.S. dollars, except percentages)
Health Supplements and Food	60,842	63.7%	80,318	45.6%	35,152	53.0%	55,561	39.7%
Mother and Child Care Products	16,081	16.8	69,270	39.4	21,342	32.2	63,587	45.4
Personal Care Products	4,857	5.1	11,289	6.4	2,299	3.5	11,841	8.5
Others*	13,793	14.4	15,221	8.6	7,533	11.3	8,923	6.4

Total	95,573	100.0%	176,098	100.0%	66,326	100.0%	139,912	100.0%

*	Includes household healthcare equipment and household cleaning products.

The growth in our product sales revenues in 2018 was primarily driven by the growth in the sales revenues of mother and child care products, which increased significantly from US$16.1 million in 2017 to US$69.3 million in 2018.

We typically enter into annual supply agreements with our brand partners and, in some cases, act as the sole online channel distributor or sole cross-border ecommerce distributor in China. We purchase products from our brand partners at a discount to retail price by placing orders on an as-needed basis based on the projected sales cycle of the underlying product. We typically commit to sales targets and sometimes minimum inventory requirements with our brand partners. In return, we often receive sales rebates from our brand partners. Toward the end of the term, we assess the underlying products’ performance and negotiate with the brand partners on the renewal of the agreement. We constantly optimize our brand partner and product portfolio based on our consumer data and analytics derived from the traffic and interactions on our XG Health platform, the online stores we operate on third-party e-commerce platforms and the social media accounts operated by us.

We also provide value-added services to some of our brand partners under the service fee model. See “ – Our Business Model and Services – Services” for details. We enter into separate service agreements with those brand partners for such services.

Brand Partner Development and Services

Brand partner screening and acquisition

We are highly selective in screening and choosing brand partners. We primarily focus on brands with global recognition, long and proven track records or leading positions in their respective market segments. We further screen potential brand partners by analyzing consumer behaviors, including their searches, inquiries and purchases, in the online flagship stores we operate on third-party e-commerce platforms or on our proprietary XG Health platform. Such records reveal the latest trends in consumer demand, allowing us to constantly review and from time to time strategically select brands with products that address the needs of consumers in China. In addition, we identify brands with significant market potential based on our market insights with a view to developing them into our major brand partners. Brands are generally willing to consider partnering with us because of our valuable insights into consumer demand, which enables targeted marketing efforts that are more effective and efficient than conventional marketing efforts without the support of consumer data analytics. To optimize the use of our resources, we also from time to time terminate our partnership with certain brands whose products do not perform as expected.

We also seek to deepen our relationships with existing brand partners by expanding the brand portfolio that they distribute through us. Five of the ten largest brand partners in terms of revenue contribution in the six months ended June 30, 2019 are under the common control of a global food and beverage company. At the beginning of 2017, we distributed only one brand owned by this company, and as the relationships deepened, we distributed 11 brands owned by this company as of September 30, 2019.

Brand partner services

Each of our brand partners is assigned an operations team led by an experienced operations director, who is responsible for managing our relationship with the brand partner and provides consultation on the brand partner’s needs. Based on such needs, we provide our brand partners with tailored marketing solutions, such as designing and operating online stores and organizing online and offline marketing campaigns. We are committed to offering premium services to our major brand partners by formulating customized marketing strategies organizing promotion events through e-commerce flagship stores and offline events. We also support our brand partners with supply chain management.

Case Study: Facilitating the Chinese market expansion of an established global brand

Gerber is a leading U.S.-based baby food brand recognized and trusted by consumers around the world. In April 2015, Gerber officially commenced its cross-border e-commerce business in China. Recognizing our unique local knowledge and valuable market insights derived through our extensive touchpoints and data analytics capabilities, Gerber engaged us in July 2016 to operate its cross-border e-commerce business in China.

In order to successfully fulfill our mandate, we devised and implemented a comprehensive and multifaceted China strategy for Gerber, including the following:

•	operating Gerber’s flagship stores on major e-commerce platforms, such as Tmall Global, Kaola and JD Worldwide;

•	setting up an independent operations team and providing consumer support for each sales channel;

•	organizing online and offline promotional events;

•	developing and operating Gerber’s WeChat mall; and

•	providing supply chain support and inventory management.

In 2018, the sales of Gerber’s cross-border e-commerce business in China generated through cooperation with us saw a year-on-year increase of 146.3%.

Our Proprietary Brands and Platform

Our Proprietary Brands

We have acquired two brands to provide tailored products that target underserved market niches. The products of these two brands are manufactured by third parties that we enter into annual manufacturing and supply agreements with.

Heng Shou Tang

We acquired Heng Shou Tang, a traditional Chinese herbal tonics brand, in April 2016 to better serve the untapped demand of younger consumers in China for traditional Chinese herbal tonics. In 2017, 2018 and the six months ended June 30, 2018 and 2019, revenues from the sales of Heng Shou Tang products were US$3.2 million, US$3.4 million, US$1.6 million and US$1.1 million, respectively.

KGC

We acquired KGC, a household healthcare equipment brand that specializes in premium massage chairs, in December 2016, as our analytics showed low market penetration of massage chairs among the Chinese middle class, especially the younger office workers. We customized the KGC products based on our market insights and focus our marketing efforts on consumers suggested by our ECRP system. The sales revenues of KGC products increased from US$4.3 million in 2017 to US$7.1 million in 2018 and were US$3.5 million and US$1.9 million in the six months ended June 30, 2018 and 2019, respectively.

XG Health platform

We have developed XG Health, an integrated family health management and service platform that connects consumers with our brand partners and healthcare experts. XG Health is accessible to consumers through its WeChat public account and offers health management plans such as blood pressure control and weight management programs. These health management plans, prepared by the doctors and nutritionists we work with, contain detailed guidelines on dietary plans and other daily routines and, where relevant, include product recommendations. Consumers may reach out to these healthcare experts for further inquiries and receive customized non-medical health and wellness recommendations. We are in the process of entering into consulting agreements with these healthcare experts. Also available on XG Health are a rich array of carefully selected health and wellness products. Consumers may purchase these products for themselves or promote these products on social media and earn commissions on an actual sale, payable by us after we receive the payment from consumers. The commission rate is typically 3% to 5% and varies depending on product category and the promoter’s popularity.

In addition, we have recently launched an XG Health mobile app for retailers where they can source health and wellness products from us. We have rolled out a pilot program to invite owners of specialty stores in “lower-tier” cities, townships and rural area in Anhui Province in China to register on this app and plan to expand our offline coverage nationwide.

Content Generation and Promotional Activities

Content Generation

We partner with over 1,000 healthcare experts and KOLs to generate health and wellness content. These content generators, who receive a fixed fee from us, provide general advice on trending non-medical health and wellness topics and, based on product information from our brand partners, combine such advice with product recommendations. The generated content is then vetted by the relevant brand partner and processed by our 128-person contents team, comprising specialists in editing and website design and in-house licensed nutritionists, for publication. Such content is published as articles and short videos on various social media accounts we operate and sometimes provided to news and information outlets with embedded links to our online stores. Our contents team receive ongoing training from and supervision by our legal team, ensuring that the content generated complies with the relevant PRC laws and regulations.

Online Promotional Activities

We operate online flagship stores on multiple e-commerce platforms. See “– Our Business Model and Services” for details. Our online presence is a crucial component of our sales and marketing strategy and consumer-centric ecosystem, and we use a number of methods to increase site traffic, including conducting sales promotions through the online flagship stores, paying for advertisements tied to certain health and wellness-related keywords on search engines and generating blogs and videos that increase our exposure to target consumers. In addition, we leverage our data analytics capabilities to conduct targeted marketing. See “—Technology Infrastructure” for details.

Offline Promotional Activities

We regularly engage in a range of offline promotional activities. To attract consumers, we host free healthcare presentations given by medical practitioners that are open to the public, and where samples of health and wellness products related to the presentation’s topic are given out for free. To attract more retailers, we host promotional presentations for our brand partners that are attended by their senior executives. We also plan to host more offline consumer engagement activities, such as health and wellness presentations, in ”lower-tier” cities, townships and rural area in China to enhance the health consciousness of local consumers, which we believe leads to increased demand for the products we offer.

Fulfillment and Payment

From our years of experience in the cross-border and domestic e-commerce business, we have acquired significant knowhow in managing the entire fulfillment process. We engage third-party warehousing and logistics service providers to ship the products we source from our brand partners to the warehouses we designate. We store our inventory in facilities occupying an aggregate floor area of approximately 50,000 square meters, comprising the two warehouses we lease and operate in Shanghai and Hangzhou and facilities operated by third-party warehousing and logistics service providers located in different cities in China and different countries, including the United States and Korea. We monitor and adjust our inventory level on an ongoing basis based on our sales projections and the shipment schedule of our brand partners. In the case of cross-border e-commerce, we arrange bulk shipment from our brand partners’ overseas warehouses to cross-border bonded zones in China pending customs clearance. Once a consumer places an order and makes payment, we clear the products through customs, including making the necessary tax payment, and deliver the products to the consumer.

We deliver products purchased by consumers and retailers nationwide through 16 third-party couriers. We typically enter into annual service agreements with warehousing and logistics service providers and third-party couriers and assume risks of damage and loss not attributable to the service provider’s fault.

Technology Infrastructure

Our technology infrastructure is critical to our ability to serve consumers, including our data analytic capabilities. As of September 30, 2019, our technology and IT team consisted of 60 employees, including core team members with extensive experience with e-commerce and Internet companies in China.

Central to our data analytics capabilities is our enterprise customer resource planning, or ECRP, system. The ECRP system retrieves orders placed by consumers directly with us and creates a profile for each consumer. To remove duplicate profiles across different channels, the ECRP system runs a check on IP address and contact information, such as mobile number and delivery address. Based on the order placed, each consumer profile is automatically assigned labels that enable targeted marketing.

Case Study: Targeted marketing along a consumer’s life cycle

Consumer A is an expectant mother in Beijing. Seeking information and insights into making better health and wellness choices, Consumer A visited the Wyeth Nutrition overseas flagship store on Tmall operated by us, upon which her first search and order was for folic acid, a substance generally taken by pregnant women to prevent birth defects.

Based on the registration information provided by Consumer A and her initial search and purchase, our ECRP system began compiling an initial individualized consumer profile to be used in targeted product marketing and suggestions for content. This profile was then expanded as Consumer A made other searches and purchases. Directed by pre-programmed algorithms, the ECRP system sent Consumer A targeted information relating to pregnancy. Further, as time progressed, information that relates to each particular stage of pregnancy was sent to her, alongside customized promotional materials for best-selling products among women in her stage of pregnancy. The nature of these promotional materials continually changed to match her circumstances, including promoting baby formula and infant healthcare products once the time for Consumer A’s delivery approached.

Consumer A appreciates the recommendations she receives from us and the convenience of having relevant products and information for herself and her family shown to her. Consumer A now purchases products for her baby directly from us, and is confident that the items she receives will be trustworthy, high quality and safe for her family.

Based on our consumers’ historical purchases and responses to our marketing messages, the ECRP system may assign each consumer numerous labels that differentiate their health and wellness needs, brand preferences, purchasing power and level of interest in our promotional activities. In addition, our data analysts monitor the sales data gathered by the ECRP system on an ongoing basis and identify trends in consumer demand.

We also license from third parties software programs that provide support for other aspects of our operations, including supply chain management, warehousing management and financial accounting. In addition, we are committed to ensuring the security and reliability of our technology infrastructure and safeguarding our data. We have adopted comprehensive cybersecurity and system back-up policies and regularly conduct internal audits on compliance with these policies. We also maintain a data recovery center in Songjiang District, Shanghai in China. We intend to further invest in our technology infrastructure to support the growth of our business.

Intellectual Property

We regard our trademarks, copyright, service marks, domain names, trade secrets, proprietary technologies and other intellectual property as critical to our success. To protect our proprietary rights in content, services and technology, we rely on trademark, copyright and trade secret protection laws in China. As of September 30, 2019, we owned 339 registered trademarks, including those relating to our “ECMOHO” brand name and our proprietary brands of “KGC” and “Heng Shou Tang”. As of the same date, we also owned 23 copyrights, 11 domain names and 11 patents in China and Hong Kong.

We use our brand partners’ names, logos and other marks in connection with marketing and selling their products. Some of our agreements with our brand partners provide us with licenses, typically coterminous with the agreement, to use their intellectual property for the said purposes; others require that we obtain the brand partner’s consent for specific uses of the brand partner’s intellectual property. We do not register our brand partners’ trademarks in China on their behalf.

Employees

As of September 30, 2019, we had a total of 639 full-time employees. We had a total of 397, 403 and 651 full-time employees as of December 31, 2016, 2017 and 2018, respectively. Substantially all of our full-time employees are based in China.

The following table sets forth a breakdown of our employees as of September 30, 2019 by function:

Function	Number
Fulfillment	66
Sales and marketing	441
General and administrative	72
Research and development	60

Total	639

As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We typically enter into standard employment agreements and confidentiality agreements or clauses with our senior management and core personnel. These agreements include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for six months after termination of his or her employment.

We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes.

Properties and Facilities

Our corporate headquarters are located in Shanghai. We also lease office space in Hangzhou, Xining and Yinchuan and warehouse space in Shanghai and Hangzhou. As of September 30, 2019, we leased an aggregate of approximately 6,100 square meters of office space and an aggregate of approximately 51,000 square meters of warehouse space. We believe that our existing properties and facilities are generally adequate for our current needs, but we expect to seek additional space as needed to accommodate our future growth.

Insurance

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. Additionally, we provide accident insurance and supplementary medical insurance for certain key personnel. We do not maintain business interruption insurance, product liability insurance or key-man life insurance. We consider our insurance coverage sufficient for our business operations in China.

Legal Proceedings

From time to time, we are involved in legal proceedings in the ordinary course of our business. See “Risk Factors—Risks Related to Our Business and Industry—We may from time to time become party to litigation, other legal or administrative disputes and proceedings that may materially and adversely affect us.” for a lawsuit involving Heng Shou Tang, our proprietary brand. Except as disclosed in this prospectus, we are currently not a party to any material legal or administrative proceedings.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Relating to Foreign Investment

Investment in the PRC conducted by foreign investors and foreign-owned enterprises shall comply with the Catalog for the Guidance of Foreign Investment Industries, or the Catalog, which was first issued in 1995 and amended from time to time. The most updated Catalog was promulgated by the Ministry of Commerce of the People’s Republic of China, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, on June 28, 2017 and became effective on July 28, 2017, and contains specific provisions guiding market access of foreign capital and stipulates in detail the areas of entry pertaining to the categories of encouraged foreign investment industries, restricted foreign investment industries and prohibited foreign investment industries. The encouraged foreign investment industries were substituted by the Catalog of Industries for Encouraged Foreign Investment (2019 Edition) promulgated on June 30, 2019 and became effective July 30, 2019. The latter two categories are recently amended by the Special Administrative Measures for Access of Foreign Investments, or the Negative List 2019. Any industry not listed in the Negative List 2019 is a permitted industry and generally open to foreign investment unless specifically prohibited or restricted by PRC laws and regulations. According to the Negative List 2019, value-added telecommunications services (with the proportion of foreign investment not exceeding 50%, excluding e-commerce, domestic multi-party telecommunication, storage and forwarding business, and call center) is restricted for foreign investment.

On September 3, 2016, the Standing Committee of National People’s Congress, or the SCNPC, passed the Decision of the Standing Committee of the National People’s Congress on Revising Four Laws including the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises, or the Decision, which became effective on October 1, 2016. According to the Decision, the establishment, operation period and its extension, breakup, merger or any other major changes of a foreign-invested enterprise, or the FIE, in a sector not subject to special entry administrative measures will be simplified by going through government record-filing instead of a government approval process. According to the Announcement of the NDRC and the MOFCOM [2016] No.22 issued on October 8, 2016, the special entry administrative measures shall be applicable and implemented to the restricted foreign investment industries, prohibited foreign investment industries and encouraged foreign investment industries which have requirements as to shareholding and qualifications of senior management stipulated in the then-effective Catalog. At the same date, the MOFCOM promulgated the Provisional Filing Administrative Measures on Establishment and Modifications for Foreign Investment Enterprises, as amended on July 30, 2017 and June 29, 2018, which request the establishment and modifications of FIEs not subject to the special entry administrative measures, to be filed with the delegated commerce authorities and specify the procedures and requirements for such filing in detail.

Foreign Investment Law

On March 15, 2019, the SCNPC promulgated the Foreign Investment Law, which will become effective on January 1, 2020 and replace the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Foreign Owned Enterprise Law, together with their implementation rules and ancillary regulations. The organization form, organization and activities of foreign-invested enterprises shall be governed, among others, by the PRC Company Law and the PRC Partnership Enterprise Law. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may retain the original business organization and so on within five years after the implementation of this Law.

Regulation Relating to Value-added Telecommunications Services

Foreign Investment in Value-Added Telecommunications

Foreign direct investment in telecommunications companies in China is regulated by the Administrative Provisions on of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which were issued by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016, respectively. The FITE Regulations stipulate that a foreign-invested telecommunications enterprise in the PRC, or the FITE, must be established as a sino-foreign equity joint venture for operations in the PRC. Under the FITE Regulations and in accordance with WTO-related agreements, the foreign party investing in a FITE engaging in value-added telecommunications services may hold up to 50% of the ultimate equity interests of the FITE. In addition, the major foreign party to be the shareholder of the FITE must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating a value-added telecommunications business. The FITE that meets these requirements must obtain approvals from the Ministry of Industry and Information Technology, or the MIIT, and the MOFCOM or their authorized local branches, which retain considerable discretion in granting approvals. Furthermore, the foreign party investing in e-commerce business, as a type of value-added telecommunications services, has been allowed to hold up to 100% of the ultimate equity interests of the FITE based on the Circular of the Ministry of Industry and Information Technology on Removing the Restrictions on Shareholding Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-commerce) Business issued on June 19, 2015 and the current effective Catalog of Telecommunications Services, or the Telecom Catalog.

On July 13, 2006, the Ministry of Information Industry of the PRC, or the MII, which is the predecessor of the MIIT, promulgated the Notice of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Services, or the MII Notice, which reiterates certain requirements of the FITE Regulations and strengthens the administration by the MII. Under the MII Notice, if a foreign investor intends to invest in PRC value-added telecommunications business, the FITE must be established to apply for the relevant telecommunications business licenses. In addition, a domestic company that holds a license for the provision of value-added telecommunications services is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct value-added telecommunications businesses illegally in China. Trademarks and domain names that are used in the provision of value-added telecommunications services must be owned by the license holder or its shareholders. The MII Notice also requires that each value-added telecommunications services license holder have appropriate facilities for its approved business operations and to maintain such facilities in the business regions covered by its license. The value-added telecommunications services license holder shall perfect relevant measures for safeguarding the network and information, establish relevant administrative system for information safety, set up the procedures for handling emergencies of network and information safety and implement the liabilities of information safety.

Telecommunications Regulations

The Telecommunications Regulations of the People’s Republic of China, or the Telecom Regulations, promulgated on September 25, 2000 and amended on July 29, 2014 and February 6, 2016, are the primary PRC laws governing telecommunications services, and set out the general framework for the provision of telecommunications services by domestic PRC companies. The Telecom Regulations require that telecommunications service providers shall obtain operating licenses prior to commencing operations. The Telecom Regulations draw a distinction between basic telecommunications services and value-added telecommunications services. The Telecom Catalog, promulgated by the MII on February 21, 2003, amended by the MIIT on December 28, 2015 and June 6, 2019 and issued as an attachment to the Telecom Regulations, identifies Internet information services and online data processing and transaction processing as value-added telecommunications services.

On July 3, 2017, the MIIT issued the revised Administrative Measures for the Licensing of Telecommunications Business, or the Telecom License Measures, which became effective in September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures require that an operator of value-added telecommunications services obtain a value-added telecommunications business operating license from the MIIT or its provincial level counterparts. The term of a value-added telecommunications business license is five years and subject to annual inspection.

Internet Information Services

On September 25, 2000, the State Council promulgated the Measures for the Administration of Internet Information Services, or the ICP Measures, as amended on January 8, 2011. Under the ICP Measures, the internet information service is categorized into commercial internet information services and non-commercial internet services. The operators of non-commercial internet information services must file with relevant governmental authorities and operators of commercial internet information services in China must obtain a license for internet information provision, or the ICP License, from the relevant governmental authorities, and the provision of particular information services, such as news, publishing, education, healthcare, medicine and medical device, and must also comply with relevant laws and regulations and obtain the approval from competent governmental authorities.

Internet information service providers are required to monitor their websites. They may not post or disseminate any content that falls within prohibited categories provided by laws or administrative regulations and must stop providing any such content on their websites. The PRC government may order ICP License holders that violate the content restrictions to correct those violations and revoke their ICP Licenses under serious conditions.

The MIIT released the Circular on Regulating the Use of Domain Names in Internet Information Services on November 27, 2017, effective from January 1, 2018, which provides that the domain names used by the Internet information service provider in providing Internet information services shall be registered and owned by such Internet information service provider, and if the Internet information service provider is a legal entity, the domain name registrant shall be the legal entity (or any of its shareholders), or its principal or senior manager.

Mobile Internet Applications Information Services

On June 28, 2016, the Cyberspace Administration of China, or the CAC, promulgated the Administrative Provisions on Mobile Internet Applications Information Services, or the APP Provisions, which became effective on August 1, 2016. Under the APP Provisions, mobile application providers are prohibited from engaging in any activity that may endanger national security, disturb the social order, or infringe the legal rights of third parties, and may not produce, copy, issue or disseminate through internet mobile applications any content prohibited by laws and regulations. The APP Provisions also require application providers to procure relevant qualifications required by laws and regulations to provide services through such applications.

Regulations Relating to Medical Devices Operation and Service

Medical Devices Operation

According to the Regulations on the Supervision and Administration of Medical Devices, which was promulgated by the State Council on January 4, 2000 and amended on March 7, 2014 and May 4, 2017, respectively, and the Measures on the Supervision and Administration of the Business Operations of Medical Devices, which was promulgated by the State Food and Drug Administration, or the SFDA, the predecessor of the China Food and Drug Administration, or the CFDA, on July 30, 2014 and amended on November 17, 2017 and other relevant laws and regulations, business operations of medical devices are regulated based on the degree of risks involving the medical devices, which are divided into three categories. Operation of Class I medical devices does not require a license or record-filing, while operations of Class II medical devices and Class III medical devices are subject to record-filing and licensing requirements, respectively. An entity engaging in the operation of medical devices shall meet certain requirements with respect to its management system, personnel, facilities etc., and shall apply for approval to operate Class III medical devices and make record-filing with relevant governmental authority to operate Class II medical devices. The valid term of medical devices operation permit is five years.

Regulations Relating to Online Operation of Drugs and Medical Devices

Internet Drug Information Service

The Administrative Measures for Internet Drug Information Service, or the Internet Drug Measures, was promulgated by the SFDA on July 8, 2004 and amended by the CFDA on November 17, 2017, pursuant to which the internet drug information service means service activities of providing online users with drug (including medical device) information via Internet and is divided into commercial internet drug information services and non-commercial internet drug information services. The website operator that provides drugs (including medical devices) information services must obtain an Internet Drug Information Service Qualification Certificate from the competent counterpart of the CFDA. The valid term for an Internet Drug Information Service Qualification Certificate is five years and may be renewed at least six months prior to its expiration date upon a re-examination by the relevant governmental authorities.

Furthermore, as requested by Internet Drug Measures, the information relating to drugs shall be accurate and scientific in nature, and its provision shall comply with the relevant laws and regulations. No product information of narcotic drugs, psychotropic drugs, medicinal toxic drugs, radiopharmaceutical, detoxification drugs and pharmaceutics made by medical institutes shall be published on the website. In addition, advertisements relating to drugs (including medical devices) shall be approved by the CFDA or its competent counterparts.

Online Sales of Medical Device

Under PRC laws and regulations, the medical devices are allowed to be sold online in general.

On December 20, 2017, the CFDA promulgated the Measures for the Administration and Supervision of Online Sales of Medical Devices, or the Online Medical Devices Sales Measures, which became effective on March 1, 2018. According to the Online Medical Devices Sales Measures, enterprises engaged in online sales of medical devices must be medical device manufacture and operation enterprises that have obtained a medical devices production license or operation license or have been filed for record, unless such licenses or record-filing is not required by laws and regulations, and the third-party platform for provision of online medical devices transaction services shall obtain an Internet Drug Information Service Qualification Certificate. Enterprises engaged in online sales of medical devices and providers of third-party platforms providing online trading service for medical devices shall take technical measures to ensure that the data and materials of online sales of medical devices are authentic, complete and traceable, for example the records of sales information of medical devices shall be kept for two years after the lifetime of the medical devices, and for no less than five years in case of no lifetime limit, or be kept permanently in case of implanted medical devices.

Regulations Relating to Online Trading and E-Commerce

On January 26, 2014, the State Administration for Industry and Commerce, or the SAIC, the predecessor of the General Office of the State Administration for Market Regulation) promulgated the Administrative Measures for Online Trading, or the Online Trading Measures, which became effective on March 15, 2014, to regulate all operating activities for product sales and services provision via the internet (including mobile internet). It stipulates the obligations of online products operators and services providers and certain special requirements applicable to third-party platform operators. Furthermore, the MOFCOM promulgated the Provisions on the Procedures for Formulating Transaction Rules of Third-Party Online Retail Platforms (Trial) on December 24, 2014, which became effective on April 1, 2015, to guide and regulate the formulation, revision and enforcement of transaction rules by online retail third-party platforms operators. These measures impose more stringent requirements and obligations on third-party platform operators. For example, third-party platform operators are obligated to make public and file their transaction rules with MOFCOM or their respective provincial counterparts, examine and register the legal status of each third-party merchant selling products or services on their platforms and display on a prominent location on a merchant’s webpage the information stated in the merchant’s business license or a link to its business license. Where third-party platform operators also conduct self-operation of products or services on the platform, these third-party platform operators must make a clear distinction between their online direct sales and sales of third-party merchant products on their third-party platforms to avoid misleading the consumers.

After the issuance of Online Trading Measures, the SAIC has issued a number of guidelines and implementing rules aimed at adding greater specificity to these regulations and continues to consider and issue guidelines and implementing rules in this industry. For example, the Ministry of Finance, or the MOF, the General Administration of Customs, or the GAC, and the SAT issued the Circular on Tax Policy for Cross-Border E-commerce Retail Imports on March 24, 2016, which became effective on April 8, 2016 and the Circular on Improving Tax Policies for Cross-Border E-commerce Retail Imports on November 29, 2018, which became effective on January 1, 2019, to regulate cross-border e-commerce trading and introduced the concept of the List of Imported Commodities Retailed through Cross-Border E-commerce, or the Cross-Border E-Commerce Goods List, which has been issued and updated by the three authorities together with other relevant authorities from time to time. The Cross-Border E-Commerce Goods List has been recently updated in November 2018 and the Circular on Improving the Regulation of Cross-border E-commerce Retail Imports issued by the MOFCOM, the NDRC, the MOF, the GAC, the SAT and the SAIC in November 2018 to further implement the rules and pursuant to which, qualified retail imported goods on cross-border e-commerce platforms shall be treated as personal items which are not subject to stricter regulations and higher tax rates applicable to normal imported goods in 37 cross-border e-commerce trial cities.

On August 31, 2018, the SCNPC promulgated the E-Commerce Law of the People’s Republic of China, or the E-Commerce Law, which took effect on January 1, 2019. The promulgation of the E-Commerce Law established the basic legal framework for the development of China’s E-Commerce business and clarified the obligations of the operators of E-Commerce platforms and the possible legal consequences if operators of E-commerce platforms are found to be in violation of legally prescribed obligations. For example, pursuant to the E-Commerce Law, an operator of an E-commerce platform shall give appropriate reminders to and provide convenience for the operators on its platform who have not completed the formalities for the registration of market entities to complete such formalities. Also, an operator of an E-commerce platform is legally obligated to verify and register the information of the business operators on its platform, prepare emergency plans in response to possible cyber security incidents, keep the transaction information for no less than three years from the date on which the transaction has been completed, establish rules on the protection of intellectual property rights and conform to the principle of openness, fairness and justice. Violation of the provisions of the E-Commerce Law may entail being ordered to make corrections within a prescribed period of time, confiscation of gains illegally obtained, fines, suspension of business, inclusion of such violations in the credit records and possible civil liabilities.

Regulations Relating to Food Business

The Food Safety Law of the People’s Republic of China, which was effective as from June 1, 2009 and amended by the SCNPC on April 24, 2015, December 29, 2018, and became effective on the same date, and the Implementation Regulations of the Food Safety Law of the People’s Republic of China, which took effect as from July 20, 2009 and were amended by the State Council on February 6, 2016, regulate food safety and set up a system of the supervision and administration of food safety and adopt food safety standards. The State Council implements a licensing system for the food production and transaction. To engage in food production, sale or catering services, the business operator shall obtain a license in accordance with the laws. Furthermore, the State Council implements strict supervision and administration for special categories of foods such as healthcare foods, formula foods for special medical purposes and infant formula foods.

The Administrative Measures for Food Operation Licensing, promulgated by the CFDA on August 31, 2015 and amended on November 17, 2017 regulates the food business licensing activities, strengthens the supervision and management of food business and ensures food safety. Food business operators shall obtain one Food Business License for one business venue where they engage in food business activities. The valid term of a food business license is five years.

According to the Administration Measures of Health-care Food Products issued by the Ministry of Health, or the MOH, on March 15, 1996, any food claimed to have the effect of health-care must be identified by the MOH.

Regulations Relating to Product Quality and Consumers Protection

According to the Product Quality Law of the People’s Republic of China, which was effective as from September 1, 1993 and amended by the SCNPC on July 8, 2000, August 27, 2009 and December 29, 2018 respectively, products for sale must satisfy relevant safety standards and sellers shall adopt measures to maintain the quality of products for sale. Sellers may not mix impurities or imitations into products, or pass counterfeit goods off as genuine ones, or defective products as good ones or substandard products as standard ones. For sellers, any violation of state or industrial standards for health and safety or other requirements may result in civil liabilities and administrative penalties, such as compensation for damages, fines, confiscation of products illegally manufactured or sold and the proceeds from the sales of such products illegally manufactured or sold and even revoking business license; in addition, severe violations may subject the responsible individual or enterprise to criminal liabilities.

According to the Consumers Rights and Interests Protection Law of the People’s Republic of China, or the Consumers Rights and Interests Protection Law, which became effective on January 1, 1994 and was amended by the SCNPC on August 27, 2009 and October 25, 2013 respectively, business operators should guarantee that the products and services they provide satisfy the requirements for personal or property safety, and provide consumers with authentic information about the quality, function, usage and term of validity of the products or services. The consumers whose interests have been damaged due to the products or services that they purchase or accept on the internet trading platforms may claim damages to sellers or service providers. Where the operators of the online trading platforms are unable to provide the real names, addresses and valid contact details of the sellers or service providers, the consumers may also claim damages to the operators of the online trading platforms. Operators of online trading platforms that clearly knew or should have known that sellers or service providers use their platforms to infringe upon the legitimate rights and interests of consumers but fail to take necessary measures must bear joint and several liabilities with the sellers or service providers. Moreover, if business operators deceive consumers or knowingly sell substandard or defective products, they should not only compensate consumers for their losses, but also pay additional damages equal to three times the price of the goods or services.

On January 6, 2017, the SAIC issued the Interim Measures for Seven-day Unconditional Return of Online Purchased Goods, which became effective on March 15, 2017, further clarifying the scope of consumers’ rights to make returns without a reason, including exceptions, return procedures and online trading platform operators’ responsibility to formulate seven-day unconditional return rules and related consumer protection systems, and supervise the merchants for compliance with these rules.

Regulations Relating to Pricing

In China, the prices of a very small number of products and services are guided or fixed by the government. According to the Pricing Law of the People’s Republic of China, or the Pricing Law, promulgated by the SCNPC on December 29, 1997 and became effective on May 1, 1998, business operators must, as required by the government departments in charge of pricing, mark the prices explicitly and indicate the name, origin of production, specifications and other related particulars clearly. Business operators may not sell products at a premium or charge any fees that are not explicitly indicated. Business operators must not commit the specified unlawful pricing activities, such as colluding with others to manipulate the market price, using false or misleading prices to deceive consumers to transact, or conducting price discrimination against other business operators. Failure to comply with the Pricing Law may subject business operators to administrative sanctions such as warning, ceasing unlawful activities, compensation, confiscating illegal gains and fines. The business operators may be ordered to suspend business for rectification or have their business licenses revoked under severe circumstances.

Regulations Relating to Management of Importing Goods

According to the Customs Law of the People’s Republic of China, promulgated by the SCNPC on January 22, 1987, amended on July 8, 2000, June 29, 2013, December 28, 2013, November 7, 2016 and November 4, 2017, and became effective as from November 5, 2017, unless otherwise provided for, the declaration of import or export commodities and the payment of duties may be made by the consignees or consigners themselves, and such formalities may also be completed by their entrusted customs brokers that have registered with the Customs. The consignees and consignors for imported or exported commodities and the customs brokers engaged in customs declaration shall register with the Customs for their declaration activities in accordance with the laws. The declaration of inward and outward articles and payment of duties on them may be made by the owners of the articles themselves or by the persons they have entrusted with the work.

According to the Foreign Trade Law of the People’s Republic of China, promulgated by the SCNPC on May 12, 1994, amended on April 6, 2004 and November 7, 2016, and effective as from November 7, 2016, and the Measures for the Archival Filing and Registration of Foreign Trade Business Operators, promulgated by the MOFCOM on June 25, 2004 and became effective on July 1, 2004 and further revised on August 18, 2016, foreign trade operators engaged in goods or technology import and export shall go through the registration for record formalities with the MOFCOM or its entrusted institutions, except for those that are exempted from the registration for record formalities in accordance with the laws, administrative regulations and the rules of the MOFCOM. Customs will decline to carry out customs clearance and inspection procedures for the import and export of goods for operators that fail to go through the registration for record formalities.

Pursuant to the Notice of the Ministry of Commerce on Relevant Issues Concerning the Filing and Registration of Right to Foreign Trade of Foreign-invested Enterprises issued by the MOFCOM on August 17, 2004 and effective as of the same date, any FIEs established after July 1, 2004 that engages in import or export of self-use or self-produced goods and technologies of this enterprise need not go through the registration for record formalities for foreign trade operators.

The principal regulations on the inspection of import and export of commodities are set out in the Import and Export Commodity Inspection Law of the People’s Republic of China promulgated by the SCNPC on February 21, 1989 and amended on April 28, 2002, June 29, 2013, April 27, 2018 and December 29, 2018 and its implementation rules. According to the aforesaid laws and regulations, the imported and exported commodities that are subject to compulsory inspection listed in the catalog compiled by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC shall be inspected by the commodity inspection authorities, and the imported and exported commodities that are not subject to statutory inspection shall be subject to random inspection. Consignees and consignors or their entrusted agents may apply for inspection to the commodity inspection authorities.

Pursuant to the Administrative Measures for the Import and Export of Goods of the People’s Republic of China which were issued by the State Council on December 10, 2001 and became effective on January 1, 2002, the PRC government implements a unified administrative system for the import and export of goods, which allows free import and export of goods and maintains the fairness and orderliness of the import and export of goods according to law. Unless clearly provided in laws and administrative regulations that the import or export of goods is forbidden or restricted, no entity or individual may establish or maintain prohibitive or restrictive measures over the import and export of goods.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate of the People’s Republic of China promulgated by the SCNPC on July 5, 1994, amended on August 30, 2007 and August 27, 2009, and took effect on August 27, 2009 (which was further amended on August 26, 2019 and will be effective on January 1, 2020), when leasing premises, the lessor and lessee are required to enter into a written lease contract, containing such provisions as the leasing term, use of the premises, rental and repair liabilities, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department. If the lessor and lessee fail to go through the registration procedures, both lessor and lessee may be subject to fines.

According to the Contract Law of the People’s Republic of China, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

Pursuant to the Property Law of the People’s Republic of China, if a mortgagor leases the mortgaged property before the mortgage contract is executed, the previously established leasehold interest will not be affected by the subsequent mortgage; and where a mortgagor leases the mortgaged property after the creation and registration of the mortgage interest, the leasehold interest will be subordinated to the registered mortgage.

Regulations Relating to Advertising

In 1994, the SCNPC promulgated the Advertising Law of the People’s Republic of China, or the Advertising Law, which was recently revised on April 24, 2015, October 26, 2018 and became effective on the same date. The Advertising Law regulates commercial advertising activities in the PRC and sets out the obligations of advertisers, advertising operators, advertising publishers and advertisement endorser, and prohibits any advertisement from containing any obscenity, pornography, gambling, superstition, terrorism or violence-related content. Any advertiser in violation of such requirements on advertisement content will be ordered to cease publishing such advertisements and imposed a fine ranging from RMB200,000 to RMB1,000,000; in severe circumstances, the business license of such advertiser may be revoked, and the relevant authorities may revoke the approval document for advertisement examination and refuse to accept applications submitted by such advertiser for one year. In addition, any advertising operator or advertising publisher in violation of such requirements will be imposed a fine ranging from RMB200,000 to RMB1,000,000, and the advertisement fee received will be confiscated; in severe circumstances, the business license of such advertising operator or advertising publisher may be revoked.

The Interim Measures for the Administration of Internet Advertising, or the Internet Advertising Measures, regulating the internet-based advertising activities were adopted by the SAIC on July 4, 2016 and became effective on September 1, 2016. According to the Internet Advertising Measures, internet advertisers are responsible for the authenticity of the advertisements content and all online advertisements must be marked “Advertisement” so that viewers can easily identify them as such. Publishing and circulating advertisements through the Internet shall not affect the normal use of the Internet by users. It is not allowed to induce users to click on the content of advertisements by any fraudulent means, or to attach advertisements or advertising links in the emails without permission.

The Measures for the Examination of Medical Device Advertisements were released by the MOH, the SAIC and the SFDA on April 7, 2009 and amended on December 21, 2018, and stipulates that advertisements for medical devices shall be examined and approved by drug administrative authority at provincial level, and advertisements shall be submitted to the SFDA by the examination authority for record-filing.

The Provisional Regulation on the Release of Food Advertisements released by the SAIC on December 30, 1996 and amended on December 3, 1998, stipulates that it is prohibited for advertisers to expressly or impliedly indicate the health-care effects of ordinary foods. It is also prohibited to compare the effects of the health-care food with other health-care food or medicines. And the contents of a health-care food advertisement shall follow the specification and the label approved by the health administrative department of the State Council, and it is prohibited to expand the scope arbitrarily.

Regulations Relating to Internet Information Security and Privacy Protection

PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure, and which includes the Decision of the Standing Committee of the National People’s Congress on Internet Security Protection enacted and amended by the SCNPC on December 28, 2000 and August 27, 2009, respectively, the Provisions on the Technical Measures for Internet Security Protection issued by the Ministry of Public Security on December 13, 2005 and took effect on March 1, 2006, the Decision of the Standing Committee of the National People’s Congress on Strengthening Network Information Protection promulgated by the SCNPC on December 28, 2012, the Several Provisions on Regulating the Market Order of Internet Information Services promulgated by the MIIT on December 29, 2011, and the Provisions on Protection of Personal Information of Telecommunication and Internet Users released by the MIIT on July 16, 2013. Internet information in China is regulated and restricted from a national security standpoint.

The Provisions on Protection of Personal Information of Telecommunication and Internet Users regulate the collection and use of users’ personal information in the provision of telecommunications services and Internet information services in the PRC. Telecommunication business operators and Internet service providers are required to institute and disclose their own rules for the collecting and use of users’ information. Telecommunication business operators and Internet service providers must specify the purposes, manners and scopes of information collection and uses, obtain consent of the relevant citizens, and keep the collected personal information confidential. Telecommunication business operators and Internet service providers are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with, collected personal information. Telecommunication business operators and Internet service providers are required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Once users terminate the use of telecommunications services or Internet information services, telecommunications business operators and Internet information service providers shall stop the collection and use of the personal information of users and provide the users with services for deregistering their account numbers.

The Provisions on Protecting Personal Information of Telecommunication and Internet Users further define the personal information of user to include user name, birth date, identification number, address, phone number, account number, passcode, and other information that may be used to identify the user independently or in combination with other information and the timing, places, etc. of the use of services by the users. Furthermore, according to the Interpretations on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, or the Interpretations, issued by the Supreme People’s Court and the Supreme People’s Procuratorate on May 8, 2017 and took effect on June 1, 2017, personal information means various information recorded electronically or through other manners, which may be used to identify individuals or activities of individuals, including but not limited to the name, identification number, contact information, address, user account number and passcode, property ownership and whereabouts.

On November 1, 2015, the Ninth Amendment to the Criminal Law of the People’s Republic of China issued by the SCNPC became effective, pursuant to which, any internet service provider that fails to comply with obligations related to internet information security administration as required by applicable laws and refuses to rectify upon order is subject to criminal penalty for (i) any large-scale dissemination of illegal information; (ii) any severe consequences due to the leakage of the user information; (iii) any serious loss of criminal evidence; or (iv) other severe circumstances. Furthermore, any individual or entity that (i) sells or distributes personal information in a manner which violates relevant regulations, or (ii) steals or illegally obtain any personal information is subject to criminal penalty in severe circumstances.

On June 1, 2017, the Cyber Security Law of the People’s Republic of China, or the Cyber Security Law, promulgated by SCNPC took effect, which is formulated to maintain the network security, safeguard the cyberspace sovereignty, national security and public interests, protect the lawful rights and interests of citizens, legal persons and other organizations, and requires that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures to safeguard the safe and stable operation of the networks, effectively respond to the network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Cyber Security Law reaffirms the basic principles and requirements set forth in other existing laws and regulations on personal information protections and strengthens the obligations and requirements of internet service providers, which include but are not limited to: (i) keeping all user information collected strictly confidential and setting up a comprehensive user information protection system; (ii) abiding by the principles of legality, rationality and necessity in the collection and use of user information and disclosure of the rules, purposes, methods and scopes of collection and use of user information; and (iii) protecting users’ personal information from being leaked, tampered with, destroyed or provided to third parties. Any violation of the provisions and requirements under the Cyber Security Law and other related regulations and rules may result in administrative liabilities such as warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, and shutting down of websites, or, in severe cases, criminal liabilities. After the release of the Cyber Security Law, on May 2, 2017, the CAC issued the Measures for Security Reviews of Network Products and Services (Trial), or the Review Measures, which become effective on June 1, 2017. The Review Measures establish the basic framework and principle for national security reviews of network products and services.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001 and February 26, 2010, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National

Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000 and December 27, 2008, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions”, “utility models” and “designs”. Invention patents are valid for twenty years, while utility model patents and design patents are valid for ten years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On May 28, 2012, the China Internet Network Information Center, or the CNNIC, issued the Implementing Rules for Domain Name Registration which took effect on May 29, 2012 setting forth the detailed rules for registration of domain names. On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. The CNNIC issued the Measures of the China Internet Network Information Center for the Resolution of Country Code Top-Level Domain Name Disputes on September 9, 2014, which took effect on November 21, 2014, pursuant to which domain name disputes shall be accepted and resolved by the dispute resolution service providers as accredited by the CNNIC.

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China, or the Foreign Exchange Administrative Regulation,

which was promulgated by the State Council on January 29, 1996, which became effective on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment which was promulgated by the People’s Bank of China, or the PBOC, on June 20, 1996 and became effective on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Foreign Exchange Administration of the People’s Republic of China, or the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the Notice on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or the SAFE Circular 19, which took effect on June 1, 2015. According to SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the Circular on Reforming and Regulating Policies on the Management of the Settlement of Foreign Exchange of Capital Accounts, or the SAFE Circular 16. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

Regulations Relating to Dividend Distributions

The principal regulations governing distribution of dividends of wholly foreign-owned enterprise, or the WFOE, include the Wholly Foreign-owned Enterprise Law of the People’s Republic of China, which was promulgated on April 12, 1986 and amended on October 31, 2000 and September 3, 2016 respectively, and the Implementing Rules for the Wholly Foreign-owned Enterprise Law of the People’s Republic of China, which was promulgated on December 12, 1990 and amended on April 12, 2001 and February 19, 2014, respectively. Under these regulations, WFOEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. In addition, foreign investment enterprises in the PRC are required to allocate at least 10% of their accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which became effective on May 13, 2013 and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Stock Incentive Plans

According to the Notice of the State Administration of Foreign Exchange on Issues Relating to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, or the Share Incentive Rules, which was issued on February 15, 2012 and other regulations, directors, supervisors, senior management and other employees participating in any share incentive plan of an overseas publicly-listed company who are PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, subject to certain exceptions, are required to register with the SAFE. All such participants need to authorize a qualified PRC agent, such as a PRC subsidiary of the overseas publicly-listed company to register with the SAFE and handle foreign exchange matters such as opening accounts, transferring and settlement of the relevant proceeds. The Share Incentive Rules further require an offshore agent to be designated to handle matters in connection with the exercise of share options and sales of proceeds for the participants of the share incentive plans. Failure to complete the said SAFE registrations may subject our participating directors, supervisors, senior management and other employees to fines and legal sanctions.

Regulations Relating to Taxation

Income tax

According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008 and amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which took effect on December 1, 2017. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc. of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding tax on dividend distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties, which was promulgated on February 3, 2018 and came into effect on April 1, 2018. If the company’s activities do not constitute substantive business activities, it will be analyzed according to the actual situation of the specific case, which may not be conducive to the determination of its “beneficiary owner” capacity, and thus may not enjoy the concessions under the Double Tax Avoidance Arrangement.

Value-added tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax, or the VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Regulations Relating to Employment

The Labor Contract Law of the People’s Republic of China, or the Labor Contract Law, and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor

Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located.

On December 28, 2012, the Labor Contract Law was amended to impose more stringent requirements on labor dispatch which became effective on July 1, 2013. Pursuant to the amended Labor Contract Law, the dispatched contract workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute works, and an employer shall strictly control the number of dispatched contract workers so that they do not exceed certain percentage of total number of employees. “Temporary work” means a position with a term of less than six months; “auxiliary work” means a non-core business position that provides services for the core business of the employer; and “substitute worker” means a position that can be temporarily replaced with a dispatched contract worker for the period that a regular employee is away from work for vacation, study or for other reasons. According to the Interim Provisions on Labor Dispatch, or the Labor Dispatch Provisions, promulgated by the MOHRSS on January 24, 2014, which became effective on March 1, 2014, (i) the number of dispatched contract workers hired by an employer should not exceed 10% of the total number of its employees (including both directly hired employees and dispatched contract workers); (ii) in the case that the number of dispatched contract workers exceeds 10% of the total number of its employees at the time when the Labor Dispatch Provisions became effective (i.e., March 1, 2014), the employer shall formulate a plan to reduce the number of its dispatched contract workers to below the statutory cap prior to March 1, 2016, and (iii) such plan shall be filed with the local bureau of human resources and social security. Nevertheless, the Labor Dispatch Provisions do not invalidate the labor contracts and dispatch agreements entered into prior to December 28, 2012. In addition, the employer shall not hire any new dispatched contract worker before the number of its dispatched contract workers is reduced to below 10% of the total number of its employees.

Regulations Relating to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; (ii) when we set up our offshore holding structure, ECMOHO Shanghai, currently our major PRC subsidiary, was a then existing foreign-invested entity and not a PRC domestic company as defined under the M&A Rules, and the acquisition by ECMOHO (Hong Kong) Health Technology Limited of the equity in ECMOHO Shanghai was not subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules, the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning our directors and executive officers.

Name	Age	Position
Zoe Wang	39	Co-Founder, Chairman & Chief Executive Officer, Director
Leo Zeng	43	Co-Founder & Chief Operating Officer, Director
Richard Wei	56	Chief Financial Officer
Greg Ye	50	Director
Rachel Sang	41	Director
Daniel Wang	32	General Manager – New Business, Director
Guangbin You	45	General Manager – XG Health

Zoe Wang currently serves as our Chairman and Chief Executive Officer. Prior to taking on this role, Ms. Wang had 18 years’ experience in marketing and e-commerce retail management with companies such as Shanghai Pingchengjingjie Advertising Co. Ltd. and Shanghai Yiheng Advertising Co. Ltd. Ms. Wang holds an associate degree in traditional Chinese medicine from Wuhu College of Traditional Chinese Medicine and a business qualification from Changjiang Business School. Ms. Wang is the spouse of Mr. Leo Zeng and the sister of Mr. Daniel Wang.

Leo Zeng currently serves as our Chief Operating Officer. Mr. Zeng has extensive experience in sales and marketing over 15 years in multiple industries. Mr. Zeng also has broad managerial skills, gained from his time as a co-founder and general manager of Hydrotech Marine & Offshore Technology Co. Ltd. Mr. Zeng holds a bachelor of marine engineering management degree from Dalian Maritime University, and a master of business administration degree from Fudan University. Mr. Zeng is the spouse of Ms. Zoe Wang and the brother-in-law of Mr. Daniel Wang.

Richard Wei currently serves as our Chief Financial Officer. Prior to joining us, Mr. Wei gained extensive experience as a chief financial officer, having worked in this position for over 15 years at companies such as Shanda Games, Spreadtrum Communications, Silicon Motion Technology Corporation, Kong Zhong Corporation and ASE Test Limited. Mr. Wei also held various roles at companies such as IBM, Morgan Stanley and Lehman Brothers. Mr. Wei holds a bachelor of science degree from the Massachusetts Institute of Technology and a master of business administration degree from Cornell University.

Daniel Wang currently serves as our General Manager – New Business. Mr. Wang has served in various leadership roles since our beginning. He is currently in charge of our health supplements and food division, household healthcare equipment division, global business development and the management of new business. Mr. Wang has over nine years of experience in e-commerce and retail operations, and over seven years of experience in e-commerce management. Mr. Wang holds a bachelor degree in engineering management from Tongling University.

Greg Ye currently serves as a Non-Executive Director on our board of directors. Mr. Ye brings almost 20 years of experience in private equity, executive management, start-up and consulting to our board of directors, and is one of the founders and the managing partner of Delta Capital, a position he has held since 2010. Mr. Ye also previously held managerial or executive roles at Shanghai New Margin Ventures Co. Ltd, Cadence Design Systems, Inc. and PricewaterhouseCoopers. Mr. Ye holds a bachelor degree in electrical engineering and industrial engineering from Shanghai Jiaotong University, a master of accounting degree from Missouri State University and a master of business administration degree from Harvard Business School. In addition, Mr. Ye is a U.S. Certified Public Accountant and Certified Management Accountant.

Dr. Rachel Sang currently serves as a Non-Executive Director on our board of directors. Dr. Sang is currently a partner at the CID Group Ltd. where she is responsible for the CID Research Institute and investments in mainland China and focusses on sectors such as e-commerce and healthcare. Prior to becoming a partner, Dr. Sang served as a Vice President and Director at the CID Group Ltd. Dr. Sang holds a bachelor of science degree in international trade from Zhengzhou University, a master of science degree in economics from Zhengzhou University, and a Ph.D. in management from Shanghai Jiaotong University.

Guangbin You currently serves as our General Manager – XG Health and is responsible for the development of our offline business strategy. Mr. You has extensive sales, marketing and management experience. Prior to joining us, Mr. You worked for Wuhan Jiangmin Pharmaceutical Group for nearly 20 years, including nine years as National Sales Director and two years as General Manager – Marketing. Mr. You holds a bachelor of commerce degree in economy and trade from the Zhongnan University of Economics and Law.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is not a shareholder of our company shall nevertheless be entitled to attend and speak at general meetings of shareholders. A director may vote with respect to any contract or transaction or proposed contract or transaction in which he is interested provided (i) such director, if his such interest is material, has declared the nature of his interest at a meeting of the board and (ii) his vote is not otherwise disqualified by the chairman of the relevant board meeting, pursuant to any applicable rules and regulations as a result of listing of our ADSs or shares on any stock exchange in the United States or pursuant to other corporate governance requirements adopted by the board from time to time. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party. Pursuant to the service contracts between our company and our directors, neither we nor our subsidiaries provide benefits to non-executive directors upon termination of service.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. As a foreign private issuer, we are permitted under the NASDAQ Stock Market Rules to follow home country corporate governance practices. We rely on these exemptions provided by the NASDAQ Stock Market Rules to foreign private issuers. For example, we do not (i) have a majority of the board be independent; (ii) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or (iii) have an audit committee be comprised of at least three members.

We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Greg Ye, who will also be the Chair, and Dr. Rachel Sang. Both Mr. Ye and Dr. Sang will satisfy the “independence” requirements of Section 303A of the Nasdaq Stock Market Rules and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

We have determined that Mr. Ye qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•

appointing the independent registered public accounting firm, pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm and reviewing the performance of the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent registered public accounting firm;

•	reviewing major issues as to the adequacy and effectiveness of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter and recommend any proposed changes to the board for approval;

•	meeting separately and periodically with management and the independent registered public accounting firm;

•	monitoring compliance with our code of business conduct;

•	reviewing and approving all proposed related party transactions; and

•	reporting regularly to the board.

Compensation Committee. Our compensation committee will consist of Ms. Zoe Wang, who will also act as the Chair of the committee, Mr. Leo Zeng and Dr. Rachel Sang. Dr. Sang will satisfy the “independence” requirements of Section 303A of the Nasdaq Stock Market Rules. The compensation committee will assist the board in reviewing and approving the company’s compensation and employee benefit plans and practices, including its executive compensation plans. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•	reviewing and approving the compensation for our executive officers;

•	reviewing the compensation of our non-employee directors;

•	periodically reviewing and approving any general compensation and employee benefit plans, and making recommendation to the board as necessary.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Dr. Rachel Sang, who will also act as the Chair of the committee, Mr. Greg Ye, Ms. Zoe Wang and Mr. Leo Zeng. Both Dr. Sang and Mr. Ye will satisfy the “independence” requirements of Section 303A of the Nasdaq Stock Market Rules. The nominating and corporate governance committee will assist the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	identifying, recruiting and, if appropriate, interviewing candidates to fill positions on our board of directors;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, experience, skills, expertise and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Code of Ethics and Corporate Governance

We have adopted a code of ethics, which is applicable to all of our directors, executive officers and employees. We will make our code of ethics publicly available on our website.

In addition, our board of directors has adopted a set of corporate governance guidelines covering a variety of matters, including approval of related party transactions. Our corporate governance guidelines also provide that any adoption of a new stock incentive plan and any material amendments to such plans will be subject to the approval of our non-executive directors. The guidelines reflect certain guiding principles with respect to our board’s structure, procedures and committees. The guidelines are not intended to change or interpret any applicable law, rule or regulation or our amended articles of association.

Qualification

There is no requirement for our directors to own any shares in our company in order for them to qualify as directors.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. Our company has the right to seek damages if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Term of Directors

Pursuant to our memorandum and articles of association as we expect them to be amended and become effective immediately prior to the completion of this offering, our directors are not subject to a term of office and hold office until their resignation, death or removal in accordance with our memorandum and articles of association.

A director will be removed from office if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; or (iii) is prohibited by any applicable law or designated stock exchange rules from being a director. See “Description of Share Capital — Differences in Corporate Law — Removal of Directors” for additional information regarding the removal of directors.

Our directors may be appointed, in the event of filling a vacancy or adding any director to the existing board, by the affirmative vote of a majority of the directors then in office or the sole remaining director, or by the affirmative vote of at least a majority of the total voting power of the outstanding shares of our company entitled to vote in any annual election of directors or class of directors, voting together as a single class. In other circumstances, our directors may be appointed by our shareholders through ordinary resolutions.

Compensation of Directors, Officers

In 2018, the aggregate cash compensation to our executive officers and directors was US$387,000. Each of the officers and directors is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and VIEs are required by law to make contributions in amounts equal to certain percentages of each employee’s salary, including bonuses and allowances, for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Employment Agreements and Indemnification Agreements

We plan to enter into employment agreements with our senior executive officers. Pursuant to these agreements, we are entitled to terminate a senior executive officer’s employment for cause at any time without remuneration for certain acts of the officer, such as being convicted of any criminal conduct, any act of gross or willful misconduct or any serious, willful, grossly negligent or persistent breach of any employment agreement provision, or engaging in any conduct which may make the continued employment of such officer detrimental to our company. Neither we nor our subsidiaries provide benefits to senior executive officers upon termination of service.

In connection with the employment agreements, each senior executive officer agrees to hold all information, know-how and records in any way connected with the products of our company, including, without limitation, all software and computer formulas, designs, specifications, drawings, data, manuals and instructions and all customer and supplier lists, sales and financial information, business plans and forecasts, all technical solutions and the trade secrets of our company, in strict confidence perpetually. Each officer also agrees that we shall own all the intellectual property developed by such officer during his or her employment.

We plan to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify them against certain liabilities and to reimburse them for expenses in connection with claims made by reason of their being a director or officer of our company. More on our indemnification policy, see “Description of Share Capital – Differences in Corporate Law – Indemnification of Directors and Executive Officers and Limitation of Liability.”

Share Incentive Plan

On September 30, 2018, we adopted our 2018 Omnibus Incentive Plan, or the 2018 Plan, to promote our success and the interests of our shareholders by providing a means through which we may grant equity-based incentives to attract, motivate, retain and reward certain officers, employees, directors, consultants and other eligible persons to further link the interests of recipients with those of our shareholders generally. We granted restricted share units under the 2018 Plan to our employees and directors.

The following paragraphs summarize the terms of the 2018 Plan.

Types of Awards. The 2018 Plan permits the grant of restricted shares, restricted share units, options and stock appreciation rights.

Plan Administration. The 2018 Plan will be administered by our board of directors or by a committee designated by our board of directors. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award Agreement. Generally, awards granted under the 2018 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which must be consistent with the plan.

Exercise Price. The plan administrator determines the exercise price for each award, which is stated in the award agreement.

Eligibility. We may grant awards only to those persons that the plan administrator determines to be eligible persons, which may include our employees, directors and consultants.

Term of the Awards. The term of each award granted under the 2018 Plan may not exceed ten years from the date of the grant.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is set forth in the award agreement.

Acceleration of Awards upon Change in Control. The plan administrator may determine, at the time of grant or thereafter, that an award will become vested and exercisable, in full or in part, in the event that a change in control of our company occurs.

Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

Termination. The 2018 Plan is valid and effective for a term of 10 years commencing from its adoption.

Under the 2018 Plan, a total of 11,386,410 Class A Ordinary Shares were initially reserved for issuance. As of the date of this prospectus, restricted share units representing a total of 3,754,734 Class A Ordinary Shares were issued to our officers and employees and remain outstanding under the 2018 Plan.

PRINCIPAL SHAREHOLDERS

The table below sets forth information regarding ownership of our shares as of the date of this prospectus, assuming conversion of all of our Class A-1, Class A-2 and Series A preferred shares into Class A ordinary shares, by:

•	each of our directors and executive officers; and

•	each person known to us who beneficially owns more than 5% of any class of our ordinary shares.

The total number of ordinary shares outstanding on an as-converted basis as of the date of this prospectus is 119,199,318, including Class A ordinary shares issuable, immediately upon the completion of this offering, upon conversion of (i) all outstanding Class A-1 ordinary shares and Class A-2 ordinary shares on a one-for-one basis and (ii) all outstanding Series A preferred shares into Class A ordinary shares on an average basis of 1-for-1.03, which is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. See “Capitalization” for more information about the conversion of our Series A preferred shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering				Ordinary Shares Beneficially Owned After This Offering				Voting Power After This Offering
	Class A Ordinary Shares (as converted basis)		Class B Ordinary Shares		Class A Ordinary Shares		Class B Ordinary Shares
Shareholder	Number	%*	Number	%*	Number	%**	Number	%**	%***
Directors and Executive Officers†
Zoe Wang(1)	638,106	0.5%	37,575,200	31.5%	638,106	0.5%	37,575,200	27.5%	46.3%
Leo Zeng(2)	—	—	37,575,200	31.5	—	—	37,575,200	27.5	46.2
Richard Wei	—	—	—	—	—	—	—	—	—
Weigang Greg Ye	—	—	—	—	—	—	—	—	—
Rachel Sang	—	—	—	—	—	—	—	—	—
Daniel Wang	—	—	—	—	—	—	—	—	—
Guangbin You	—	—	—	—	—	—	—	—	—

All our Directors and Executive Officers as a group	638,106	0.5%	75,150,400	63.0%	638,106	0.5%	75,150,400	55.0%	92.5%

Principal Shareholders:
Zoe Wang (1)	638,106	0.5%	37,575,200	31.5%	638,106	0.5%	37,575,200	27.5%	46.3%
Leo Zeng (2)	—	—	37,575,200	31.5%	—		37,575,200	27.5	46.2%
STCH Investment Inc.(3)	7,443,221	6.2	—	—	7,443,221	5.4%	—	—	0.9%
CID Greater China Fund V, L.P. (4)	6,182,800	5.2	—	—	6,182,800	4.5%	—	—	0.8%
Liberal Rich Limited(5)	6,012,000	5.0	—	—	6,012,200	4.4%	—	—	0.7%
Smart Warrior Limited(6)	5,693,200	4.8	—	—	5,693,000	4.2%	—	—	0.7%

	Ordinary Shares Beneficially Owned Prior to This Offering				Ordinary Shares Beneficially Owned After This Offering				Voting Power After This Offering
	Class A Ordinary Shares (as converted basis)		Class B Ordinary Shares		Class A Ordinary Shares		Class B Ordinary Shares
Shareholder	Number	%*	Number	%*	Number	%**	Number	%**	%***
Tim One International Limited(7)	3,636,363	3.1	—	—	3,636,363	2.7%	—	—	0.4%
Lake Zurich Partners Limited(8)	3,077,408	2.6	—	—	3,077,408	2.3%	—	—	0.4%
Delta Capital Growth Fund II, L.P.(9)	2,589,652	2.2	—	—	2,589,652	1.9%	—	—	0.3%
Shua-Lien Li(10)	2,351,330	2.0	—	—	2,351,330	1.7%	—	—	0.3%

Notes:

†	Except as otherwise indicated below, the business address of our directors and executive officers is 3F, No. 1000 Tianyaoqiao Road, Xuhui District, Shanghai, China.
*

For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 119,199,318, being the number of ordinary shares, on an as-converted basis and assuming an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, outstanding as of the date of this prospectus, and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus. See “Capitalization” for more information about the conversion of our Series A preferred shares.

**

For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 136,699,318, being the number of ordinary shares outstanding immediately upon the completion of this offering, assuming the underwriters do not exercise their over-allotment option, and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the completion of this offering.

***

For each person and group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power with respect to all of our Class A ordinary shares and Class B ordinary shares as a single class. Each holder of our Class B ordinary shares is entitled to ten votes per share and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)

Represents 638,106 Class A ordinary shares and 37,575,200 Class B ordinary shares held by Behealth Limited, a British Virgin Islands company wholly owned by Ms. Zoe Wang. 9,393,800 Class B ordinary shares held by Behealth Limited have been pledged to Taipei Fubon Commercial Bank Co., Ltd., Hong Kong Branch to secure a commercial loan for the benefit of our company. The registered office address of Behealth Limited is c/o Sertus Incorporations (BVI) Limited Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(2)

Represents 37,575,200 Class B ordinary shares held by Uhealth Limited, a British Virgin Islands company wholly owned by Leo Zeng. 9,393,800 Class B ordinary shares held by Uhealth Limited have been pledged to Taipei Fubon Commercial Bank Co., Ltd., Hong Kong Branch to secure a commercial loan for the benefit of our company. The registered office address of Uhealth Limited is c/o Sertus Incorporations (BVI) Limited Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(3)

STCH Investment Inc. is a Cayman Islands company that is ultimately controlled by Ching-Yi Chang. The registered office address of STCH Investment Inc. is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

(4)

CID Greater China Fund V, L.P. is a Cayman Islands company whose general partner is CID General Partners V, Limited. The registered office address of CID Greater China Fund V, L.P. is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

(5)

Liberal Rich Limited is a British Virgin Islands company that is ultimately controlled by Xingmei Cui. The registered office address of Liberal Rich Limited is Intershore Chambers, Road Town, Tortola, British Virgin Islands.

(6)

Smart Warrior Limited is a British Virgin Islands company and a wholly-owned subsidiary of SMC Capital China Fund II, L.P, whose general partner is SMC General Partner II Limited. The registered office address of Smart Warrior Limited is Vistra Corporate Services Centre, Wickham’s Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

(7)

Tim One International Limited is a Samoa company whose general partner is Strait Capital Partners. The registered office address of Tim One International Limited is La Sanalele Complex, Ground Floor, Vaea Street, Saleufi, Samoa.

(8)

Lake Zurich Partners Limited is a Cayman Islands company that is ultimately controlled by Jun Yu. The registered office address of Lake Zurich Partners Limited is c/o Hermes Corporate Services Ltd., Fifth Floor, Zephyr House, 122 Mary Street, George Town, P.O. Box 31493, Grand Cayman, KY1-1206, Cayman Islands.

(9)

Delta Capital Growth Fund II, L.P. is a Cayman Islands company whose general partner is Delta Capital Growth Ventures II, LLC, a British Virgin Islands company. The registered office address of Delta Capital Growth Fund II, L.P. is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(10)	The address of Shua-Lien Li is F/19, No. 133, Nanxiang Road, Neighborhood 3, Jixiang Village, Luzhu District, Taoyuan City, Hsinchu County, Taiwan.

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Historical Changes in Our Shareholding

See “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIEs and Their Shareholders

See “Corporate History and Structure— Contractual Arrangements with Our Variable Interest Entities.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Investors Rights Agreement

See “Description of Share Capital— History of Securities Issuances— Investors Rights Agreement.”

Employment Agreements and Indemnification Agreements

See “Management— Compensation of Directors, Officers —Employment Agreements and Indemnification Agreements.”

Share Incentives

See “Management— Compensation of Directors, Officers —Share Incentive Plan.”

Other Transactions with Related Parties

	As of December 31,		As of June 30,
	2017	2018	2019
	US$	US$	US$
			(unaudited)
Balance amount with related parties
Subscription receivables due from co-founders for reorganization purpose	—	9,261,300	5,416,027
Payable due to related parties	(64,238)	(6,756,620)	(10,054,771)
Payables due to shareholders of ECMOHO Shanghai for reorganization purpose	—	(4,261,580)	—
Borrowings and interests due from related parties	(3,045,000)	(6,405,000)	(6,493,534)

Transactions with our co-founders

We have drawn down interest free advances from our co-founders and certain of their affiliates to fund our working capital from time to time, which amounted to US$15,304 and US$9.0 million in 2017 and 2018, respectively. As of December 31, 2018 and June 30, 2019, payables due to these related parties amounted to US$6.8 million and US$10.1 million, respectively. As of the date of this prospectus, payables due to these related parties amount to US$4.6 million.

In July 2018, ECMOHO Hong Kong acquired 97.5% of the equity interest of ECMOHO Shanghai from our co-founders and most of its other investors. As of December 31, 2018, US$4.3 million of the consideration payable to the co-founders remained outstanding. As of the date of this prospectus, all such consideration has been settled.

In August 2018, we issued certain Class A ordinary shares and Class B ordinary shares to our founders. See “Description of Share Capital—History of Securities Issuances—Ordinary Shares” for details. As of the date of this prospectus, all such consideration has been settled.

In addition, our co-founders provided shareholders’ guarantees to certain banks in respect of the loans provided by such banks to us or our subsidiaries.

In October 2018, each of our co-founders entered into a share charge with Taipei Fubon Commercial Bank Co. Ltd., Hong Kong Branch, in respect of 9,393,800 Class B ordinary shares each, to secure a commercial loan for the benefit of our company.

Transactions with Techlong International Investments Limited

In September and October 2017, we entered into loan agreements with the principal amounts of US$1.5 million and US$1.5 million from Techlong International Investments Limited, a wholly-owned subsidiary of CID Greater China Fund V, L.P., for business development and general corporate purposes. The loan agreement provides with an interest rate of 6% per annum and shall be repaid upon the borrower’s request.

In April 2018, we obtained an additional loan agreement with principal amount of US$3.0 million from Techlong International Investments Limited for business development and general corporate purposes. The loan agreement provides with an interest rate of 6% per annum and shall be repaid upon the borrower’s request.

As of the date of this prospectus, the aggregate principal and interest outstanding under the said loan agreements with Techlong International Investments Limited is US$6.6 million.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2018 Revision) (as amended) of the Cayman Islands, which we refer to as the Companies Law below.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into (i) 4,880,496,457 Class A ordinary shares of a par value of US$0.00001 each; (ii) 9,519,000 Class A-1 ordinary shares of a par value of US$0.00001 each; (iii) 13,663,700 Class A-2 ordinary shares of a par value of US$0.00001 each; (iv) 75,150,400 Class B ordinary shares of a par value of US$0.00001 each; and (v) 21,170,443 Series A preferred shares of a par value of US$0.00001 each. As of the date of this prospectus, 15,531,000 Class A ordinary shares, 9,519,000 Class A-1 ordinary shares, 10,817,100 Class A-2 ordinary shares, 75,150,400 Class B ordinary shares and 7,938,915 Series A preferred shares are issued and outstanding.

Immediately prior to the completion of this offering, all of the Class A-1 ordinary shares Class A-2 ordinary shares and Series A preferred shares will be converted into Class A ordinary shares, and thus our authorized share capital will be US$50,000 divided into shares comprising of (i) 44,048,918 Class A ordinary shares of a par value of US$0.00001 each, and (ii) 75,150,400 Class B ordinary shares of a par value of US$0.00001 each. We will have 61,548,918 Class A ordinary shares and 75,150,400 Class B ordinary shares issued and outstanding immediately upon the completion of this offering, assuming the underwriters do not exercise their over-allotment option and an initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. See “Capitalization” for more information about the conversion of our Series A preferred shares. All of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles

We have adopted a third amended and restated memorandum and articles of association, which will become effective and replace our current second amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering amended and restated memorandum and articles of association that we have adopted and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Objects of our Company. Under our post-offering amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting rights. Each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Under the laws of the Cayman Islands, our company may declare and pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law or provided for in our post-offering amended and restated memorandum and articles of association. In respect of matters requiring shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes. At any general meeting a resolution put to the vote of the meeting shall be decided by way of a poll.

A quorum required for a meeting of shareholders consists of one or more shareholders at least holding or representing by proxy at least a majority of the votes of the issued shares or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least seven clear days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding shares at a meeting. Our post-offering amended and restated articles of association provide that a special resolution shall be required to approve any amendments to any provisions of our post-offering amended and restated articles of association. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering amended and restated memorandum and articles of association.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) hold a general meeting of the Company, and the general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman or a majority of our board of directors. Advance notice of at least seven (7) calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more shareholders present or by proxy, representing not less than a majority of all votes attaching to all of our shares in issue and entitled to vote.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than 10% of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing, and shall be executed by or on behalf of the transferor, and if the directors so requires, signed by the transferee.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which the Company has a lien.

The registration of transfers may be suspended and the register closed at such times and for such periods, not exceeding 30 days in any year, as our board of directors may from time to time determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the amount paid up on the shares held by them. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our Company may also repurchase any of our shares on such terms and in such manner as have been agreed by our board of directors and our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of the class by the holders of two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as an exempted limited duration company; and

•	may register as a segregated portfolio company.

“Limited Liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the Company.

Differences in Corporate Law

The Companies Law is modeled after that of England but does not follow recent English statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such officers and directors, other than by reason of such officer’s or director’s own dishonesty, willful default or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such officer and director in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding in aggregate not less than one-tenth of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a general meeting of the holders of the shares of that class by holders of two-thirds of the issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

We were incorporated in the Cayman Islands on June 7, 2018. Upon incorporation, we issued one ordinary share to Behealth Limited. This ordinary share was subsequently repurchased and canceled, and another Class A ordinary share issued to Behealth Limited, both on July 18, 2018.

On August 2, 2018, we issued 5,368,958 Class A ordinary shares to Behealth Limited, 1,072,633 Class A ordinary shares to Best Winner Limited, 3,077,408 Class A ordinary shares to Lake Zurich Partners Limited and 6,012,000 Class A ordinary shares to Liberal Rich Limited. Also on August 2, 2018, we issued 37,575,200 Class B ordinary shares to Behealth Limited and 37,575,200 Class B ordinary shares to Uhealth Limited, 4,759,500 Class A-1 ordinary shares to STCH Investments Inc. and 4,759,500 Class A-1 ordinary shares to CID Greater China Fund V, L.P., alongside 1,423,300 Class A-2 ordinary shares to STCH Investments Inc., 1,423,300 Class A-2 ordinary shares to CID Greater China Fund V, L.P., 5,693,200 Class A-2 ordinary shares to Smart Warrior Limited and 2,277,300 Class A-2 ordinary shares to Canarywharf Capital Limited.

In September 2018, we issued 2,846,600 Class A ordinary shares as treasury shares to be held by BabyMe Limited. These treasury shares were held in trust for future potential subscription of new investors based on the discretion of our board of directors. In August 2019, we repurchased these shares at nominal value and canceled them.

Preferred Shares

In August and September 2018, we issued 1,587,783 Series A preferred shares to Delta Capital Growth Fund II, L.P. and 1,587,783 Series A preferred shares to Shua-Lien Li, 705,681 Series A preferred shares to Voyager Advisors Limited, 3,528,407 Series A preferred shares to Tim One International Limited and 529,261 Series A preferred shares to STCH Investments Inc.

Restricted Share Units

We have granted restricted share units to certain of our directors, executive officers and employees. See “Management—Compensation of Directors, Officers—Share Incentive Plan.”

Investors Rights Agreement

We entered into the investors rights agreement on August 7, 2018 with our shareholders, which consist of holders of ordinary shares and preferred shares.

The shareholders agreement provides for certain special rights, including right of first offer, right of first refusal, co-sale rights, drag-along rights, preemptive rights and contains provisions governing the board of directors and other corporate governance matters. Those special rights, as well as the corporate governance provisions, will automatically terminate upon the completion of a qualified initial public offering.

Registration Rights

Pursuant to the investors rights agreement dated August 7, 2018, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights. Upon the request of holders of at least 25% or more of the issued and outstanding registrable securities (on an as converted basis), the shareholders have the right to demand in writing that we file a registration statement covering the outstanding shares of the Company requested by the shareholders to be covered by the registration statement. We are obliged to use our reasonable efforts to file such registration statement within 120 days after receipt of the shareholder request. We have the right to delay the filing or effectiveness of a registration statement, or delay the offering contemplated by the registration statement, for a period not exceeding 90 consecutive days or more in a 12-month period if it is determined in good faith by either Ms. Wang or Mr. Zeng, in consultation with our board of directors, that proceeding with such an offering would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the best interests of the Company or its shareholders or that the registration or offering to be delayed would, if not delayed, materially and adversely affect the Company, taken as a whole, or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction. We are not obligated to effect more than two demand registrations. Further, we are not obligated to effect a registration under these clauses of the investors rights agreement dated August 7, 2018 if the shareholders propose to sell the shares to the public at an aggregate price (based on the then-current market prices) of less than US$50,000,000.

Registration on Form F-3. Any holder may request us to file a registration statement on Form F-3 if we qualify for registration on Form F-3. The holders are entitled to one registration on Form F-3 per 12-month period. We have the right to delay the filing or effectiveness of a registration statement, or delay the offering contemplated by the registration statement, for the same period and on the same conditions as outlined above. We are not obligated to effect a registration on Form F-3 if the shareholders that have requested we do so propose to sell the relevant shares to the public at an aggregate price (based on the then-current market prices) of less than US$15,000,000.

Piggyback Registration Rights. If we propose to register for a public offering or our securities other than relating to any share incentive plan or a corporate reorganization, and the form of registration is suitable for the registration of shares held by the shareholders, we must give 10 days’ notice to all holders of registrable securities and offer them an opportunity to be included in such registration. If the managing underwriter determines in good faith that the number of shares proposed to be included in the registration exceeds the number of shares that can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the price per share of the shares proposed to be sold in such underwritten offering), the managing underwriter may decide to exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting will be allocated, first, to us, second, to each of the holders requesting inclusion of their registrable securities on a pro rata basis based on the total amount of registrable securities requested by each such holder, and third, to holders of other securities of our company.

Expenses of Registration. We will bear all registration expenses, including proportional amounts with the shareholders of the underwriting discounts and commissions, but excluding fees for special counsel for the holders participating in such registration and certain excepted expenses as described in the shareholders agreement, incurred in connection with registrations, filings or qualification pursuant to the shareholders agreement.

Termination of Obligations. Our obligation to effect any demand, piggyback or Form F-3 registration shall terminate on the date at which, in the opinion of our counsel, all registrable securities proposed to be sold by a holder may then be sold without registration and without regard to any volume limitation requirement pursuant to Rule 144 promulgated under the Securities Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. – Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-234148 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, four Class A ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Class A ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class A ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable Class A ordinary shares with the beneficial ownership rights and interests in such Class A ordinary shares being at all times vested with the beneficial owners of the ADSs representing the Class A ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to- Class A ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to- Class A ordinary shares ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Class A ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class A ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to subscribe for additional Class A ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Class A ordinary shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A ordinary shares

Upon completion of the offering, the Class A ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary bank may create ADSs on your behalf if you or your broker deposit Class A ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Class A ordinary shares , you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the Class A ordinary shares.

•

The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A ordinary shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices. Your ability to withdraw the Class A ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares . You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Class A ordinary shares represented by your ADSs. The voting rights of holders of Class A ordinary shares are described in “Description of Share Capital.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions. Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class A ordinary shares , upon a change in the ADS(s)-to-Class A ordinary share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of Class A ordinary shares)

Up to U.S. 5¢ per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to- Class A ordinary share(s) ratio, or for any other reason)	Up to U.S. 5¢ per ADS canceled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

Service	Fees

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of Class A ordinary shares on the share register and applicable to transfers of Class A ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•

the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•

any reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with conversion of foreign currency compliance with currency exchange control or other governmental requirements; and

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are canceled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being canceled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the Class A ordinary shares represented by ADSs and to direct the depositary of such Class A ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A ordinary shares (including Class A ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, including any claim under U.S. federal securities laws, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK, INCLUDING ANY CLAIM UNDER THE U.S. FEDERAL SECURITIES LAWS.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, our ADSs and shares will be freely tradable within the United States, except that we and our affiliates, as that term is defined in Rule 144 under the Securities Act, can only transfer ADSs or shares in compliance with the limitations set forth below. We, each of our directors, executive officers and substantially all of our existing shareholders, have agreed not to offer, sell, contract to sell or otherwise dispose of any ADSs, shares or any security convertible into or exchangeable for ADSs or shares, for a period of 180 days after the date of this prospectus without the prior written consent of the representative of the underwriters. See “Underwriting – Lock-Up Agreements”.

While we are not aware of any plans by our principal shareholders to dispose of significant amounts of ADSs or shares other than as disclosed in this prospectus, we cannot provide any assurance that they will not dispose of shares or ADSs representing our shares. We cannot predict the effect, if any, that future sales of ADSs or shares will have on the market price of the ADSs or shares prevailing from time to time. Sales of substantial amounts of ADSs or shares in the public market, or the perception that such sales may occur, could materially and adversely affect the prevailing market price of our ADSs or shares.

Our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may not be sold publicly in the United States unless a registration statement has been filed with and has been declared effective by the SEC with respect to those securities or an exemption from the registration requirements of the Securities Act, such as those provided by Rule 144 and Rule 701 of the Securities Act, is available.

Under Rule 144 as currently in effect, a person, who is not and has not been one of our affiliates during the three months preceding the sale and who has beneficially owned our restricted shares for at least six months would be entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to restrictions regarding the availability of current public information about us. A person who is our affiliate may sell within any three-month period commencing 90 days after the date of this prospectus a number of restricted securities that does not exceed the greater of:

•	one percent of our outstanding shares of the same class, in the form of ADSs or otherwise; or

•

the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sales by an affiliate under Rule 144 must also comply with restrictions regarding the manner of sale, notice requirements and availability of current public information about us.

Under Rule 701 as currently in effect, beginning 90 days after we become subject to the reporting requirements under the Exchange Act, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation may be entitled to sell such shares in the United States in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Upon completion of this offering and following completion of the lock-up agreements referred to above, holders of our registrable securities will be entitled to request that we register their shares under the Securities Act. See “Description of Share Capital – Registration Rights”.

TAXATION

The taxation of income and capital gains of holders of ADSs is subject to the laws and practices of jurisdictions in which holders of ADSs are resident or otherwise subject to tax. The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in the ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs, such as the tax consequences under state, local and other tax laws. Accordingly, you should consult your own tax adviser regarding the tax consequences of an investment in the ADSs. To the extent that the discussion below relates to matters of United States federal income tax law, it represents the opinion of Sullivan & Cromwell LLP, our United States counsel. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers (Hong Kong), our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Commerce & Finance Law Offices, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or our shareholders levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or the ADSs, nor will gains derived from the disposal of our ordinary shares or the ADSs be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with “de facto management body” within China is considered a resident enterprise and will be subject to the enterprise income tax rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that ECMOHO Limited is not a PRC resident enterprise for PRC tax purposes. ECMOHO Limited is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that ECMOHO

Limited meets all of the conditions above. ECMOHO Limited is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC “resident enterprise” by the PRC tax authorities. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

If the PRC tax authorities determine that ECMOHO Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of ECMOHO Limited would be able to claim the benefits of any tax treaties between their country of tax residence and China in the event that ECMOHO Limited is treated as a PRC resident enterprise. See “Risk Factors—Risks Related to Doing Business in the People’s Republic of China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

United States Federal Income Taxation

This section describes the material United States federal income tax consequences of owning ADSs. It applies to you only if you acquire your ADSs in this offering and you hold your ADSs as capital assets for tax purposes. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, and your United States federal income tax consequences may be different than those described below if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a life insurance company;

•	a person that actually or constructively owns 10% or more of the combined voting power of our voting stock or of the total value of our stock;

•	a person that holds ADSs as part of a straddle or a hedging or conversion transaction;

•	a person that purchases or sells ADSs as part of a wash sale for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings, court decisions and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. There is currently no comprehensive income tax treaty between the United States and the Cayman Islands.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the ADSs, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding ADSs and their partners should consult their tax advisors with regard to the United States federal income tax treatment of an investment in the ADSs.

You are a U.S. holder if you are a beneficial owner of ADSs and you are, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

A “non-U.S. holder” is a beneficial owner of ADSs that is not a United States person and is not a partnership (or other passthrough entity) for United States federal income tax purposes.

You should consult your own tax advisor regarding the United States federal, state and local tax consequences of owning and disposing of ADSs in your particular circumstances.

In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the shares represented by those ADRs. Exchanges of shares for ADRs, and ADRs for shares, generally will not be subject to United States federal income tax.

U.S. Holders

The tax treatment of your ADSs will depend in part on whether or not we are a passive foreign investment company, or PFIC, for United States federal income tax purposes. Except as discussed below under “-PFIC Rules”, this discussion assumes that we are not a PFIC for United States federal income tax purposes.

Distributions. Under the United States federal income tax laws, if you are a U.S. holder, the gross amount of any distribution we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes), other than certain pro-rata distributions of our shares, will be treated as a dividend that is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold the ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the ADSs generally will be qualified dividend income provided that, in the year that you receive the dividend, the ADSs are readily tradable on an established securities market in the United States. Our ADSs will be listed on the NASDAQ Global Market and we therefore expect that dividends will be qualified dividend income.

The dividend is taxable to you when the depositary receives the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations.

Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares or ADSs and thereafter as capital gain. However, we do not expect to calculate earnings and profits in accordance with United States federal income tax principles. Accordingly, you should expect to generally treat distributions we make as dividends.

In the event that we were deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, you might be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs. See “Taxation—People’s Republic of China Taxation.” In that case, you must include any PRC tax withheld even though you do not in fact receive it. Subject to certain conditions and limitations, PRC withholding taxes on dividends, to the extent of the portion of the tax that could not be reduced or refunded under the Treaty or otherwise, would be treated as foreign taxes eligible for credit against your United States federal income tax liability. Special rules would apply in determining the foreign tax credit limitation with respect to dividends that are subject to preferential tax rates. For purposes of calculating the foreign tax credit limitation, dividends will generally be income from sources outside the United States and will generally be “passive” income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Capital Gains. If you are a U.S. holder and you sell or otherwise dispose of your ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your ADSs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if we were treated as a PRC resident enterprise for Enterprise Income Tax Law purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as PRC source gain under the Treaty. If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of our ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. You will be eligible for the benefits of the Treaty if, for purposes of the Treaty, you are a resident of the United States, and you meet other requirements specified in the Treaty. Because the determination of whether you qualify for the benefits of the Treaty is fact-intensive and depends upon your particular circumstances, you are specifically urged to consult your tax advisors regarding your eligibility for the benefits of the Treaty. You are also urged to consult your tax advisor regarding the tax consequences in case any PRC tax is imposed on gain on a disposition of our ADSs, including the availability of the foreign tax credit and the election to treat any gain as PRC source, under your particular circumstances.

PFIC Rules. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, this conclusion is a factual determination that is made annually and thus may be subject to change. It is therefore possible that we could be a PFIC for any taxable year. In addition, our current position that we are not a PFIC is based in part upon the estimated value of our goodwill, which is based on the expected market value of our ADSs. Accordingly, we could become a PFIC in the future if there is a substantial decline in the value of our ADSs.

In general, if you are a U.S. holder, we will be a PFIC with respect to you if for any taxable year in which you held our ADSs:

•	at least 75% of our gross income for the taxable year is passive income; or

•	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

“Passive income” generally includes dividends, interest, gains from the sale or exchange of investment property rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business) and certain other specified categories of income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If we are a PFIC for any taxable year and any entity in which we own equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), you would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if you held such shares directly, even though you had not received the proceeds of those distributions or dispositions.

If we are treated as a PFIC, and you are a U.S. holder that did not make a mark-to-market election, as described below, you will generally be subject to special rules with respect to:

•	any gain you realize on the sale or other disposition of your ADSs; and

•

any excess distribution that we make to you (generally, any distributions to you during a single taxable year, other than the taxable year in which your holding period in the ADSs begins, that are greater than 125% of the average annual distributions received by you in respect of the ADSs during the three preceding taxable years or, if shorter, your holding period for the ADSs that preceded the taxable year in which you receive the distribution).

Under these rules:

•	the gain or excess distribution will be allocated ratably over your holding period for the ADSs;

•

the amount allocated to the taxable year in which you realized the gain or excess distribution or to prior years before the first year in which we were a PFIC with respect to you will be taxed as ordinary income;

•

the amount allocated to each other prior year will be taxed at the highest tax rate in effect for that year; and the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Your ADSs will generally be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your ADSs, even if we are no longer satisfy the requirements to constitute a PFIC under the tests described above.

Alternatively, if we are a PFIC in a taxable year and our ADSs are treated as “marketable stock” in such year, you may make a mark-to-market election with respect to your ADSs. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your ADSs at the end of the taxable year over your adjusted basis in your ADSs. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. Any gain that you recognize on the sale or other disposition of your ADSs would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss.

In addition, notwithstanding any election you make with regard to the ADSs, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC (or are treated as a PFIC with respect to you) either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income.

If you own ADSs during any year that we are a PFIC with respect to you, you may be required to file Internal Revenue Service, or IRS, Form 8621.

Shareholder Reporting. A U.S. holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with its tax return. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Significant penalties may apply for failing to satisfy this filing requirement. U.S. holders are urged to contact their tax advisors regarding this filing requirement.

Non-U.S. Holders.

Dividends. If you are a non-U.S. holder, dividends paid to you in respect of ADSs will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Capital Gains. If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your ADSs unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis; or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to you within the United States, and the payment of proceeds to you from the sale of ADSs effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to dividend payments made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of dividend payments made within the United States and the payment of the proceeds from the sale of ADSs effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table.

UBS Securities LLC and China International Capital Corporation Hong Kong Securities Limited are acting as joint book-running managers of this offering. The address of UBS Securities LLC is 1285 Avenue of the Americas, New York. The address of China International Capital Corporation Hong Kong Securities Limited is 29/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The address of AMTD Global Markets Limited is 23/F-25/F Nexxus Building, 41 Connaught Road Central, Hong Kong. The address of Needham & Company, LLC is 250 Park Avenue, 10th Floor, New York, NY 10177. The address of Tiger Brokers (NZ) Limited is Level 4, 142 Broadway, Newmarket, Auckland 1023, New Zealand.

Underwriters	Number of ADSs
UBS Securities LLC
China International Capital Corporation Hong Kong Securities Limited
AMTD Global Markets Limited
Needham & Company, LLC
Tiger Brokers (NZ) Limited

Total

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters’ option to purchase additional ADSs described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$         per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited, AMTD Global Markets Limited and Tiger Brokers (NZ) Limited are not broker-dealers registered with the SEC and, to the extent that their conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

Option to Purchase Additional ADSs

The underwriters have an option, exercisable for 30 days from the date of the prospectus, to purchase up to 656,250 additional ADSs from us at the offering price listed on the cover of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above.

Commissions and Expenses

Total underwriting discounts and commissions to be paid to the underwriters represent             % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Discounts and commissions paid by us

We have agreed to pay all fees and expenses that we incur in connection with the offering. We have agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc.

Lock-Up Agreements

We have agreed that, without the prior written consent of UBS Securities LLC, on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the ordinary shares or ADSs within the meaning of Section 16 of the Exchange Act; (iv) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (v) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to (A) the sale of the ADSs and the ordinary shares represented by such ADSs in this offering; (B) the issuance of ordinary shares or ADSs or the grant of restricted shares, restricted ADSs or options to purchase ordinary shares under our share incentive plan; and (C) the issuance by us of ordinary shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or which is otherwise described in this prospectus.

Each of our directors, executive officers and substantially all of our existing shareholders has agreed that, without the prior written consent of UBS Securities LLC, it will not, during the period ending 180 days after the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, or file, or participate in the filing of, a registration statement with the SEC in respect of, any ordinary shares or ADSs, or any options or warrants to purchase any ordinary shares or ADSs, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares or ADSs, whether now owned or hereinafter acquired, owned directly by our directors, executive officers and our existing shareholders (including holding as a custodian) or with respect to which they have beneficial ownership within the rules and regulations of the SEC. The foregoing restriction is expressly agreed to preclude each of our directors, executive officers, and existing shareholders from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of his or her securities even if such securities would be disposed of by someone other than themselves. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, swap or sale or grant of any right (including without limitation any put or call option) with respect to any of their securities or with respect to any security that includes or relates to, or derives any significant part of its value from such ordinary shares or ADSs. The restrictions above are subject to certain customary exceptions.

In addition, through a letter agreement, we will instruct Citibank, N.A., as depositary, not to accept any deposit of any ordinary shares or deliver any ADSs until after 180 days following the date of this prospectus unless we consent to such deposit or issuance. We will not provide such consent without the prior written consent of UBS Securities LLC. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.

UBS Securities LLC, in their sole discretion, on behalf of the underwriters may release the ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

NASDAQ Listing

The ADSs have been approved for listing on the NASDAQ under the symbol “MOHO”.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell ADSs in the open market.

These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option.

The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, and if these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and any of these activities may be discontinued at any time. These transactions may be effected on the NASDAQ, the over-the-counter market or otherwise.

Electronic Distribution

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing, investment research, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services and other services for us and to persons and entities with relationships with us, for which they received or will receive customary fees and commissions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also make or communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or the ADSs. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. An active trading market for the ADSs may not develop. It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required.

Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

Dubai International Finance Center

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each a Relevant Member State, an offer to the public of any ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Indonesia

This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Israel

In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

•

an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

•

a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

•

an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.

Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Korea

The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

The offering of the ADSs has not been and will not be approved by the Securities Commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian Capital Markets and Services Act 2007, or CMSA. Accordingly, no ADSs or invitation to purchase is being made to any person in Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of Schedule 5 of the CMSA and distributed only by a holder of a Capital Markets Services License who carries on the business of dealing in securities.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Philippines

THE ADSS BEING OFFERED OR SOLD HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE PHILIPPINE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE OF THE PHILIPPINES, OR THE SRC. ANY FUTURE OFFER OR SALE OF THE ADSS WITHIN THE PHILIPPINES IS SUBJECT TO THE REGISTRATION REQUIREMENTS UNDER THE SRC UNLESS SUCH OFFER OR SALE QUALIFIES AS A TRANSACTION EXEMPT FROM THE REGISTRATION UNDER THE SRC.

Accordingly, this prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the ADSs, may not be circulated or distributed in the Philippines, and the ADSs may not be offered or sold, or be made the subject of an invitation for subscription or purchase, to persons in the Philippines, other than (i) to qualified investors in transactions that are exempt from the registration requirements of the SRC; and (ii) by persons licensed to make such offers or sales in the Philippines.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA, except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan through a public offering or in such an offering that require registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.

Thailand

This prospectus does not, and is not intended to, constitute a public offering in Thailand. The ADSs may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

Vietnam

This offering of ADSs has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The ADSs will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ listing fee, all amounts are estimates.

SEC Registration Fee	US$	18,180
NASDAQ Listing Fee	US$	150,000
FINRA Filing Fee	US$	23,000
Printing and Engraving Expenses	US$	95,000
Legal Fees and Expenses	US$	2,721,000
Accounting Fees and Expenses	US$	800,000
Miscellaneous	US$	7,000

Total	US$	3,814,180

LEGAL MATTERS

We are being represented by Sullivan & Cromwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Walkers (Hong Kong). Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Tian Yuan Law Firm. Sullivan & Cromwell LLP may rely upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Tian Yuan Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2018 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11/F PricewaterhouseCoopers Center, Link Square 2, 202 Hu Bin Road, Huangpu District, Shanghai, the People’s Republic of China.

This prospectus contains information from a report commissioned by us and prepared by Frost & Sullivan, an independent market research firm, which contains data regarding the markets in which we operate.

The office of Frost & Sullivan is located at Room 1018, Tower B, No. 500 Yunjin Road, Xuhui District, Shanghai, 200232, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements on Form F-1 and Form F-6 and their exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of ECMOHO Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ECMOHO Limited and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

June 28, 2019

We have served as the Company’s auditor since 2018.

ECMOHO LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND 2018

	Note	As of December 31, 2017	As of December 31, 2018
		US$	US$
ASSETS
Current assets:
Cash and cash equivalents	4	10,689,462	10,336,467
Restricted cash	11	—	2,628,392
Accounts receivable, net	5	12,322,226	33,839,528
Inventories, net	6	17,366,244	53,683,391
Prepayments and other current assets	7	4,135,237	11,259,410

Total current assets		44,513,169	111,747,188

Property and equipment, net	8	218,979	1,476,512
Intangible assets	9	1,831,810	1,502,231
Deferred tax assets	20	82,059	1,056,211
Other non-current assets	10	1,801,231	1,990,266

Total assets		48,447,248	117,772,408

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Short term borrowings	11	4,087,111	21,956,149
Accounts payable		11,997,723	23,539,964
Amounts due to related parties	21	3,109,238	17,423,200
Advances from customers	2(m)	655,405	2,957,026
Salary and welfare payable (including salary and welfare payable of the consolidated VIE and VIE’s subsidiary without recourse to the Company of nil and US$ 39,585 as of December 31, 2017 and 2018, respectively)		874,881	1,751,571
Tax payable (including tax payable of the consolidated VIE and VIE’s subsidiary without recourse to the Company of nil and US$ 1,848 as of December 31, 2017 and 2018, respectively)	13	1,830,459	2,906,972
Accrued liabilities and other current liabilities (including accrued liabilities and other current liabilities of the consolidated VIE and VIE’s subsidiary without recourse to the Company of nil and US$ 8,781 as of December 31, 2017 and 2018, respectively)	12	1,724,880	4,294,370

Total current liabilities		24,279,697	74,829,252

Deferred taxes liabilities	20	293,538	210,076
Other non-current liabilities		258,140	108,594

Total liabilities		24,831,375	75,147,922

Commitments and contingencies (Note 23)

ECMOHO LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND 2018

	Note	As of December 31, 2017	As of December 31, 2018
		US$	US$
Mezzanine equity:
Round A convertible redeemable preferred shares (US$ 0.00001 par value; 19,038,000 and nil shares authorized, issued and outstanding as of December 31, 2017 and 2018, respectively; redemption amount of US$ 17,314,849 and nil as of December 31, 2017 and 2018)	14	16,096,784	—
Round B convertible redeemable preferred shares (US$0.00001 par value; 13,663,700 and nil shares authorized, issued and outstanding as of December 31, 2017 and 2018, respectively; redemption amount of US$ 30,774,378 and nil as of December 31, 2017 and 2018)	14	27,876,810	—
Class A-1 convertible redeemable preferred shares (US$ 0.00001 par value; nil and 9,519,000 shares authorized, issued and outstanding as of December 31, 2017 and 2018, respectively; redemption amount of nil and US$ 7,641,780 as of December 31, 2017 and 2018)	14	—	19,495,152
Class A-2 convertible redeemable preferred shares (US$0.00001 par value; nil and 13,663,700 shares authorized as of December 31, 2017 and 2018, respectively, nil and 10,817,100 shares issued and outstanding as of December 31, 2017 and 2018, respectively; redemption amount of nil and US$ 22,011,640 as of December 31, 2017 and 2018)	14	—	26,083,210
Series A convertible redeemable preferred shares (US$0.00001 par value; nil and 7,938,915 shares authorized, issued and outstanding as of December 31, 2017 and 2018, respectively; redemption amount of nil and US$ 22,926,600 as of December 31, 2017 and 2018)	14	—	22,875,144
Redeemable non-controlling interests (redemption amount of nil and US$6,993,038 as of December 31, 2017 and 2018)	15	—	6,393,530

Total mezzanine equity		43,973,594	74,847,036

Stockholders’ deficit:
Class A Ordinary Shares, US$ 0.00001 par value; 4,880,496,457 shares authorized at December 31, 2017 and 2018; 6,012,000 and 18,377,600 shares issued at December 31, 2017 and 2018, respectively, 6,012,000 and 15,531,000 shares outstanding at December 31, 2017 and 2018, respectively)		60	155
Class B Ordinary Shares, US$ 0.00001 par value; 75,150,400 shares authorized, issued and outstanding at December 31, 2017 and 2018)		752	752
Additional paid-in capital		—	—
Treasury stock (US$0.00001 par value; nil and 2,846,600 shares at December 31, 2017 and 2018, respectively)		—	—
Subscription receivables	16	—	(9,261,300)
Accumulated other comprehensive loss		(750,296)	(1,420,369)
Accumulated deficit		(19,896,740)	(21,852,692)

Total Ecmoho Limited shareholders’ deficit		(20,646,224)	(32,533,454)

Non-controlling interests		288,503	310,904

Total shareholders’ deficit		(20,357,721)	(32,222,550)

Total liabilities, mezzanine equity and shareholders’ deficit		48,447,248	117,772,408

The accompanying notes are an integral part of these consolidated financial statements.

ECMOHO LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

		Year Ended December 31,
	Note	2017	2018
		US$	US$
Net revenues:
Product sales		95,572,904	176,097,737
Services		2,664,665	22,917,299

Total net revenues	17	98,237,569	199,015,036

Total cost of revenue		(69,124,047)	(140,153,462)

Gross profit		29,113,522	58,861,574

Operating expenses:
Fulfillment expenses		(6,217,307)	(13,096,731)
Sales and marketing expenses	2(w)	(15,528,891)	(27,461,813)
General and administrative expenses		(4,004,065)	(9,068,864)
Research and development expenses		(484,089)	(1,669,323)

Total operating expenses		(26,234,352)	(51,296,731)

Operating income		2,879,170	7,564,843

Finance expense, net		(144,811)	(925,543)
Foreign exchange gain/(loss), net		105,976	(306,730)
Other income/(loss), net		(36,121)	234,421

Income before income tax expenses		2,804,214	6,566,991
Income taxes expenses	20	(80,576)	(417,124)

Net income		2,723,638	6,149,867
Less: Net income/(loss) attributable to the non-controlling interest shareholders and redeemable non-controlling interest shareholders		(101,819)	25,877

Net income attributable to ECMOHO Limited		2,825,457	6,123,990

Less: Accretion on Round A convertible redeemable preferred shares to redemption value		(1,559,285)	(1,018,493)
Less: Accretion on Round B convertible redeemable preferred shares to redemption value		(2,412,996)	(1,574,737)
Less: Accretion on Series A convertible redeemable preferred shares to redemption value		—	(445,177)
Less: Accretion to redemption value of redeemable non-controlling interests		—	(129,896)
Less: Extinguishment of convertible redeemable preferred shares	14	—	(24,763,245)

Net loss attributable to ECMOHO Limited’s ordinary shareholders		(1,146,824)	(21,807,558)

Net income		2,723,638	6,149,867
Other comprehensive income/(loss):
Foreign currency translation adjustment, net of nil tax		798,988	(681,407)
Less: Comprehensive income/(loss) attributable to non-controlling interests		(94,976)	14,543

Comprehensive income attributable to ECMOHO Limited		3,617,602	5,453,917

Net loss per share attributable to ECMOHO Limited’s ordinary shareholders
—basic and diluted		(0.01)	(0.26)
Weighted average number of Ordinary Shares
—basic and diluted		81,162,400	84,970,000

The accompanying notes are an integral part of these consolidated financial statements.

ECMOHO LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

	Class A Ordinary Shares		Class B Ordinary Shares		Treasury stocks		Additional		Accumulated other			Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Subscription receivable	comprehensive loss	Accumulated Deficit	Non-Controlling interests	Shareholders’ Deficit
Balances at January 1, 2017	6,012,000	60	75,150,400	752	—	—	—	—	(1,542,441)	(18,804,327)	470,359	(19,875,597)

Accretion to redemption value of convertible redeemable preferred shares	—	—	—	—	—	—	—	—	—	(3,972,281)	—	(3,972,281)
Acquisition of non-controlling interests	—	—	—	—	—	—	—	—	—	(23,993)	(24,711)	(48,704)
Sale of equity interests in a subsidiary to non-controlling interests	—	—	—	—	—	—	—	—	—	78,404	(62,169)	16,235
Foreign currency translation	—	—	—	—	—	—	—	—	792,145	—	6,843	798,988
Net income	—	—	—	—	—	—	—	—	—	2,825,457	(101,819)	2,723,638

Balances at December 31, 2017	6,012,000	60	75,150,400	752	—	—	—	—	(750,296)	(19,896,740)	288,503	(20,357,721)

Issuance of treasury stock (Note 16)	—	—	—	—	2,846,600	—	—	—	—	—	—	—
Share-based compensation expense (Note 18)	—	—	—	—		—	356,549	—	—	—	—	356,549
Capital contribution from non-controlling interests shareholders	—	—	—	—	—	—	—	—	—	—	104,159	104,159
Accretion to redemption value of redeemable convertible preferred stock (Note 14)	—	—	—	—	—	—	(356,549)	—	—	(2,681,858)	—	(3,038,407)
Accretion to redemption value of redeemable non-controlling interests and income attribution (Note 15)	—	—	—	—	—	—	—	—	—	(129,896)	(96,301)	(226,197)
Convertible redeemable preferred shares exchanged to Class A Ordinary Shares (Note 14)	9,519,000	95	—	—	—	—	19,495,057	—	—	—	—	19,495,152
Subscription receivables due from shareholders of ECMOHO Shanghai for Reorganization purpose (Note 1(b))	—	—	—	—	—	—	—	(9,261,300)	—	—	—	(9,261,300)
Extinguishment of Round A and Round B convertible redeemable preferred shares (Note 14)	—	—	—	—	—	—	(19,495,057)	—	—	(5,268,188)	—	(24,763,245)
Foreign currency translation	—	—	—	—	—	—	—	—	(670,073)	—	(11,334)	(681,407)
Net income	—	—	—	—	—	—	—	—	—	6,123,990	25,877	6,149,867

Balances at December 31, 2018	15,531,000	155	75,150,400	752	2,846,600	—	—	(9,261,300)	(1,420,369)	(21,852,692)	310,904	(32,222,550)

The accompanying notes are an integral part of these consolidated financial statements

ECMOHO LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

	Year Ended December 31,
	2017	2018
	US$	US$
Cash flows from operating activities:
Net income	2,723,638	6,149,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	505,828	605,578
Provision for allowance of doubtful accounts	66,630	61,959
Inventory write down	1,211,131	639,679
Deferred tax expenses	(144,092)	(1,086,380)
Share-based compensation	—	356,549
Changes in operating assets and liabilities:
Accounts receivable	269,686	(23,245,962)
Inventory	(9,737,761)	(37,639,680)
Prepayments and other current assets	2,283,341	(7,701,073)
Other non-current assets	(813,825)	347,501
Accounts payable	1,405,523	12,364,048
Amount due to related parties	225,152	561,907
Advance from customers	(709,079)	2,341,006
Tax payable	1,098,265	1,207,501
Salary and welfare payable	79,745	952,748
Accrued liabilities and other current liabilities	(1,157,860)	3,471,502
Other non-current liabilities	249,821	(142,266)

Net cash used in operating activities	(2,443,857)	(40,755,516)

Cash flows from investing activities:
Payments for acquisition of business license	(172,936)	(122,854)
Sale of equity interests in a subsidiary to non-controlling interests	16,235	—
Purchases of property and equipment	(52,477)	(1,423,064)
Payments for software procurement	(282,811)	(201,866)

Net cash used in investing activities	(491,989)	(1,747,784)

Cash flows from financing activities:
Cash payments for acquisition of equity interests of ECMOHO Shanghai for Reorganization purpose (Note 1(b))	—	(14,475,846)
Subscription fees received from the Founders of ECMOHO Shanghai for Reorganization purpose (Note 1(b))	—	6,000,376
Subscription fees received from the Round A and Round B Investors of ECMOHO Shanghai for Reorganization purpose (Note 1(b))	—	3,386,528
Cash receipts from issuance of Series A Convertible Redeemable Preferred Shares, net of issuance costs (Note 14)	—	22,429,967
Proceeds from borrowings	4,819,106	41,529,327
Repayments of borrowings	(5,233,691)	(23,469,501)
Cash payment for loan deposits (Note 7)	—	(437,114)
Payment of initial public offering costs (Note 10)	—	(522,072)
Contribution from non-controlling interests shareholders	—	104,159
Proceeds of borrowings from related parties	3,000,000	3,000,000
Proceeds of advances from related parties	15,304	8,964,847
Repayment of advances to related parties	(1,033,740)	(2,474,371)

Net cash provided by financing activities	1,566,979	44,036,300
Effects of exchange rate changes on cash and cash equivalents	(20,479)	742,397

Net (decrease)/increase in cash, cash equivalents and restricted cash	(1,389,346)	2,275,397
Cash, cash equivalents and restricted cash at beginning of year	12,078,808	10,689,462

Cash, cash equivalents and restricted cash at end of year	10,689,462	12,964,859

Supplemental disclosure of cash flow information:
Interests paid	(165,001)	(445,689)
Income tax paid	—	—
Non-cash financing and investing activities
Accretion to redemption value of convertible redeemable preferred shares	3,972,281	3,038,407
Accretion to redemption value of redeemable non-controlling interests	—	129,896
Extinguishment of convertible redeemable preferred shares (Note 14)	—	24,763,245
Capital contribution from non-controlling interests shareholders (Note 11)	—	107,129
Subscription receivables due from Founders of ECMOHO Shanghai for Reorganization purpose (Note 21)	—	9,261,300
Subscription receivables due from Round B Investor of ECMOHO Shanghai for Reorganization purpose (Note 21)	—	89,222
Payables due to shareholders of ECMOHO Shanghai for Reorganization purpose (Note 21)	—	(4,261,580)
Payables for assets and business acquisition (Note 12)	(168,766)	(43,711)

The accompanying notes are an integral part of these consolidated financial statements.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Principal Activities

(a)	Principal activities

Ecmoho Limited (the “Company”), an exempted company with limited liability incorporated in the Cayman Islands, together with (i) its various equity-owned consolidated subsidiaries and (ii) its controlled affiliate Shanghai Yibo Medical Device Co., Ltd (“Yibo or Yibo VIE”) and Yibo VIE’s subsidiary are collectively referred to as the “Group”. The Company serves as an investment holding company with no operations of its own. The Group is primarily engaged in e-commerce business and sells products to consumers and retailers. The Group also provides services including online store operating services, promotion and marketing services to its brand partners and other brand customers.

As of December 31, 2018, the Company’s principal subsidiaries and VIE are as follows:

Name of subsidiaries and VIE	Date of establishment/ acquisition	Place of incorporation	Percentage of direct or indirect ownership	Principle activities
Subsidiaries of the Company:
ECMOHO (Hong Kong) Health Technology Limited (“ECMOHO HK”)	Established on June 27, 2018	Hong Kong	100.00%	Investment holding
Shanghai ECMOHO Health Biotechnology Co. Limited (“ECMOHO Shanghai”)	Established on December 23, 2011	PRC	97.50%	Product sales and services
Jianyikang Health Technology (Shanghai) Co., Limited	Established on May 21, 2018	PRC	97.50%	Startup
Ecmoho (Hong Kong) Limited	Established on April 1, 2015	Hong Kong	97.50%	Product sales and services
Import-It Corp.	Established on September 4, 2012	BVI	97.50%	Product sales and services
Shanghai Tonggou Information Technology Co., Limited	Established on May 20, 2013	PRC	97.50%	Product sales and services
Yijiasancan (Shanghai) E-commerce Co., Ltd.	Established on August 21, 2013	PRC	97.50%	Product sales and services
Shanghai Hengshoutang Health Technology Co., Limited	Established on April 11, 2016	PRC	68.25%	Product sales
Qinghai Hengshoutang Plateau Medicine Co., Limited	Acquired on March 20, 2017	PRC	68.25%	Product sales
Shanghai Jieshi Technology Co., Limited	Acquired on December 16, 2016	PRC	87.75%	Product sales
ECMOHO Co., Ltd. (Japan)	Established on July 15, 2016	Japan	100.00%	Startup
Shanghai ECMOHO Health Technology Co., Limited	Established on May 5, 2015	PRC	97.50%	Startup
Hangzhou Duoduo Supply Chain Management Co., Limited	Acquired on April 25, 2017	PRC	97.50%	Bonded area warehousing
ECMOHO Co., Ltd. (Korea)	Established on August 27, 2018	Korea	100%	Product sales
Yiling (Shanghai) Information Technology Co., Limited	Established on August 30, 2018	PRC	100%	Intercompany services
Shanghai Yuyun Information Technology Co., Ltd.	Established on October 15, 2018	PRC	100.00%	Startup
Xianggui (Shanghai) Biotechnology Co., Ltd.	Established on September 28, 2018	PRC	100.00%	Product sales

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name of subsidiaries and VIE	Date of establishment/ acquisition	Place of incorporation	Percentage of direct or indirect ownership	Principle activities
Variable Interest Entity (“VIE”)
Shanghai Yibo Medical Device Co., Ltd (“Yibo or Yibo VIE”)	Established on April 21, 2017	PRC	97.50%	Operates the Company’s own online e-commerce platform
Subsidiary of Variable Interest Entity (“VIE subsidiary”)
Yang infinity (Shanghai) Biotechnology Co., Limited	Established on November 15, 2018	PRC	97.50%	Startup

(b)	Reorganization

The Group commenced its operations in December 2011 through ECMOHO Shanghai, a People’s Republic of China (“the PRC”) company established by Ms. Zeo Wang and Mr. Leo Zeng, who are in spousal relationship (collectively known as “the Founders”).

In 2015 and 2016, ECMOHO Shanghai offered 19% and 12% of its equity interests with preferential rights to Round A and Round B Investors with the consideration of US$ 13,081,880 and US$ 24,000,000, respectively (Note 14).

In April 2018, one of the Round A Investors (“Exit Investor”) sold all its 8.36% equity interest with preferential rights to the Founders for cash (Note 14).

To facilitate offshore financing, an offshore corporate structure was formed in August 2018 (the “Reorganization”), which was carried out as follows:

1)	In June 2018, the Company was incorporated in the Cayman Islands by the Founders.

2)	In June 2018, ECMOHO HK was incorporated in Hong Kong with 100% ownership by the Company.

3)

In July 2018, ECMOHO HK legally acquired 97.5% of the equity interest of ECMOHO Shanghai from the Founders and most of the Investors, except for 2.5% equity interests held by certain of the Investors (“NCI holders”), with the cash consideration of US$ 18,737,426. Such consideration shall be used by these Founders and Investors to subscribe ordinary shares and preferred shares of the Company to exchange its equity interests of ECMOHO Shanghai for Reorganization purpose. As of December 31, 2018, US$14,475,846 of the consideration has been paid, and US$ 4,261,580 of the consideration remained outstanding and such amount was presented as amounts due to related parties on the consolidated balance sheets as of December 31, 2018.

4)

In August 2018, the Founders subscribed 9,519,000 Class A Ordinary Shares and 75,150,400 Class B Ordinary Shares of the Company with the cash consideration of US$ 15,261,676 (part of the above mentioned cash consideration of US$ 18,737,426), in the same proportions as the percentage of equity interest they held in ECMOHO Shanghai before the Reorganization. As of December 31, 2018, US$6,000,376 of the consideration has been received, and US$ 9,261,300 of the consideration remained outstanding and such amount was presented as subscriptions receivable, a contra-equity balance on the consolidated balance sheets as of December 31, 2018.

The 9,519,000 Class A Ordinary Shares were in connection with the 8.36% equity interests the Founder purchased from the Exit Investor. The Founders gave up the preferential rights associated with the equity interests simultaneously with the issuance of such Class A Ordinary Shares (Note 14). In August 2018, the Founders sold 8,880,894 out of the 9,519,000 Class A Ordinary Shares to third party investors (Note 16).

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5)

In September 2018, the Round A and Round B Investors, except for the NCI holders, subscribed for 9,519,000 Class A-1 and 10,817,000 Class A-2 Ordinary Shares with preferential rights of the Company with the total cash consideration of US$ 3,475,750 (the remaining part of the above mentioned cash consideration of US$ 18,737,426), all in the same proportions, on an as converted basis, as the percentage of equity interest they held in ECMOHO Shanghai before the Reorganization. As of December 31, 2018, US$3,386,528 of the consideration has been received, and US$ 89,222 of the consideration remained outstanding and such amount was presented as subscriptions receivable, a contra mezzanine equity balance on the consolidated balance sheets as of December 31, 2018 (Note 14).

The Reorganization was a recapitalization with no substantial changes in the shareholding of the Company. Therefore, it was accounted for using historical costs with assets and liabilities reflected at carryover basis. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods.

(c)	VIE arrangements

To comply with the relevant PRC laws and regulations, the Company operates its internet-based business in which foreign investment is restricted or prohibited through its Yibo VIE. To provide the Company the control of the Yibo VIE, ECMOHO Shanghai entered into a series of contractual arrangements with the Yibo VIE or its equity holders as follows:

Exclusive Technology Consulting and Service Agreement

Under the exclusive technology consulting and service agreement between ECMOHO Shanghai and Yibo VIE, ECMOHO Shanghai has the exclusive right to provide to Yibo VIE consulting and services related to, among other things, research and development, system operation, advertising, internal training and technical support. ECMOHO Shanghai has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. In exchange, Yibo VIE agrees to pay ECMOHO Shanghai an annual service fee, at an amount that is agreed by ECMOHO Shanghai. Unless ECMOHO Shanghai provides valid notice of termination 90 days prior to the term of agreement ending, this agreement will remain effective for 10-years to be automatically renewed for another 10 years thereafter.

Powers of Attorney

The shareholders of Yibo VIE, have each executed a power of attorney to irrevocably appoint ECMOHO Shanghai or its designated person as their attorney-in-fact to exercise all of their rights as shareholders of Yibo VIE, including, but not limited to, the right to convene and attend shareholder meetings, vote on any resolution that requires a shareholder vote, such as the appointment or removal of directors and executive officers, and other voting rights pursuant to the then-effective articles of association of Yibo VIE. The power of attorney will remain in force for so long as the controlling shareholders remain the shareholders of Yibo VIE.

Equity Pledge Agreement

Pursuant to the equity pledge agreement among ECMOHO Shanghai, Yibo VIE, and the shareholders of Yibo VIE, the shareholders pledged all of their equity interests in Yibo VIE to guarantee their and Yibo VIE’s performance of their obligations under the contractual arrangements including the exclusive technology consulting and service agreement, the exclusive option agreement and the power of attorney. In

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

the event of a breach by Yibo VIE or its shareholders of contractual obligations under these agreements, ECMOHO Shanghai, as pledgee, will have the right to dispose of the pledged equity interests in Yibo VIE. The shareholders of Yibo VIE also undertake that, during the term of the equity pledge agreement, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. During the term of the equity pledge agreement, ECMOHO Shanghai has the right to receive all of the dividends and profits distributed on the pledged equity interests. As of the date of this prospectus, the equity pledge for the Company’s variable interest equity has been registered with local PRC authorities.

Spousal Consent Letters

Pursuant to the spousal consent letter, each of the respective spouse of the shareholders of Yibo VIE, unconditionally and irrevocably agreed that the equity interest in Yibo VIE held by and registered in the name of his/her spouse will be disposed of pursuant to the equity pledge agreement, the exclusive call option agreement and the power of attorney. The spouse agreed not to assert any rights over the equity interest in Yibo VIE held by his/her spouse. In addition, in the event that the spouse obtains any equity interest in Yibo VIE held by his/her spouse for any reason, the spouse agreed to be bound by the contractual arrangements.

Exclusive Call Option Agreement

Pursuant to the exclusive call option agreement between ECMOHO Shanghai, Yibo VIE and its shareholders, the shareholders of Yibo VIE irrevocably grant ECMOHO Shanghai an exclusive option to purchase, at its discretion, or have its designated person to purchase, to the extent permitted under PRC law, all or part of the equity interests in Yibo VIE. The purchase price shall be the lowest price permitted by applicable PRC law. In addition, Yibo VIE has granted ECMOHO Shanghai an exclusive option to purchase, at its discretion, or have its designated person to purchase, to the extent permitted under PRC law, all or part of Yibo VIE’s assets at the book value of such assets, or at the lowest price permitted by applicable PRC law, whichever is higher. The shareholders of Yibo VIE undertake that, without the Company’s prior written consent or the prior written consent of ECMOHO Shanghai, they may not increase or decrease the registered capital, dispose of its assets, incur any debt or guarantee liabilities, enter into any material purchase agreements, conduct any merger, acquisition or investments, amend its articles of association or provide any loans to third parties. The exclusive call option agreement will remain effective until all equity interest in Yibo VIE held by its shareholders and all assets of Yibo VIE are transferred or assigned to ECMOHO Shanghai or its designated representatives.

Yibo VIE, under Generally Accepted Accounting Principles in the United States (“US GAAP”), is considered to be a consolidated VIE in which the Company, or its subsidiaries, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or one of its subsidiaries is the primary beneficiary of the entity. Through the aforementioned contractual agreements, the Company has the ability to:

•	exercise control over Yibo VIE whereby having the power to direct Yibo VIE’s activities that most significantly drive the economic results of Yibo VIE;

•	receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks and expected losses from the Yibo VIE as if it was their sole shareholder; and

•	have an exclusive option to purchase all of the equity interests in Yibo VIE.

Management therefore concluded that the Company, through the above contractual arrangements, has the power to direct the activities that most significantly impact the VIE’s economic performance, bears the risks

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

of and enjoys the rewards normally associated with ownership of the VIE, and therefore the Company is the ultimate primary beneficiary of the VIE. Consequently, the financial results of the VIE were included in the Group’s consolidated financial statements.

The Company’s PRC variable interest entity, Yibo VIE, holds an ICP license and may develop e-commerce platforms for other trading parties. Up to December 31, 2018, the operation of Yibo VIE was still at a very preliminary stage with no actual business and had immaterial impact to the consolidated financials of our business.

Yibo VIE has no recognized revenue—producing assets, and its unrecognized revenue-producing assets mainly consist of trademarks and assembled workforce which are not recorded in the financial statements of the VIE as it did not meet the recognition criteria set in ASC 350-30-25.

The following table sets forth the assets, liabilities, results of operations and cash flows of Yibo VIE are included in the Group’s consolidated financial statements.

	As of December 31,
	2017	2018
	US$	US$
Assets
Current assets
Cash and cash equivalents	—	11,092
Accounts receivable, net	—	21,856
Prepayments and other current assets	—	1,899

Total current assets	—	34,847

Total assets	—	34,847

Liabilities
Current liabilities
Salary and welfare payable	—	39,585
Tax payable	—	1,848
Amount due to subsidiaries of the Company		399,735
Accrued liabilities and other current liabilities	—	8,781

Total current liabilities	—	449,949

Total liabilities	—	449,949

	Year Ended December 31,
	2017	2018
	US$	US$
Net revenues	—	—
Net losses	—	(430,519)

	Year ended December 31,
	2017	2018
Net cash used in operating activities	—	11,092
Net cash used in investing activities	—	—
Net cash provided by financing activities	—	—

Net increase in cash and cash equivalents	—	11,092

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In accordance with the aforementioned agreements, the Company has power to direct activities of the Yibo VIE, and can have assets transferred out of Yibo VIE. Therefore the Company considers that there is no asset in Yibo VIE that can be used only to settle obligations of the Yibo VIE, except for registered capital, as of December 31, 2017 and 2018. As Yibo VIE and its subsidiary were incorporated as limited liability Company under the PRC Company Law, the creditors do not have recourse to the general credit of the Company for all the liabilities of Yibo VIE.

There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIE. As the Group is conducting certain businesses in the PRC through the VIE, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

There is no VIE where the Company has variable interest but is not the primary beneficiary.

The Group believes that the contractual arrangements among its shareholders and ECMOHO Shanghai comply with PRC law and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these contractual arrangements and if the shareholders of Yibo VIE were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms.

The Company’s ability to control the Yibo VIE also depends on the voting rights proxy and the effect of the share pledge under the Equity Pledge Agreement and ECMOHO Shanghai has to vote on all matters requiring shareholder approval in Yibo VIE. As noted above, the Company believes this voting right proxy is legally enforceable but may not be as effective as direct equity ownership.

2.	Principal Accounting Policies

(a)	Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The Reorganization was a recapitalization with no substantial changes in the shareholding of the Company. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods.

Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

(b)	Basis of consolidation

The Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIE for which the Company is the primary beneficiary. All transactions and balances among the Company, its subsidiaries, its VIE have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting powers; or has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, through contractual agreements, has the power to direct activities of, bears the risks of, and enjoys the rewards normally associated with ownership of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Group’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

right to receive benefits from the VIE that could potentially be significant to the VIE. ECMOHO Shanghai and ultimately the Company hold all the variable interests of the VIE, and has been determined to be the primary beneficiary of the VIE.

(c)	Use of estimates

The preparation of the Group’s consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company believes that revenue recognition, sales return, sales incentive, inventory write-down, rebates, realization of deferred tax assets, assessment for useful life and impairment of long-lived assets, allowance for doubtful accounts, and valuation of ordinary shares and preferred shares requires significant judgments and estimates used in the preparation of its consolidated financial statements.

Management bases the estimates on historical experience and on various other assumptions as discussed elsewhere to the consolidated financial statements that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. On an ongoing basis, management evaluates its estimates based on information that is currently available. Changes in circumstances, facts and experience may cause the Company to revise its estimates. Changes in estimates are recorded in the period in which they become known. Actual results could materially differ from these estimates.

(d)	Functional Currency and Foreign Currency Translation

The Group uses United States dollars (“US$” or “USD”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is US$, while the functional currency of the PRC entities in the Group is RMB as determined based on the criteria of ASC 830, Foreign Currency Matters.

Transactions denominated in other than the functional currencies are translated into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are translated at the balance sheet date exchange rate. The resulting exchange differences are included in the consolidated statements of comprehensive income as foreign exchange related gains.

The financial statements of the Group’s entities using functional currency other than US$ are translated from the functional currency to the reporting currency, US$. Assets and liabilities of the Group’s subsidiaries incorporated in PRC are translated into US$ at balance sheet date exchange rates, Income and expense items are translated at average exchange rates prevailing during the fiscal year, representing the index rates stipulated by the People’s Bank of China. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as accumulated other comprehensive income/(loss) on the consolidated financial statement.

The exchange rates used for translation on December 31, 2017 and 2018 were US$1.00=RMB 6.5342 and US$1.00=RMB 6.8632, respectively, representing the index rates stipulated by the People’s Bank of China.

(e)	Fair value of financial instruments

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs that may be used to measure fair value include:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Group does not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Group’s financial instruments consist principally of cash and cash equivalents, restricted cash, accounts receivable, deposits , loan deposits, accounts payable, short-term borrowings, amounts due from/to related parties and other liabilities.

As of December 31, 2017 and 2018, the carrying values of cash and cash equivalents, restricted cash, accounts receivable, deposits, loan deposits, accounts payable, short-term borrowings, amounts due from/to related parties and other liabilities approximated their fair values reported in the consolidated balance sheets due to the short term maturities of these instruments.

(f)	Cash and Cash Equivalents

Cash and cash equivalents include cash in bank and time deposits placed with banks, other financial institutions and third party payment processors, which have original maturities of three months or less at the time of purchase and are readily convertible to known amounts of cash.

(g)	Restricted cash

Cash that is restricted as to withdrawal for use or pledged as security is reported separately on the face of the consolidated balance sheets. The Group’s restricted cash mainly represents secured deposits held in designated bank accounts for drawdown of bank loans. The Group adopted ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230) for all period presented. The changes in restricted cash in the consolidated cash flow were US$ (2,162,318) and US$ 2,628,392 for the years ended December 31, 2017 and 2018, respectively, which were no longer presented within investing activities and were included in the changes of cash, cash equivalents and restricted cash as required.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(h)	Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts which reflects its best estimate of amounts that potentially will not be collected. The Company determines the allowance for doubtful accounts on general basis taking into consideration various factors including but not limited to historical collection experience and credit-worthiness of the customers as well as the age of the individual receivables balance. Additionally, the Company makes specific bad debt provisions based on any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use substantial judgment in assessing its collectability.

(i)	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost elements of our inventories comprise the purchase price of products, purchase rebates, shipping charges to receive products from the suppliers when they are embedded in the purchase price. Cost is determined using the weighted average method. Provisions are made for excessive, slow moving, expired and obsolete inventories as well as for inventories with carrying values in excess of market. Certain factors could impact the realizable value of inventory, so the Group continually evaluates the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration historical usage, inventory aging, expiration date, expected demand, anticipated sales price, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, customer concentrations, and other factors. The reserve or write-down is equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact the Group’s gross margin and operating results. If actual market conditions are more favorable, the Group may have higher gross margin when products that have been previously reserved or written down are eventually sold.

(j)	Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the following estimated useful lives, taking into account any estimated residual value. Residual rate is determined based on the economic value of the property and equipment at the end of the estimated useful lives as a percentage of the original cost.

The estimated useful lives and residual rates are as follows:

Classification	Useful years	Residual rate
Warehouse equipment	3 years	5%
Furniture, computer and office equipment	2 - 5 years	0%-5%
Leasehold improvement	Over the shorter of the expected life of leasehold improvements or the lease term	0%

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of comprehensive income.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(k)	Intangible assets, net

Software purchased from third parties are initially recorded at cost and amortized on a straight-line basis over the shorter of the useful economic lives or stipulated period in the contract, which is usually 5 years.

Other separately identifiable intangible assets that have finite lives and continue to be amortized consist primarily of trademark and business license purchased from third parties in the years of 2017 and 2018. The Company amortizes these intangible assets on a straight-line basis over their estimated useful lives, which are 5 to 10 years.

The estimated life of amortized intangibles is reassessed if circumstances occur that indicate the life has changed.

(l)	Impairment of long-lived assets

For long-lived assets including property and equipment, intangible assets and other non-current assets, the Group evaluates for impairment whenever events or changes (triggering events) indicate that the carrying amount of an asset may no longer be recoverable. The Group assesses the recoverability of the long-lived assets by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to receive from use of the assets and their eventual disposition. Such assets are considered to be impaired if the sum of the expected undiscounted cash flows is less than the carrying amount of the assets. The impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

(m)	Advances from customers

Certain third party customers pay in advance to purchase product goods. Cash proceeds received from customers are initially recorded as advances from customers and are recognized as revenues when revenue recognition criteria are met.

(n)	Deferred equity offering costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are incremental and directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded in shareholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of comprehensive income. The Company did not record any deferred offering costs as of December 31, 2017. As of December 31, 2018, deferred offering costs of US$ 522,072 were recorded in the consolidated balance sheet (Note 10).

(o)	Mezzanine equity

Mezzanine equity represents the Round A, Round B, Class A-1, Class A-2 and Series A convertible redeemable preferred shares (collectively known as “Preferred Shares”) issued by the Company as well as redeemable non-controlling interests. Preferred Shares are redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. Therefore, the Group classifies the Preferred Shares as mezzanine equity (Note 14). Redeemable non-controlling interests are redeemable at the holders’ option under certain events, which are not solely within the control of the Company, and are recorded and accounted for outside of permanent equity as mezzanine equity (Note 15).

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(p)	Revenue recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) and subsequently, the FASB issued several amendments which amends certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as “ASC 606”). According to ASC 606, revenue is recognized when control of the promised good or service is transferred to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services.

The Group adopted ASC 606 for all periods presented. Consistent with the criteria of Topic 606, the Group follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Group’s revenues are primarily derived from (i) product sales and (ii) services including online store operating services, promotion and marketing services to its brand partners and other brand customers. Refer to Note 18 to the consolidated financial statements for disaggregation of the Group’s revenue for the years ended December 31, 2017 and 2018.

When either party to a contract has performed, the Group presents the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. A contract asset is recorded when the Group has transferred products or services to the customer before payment is received or is due, and the Group’s right to consideration is conditional on future performance or other factors in the contract. No contract asset was recorded as at December 31, 2017 and 2018.

If the Group recognizes a receivable before it transfers products to the customer, the Group will defer revenue, which is also defined as a contract liability under the new revenue guidance. A contract liability is recorded when the Group’s obligation to transfer goods or services to a customer has not yet occurred but for which the Group has received consideration from the customer. The Group presents such amounts as advances from customers on the consolidated balance sheet.

Product Sales

The Group selects, purchases and obtains direct control of the goods from its brand partners and/or their authorized distributors and sells goods directly to end consumers through online stores its operates or to secondary distributors in accordance with distribution agreements.

Revenue is recognized when consumers or secondary distributors physically accept the products after delivery, which is when the control of products is transferred, and is recorded net of return allowances, value added tax and sales incentives, if any.

A majority of the Group’s consumers make online payments through third-party payment platforms when they place orders on the Group’s online stores. The funds will not be released to the Group by these third-party payment platforms until the consumers accept the products on the online platform.

Shipping and handling charges paid by customers are included in net revenues. The Group typically does not charge shipping fees on orders exceeding a certain sale amount. Shipping and handling costs incurred by the Group are considered to be fulfillment activities which are presented as part of the Group’s operating expenses.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Product Sales Consignment arrangement

The Group also enters into arrangement with online platforms, where the Group retains control over the goods until a sale is made to the end consumer. The Group considers the arrangement meet the indicators of consignment arrangement under ASC 606-10-55-80, because (i) The Group does not relinquish control of the products, even though the online platform has physical possession of the goods. The products are considered to be the Group’s own inventory until they are sold to the end consumers; (ii) The Group retains the right to require the return of the goods held with the online platform; (iii) The online platforms have no obligation to pay for the products that are in its physical possession.

Revenue under consignment arrangements is recognized when a sale is made to the end customer and control is transferred to the end customer upon their acceptance in accordance with the sales report provided by the online platforms. Such revenues reflect the consideration paid by end consumers and do not take into account the sales commissions the Group pays to the relevant online platform, which are recorded as sales and marketing expenses.

Services

The Group offers its brand partners and other brand customers marketing solutions tailored to their needs and charge fixed project-based fees, including designing and operating online stores, running online promotional events, organizing online and offline marketing campaigns featuring social media influencers and circulating marketing messages to end consumers.

For services provided to customers of the Group, depending on the terms of the contract and the laws that apply to the contract, control of the services may be transferred over time or at a point in time. Control of the services is transferred over time if the Group’s performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as the Group performs; or

•	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of services.

With respect to the Group’s marketing services, length of the periods over which services are provided are generally within months or less, the Group recognizes such revenues when service is rendered and service report is delivered to the customer (point in time), which marks the time when control of the service output has passed to the customer.

Consideration from brand partners of the Group is considered to be in exchange for distinct service that the Group transfers to the brand partners, as i) services provided to brand partners can be sufficiently separable from the Company’s procurement of products from those brand partners ii) consideration from the brand partner represents the standalone selling price of such service, and iii) the fees do not represent reimbursement of costs incurred by the Company to sell the brand partner’s products. The Group accounts for the service in the same way that it accounts for sales to other customers and revenues generated from these service arrangements are recognized on a gross basis and presented as services revenue on the consolidated statements of comprehensive income.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Practical expedients and exemption

Upon the election of the practical expedient under ASC 340-40-25-4, the incremental costs of obtaining a contract are expensed when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less. For the years ended December 31, 2017 and 2018, no incremental cost was capitalized as assets.

Based on the considerations that there is no difference between the amount of promised consideration and the cash selling price of product sales and promised services, in addition the actual length of time between when the Group transfers products or promised services to the consumers and when the consumers pays for those products or services has been within one year, the Group has assessed and concluded that there is no significant financing component in place within its products sales or service arrangements as a practical expedient in accordance with ASC 606-10-32-18.

(q)	Sales returns

The Group offers online consumers an unconditional right of return for a period of seven days upon receipt of products and offers its secondary distributors various rights of return after the acceptance of products. Return allowances, which reduce revenue and cost of sales, are estimated by categories of return policies offered to online customers and secondary distributors, based on historical data the Group has maintained, and subject to adjustments to the extent that actual returns differ or are expected to differ. The Group records liabilities for return allowances in refund obligation of sales returns of “Accrued liabilities and other current liabilities” in the consolidated balance sheet (Note 12) and were US$ 423,134 and US$ 858,536 as of December 31, 2017 and 2018, respectively. The Group recorded assets as “Sales return assets” included in “Prepayments and other current assets” in the consolidated balance sheet (Note 7) of US$ 295,091 and US$ 639,846 as of December 31, 2017 and 2018 for its right to recover products from customers associated with settling the refund liability.

(r)	Sales incentives

The Group provides sales rebates to certain third-party online platforms/secondary distributors based on their purchase volume, which are accounted for as variable consideration. The Group estimates these amounts based on the expected amount to be provided to the third-party online platforms/secondary distributors considering the contracted rebate rates and estimated sales volume based on significant management judgments based on historical experience such as likelihood of reaching the purchase thresholds and sales forecasts, and account for it as a reduction of the transaction price. For the years ended December 31, 2017 and 2018, sales rebates provided by the Group amounted to US$ 929,339 and US$ 2,509,679, respectively.

(s)	Value added taxes

Value added taxes (“VAT”) on sales is calculated at 10% ~17% on revenue from products and 6% on revenue provided from services. The Group reports revenue net of VAT. Subsidiaries and VIE of the Group that are VAT general tax payers are allowed to offset qualified VAT paid against their output VAT liabilities. Related surcharges, such as urban maintenance and construction tax as well as surtax for education expenses are recorded in cost of revenues.

(t)	Cost of revenue

Cost of revenue consist of cost of product sales of US$ 68,262,115 and US$ 128,845,948 for the years ended December 31, 2017 and 2018, respectively, and cost of services of US$ 861,932 and US$ 11,307,514

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended December 31, 2017 and 2018, respectively. Cost of product sales comprise the purchase price of products, purchase rebates, shipping charges to receive products from the suppliers when they are embedded in the purchase price and inventory write-downs. Cost of products does not include other direct costs related to cost of product sales such as shipping and handling expense, payroll and benefits of logistic staff, logistic centers rental expenses and depreciation expenses. Cost of service consists of the advertising and promotion costs, employee wages and benefits in connection with the Group’s provision of promotion and marketing services including fees the Group paid to third party vendors for advertising and promotion on various online and offline channels.

(u)	Rebates

The Group periodically receives consideration from certain vendors, representing rebates for products sold over a period of time. The Group accounts for the rebates received from its vendors as a reduction to the price it pays for the products purchased. Rebates are earned based on reaching minimum purchased thresholds for a specified period. When volume rebates can be reasonably estimated based on the Group’s past experience, current forecasts and purchase volume, a portion of the rebate is recognized as the Group makes progress towards the purchase threshold.

(v)	Fulfillment expenses

Fulfillment costs primarily represent warehousing, shipping and handling expenses for dispatching and delivering products to consumers, employee wages and benefits for the relevant personnel, and customs clearance expenses.

(w)	Sales and marketing expenses

Sales and marketing expenses primarily consist of advertising costs for the products the Group offers, employee wages and benefits for sales and marketing staff, storefront fees paid to e-commerce platforms, and travel and entertainment expenses. Advertising costs consist primarily of costs for product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing expenses. For the years ended December 31, 2017 and 2018, advertising and marketing costs totaled US$ 445,256 and US$ 573,272, respectively.

(x)	General and administrative expenses

General and administrative expenses consist of employee wages and benefits for corporate employees, rental expenses, audit and legal fees, amortization of both intangible assets and leasehold improvement, and other corporate overhead costs.

(y)	Research and development expenses

Research and development expenses primarily consist of employee wages and benefits for research and development personnel, general expenses and depreciation expenses associated with research and development activities.

(z)	Operating leases

Leases, including leases of offices and warehouses, where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. The Group had no capital leases for any of the years stated herein.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(aa)	Employee social security and welfare benefits

Employees of the Group in the PRC are entitled to staff welfare benefits including pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund plans through a PRC government-mandated multi-employer defined contribution plan. The Group is required to contribute to the plan based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government.

The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Group’s obligations are limited to the amounts contributed and no legal obligation beyond the contributions made.

(ab)	Income taxes

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Group’s uncertain tax positions and determining its provision for income taxes. The Group recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheets and under other expenses in its statements of operations and comprehensive income. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended December 31, 2017 and 2018. As of December 31, 2017 and 2018, the Group did not have any significant unrecognized uncertain tax positions.

The Company adopted ASC 740-270-30-36 approach for interim period tax computation and reporting. Interim period tax (or benefit) related to consolidated ordinary income (or loss) for the year to date is computed using one overall estimated annual effective tax rate, except for jurisdiction if a subsidiary anticipates an ordinary loss for the fiscal year or has an ordinary loss for the year to date.

(ac)	Share-based compensation

Share-based compensation costs are measured at the grant date. The share-based compensation expenses have been categorized as either fulfillment expenses, sales and marketing expenses, general and administrative expenses or research and development expenses depending on the job functions of the grantees.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the restricted share units granted with service conditions, compensation expense is recognized using the straight-line method over the requisite service period. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate.

For the restricted share units granted with performance conditions whose vesting is contingent upon meeting company-wide performance goals, compensation expenses are recognized using graded vesting method over the requisite service period in accordance with ASC 718 and will be adjusted for subsequent changes in the expected outcome of the performance-vesting condition. For restricted share units granted with service conditions and the occurrence of an initial public offering (“IPO”) as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition will be recorded upon the completion of the IPO, using the graded vesting method.

For the restricted share units granted with market condition whose vesting is contingent on the Company’s market value exceeding a specific amount, Monte Carlo simulation has been applied to determine the fair value and requisite service period, compensation expense is recognized using the straight-line method over the estimated requisite service period unless the market condition is satisfied before the end of the initially estimated requisite service period.

(ad)	Statutory reserves

The Group’s subsidiaries, consolidated VIE incorporated in the PRC are required on an annual basis to make appropriations of retained earnings set at certain percentage of after-tax profit determined in accordance with PRC accounting standards and regulations (“PRC GAAP”).

Appropriation to the statutory general reserve should be at least 10% of the after tax net income (after offsetting accumulated losses from prior years) determined in accordance with the legal requirements in the PRC until the reserve is equal to 50% of the entities’ registered capital. The Group is not required to make appropriation to other reserve funds and the Group does not have any intentions to make appropriations to any other reserve funds.

The general reserve fund can only be used for specific purposes, such as setting off the accumulated losses, enterprise expansion or increasing the registered capital. Appropriations to the general reserve funds are classified in the consolidated balance sheets as statutory reserves.

There are no legal requirements in the PRC to fund these reserves by transfer of cash to restricted accounts, and the Group has not done so.

Relevant laws and regulations permit payments of dividends by the PRC subsidiaries and affiliated companies only out of their retained earnings, if any, as determined in accordance with respective accounting standards and regulations. Accordingly, the above balances are not allowed to be transferred to the Company in terms of cash dividends, loans or advances.

As the Group’s subsidiaries in PRC had accumulated deficits in their functional currency, RMB, for the years ended December 31, 2017 and 2018, no statutory reserve was recorded as of December 31, 2017 and 2018.

(ae)	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(af)	Dividends

Dividends are recognized when declared. No dividends were declared for the years ended December 31, 2017 and 2018, respectively. The Group does not have any present plan to pay any dividends on ordinary shares in the foreseeable future. The Group currently intends to retain the available funds and any future earnings to operate and expand its business.

(ag)	Earnings/Loss per share

Basic earnings/loss per share is computed by dividing net profit/loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year using the two class method. Using the two class method, net profit/loss is allocated between ordinary shares and other participating securities (i.e. preferred shares) based on their participating rights.

Diluted earnings/loss per share is calculated by dividing net profit/loss attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalents shares outstanding during the year/period. Dilutive equivalent shares are excluded from the computation of diluted earnings/loss per share if their effects would be anti-dilutive. Ordinary share equivalents consist of the ordinary shares issuable in connection with the Group’s convertible redeemable preferred shares using the if-converted method, and ordinary shares issuable upon the conversion of the stock options, using the treasury stock method.

(ah)	Comprehensive income

Comprehensive income is defined as the change in shareholders’ deficit of the Company during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders, distributions to shareholders, accretions on convertible redeemable preferred shares and extinguishment of convertible redeemable preferred shares.

Comprehensive income is reported in the consolidated statements of comprehensive income. Accumulated other comprehensive income/(loss) of the Group include the foreign currency translation adjustments.

(ai)	Segment reporting

Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers in deciding how to allocate resources and assess performance. The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only. The Group does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Hence, the Group has only one operating segment and one reportable segment.

(aj)	Recently issued accounting pronouncements

i.	New and amended standards adopted by the Group:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” a new standard on revenue which will supersede the revenue recognition requirements in ASC 605. The new standard, as amended, sets forth a single comprehensive model for recognizing and reporting revenues. The new guidance requires the Company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

guidance requires the Company to apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the Company satisfies a performance obligation. The standard also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenues and cash flows relating to customer contracts. The standard is effective for us for fiscal years, and interim periods within those years, beginning on or after January 1, 2018. Early adoption is permitted but not before the original effective date of January 1, 2017. The Group adopted ASC 606 for all periods presented.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The main objective of this update is to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. Further, in June 2018, the FASB issued “Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which provides further guidance on adjustments for observable transaction for equity securities without a readily determinable fair value and clarification on fair value option for liabilities instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The Group adopted ASU 2016-01 on January 1, 2018 and the adoption did not have a material impact on the Group’s consolidated financial statements and the related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230), a consensus of the FASB’s Emerging Issues Task Force” (“ASU 2016-15”). The new guidance is intended to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. The Group has early adopted ASU 2016-15 in 2017 and the adoption had no material impact on the Group’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard should be applied to each period presented using a retrospective transition method. The Group has adopted the standard for all periods presented.

In January 2017, the FASB issued ASU 2017-01 (ASU 2017-01), “Business Combinations (Topic 805): Clarifying the Definition of a Business”, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Group has adopted the standard for all periods presented.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In May 2017, the FASB issued ASU No. 2017-09, “Compensation—Stock compensation (Topic 718): Scope of modification accounting” (“ASU 2017-09”), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. ASU 2017-09 is effective prospectively for all companies for annual periods beginning on or after December 15, 2017, and early adoption is permitted. The Group has early adopted ASU 2017-05 in 2017 and the adoption had no material impact on the Group’s consolidated financial statements.

ii.	New and amended standards not yet adopted by the Group:

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU No. 2016-02, “Leases (Topic 842)” (ASU 2016-02) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” (ASU 2018-10), which provides narrow amendments to clarify how to apply certain aspects of the new lease standard, and ASU No. 2018-11, “Leases (Topic 842)—Targeted Improvements” (ASU 2018-11), which addresses implementation issues related to the new lease standard. Under the new guidance, lessees are required to recognize a lease liability, which represents the discounted obligation to make future minimum lease payments, and a corresponding right-of-use asset on the balance sheet for most leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expenses for such lease generally on a straight-line basis over the lease term. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public entities. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application of the amendments in this update is permitted for all entities. The Group will adopt the new guidance effective January 1, 2019 using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption and will not recast the prior comparative periods. The Company estimates that in the range of approximately US$ 1.7 million to US$ 2.1 million would be recognized as total right-of-use assets and total lease liabilities on its consolidated balance sheet as of January 1, 2019. However, the Company does not expect the adoption to have a material impact to its Statement of Cash Flows or Statement of Comprehensive Income.

Incremental disclosure will be made in accordance with the guidelines provided by the new standard since the adoption date on January 1, 2019.

Upon adoption of ASC 842, the Company intends to elect the following practical expedients:

•

The Company intends to elect not to separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component.

•

If at the lease commencement date, a lease has a lease term of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company will elect not to apply ASC 842 recognition requirements.

•

As the Company plans to apply the new transition method allowed per ASU 2018-11, the Company intends to elect not to reassess arrangements entered into prior than January 1, 2019 for whether an arrangement is or contains a lease, the lease classification applied or to separate initial direct costs.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses” (“ASU 2016-13”), which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. The ASU is effective for public companies for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Group is in the process of evaluating the impact of this accounting standard on its consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07 Compensation—Stock Compensation (Topic 718) “Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Group concluded that the adoption of this accounting standard will have no impact on its consolidated financial statements.

3.	Risks and Concentration

(a)	Foreign exchange risk

The Group’s sales, purchase and expense transactions in domestic subsidiaries are generally denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies.

In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China. In addition, the Group’s cash denominated in US$ subject the Group to risks associated with changes in the exchange rate of RMB against US$ and may affect the Group’s results of operations going forward.

(b)	Credit and Concentration risk

The Group’s credit risk arises from cash and cash equivalents, restricted cash, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group expects that there is no significant credit risk associated with the cash and cash equivalents and restricted cash which are held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries and VIE are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

The Group has no significant concentrations of credit risk with respect to its prepayments.

Accounts receivable are typically unsecured and are derived from revenue earned through third party consumers. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

(i) Concentration of revenues

For the years ended December 31, 2017 and 2018, Customer A contributed 14% and 17% of total net revenue of the Group, respectively.

For the years ended December 31, 2017 and 2018, the Group, as a principal, earned net revenue, representing 52% and 34% of its total net revenue, respectively, through a third party online platform.

(ii) Concentration of accounts receivable

The Group has not experienced any significant recoverability issue with respect to its accounts receivables. The Group conducts credit evaluations on the third party consumers and generally does not require collateral or other security from such consumers.

The Group periodically evaluates the creditworthiness of the existing online platforms and distributors in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

The following table summarized customers with greater than 10% of the accounts receivables:

	Year Ended December 31,
	2017	2018
Customer A	28%	14%
Customer B	*	31%

*	Less than 10%

4.	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and demand deposits placed with banks, other financial institutions and third party payment processors, which are unrestricted as to withdrawal or use. The following table sets forth a breakdown of cash and cash equivalents by currency denomination and jurisdiction as of December 31, 2017 and 2018:

	US$			US$ equivalent (RMB)			US$ Equivalent (Others)			Total in US$
	Overseas	PRC		Overseas	PRC		Overseas	PRC
		Non VIE	VIE		Non VIE	VIE		Non VIE	VIE
December 31, 2017	2,753,125	4,060,555	—	37,009	2,697,826	—	1,140,947	—	—	10,689,462
December 31, 2018	3,324,971	359,796	—	1,037,629	3,690,184	11,092	1,912,795	—	—	10,336,467

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	Accounts receivable, net

	As of December 31,
	2017	2018
	US$	US$
Accounts receivable, gross	12,400,602	33,979,863
Less: allowance for doubtful accounts	(78,376)	(140,335)

Accounts receivable, net	12,322,226	33,839,528

Movement of allowance of doubtful accounts

	Year ended December 31,
	2017	2018
	US$	US$
At beginning of period	11,746	78,376
Addition	79,068	114,913
Reversal	(12,438)	(52,954)

At end of period	78,376	140,335

6.	Inventories

Inventories consist of the following:

	As of December 31,
	2017	2018
	US$	US$
Products	17,301,458	53,628,508
Packaging materials and others	64,786	54,883

Total	17,366,244	53,683,391

Inventories write-down are recorded in cost of product sale in the consolidated statement of comprehensive income, which were US$ 1,211,131 and US$ 639,679 for the years ended December 31, 2017 and 2018, respectively.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	Prepayments and other current assets

The prepayments and other current assets consist of the following:

	As of December 31,
	2017	2018
	US$	US$
Prepayments for products procurement (a)	1,951,776	7,645,974
Prepaid online platform promotion fees (b)	556,383	511,179
Deposits	473,492	1,355,401
Loan deposits (Note 11)	—	437,114
Value-added tax (“VAT”) recoverable (c)	190,239	60,369
Employee advances (d)	102,500	49,550
Rental prepayments	21,991	157,046
Sales return assets	295,091	639,846
Others (e)	543,765	402,931

Total	4,135,237	11,259,410

(a)	Prepayments for products procurement represent cash prepaid to the Group’s third party brand partners for the procurement of products.
(b)

Prepayments of online platform promotion fees represent prepayments made to online platforms for future services to promote the Group’s products through online advertising. Such online platforms charge monthly expenses based on activities during the month, and once confirmed by the Group, the monthly expenses will be deducted from the prepayments made by the Group.

(c)	Value-added tax recoverable represented the balances that the Group can utilize to deduct its value-added tax liabilities within the next 12 months.
(d)

As of December 31, 2017 and 2018, all of the employee advances were business related, interest-free, not collateralized and will be repaid or settled within one year from the respective balance sheet dates.

(e)	Others mainly represent prepayments made by the Group to certain of its logistic service providers.

8.	Property and equipment, net

Property and equipment consist of the following:

	As of December 31,
	2017	2018
	US$	US$
Cost:
Warehouse equipment	—	952,104
Furniture and office equipment	336,601	647,752
Leasehold improvements	228,742	385,726

Total cost	565,343	1,985,582
Less: Accumulated depreciation	(346,364)	(509,070)

Property and equipment, net	218,979	1,476,512

Depreciation expense recognized for the years ended December 31, 2017 and 2018 were US$ 149,355 and US$ 185,969, respectively.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	Intangible assets, net

	As of December 31,
	2017	2018
	US$	US$
Cost:
Business license (a)	484,301	461,086
Trademark (b)(c)	1,432,523	1,370,920
Software	381,241	518,713

Total cost	2,298,065	2,350,719
Less: Accumulated amortization	(466,255)	(848,488)

Intangible assets, net	1,831,810	1,502,231

Intangible assets of the Group were mainly as follows:

(a)	In April 2017, the Group consummated an acquisition of all the equity interest of Hangzhou Duoduo Supply Chain Management Co., Limited with a total cash consideration of RMB 1.9 million (US$ 295,790).

As the total net liabilities of the acquired company was nil, in applying the screen test in accordance with ASU 2017-01, the Group determined that substantially all of the fair value of the gross assets acquired was concentrated in the business license held by the supply chain company. As a result, the screen test was met to support the conclusion of asset acquisition.

The fair values of the business license with amount of RMB 2.6 million (US$ 394,386) is amortized over 5 years on a straight-line basis. Deferred tax liability of RMB 0.6 million (US$ 98,596) is recognized in associated with the identifiable intangible asset.

(b)

In April 2016, non-controlling interest shareholders of Shanghai Heng Shou Tang Health Technology Co., Limited (“Shanghai Heng Shou Tang”) contributed trademarks as their investment in Shanghai Heng Shou Tang.

The trademarks with a cost of RMB 3 million (US$ 464,475) is amortized over 10 years on a straight-line basis.

(c)

On December 16, 2016, the Group consummated an acquisition of 70% of the equity interest of Shanghai Jieshi Technology Co., Limited (“Shanghai Jieshi”) with the cash consideration of RMB 0.7 million (US$ 100,908). Management concluded such transaction as a business acquisition. The financial results of Shanghai Jieshi have been consolidated by the Company since the acquisition date.

The net liabilities acquired based on their fair values was RMB 3.8 million (US$ 543,505). The newly identifiable intangible assets were RMB 6.4 million (US$ 916,879) which primarily consist of trademarks. Deferred tax liability of RMB1.6 million (US$ 229,220) as recognized in associated with the identifiable intangible assets.

Fair values of the trademarks with amount of RMB 6.4 million (US$ 916,879) is amortized over 5 years on a straight-line basis.

In June 2017, the Group acquired the rest of the 30% equity interest of Shanghai Jieshi with a consideration of RMB 0.3 million (US$ 48,704). The difference between the consideration and the carrying amount of such non-controlling interests was recorded in accumulated deficit in the amount of US$ (23,993).

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group sold 10% of the equity interest to a third-party investor with a consideration of RMB 0.1 million (US$ 16,235) afterwards in July 2017. The difference between the consideration and the carrying amount of such equity interests was recorded in accumulated deficit in the amount of US$ 78,404.

Amortization costs recognized for the years ended December 31, 2017 and 2018 were US$ 356,473 and US$ 419,609, respectively.

As of December 31, 2018, amortization expenses related to the intangible assets for future periods were estimated to be as follows:

	Year ended December 31,
	2019	2020	2021	2022	2023
Amortization expenses	414,345	410,761	387,216	127,218	63,341

10.	Other non-current assets

Other non-current assets consisted of the following:

	As of December 31,
	2017	2018
	US$	US$
Online store and other deposits	1,284,952	1,167,807
Deferral of initial public offering costs	—	522,072
Rental prepayments	516,279	217,188
Prepayments for equipment and software procurement	—	83,199

Total	1,801,231	1,990,266

11.	Short-term borrowings

Bank borrowings

As of December 31, 2017 and 2018, the total short-term bank borrowings balance of the Group was US$ 3,979,982 and US$ 12,500,392, respectively. The short-term bank borrowings outstanding as of December 31, 2017 and 2018 carried a weighted average interest rate of 5.23% and 6.28% per annum, respectively.

On October 18, 2018, two fully owned subsidiaries of the Group obtained a three-year revolving loan facility in an aggregate principal amount not exceeding US$25.0 million from Taipei Fubon Commercial Bank Co. Ltd., Hong Kong Branch. Borrowings drawn down from the loan facility are charged by accounts receivable, bank accounts as well as inventories of these subsidiaries and are also charged by certain of the Class B ordinary shares held by the Founders. As of December 31, 2018, short-term bank borrowings with the amount of US$ 6,768,000 were from such revolving loan facility.

•	As of December 31, 2018, US$ 2,028,872 of the bank borrowings were collateralized by bank deposits of US$ 2,500,000 classified as restricted cash.

•	As of December 31, 2018, US$ 1,457,046 of the bank borrowings were collateralized by bank deposits of US$ 437,114 classified as deposits in prepayments and other current assets (Note 7).

•

As of December 31, 2018, US$ 728,523 of the bank borrowings were collateralized by certain accounts receivables with the carrying value of US$ 118,337 and bank deposits of US$ 128,392 classified as restricted cash.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Other borrowings

In August 2017, the Group’s subsidiary, Shanghai Jieshi Technology Co., Limited (“Shanghai Jieshi”), entered into an interest-free loan agreement with one of its non-controlling interest shareholders in the amount of US$ 107,129 (RMB 700,000). In 2018, the loan was contributed by the non-controlling interest shareholder as capital contribution into Shanghai Jieshi.

In September and October 2018, the Group entered into six-month loan agreements with a third-party company with a total principal amount of US$ 5,360,000 and annual interest rates from 7% to 9%.

In October 2018, the Group entered into a 1-year loan agreement with a third-party company with a principle amount of US$ 728,523 (RMB 5,000,000) and annual interest rate of 12%.

In December 2018, the Group entered into one-year loan agreements with a third-party company with a principle amount of US$ 1,618,778 (RMB 11,110,000) and annual interest rate of 10.90%. The borrowings were collateralized by certain accounts receivables with the carrying value of US$ 1,798,100.

On December 25, 2018, the Group entered into a three-month loan agreement with a third-party company with a principle amount of US$ 1,748,456 (RMB 12,000,000) and annual interest rate of 18%. The borrowings were collateralized by inventory in certain warehouse of the Group.

There exists no restrictive financial covenants attached to the Group’s short-term borrowings.

The short-term borrowings outstanding as of December 31, 2017 and 2018 carried a weighted average interest rate of 5.12% and 7.09% per annum, respectively.

Interest expenses for all the short-term borrowings were US$ 216,576 and US$ 978,477 for the years ended December 31, 2017 and 2018, respectively.

12.	Accrued liabilities and other current liabilities

Accrued liabilities and other current liabilities consist of the following:

	As of December 31,
	2017	2018
	US$	US$
Logistics expenses payables	480,827	824,743
Deposits from distributors	212,386	292,641
Payables for business license acquisition	122,854	—
Business acquisition payables	45,912	43,711
Payables for online advertising fees	161,168	1,611,123
Refund obligation of sales return	423,134	858,536
Others	278,599	663,616

Total	1,724,880	4,294,370

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	Tax payable

	As of December 31,
	2017	2018
	US$	US$
Value added tax liabilities	1,465,180	1,149,913
Income tax payable	232,157	1,672,196
Urban maintenance and construction tax	56,506	31,324
Surtax for education expenses	24,217	13,525
Individual income tax withholding	36,255	35,432
Others	16,144	4,582

Total	1,830,459	2,906,972

The Group’s product revenues are subject to value-added tax at the rate ranging from 10% to 17%, and the Group’s service revenues are subject to value-added tax at the rate of 6%.

14.	Redeemable convertible preferred shares

In August 2015, ECMOHO Shanghai received a total capital contribution of US$ 13,081,880 from third-party investors (the “Round A Investors”) in exchange for 19% equity interests with preferential rights in ECMOHO Shanghai (the “Round A convertible redeemable preferred shares” or “Round A preferred shares”).

In April 2016, ECMOHO Shanghai received a total capital contribution of US$ 24,000,000 from third-party investors (the “Round B Investors”) in exchange for 12% equity interest with preferential rights in ECMOHO Shanghai (the “Round B convertible redeemable preferred shares” or “Round B preferred shares”).

According to the investment agreements with Round A Investors and Round B Investors, the equity interest held by them have the following preferential rights over the equity interests held by the Founders:

a. In the event of liquidation, Round B Investors have preference over the interests held by Round A Investors, followed by Founders. The liquidation amount is 150% of the original investment amount plus all declared but unpaid dividends (if applicable) plus its pro rata share of undistributed earnings.

b. In the event of a significant breach of contract by ECMOHO Shanghai or the Founders, both Round A and Round B Investors have the right to put the equity interest back to ECMOHO Shanghai or the Founders. The put price shall be 110% of the original investment amount plus 15% compound interest per annum.

c. In the event that the Company does not achieve a public listing before August 2021, both Round A and Round B Investors have the right to put the equity interest back to ECMOHO Shanghai or the Founders. The put price shall be 110% of the original investment amount plus 10% interest per annum.

d. Both Round A and Round B Investors are entitled to dividends in the same manner as the other equity interest of ECMOHO Shanghai.

e. Both Round A and Round B Investors have rights to appoint directors on the board of ECMOHO Shanghai.

In April 2018, the Founders entered into an agreement with one of the Round A Investors (“Exit Investor”) to purchase all of its 8.36% equity interests with preferential rights in ECMOHO Shanghai at fair value.

During the Reorganization process (Note 1(b)), preferential rights associated with the 8.36% equity interest acquired by the Founders were removed and exchanged into 9,519,000 Class A Ordinary Shares of the

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Company in August 2018, which was considered as an extinguishment of the preferential rights. Subsequently in the same month, the Founders sold 8,880,894 Class A Ordinary Shares out of the 9,519,000 shares to third-party investors (Note 16).

As described in Note 1(b), during the Reorganization process, after ECMOHO HK purchased 97.5% equity interest of ECMOHO Shanghai, on September 27, 2018, the Company issued 9,519,000 and 10,817,100 number of Class A-1 and Class A-2 Ordinary Shares with preferential rights (the “Class A-1 and Class A-2 convertible redeemable preferred shares” or “Class A-1 and Class A-2 preferred shares”) to its Round A and Round B Investors, all in the same proportions, on an as converted basis, as the percentage of equity interest they held in ECMOHO Shanghai before the Reorganization. Except for the NCI holders, who remained to hold collectively 2.5% equity interests of ECMOHO Shanghai, preferential rights associated with the Round A and Round B preferred shares set forth above were removed and replaced by the terms as described below during the Reorganization.

In August and September 2018, the Company issued 7,938,915 number of Series A convertible redeemable preferred shares (“Series A preferred shares”) with US$ 2.8341 per share for a total cash consideration of US$ 22,500,000. The issuance costs were US$ 70,033.

The key terms of the Class A-1, Class A-2 and Series A Preferred Shares issued by the Company are as follows:

Conversion rights

Optional Conversion

Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of Class A Ordinary Shares as is determined by dividing the Series A Preferred Shares Original Issue Price by the Series A Preferred Share Conversion Price in effect at the time of conversion.

The Series A Preferred Share Conversion Price shall initially be the Series A Preferred Share Original Issue Price, resulting in an initial conversion ratio for the Series A Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time, including but not limited to additional equity securities issuance, share dividends, distribution, subdivisions, redemptions, combinations, or consolidation of ordinary shares.

Mandatory Conversion

Upon either (a) a Qualified IPO or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of the Series A Preferred Shares, then all outstanding Series A Preferred Shares shall automatically be converted into Class A Ordinary Shares, at the then effective conversion rate.

Upon a Qualified IPO, all outstanding Class A-1 and Class A-2 Preferred Shares shall automatically be converted into Class A Ordinary Shares, at the then effective Class A-1 Conversion Price and Class A-2 Conversion Price. The Class A-1 and Class A-2 Conversion Price shall initially be the Class A-1 and Class A-2 Original Issue Price, resulting in an initial conversion ratio for the Class A-1 and A-2 Ordinary Shares of 1:1, and shall be subject to adjustment and readjustment from time to time, including but not limited to additional equity securities issuance, share dividends, distribution, subdivisions, redemptions, combinations, or consolidation of ordinary shares.

A Qualified IPO means a firm-commitment underwritten initial public offering by the Company of its Ordinary Shares (or the ADSs thereof) on the New York Stock Exchange or NASDAQ Stock Market in the

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

United States, the Hong Kong Stock Exchange or any other exchange in any other jurisdiction (or any combination of such exchanges and jurisdictions) acceptable to the Company, in any case with a pre-initial public offering valuation of at least US$600,000,000 and with aggregate offering proceeds (before deduction of underwriting fees, commissions or expenses) to the Company of not less than US$120,000,000 (or any cash proceeds of other currency of equivalent value).

The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the ordinary shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. In all instances, the effective conversion price was greater than the fair value of the ordinary shares. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.

Voting rights

Each holder of Class A-1, Class A-2 and Series A Preferred Shares is entitled to cast the number of votes equal to the number of Class A Ordinary Share on an as-converted basis.

Dividend rights

Each holder of Series A Preferred Shares is entitled to receive dividends at the rate per annum of 6% of the Series A Original issue price. The dividends is accrued from day to day, whether or not declared, and is non-cumulative. After full payment of dividend to the holder of the Series A Preferred Shares, the holders of the Class A-1 and Class A-2 Preferred Shares shall have right to receive dividends of the Company if declared by the Directors and in such amount as the Directors consider appropriate.

Liquidation preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and in the event of a Deemed Liquidation Event (for example, a merger, share exchange, amalgamation or consolidation, etc.), the consideration payable to shareholders in such liquidation shall be distributed among the holders of the outstanding shares in the following order and manner:

Firstly, the holders of Series A Preferred Shares then outstanding shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to 100% of the Series A Original Issue Price, plus all declared but unpaid dividends (if applicable) on such Series A Preferred Share (the “Series A Liquidation Amount”).

Secondly, the holders of Class A-2 Preferred Shares then outstanding shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to 100% of the applicable Class A-2 Original Issue Price (as adjusted), plus all declared but unpaid dividends (if applicable) on such Class A-2 Preferred Share (the “Class A-2 Liquidation Amount”).

Thirdly, the holders of Class A-1 Preferred Shares then outstanding shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to 100% of the applicable Class A-1 Original Issue Price (as adjusted), plus all declared but unpaid dividends (if applicable) on such Class A-1 Preferred Share (the “Class A-1 Liquidation Amount”).

Lastly, if there are any assets or funds remaining after the aggregate of the Series A Liquidation Amount, Class A-2 Liquidation Amount and Class A-1 Liquidation Amount has been distributed or paid in full to the applicable holders of Series A Preferred Shares, Class A-2 Preferred Shares, Class A-1 Preferred Shares,

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

respectively, the holders of the Series A Preferred Shares, Class A-1 Preferred Shares, Class A-2 Preferred Shares, Class A Ordinary Shares and Class B Ordinary Shares shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to the remaining assets and funds of the Company available for distribution to the Shareholders divided by the number of Shares held by such Shareholders on an as converted basis (the “Remaining Liquidation Amount”).

Redemption right

Series A Preferred Shares shall be redeemed by the Company at a price equal to the Series A Original Issue Price per share, plus the amount which would accrue on the Series A Original Issue Price at the annual rate of six percent (6%) from the date of the Series A Original Issue Date up to and including such date as the Series A Liquidation Amount is paid with respect to such Series A Preferred Share (the “Series A Redemption Price”), in thirty-six (36) monthly instalments within three (3) years commencing not more than 90 days after receipt by the Company at any time on or after the fifth anniversary of the date of the Series A Original Issue Date from any holder of the Series A Preferred Shares of written notice requesting redemption of all Series A Preferred Shares (the “Series A Redemption Request”) held by such holder or on a payment schedule mutually agreed by the Company and such holder of the Series A Preferred Shares requesting redemption.

After the payment in full of the Series A Redemption Price for all outstanding Series A Redemption Request, Class A-2 Preferred Shares shall be redeemed by the Company at a price equal to the Class A-2 Original Issue Price per share, plus the amount which would accrue on the Class A-2 Original Issue Price at the annual rate of six percent (6%) from the date of the Class A-2 Original Issue Date up to and including such date as the Class A-2 Liquidation Amount is paid with respect to such Class A-2 Preferred Share (the “Class A-2 Redemption Price”), in thirty-six (36) monthly instalments within three (3) years commencing not more than 90 days after receipt by the Company at any time on or after the fifth anniversary of the date of the Series A Original Issue Date from any holder of Class A-2 Preferred Shares of written notice requesting redemption of all Class A-2 Preferred Shares (the “Class A-2 Redemption Request”) held by such holder or on a payment schedule mutually agreed by the Company and such holder of Class A-2 Preferred Shares requesting redemption.

After the payment in full of (i) the Series A Redemption Price for all outstanding Series A Redemption Request and (ii) the Class A-2 Redemption Price for all outstanding Class A-2 Redemption Request, Class A-1 Preferred Shares shall be redeemed by the Company at a price equal to the Class A-1 Original Issue Price per share, plus the amount which would accrue on the Class A-1 Original Issue Price at the annual rate of six percent (6%) from the date of the Class A-1 Original Issue Date up to and including such date as the Class A-1 Liquidation Amount is paid with respect to such Class A-1 Preferred Share (the “Class A-1 Redemption Price”), in thirty-six (36) monthly instalments within three (3) years commencing not more than 90 days after receipt by the Company at any time on or after the fifth anniversary of the date of the Series A Original Issue Date from any holder of Class A-1 Preferred Shares of written notice requesting redemption of all Class A-1 Preferred Shares (the “Class A-1 Redemption Request”) held by such holder or on a payment schedule mutually agreed by the Company and such holder of Class A-1 Preferred Shares requesting redemption.

Accounting of Preferred Shares

The Company classified the Round A, Round B, Class A-1, Class A-2 and Series A preferred shares (collectively as the “Preferred Shares”) as mezzanine equity in the consolidated balance sheets because they were redeemable at the holders’ option any time after a certain date or were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. The Preferred Shares are recorded initially at fair value, net of issuance costs.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For each reporting period, the Company recorded accretions on the Preferred Shares to the respective redemption value by using the effective interest rate method from the issuance dates to the earliest redemption dates as set forth in the original issuance.

The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit. The accretion of the Preferred Shares was US$ 3,972,281 and US$ 3,038,407 for the years ended December 31, 2017 and 2018.

Extinguishment of preferred shares

The Company assesses whether amendments to the terms of its Preferred Shares is an extinguishment or a modification from both quantitative and qualitative perspectives.

i.	Extinguishment of Round A and Round B preferred shares during Reorganization

As described above, prior to the Reorganization, the equity interests of ECMOHO Shanghai held by the Round A and Round B Investors were with liquidation preference and also were redeemable at the holders’ option any time after a certain date or breach of contract by ECMOHO Shanghai or the Founders.

Upon completion of the Reorganization, Round A and Round B Investors’ equity interests with preferential rights, except for the 2.5% held by NCI holder, in ECMOHO Shanghai were exchanged into 9,519,000 Class A-1 and 10,817,100 Class A-2 Preferred Shares of the Company, respectively.

The most significant changes in the preferential rights of the Round A and Round B Investors are in respect with the redemption right and liquidation preference.

From both quantitative and qualitative perspectives, the Company assessed the impact of the above amendments and concluded that these amendments represent extinguishment rather than modification of Round A and Round B preferred shares. Therefore, at the time of the extinguishment, Round A and Round B preferred shares with the carrying amount of US$ 8,361,109 and US$ 23,284,214 are derecognized, respectively, and Class A-1 and A-2 Preferred Shares are measured at its fair value with the amount of US$ 19,495,152 and 26,172,432, respectively, with the difference of US$ 14,022,261 charged to additional paid-in capital and accumulated deficit with the amount of US$ 8,754,073 and US$ 5,268,188, respectively.

The Company concluded that there is no accretion to be recognized for Class A-1 and Class A-2 preferred shares because their initial carrying amount is greater than the redemption value as of December 31, 2018. Therefore, no adjustment will be made to the initial carrying amount of the Class A-1 and Class A-2 preferred shares until the redemption amount exceeds the carrying amount.

As of December 31, 2018, US$ 89,222 of the subscription consideration for Class A-2 preferred shares remained outstanding and such amount was presented as subscriptions receivable, a contra mezzanine equity balance on the consolidated balance sheets.

ii.	Extinguishment of 8.36% Round A preferred shares during the Reorganization

As described above, preferential rights associated with the 8.36% equity interest acquired by the Founders were removed during the Reorganization process and exchanged into 9,519,000 Class A Ordinary Shares of the Company. From accounting perspective, the Founders exchanged their preferred equity interests in ECMOHO Shanghai into the preferred shares of the Company and immediately exercise its conversion right to convert the preferred shares into Class A Ordinary Shares. Changes from the preferred equity interests in ECMOHO Shanghai to preferred shares of the Company were also considered as an extinguishment.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Therefore, at the time of the extinguishment, the Round A preferred shares with the carrying amount of US$ 8,754,168 held by the Founders were derecognized, and corresponding preferred shares were measured at its fair value with the amount of US$ 19,495,152 on the extinguishment date, with the difference amounted to US$ 10,740,984 charged to additional paid-in capital. Simultaneously, the Founders converted the preferred shares to exchange 9,519,000 Class A Ordinary Shares of the Company (Note 16). The preferred shares with the carrying amount of US$ 19,495,152 were derecognized, and the corresponding Class A Ordinary Shares were increased by US$ 95 and US$ 19,495,057 in par value and additional paid-in capital, respectively.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company’s Preferred Shares activities for the years ended December 31, 2017 and 2018 are summarized below:

	Round A Preferred Shares		Round B Preferred Shares		Class A-1 Preferred Shares		Class A-2 Preferred Shares		Series A Preferred Shares
	Number of shares	Amount (US$)	Number of shares	Amount (US$)	Number of shares	Amount (US$)	Number of shares	Amount (US$)	Number of shares	Amount (US$)
Balances as of January 1, 2017	19,038,000	14,537,499	13,663,700	25,463,814	—	—	—	—	—	—
Accretion on convertible redeemable preferred shares to redemption value	—	1,559,285	—	2,412,996	—	—	—	—	—	—

Balances as of December 31, 2017	19,038,000	16,096,784	13,663,700	27,876,810	—	—	—	—	—	—

Accretion on convertible redeemable preferred shares to redemption value—Before Reorganization		1,018,493	—	1,574,737					—	—
*Reorganization—Extinguishment of 8.36% Round A preferred shares and exchanged into Class A Ordinary Shares	(9,519,000)	(8,754,168)	—	—	—	—	—	—	—	—
*Reorganization—Preferred shares exchanged into redeemable non-controlling interests (Note 15)	—	—	(2,846,600)	(6,167,333)	—	—	—	—	—	—
*Reorganization—Extinguishment of Round A and Round B preferred shares	(9,519,000)	(8,361,109)	(10,817,100)	(23,284,214)	9,519,000	19,495,152	10,817,100	26,172,432	—	—
*Reorganization—Subscription receivables					—	—	—	(89,222)	—	—
Issuance of convertible redeemable preferred shares, net of issuance costs	—	—	—	—	—	—	—	—	7,938,915	22,429,967
Accretion on convertible redeemable preferred shares to redemption value—After Reorganization	—	—	—	—	—	—	—	—	—	445,177

Balances as of December 31, 2018	—	—	—	—	9,519,000	19,495,152	10,817,100	26,083,210	7,938,915	22,875,144

*	These were transactions occurred during the Reorganization process of the Group, details please refer to Note 1(b), Note 14 and Note 15.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	Redeemable non-controlling interests

As described in Note 1(b) and Note 14 above, certain Round B Investors who collectively held 2.5% equity interests in ECMOHO Shanghai with preferential rights remained as the shareholders of ECMOHO Shanghai after the completion of the Reorganization.

The 2.5% equity interests in ECMOHO Shanghai held by these Round B Investors are with liquidation preference and also are redeemable at the holders’ option under certain events, which are not solely within the control of ECMOHO Shanghai. Accordingly, such 2.5% equity interests in ECMOHO Shanghai are recorded and accounted for as redeemable non-controlling interests outside of permanent equity in the Group’s consolidated balance sheets in accordance with ASC 480-10-S99-3A.

Subsequently, the redeemable non-controlling interests should be carried at the higher of (1) the carrying amount after the attribution of net income or loss of ECMOHO Shanghai (2) the expected redemption value. The Group accretes for the difference between the initial carrying value and the ultimate redemption price to the earliest possible redemption date using the effective interest method. The accretion, which increases the carrying value of the redeemable non-controlling interests, is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit.

The change in the carrying amount of redeemable non-controlling interests for the year ended December 31, 2018 is as follows:

Year Ended December 31, 2018
US$
Beginning Balance	—
Preferred shares exchanged into redeemable non-controlling interests	6,167,333
Net income attributable to redeemable non-controlling interests	96,301
Accretion to redemption value of redeemable non-controlling interests	129,896

Ending Balance	6,393,530

16.	Ordinary Share

The Company was incorporated as a limited liability company with authorized share capital of US$50,000 divided into (i) 4,880,496,457 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 9,519,000 Class A-1 Ordinary Shares with preferential rights (“Class A-1 preferred shares”) of a par value of US$0.00001 each, (iii) 13,663,700 Class A-2 Ordinary Shares with preferential rights (“Class A-2 preferred shares) of a par value of US$0.00001 each, (iv) 75,150,400 Class B Ordinary Shares of a par value of US$0.00001 each and (v) 21,170,443 Series A Preferred Shares of a par value of US$0.00001 each.

On August 2, 2018, the Founders subscribed for 9,519,000 Class A Ordinary Shares and 75,150,400 Class B Ordinary Shares of the Company with the cash consideration of US$ 15,261,676, in the same proportions as the percentage of equity interest they held in ECMOHO Shanghai before the Reorganization. As of December 31, 2018, US$ 9,261,300 of the consideration remained outstanding and such amount was presented as subscriptions receivable, a contra-equity balance on the consolidated balance sheets as of December 31, 2018.

As described in Note 1(b) and Note 14, upon the consummation of the above subscription, preferential rights associated with the 8.36% equity interest acquired by the Founders in ECMOHO Shanghai were removed and exchanged into 9,519,000 preferred shares of the Company, which was considered as an extinguishment of the original preferential rights (Note 14). Simultaneously, the Founders converted the

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

preferred shares to exchange 9,519,000 Class A Ordinary Shares of the Company, and sold 8,880,894 Class A Ordinary Shares out of the 9,519,000 shares to third party investors (Note 14).

In September 2018, the Founders established a trust to hold 2,846,600 of the Company’s issued Class A Ordinary Shares. These ordinary shares were issued by the Company and held in trust for future potential subscription of new investors based on the discretion of the board of directors of the Company. The ordinary shares issued to the trust are accounted for as treasury shares of the Company and presented as such for all periods presented. The trust does not hold any other assets or liabilities as at December 31, 2018, nor earn any income or incur any expenses for the year ended December 31, 2018.

As of December 31, 2018, 18,377,600 shares of Class A Ordinary Shares are issued, of which 15,531,000 shares are outstanding. Issued and outstanding shares of Class B Ordinary Shares, Class A-1, Class A-2 and Series A Preferred Shares as of December 31, 2018 are 75,150,400 shares, 9,519,000 shares, 10,817,100 shares and 7,938,915 shares, respectively.

The Company has a dual class voting structure under which majority of the ordinary shares held by the Founders are designated as Class B Ordinary Shares and all of the other ordinary shares, including the shares held by others shareholders and potential conversion of outstanding Preferred Shares, are designated as Class A Ordinary Shares. Each holder of outstanding Class A Ordinary Shares shall be entitled to cast the number of votes equal to the number of whole Class A Ordinary Shares held by such holder and each holder of outstanding Class B Ordinary Shares shall be entitled to cast the number of votes equal to ten times the number of whole Class B Ordinary Shares held by such holder.

17.	Revenues

The Group’s revenues for the respective periods are detailed as follows:

	Year ended December 31,
	2017	2018
	US$	US$
Product Sales	93,114,980	167,136,099
Product Sales—Consignment arrangement	2,457,924	8,961,638
Services	2,664,665	22,917,299

Total	98,237,569	199,015,036

The Group’s breakdown of product sales revenue, including product sales through consignment arrangement, by product category for the respective periods are detailed as follow:

	Year ended December 31,
	2017	2018
	US$	US$
Health Supplements and Food	60,841,767	80,317,631
Mother and Child Care Products	16,081,199	69,269,605
Personal Care Products	4,856,648	11,289,494
Others	13,793,290	15,221,007

Total	95,572,904	176,097,737

18.	Share-based compensation

On September 30, 2018, the Company adopted its 2018 Omnibus Incentive Plan (the “2018 Plan”), which permits the grant of restricted shares, restricted share units, options and stock appreciation rights to the

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

employees and directors of the Company. The Company granted share options/restricted shares under the 2018 Plan to its employees and directors. Under the plan, a total of 11,386,410 Class A Ordinary Shares were initially reserved for issuance. The 2018 Plan is valid and effective for a term of 10 years commencing from its adoption.

Under the 2018 Plan, the Company granted 3,971,453 restricted share units to its employees on September 30, 2018. Among which, 2,753,423 restricted share units were granted with service condition, and vest over a period of four years of continuous service, one fourth (1/4) of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months. The Group recognizes respective compensation expense on a straight-line basis over the vesting term of the awards, net of estimated forfeitures.

609,015 restricted share units were granted with performance conditions whose vesting is contingent upon meeting company-wide performance goals, respective compensation cost is recognized over the requisite service period using graded-vesting method if it is probable that the performance target will be achieved. The Group will reassess the probability of achieving the performance conditions at each reporting period and record a cumulative catch-up adjustment for any changes to its assessment.

304,508 restricted share units were granted with market condition whose vesting is contingent on the Company’s market value exceeding a specific amount. The Group adopted Monte Carlo simulation to determine the fair value and requisite service period, respective compensation expense is recognized using the straight-line method over the estimated requisite service period unless the market condition is satisfied before the end of the initially estimated requisite service period.

304,507 restricted share units granted are vested upon the occurrence of initial public offering. As the Group is unable to determine if it is probable that such performance conditions will be satisfied until the event occurs, respective share-based compensation expenses for these restricted share units vesting upon the occurrence of the Company’s initial public offering will be recognized using the graded-vesting method upon the consummation of the initial public offering.

Restricted Share Units

The following table summarizes activities of the Company’s restricted share units under the 2018 Plan for the year ended December 31, 2018:

	Number of Restricted Share Units Outstanding	Weighted Average Grant Date Fair Value
		US$
Outstanding at January 1, 2018	—
Granted	3,971,453	1.96

Outstanding at December 31, 2018	3,971,453	1.96

Vested and expected to vest at December 31, 2018	3,087,096	1.93

As of December 31, 2018, there were US$ 5,598,057 of unrecognized compensation expenses related to restricted share units granted by the Company to the employees, which were expected to be recognized over 3.75 to 7.27 years. Compensation expenses amounted to US$ 627,579 would be recognized immediately if an initial public offering with certain market capitalization had occurred as of December 31, 2018.

To the extent the actual forfeiture rate is different from the Company’s estimate, the actual share-based compensation related to these awards may be different from the expectation.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Share-based compensation expenses of US$ 356,549 related to restricted share units granted was recognized for the year ended December 31, 2018.

The fair value of each restricted share units granted with market condition under the Company’s 2018 Plan during the year ended December 31, 2018 was estimated on the date of grant using Monte Carlo model with the assumptions (or ranges thereof) in the following table:

Year ended December 31,
2018
US$
Expected volatility (a)	50.0%
Risk-free interest rate (b)	4.1%
Expected dividend yield (c)	0%
Contractual term	10 years

Notes:

(a)	Expected volatility is estimated based on the average of historical volatilities of the comparable companies in the same industry as at the valuation dates.
(b)

The risk-free interest rate of periods within the contractual life of the share option is based on the market yield of the U.S. treasury bonds with a maturity life equal to the expected life to expiration.

(c)	The Company has no history or expectation of paying dividends on its ordinary shares.

19.	Employee benefits

The full-time employees of the Company’s subsidiaries and VIE that are incorporated in the PRC are entitled to staff welfare benefits including medical insurance, basic pensions, unemployment insurance, work injury insurance, maternity insurance and housing funds. These companies are required to contribute to these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations and charge the amount contributed to these benefits to the consolidated statements of comprehensive income. The total amounts charged to the consolidated statements of comprehensive income for such employee benefits amounted to US$ 981,149 and US$ 1,767,987 for the years ended December 31, 2017 and 2018, respectively. The PRC government is responsible for the welfare and medical benefits and ultimate pension liability to these employees.

20.	Income Taxes

(a)	Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to income, corporation or capital gains tax, and no withholding tax is imposed upon the payment of dividends.

(b)	Hong Kong Profits Tax

Under the current Hong Kong Inland Revenue Ordinance, the subsidiary of the Group in Hong Kong are subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(c)	PRC Enterprise Income Tax (“EIT”)

On March 16, 2007, the National People’s Congress of the PRC enacted an Enterprise Income Tax Law (“EIT Law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to EIT at a uniform rate of 25%. The EIT law became effective on January 1, 2008.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.”

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% if the immediate holding company in Hong Kong owns directly at least 25% of the shares of the FIE and could be recognized as a Beneficial Owner of the dividend from PRC tax perspective.

A reconciliation between the effective income tax rate and the PRC statutory income tax rate is as follows:

	Year Ended December 31,
	2017	2018
PRC statutory income tax rates	25.00%	25.00%
Change in valuation allowance	(23.48%)	(15.08%)
Effect of permanent differences	5.78%	10.59%
Additional tax deduction for qualified research and development expenses	—	(10.72%)
Difference in tax rate of subsidiaries outside the PRC	(4.43%)	(3.44%)

Total	2.87%	6.35%

Increase in the effective income tax rate for the year ended December 31, 2018 compared with that for the year ended December 31, 2017 was mainly due to certain of the domestic subsidiaries of the Group turned from loss to profit making in 2018.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Composition of income tax expense

The current and deferred portions of income tax expense included in the consolidated statements of comprehensive income are as follows:

	Year Ended December 31,
	2017	2018
	US$	US$
Current income tax expense	224,668	1,503,504
Deferred tax expense	(144,092)	(1,086,380)

Income tax expense, net	80,576	417,124

Deferred tax assets and liabilities

Deferred taxes were measured using the enacted tax rates for the periods in which they are expected to be reversed. The tax effects of temporary differences that give rise to the deferred tax asset balances as of December 31, 2017 and 2018 are as follows:

	Year Ended December 31,
	2017	2018
	US$	US$
Deferred tax assets:
Tax loss carry-forwards	1,933,330	2,030,373
Inventory provision	231,013	137,652
Unrealized Profit	8,738	3,719
Allowance for doubtful accounts	14,759	24,033
Long term investment provision	23,874	—

Total deferred tax assets	2,211,714	2,195,777
Less: Valuation allowance	(2,129,655)	(1,139,566)

Net deferred tax assets	82,059	1,056,211

Deferred tax liabilities:
Recognition of intangible assets arising from asset acquisition and business combination	(293,538)	(210,076)

Net deferred tax liabilities	(293,538)	(210,076)

As of December 31, 2017 and 2018, the PRC entities of the Group had tax loss carryforwards of approximately US$ 1,933,330 and US$ 2,030,373, which can be carried forward to offset taxable income. The carryforwards period for net operating losses under the EIT Law is five years. The net operating loss carry forward of the Group will expire in varying amounts between 2019 and 2023. Other than the expiration, there are no other limitations or restrictions upon the Group’s ability to use these operating loss carryforwards. There is no expiration for the advertising expenses carryforwards.

Valuation allowance is provided against deferred tax assets when the Group determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Group considered factors including future taxable income exclusive of reversing temporary differences and tax loss carry forwards. If events occur in the future that allow the Group to realize part or all of its deferred income tax, an adjustment to the valuation allowances will result in a decrease in tax expense when those events occur.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2017 and 2018, valuation allowances of US$ 2,129,655 and US$ 1,139,566 were provided because it was more likely than not that the Group will not be able to utilize certain tax losses carry forwards and other deferred tax assets generated by its subsidiaries and VIE.

Movement of valuation allowance is as follows:

	Year Ended December 31,
	2017	2018
	US$	US$
Beginning balance	2,788,084	2,129,655
Current year additions	249,225	423,742
Reversal of valuation allowances	(907,654)	(1,413,831)

Ending balance	2,129,655	1,139,566

Valuation allowances were reversed by US$1,413,831 in the year ended December 31, 2018 attributable to that certain domestic subsidiary of the Group has been profit making during the recent two consecutive years and expects to generate sufficient future taxable income which is more likely than not to utilize its deferred tax assets.

21.	Related Party transactions

As of December 31, 2017 and 2018, transactions and balances amount due to related parties were as follows:

	Year Ended December 31,
	2017	2018
	US$	US$
Transaction with related parties
Payment of advances to related parties (ii)	(1,033,740)	(2,474,371)
Proceeds of advances from related parties (ii)	15,304	8,964,847
Proceeds of borrowings from related parties (iv)	3,000,000	3,000,000
Reimbursement to related parties	180,152	201,907
Acquisition of equity interests of ECMOHO Shanghai for Reorganization purpose, including cash paid US$14,475,846 (Note 1(b))	—	(18,737,426)
Subscription fees from the Founders of ECMOHO Shanghai for Reorganization purpose, including cash received of US$ 6,000,376 (Note 1(b))	—	15,261,676

	Year Ended December 31,
	2017	2018
	US$	US$
Balance amount with related parties
Subscription receivables due from Founders of ECMOHO Shanghai for Reorganization purpose (i)	—	9,261,300
Payable due to related parties (ii)	(64,238)	(6,756,620)
Payables due to shareholders of ECMOHO Shanghai for Reorganization purpose (iii)	—	(4,261,580)
Borrowings and interests from related parties (iv)	(3,045,000)	(6,405,000)

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(i)

As described in Note 1(b), among the subscription fee of US$ 15,261,676 for Class A and Class B Ordinary Shares, US$6,000,376 of the consideration has been received, and US$ 9,261,300 was remained outstanding and presented as subscriptions receivable, a contra-equity balance on the consolidated balance sheets as of December 31, 2018.

(ii)

The Group drawn down interest free advances from Founders, members of Founders immediate families and special purpose vehicles controlled by the Founders and Shareholders during the periods presented. As of December 31, 2017 and 2018, payables due to these related parties amounted to US$ 64,238 and US$ 6,756,620, respectively.

(iii)

As described in Note 1(b), on July 8, 2018, ECMOHO HK legally acquired 97.5% of the equity interest of ECMOHO Shanghai from the Founders and most of the Investors, except for 2.5% equity interests held by certain of the Investors (“NCI holders”), with the consideration of US$ 18,737,426. During the year ended December 31, 2018, US$ 14,475,846 of the consideration was settled. As of December 31, 2018, US$ 4,261,580 of the consideration remained outstanding and such amount was presented as amounts due to related parties on the consolidated balance sheets as of December 31, 2018.

(iv)

On September 18 and October 17, 2017 and April 11, 2018, the Group entered into loan agreements with a fully owned subsidiary of one of the investors of Class A-2 (Round B) preferred shares, with the principle amount of US$ 1,500,000, US$ 1,500,000 and US$ 3,000,000, respectively, with the interest rate of 6.00%, and such borrowings shall be repaid upon the borrower’s request.

22.	Basic and diluted net loss per share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the years ended December 31, 2017 and 2018 as follows:

	Year Ended December 31,
	2017	2018
Numerator:
Net income attributable to ECMOHO Limited	2,825,457	6,123,990
Accretion on convertible redeemable preferred shares to redemption value (Note 14)	(3,972,281)	(3,038,407)
Accretion to redemption value of redeemable non-controlling interests (Note 15)	—	(129,896)
Extinguishment of convertible redeemable preferred shares (Note 14)	—	(24,763,245)

Net loss attributable to ordinary shareholders-Basic and diluted	(1,146,824)	(21,807,558)

Denominator:
Denominator for basic and diluted loss per share weighted-average ordinary shares outstanding	81,162,400	84,970,000

Basic and diluted loss per share	(0.01)	(0.26)

For the years ended December 31, 2017 and 2018, assumed conversion of the Preferred Shares have not been reflected in the dilutive calculations pursuant to ASC 260, “Earnings Per Share,” due to the anti-dilutive effect.

For the years ended December 31, 2017 and 2018, the Company also had potential ordinary shares related to its granted restricted share units, which were anti-dilutive and excluded from the dilutive calculations.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following ordinary shares equivalent were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2017	2018
Preferred shares—weighted average	32,701,700	30,265,462
Restricted share units—weighted average	—	95,446

23.	Commitments and contingencies

(a)	Operating lease commitments

The Group leases facilities under non-cancellable operating leases expiring on different dates. The terms of substantially all of these leases are two years or less. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

Total office and warehouse rental expenses under all operating leases was US$ 974,119 and US$ 1,718,606 for the years ended December 31, 2017 and 2018 respectively.

As of December 31, 2018, future minimum payments under non-cancellable operating leases for office rental consist of the following:

US$
Years Ending December 31,
2019	1,660,095
2020	1,231,019
2021	131,784

Total	3,022,898

(b)	Purchase commitments

As of December 31, 2017 and 2018, no purchase commitments was related to the products procurement from third party brand partners.

(c)	Capital Commitments

As of December 31, 2017 and 2018, no capital commitments was related to leasehold improvement and purchase of equipment.

(d)	Litigation

In March 2016, the Group entered into a cooperation framework agreement to establish a joint venture with several joint venture partners. As part of the agreement, the joint venture partners agreed to contribute their ownership in certain brands to the joint venture. However, only a portion of such trademarks have been transferred to the Group. In October 2018, the Group filed a civil claim against the joint venture partners in the Shanghai Xuhui People’s Court to enforce the transfer of the remaining trademarks, claim damages amounting to RMB7.19 million (US$1.05 million) and request that the joint venture partners be enjoined from using the brand name “Heng Shou Tang” in all categories. On January 10, 2019, the joint venture partners filed a counterclaim to rescind the agreement and allege damages amounting to RMB3.25 million (US$ 0.47 million). While it is premature at this stage of the claims to evaluate the likelihood of favorable

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

or unfavorable outcomes, the Group believes that the claim of the joint venture partners lacks merits. In accordance with ASC Topic 450, no accrual of loss contingency was accrued as of December 31, 2018 since it is not probable that a liability has been incurred and the amount of loss cannot be reasonably estimated.

24.	Subsequent events

For its consolidated financial statements as of December 31, 2018 and for the year then ended, the Company evaluated subsequent events through June 28, 2019, the date on which those financial statements were issued.

In June 2019, the Group entered into agreements to acquire the remaining 2.5% of the equity interest of ECMOHO Shanghai from its non-controlling shareholders at a total cash consideration of RMB37 million. Out of the total consideration, RMB15.2 million is payable within 15 days from the date of the agreement. The remaining RMB21.8 million is subject to the following payment terms: 1) if the Company completes an IPO before June 25, 2020, the consideration is payable within 60 days after the IPO; or 2) if the Company does not complete an IPO before June 25, 2020, the consideration is payable in two equal installments in two years after the agreement date plus an interest at an annual rate of eight percent accruing from the date of the agreement.

25.	Restricted net assets

Relevant PRC laws and regulations permit payments of dividends by the Group’s subsidiary and the VIE incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Group’s subsidiary and the VIE in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Group’s subsidiary and the VIE subsidiary incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. There are no significant differences between US GAAP and PRC accounting standards in connection with the reported net assets of the legally owned subsidiary in the PRC and the VIE. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to our shareholders. Except for the above, there is no other restriction on use of proceeds generated by the Group’s subsidiary and the VIE to satisfy any obligations of the Company.

As of December 31, 2017 and 2018, the total restricted net assets of the Company’s subsidiaries and VIE incorporated in PRC and subjected to restriction amounted to approximately US$ 36,369,407 and US$ 34,910,244, respectively. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to its shareholders. There is no other restriction on the use of proceeds generated by the Company’s subsidiaries, VIEs and VIE subsidiaries to satisfy any obligations of the Company.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

ADDITIONAL INFORMATION: CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Rules 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to the financial position, cash flows and results of operations of a parent company as of and for the same periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year.

The following condensed financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the Parent Company used the equity method to account for its investment in its subsidiaries and VIEs. Such investment is presented on the separate condensed balance sheets of the Parent Company as “Investments in and advances to subsidiaries, VIE and VIE’s subsidiary”. The Parent Company, its subsidiaries and VIEs were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. The Parent Company’s share of income from its subsidiaries and VIEs is reported as share of income from subsidiaries and VIEs in the condensed financial statements.

The Parent Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of December 31, 2018, there were no material commitments or contingencies, significant provisions for long-term obligations or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

As the Group’s business was operated through ECMOHO Shanghai prior to the Parent Company being incorporated in 2018, no Parent Company financial information of 2017 is presented.

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

BALANCE SHEETS

As of December 31, 2018
US$
ASSETS
Current assets:
Cash and cash equivalents	3,941

Total current assets	3,941

Investments in and advances to subsidiaries, VIE and VIE’s subsidiary	42,485,754
Other non-current assets	401,109

Total assets	42,890,804

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses and other current liabilities	577,222

Total liabilities	577,222

Commitments and contingencies (Note 23)
Mezzanine equity:
Class A-1 convertible redeemable preferred shares (US$ 0.00001 par value; 9,519,000 shares authorized, issued and outstanding as of December 31, 2018; redemption amount of US$ 7,641,780 as of December 31, 2018)	19,495,152
Class A-2 convertible redeemable preferred shares (US$0.00001 par value; 13,663,700 shares authorized as of December 31, 2018, 10,817,100 shares issued and outstanding as of December 31, 2018; redemption amount of US$ 22,011,640 as of December 31, 2018)	26,083,210
Series A convertible redeemable preferred shares (US$0.00001 par value; 7,938,915 shares authorized, issued and outstanding as of December 31, 2018; redemption amount of US$ 22,926,600 as of December 31, 2018)	22,875,144
Redeemable non-controlling interests (redemption amount of US$6,993,038 as of December 31, 2018)	6,393,530

Total of mezzanine equity	74,847,036

Shareholders’ deficit:
Class A Ordinary Shares, US$ 0.00001 par value; 4,880,496,457 shares authorized at December 31, 2018; 18,377,600 shares issued at December 31, 2018, 15,531,000 shares outstanding at December 31, 2018	155
Class B Ordinary Shares, US$ 0.00001 par value; 75,150,400 shares authorized, issued and outstanding at December 31, 2018	752
Additional paid-in capital	—
Treasury stock (US$0.00001 par value; 2,846,600 shares at December 31, 2018)	—
Subscription receivables	(9,261,300)
Accumulated other comprehensive loss	(1,420,369)
Accumulated deficit	(21,852,692)

Total shareholders’ deficit	(32,533,454)

Total liabilities, mezzanine equity and shareholders’ deficit	42,890,804

ECMOHO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

STATEMENTS OF COMPREHENSIVE INCOME

Year Ended December 31, 2018
US$
Operating expenses:
General and administrative	(521,616)

Total operating expenses	(521,616)

Loss from operations	(521,616)
Equity in income of subsidiaries and VIE	6,515,710

Income before provision for income taxes	5,994,094
Provision for income taxes	—

Net income	5,994,094

Less: Accretion on Round A convertible redeemable preferred shares to redemption value	(1,018,493)
Less: Accretion on Round B convertible redeemable preferred shares to redemption value	(1,574,737)
Less: Accretion on Series A convertible redeemable preferred shares to redemption value	(445,177)
Less: Extinguishment of convertible redeemable preferred shares (Note 14)	(24,763,245)

Net income attributable to ordinary shareholders	(21,807,558)

Net income	5,994,094
Foreign currency translation adjustment, net of nil tax	(670,073)

Comprehensive income	5,324,021

Note: In the Company’s statements of comprehensive income, accretion to redemption value of redeemable non-controlling interests amounted to US$ 129,896 was treated as the subsidiary’s cost and accordingly was included in the equity in income of subsidiaries and VIE in the Company’s statements of comprehensive income.

STATEMENTS OF CASH FLOWS

Year Ended December 31, 2018
US$
Net cash used in operating activities	(165,067)
Net cash used in investing activities	(31,816,817)
Net cash provided by financing activities	31,985,825

Net increase in cash and cash equivalents	3,941
Cash and cash equivalents, beginning of year	—

Cash and cash equivalents, end of year	3,941

ECMOHO LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	Note	As of December 31, 2018	As of June 30, 2019	Pro forma As of June 30, 2019
		US$	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	4	10,336,467	11,661,564	11,661,564
Restricted cash	12	2,628,392	4,500,055	4,500,055
Accounts receivable, net	5	33,839,528	59,030,742	59,030,742
Inventories, net	6	53,683,391	43,901,152	43,901,152
Prepayments and other current assets	7	11,259,410	11,261,816	11,261,816

Total current assets		111,747,188	130,355,329	130,355,329

Property and equipment, net	8	1,476,512	1,541,879	1,541,879
Intangible assets	10	1,502,231	1,358,790	1,358,790
Operating lease right-of-use assets	9	—	1,972,680	1,972,680
Deferred tax assets	21	1,056,211	741,097	741,097
Other non-current assets	11	1,990,266	3,488,899	3,488,899

Total assets		117,772,408	139,458,674	139,458,674

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Short term borrowings	12	21,956,149	35,588,305	35,588,305
Accounts payable		23,539,964	26,194,154	26,194,154
Amounts due to related parties	22	17,423,200	16,548,305	16,548,305
Advances from customers		2,957,026	1,026,195	1,026,195
Operating lease liabilities, current	9	—	1,379,682	1,379,682
Salary and welfare payable (including salary and welfare payable of the consolidated VIEs and VIE’s subsidiary without recourse to the Company of US$ 39,585 and US$ 16,581 as of December 31, 2018 and June 30, 2019, respectively)		1,751,571	764,093	764,093
Tax payable (including tax payable of the consolidated VIEs and VIE’s subsidiary without recourse to the Company of US$ 1,848 and US$ 225 as of December 31, 2018 and June 30, 2019, respectively)	14	2,906,972	2,881,056	2,881,056
Accrued liabilities and other current liabilities (including accrued liabilities and other current liabilities of the consolidated VIEs and VIE’s subsidiary without recourse to the Company of US$ 8,781 and US$ 10,158 as of December 31, 2018 and June 30, 2019, respectively)	13	4,294,370	9,143,107	9,143,107

Total current liabilities		74,829,252	93,524,897	93,524,897

Deferred taxes liabilities	21	210,076	175,415	175,415
Operating lease liabilities, non-current	9	—	221,275	221,275
Other non-current liabilities	16	108,594	1,623,269	1,623,269

Total liabilities		75,147,922	95,544,856	95,544,856

Commitments and contingencies (Note 24)

ECMOHO LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	Note	As of December 31, 2018	As of June 30, 2019	Pro forma As of June 30, 2019
		US$	US$	US$
Mezzanine equity:
Class A-1 convertible redeemable preferred shares (US$ 0.00001 par value; 9,519,000 shares authorized, issued and outstanding as of December 31, 2018 and June 30, 2019; redemption amount of US$ 7,641,780 and US$ 7,838,008 as of December 31, 2018 and June 30, 2019; No shares issued and outstanding on a pro-forma basis as of June 30, 2019)	15	19,495,152	19,495,152	—
Class A-2 convertible redeemable preferred shares (US$0.00001 par value; 13,663,700 and 10,817,100 shares authorized as of December 31, 2018 and June 30, 2019, respectively, 10,817,100 shares issued and outstanding as of December 31, 2018 and June 30, 2019; redemption amount of US$ 22,011,640 and US$ 22,574,140 as of December 31, 2018 and June 30, 2019; No shares issued and outstanding on a pro-forma basis as of June 30, 2019)	15	26,083,210	26,172,432	—
Series A convertible redeemable preferred shares (US$0.00001 par value; 7,938,915 shares authorized, issued and outstanding as of December 31, 2018 and June 30, 2019; redemption amount of US$ 22,926,600 and US$ 23,601,600 as of December 31, 2018 and June 30, 2019; No shares issued and outstanding on a pro-forma basis as of June 30, 2019)	15	22,875,144	23,483,246	—
Redeemable non-controlling interests (redemption amount of US$ 6,993,038 and nil as of December 31, 2018 and June 30, 2019)	16	6,393,530	—	—

Total mezzanine equity		74,847,036	69,150,830	—

Stockholders’ deficit:
Class A Ordinary Shares, US$ 0.00001 par value; 4,880,496,457 shares authorized at December 31, 2018 and June 30, 2019; 18,377,600 shares issued at December 31, 2018 and June 30, 2019; 15,531,000 shares outstanding at December 31, 2018 and June 30, 2019; 46,895,518 shares issued and 44,048,918 shares outstanding on a pro-forma basis as of June 30, 2019)		155	155	440
Class B Ordinary Shares, US$ 0.00001 par value; 75,150,400 shares authorized, issued and outstanding at December 31, 2018 and June 30, 2019; 75,150,400 shares issued and outstanding on a pro-forma basis as of June 30, 2019)		752	752	752
Additional paid-in capital		—	1,046,962	70,197,507
Treasury stock (US$0.00001 par value; 2,846,600 shares at December 31, 2018 and June 30, 2019)		—	—	—
Subscription receivables	17	(9,261,300)	(5,416,027)	(5,416,027)
Accumulated other comprehensive loss		(1,420,369)	(1,699,020)	(1,699,020)
Accumulated deficit		(21,852,692)	(20,039,722)	(20,039,722)

Total ECMOHO Limited shareholders’ (deficit)/equity		(32,533,454)	(26,106,900)	43,043,930

Non-controlling interests		310,904	869,888	869,888

Total shareholders’ (deficit)/equity		(32,222,550)	(25,237,012)	43,913,818

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity		117,772,408	139,458,674	139,458,674

The accompanying notes are an integral part of these consolidated financial statements.

ECMOHO LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Note	Six Months Ended June 30,
		2018	2019
		US$	US$
Net revenues:
Product sales		66,326,453	139,911,555
Services		5,037,669	11,413,217

Total net revenues	18	71,364,122	151,324,772

Total cost of revenue		(48,877,207)	(115,432,510)

Gross profit		22,486,915	35,892,262

Operating expenses:
Fulfillment expenses		(4,968,350)	(8,448,445)
Sales and marketing expenses	2(n)	(12,429,031)	(19,110,514)
General and administrative expenses		(3,184,486)	(4,441,449)
Research and development expenses		(672,728)	(899,188)

Total operating expenses		(21,254,595)	(32,899,596)

Operating income		1,232,320	2,992,666

Finance expense, net	12	(217,168)	(1,108,853)
Foreign exchange loss, net		(136,578)	(50,540)
Other income, net		232,334	261,952

Income before income tax expenses		1,110,908	2,095,225
Income taxes expenses	21	(77,506)	(375,879)

Net income		1,033,402	1,719,346
Less: Net loss attributable to the non-controlling interest shareholders and redeemable non-controlling interest shareholders		(98,527)	(93,624)

Net income attributable to ECMOHO Limited		1,131,929	1,812,970

Less: Accretion on Round A convertible redeemable preferred shares to redemption value		(841,283)	—
Less: Accretion on Round B convertible redeemable preferred shares to redemption value		(1,290,938)	—
Less: Accretion on Series A convertible redeemable preferred shares to redemption value		—	(608,102)
Less: Accretion to redemption value of redeemable non-controlling interests		—	(311,757)

Net (loss)/income attributable to ECMOHO Limited’s ordinary shareholders		(1,000,292)	893,111

Net income		1,033,402	1,719,346
Other comprehensive loss:
Foreign currency translation adjustment, net of nil tax		(193,019)	(275,032)
Less: Comprehensive loss attributable to non-controlling interests		(101,819)	(90,005)

Comprehensive income attributable to ECMOHO Limited		942,202	1,534,319

Net (loss)/earnings per share attributable to ECMOHO Limited’s ordinary shareholders
—basic		(0.01)	0.01
—diluted		(0.01)	0.01
Weighted average number of Ordinary Shares
—basic		81,162,400	90,681,400
—diluted		81,162,400	111,584,966
Pro forma net earnings per share attributable to ECMOHO Limited’s ordinary shareholders
—basic			0.01
—diluted			0.01
Pro forma weighted average number of Ordinary Shares
—basic			119,199,318
—diluted			119,766,784

The accompanying notes are an integral part of these consolidated financial statements.

ECMOHO LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Ordinary Shares		Class B Ordinary Shares		Treasury stocks		Additional		Accumulated other			Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Subscription receivable	comprehensive loss	Accumulated Deficit	Non-Controlling interests	Shareholders’ Deficit
Balances as of January 1, 2018	6,012,000	60	75,150,400	752	—	—	—	—	(750,296)	(19,896,740)	288,503	(20,357,721)

Accretion to redemption value of redeemable convertible preferred stock (Note 15)	—	—	—	—	—	—	—	—	—	(2,132,221)	—	(2,132,221)
Foreign currency translation	—	—	—	—	—	—	—	—	(189,727)	—	(3,292)	(193,019)
Net income	—	—	—	—	—	—	—	—	—	1,131,929	(98,527)	1,033,402

Balances as of June 30, 2018	6,012,000	60	75,150,400	752	—	—	—	—	(940,023)	(20,897,032)	186,684	(21,649,559)

Balances as of December 31, 2018	15,531,000	155	75,150,400	752	2,846,600	—	—	(9,261,300)	(1,420,369)	(21,852,692)	310,904	(32,222,550)

Share-based compensation expense (Note 19)	—	—	—	—	—	—	667,893	—	—	—	—	667,893
Capital contribution from non-controlling interests shareholders	—	—	—	—	—	—	—	—	—	—	29,196	29,196
Sale of equity interests in a subsidiary to non-controlling interests	—	—	—	—	—	—	2,757	—	—	—	592,725	595,482
Accretion to redemption value of redeemable convertible preferred stock (Note 15)	—	—	—	—	—	—	(608,102)	—	—	—	—	(608,102)
Accretion to redemption value of redeemable non-controlling interests and income attribution (Note 16)	—	—	—	—	—	—	(311,757)	—	—	—	27,068	(284,689)
Acquisition of redeemable non-controlling interests (Note 16)	—	—	—	—	—	—	1,296,171	—	—	—	—	1,296,171
Subscription fees received from the Founders of ECMOHO Shanghai for Reorganization purpose	—	—	—	—	—	—	—	3,845,273	—	—	—	3,845,273
Foreign currency translation	—	—	—	—	—	—	—	—	(278,651)	—	3,619	(275,032)
Net income	—	—	—	—	—	—		—	—	1,812,970	(93,624)	1,719,346

Balances as of June 30, 2019	15,531,000	155	75,150,400	752	2,846,600	—	1,046,962	(5,416,027)	(1,699,020)	(20,039,722)	869,888	(25,237,012)

The accompanying notes are an integral part of these consolidated financial statements

ECMOHO LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2018	2019
	US$	US$
Cash flows from operating activities:
Net income	1,033,402	1,719,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	292,868	478,867
Provision for allowance of doubtful accounts	(14,158)	105,093
Inventory write down	531,514	405,927
Deferred tax expenses	11,843	280,453
Share-based compensation	—	667,893
Amortization of right-of-use asset and interest of lease liabilities	—	855,425
Changes in operating assets and liabilities:
Accounts receivable	(4,344,574)	(25,838,159)
Inventory	(12,104,657)	9,468,267
Prepayments and other current assets	(1,752,531)	(641,344)
Other non-current assets	48,417	(453,891)
Operating lease liabilities	—	(891,595)
Accounts payable	11,371,418	3,099,720
Amount due to related parties	249,591	221,689
Advance from customers	(112,842)	(1,940,402)
Tax payable	(335,257)	(25,484)
Salary and welfare payable	436,614	(1,022,826)
Accrued liabilities and other current liabilities	1,211,879	856,748
Other non-current liabilities	(71,133)	(71,133)

Net cash used in operating activities	(3,547,606)	(12,725,406)

Cash flows from investing activities:
Payments for acquisition of business license	(122,854)	—
Purchases of property and equipment	(302,361)	(306,373)
Payments for software procurement	(87,424)	(47,680)

Net cash used in investing activities	(512,639)	(354,053)

Cash flows from financing activities:
Cash payments for acquisition of equity interests of ECMOHO Shanghai for Reorganization purpose	—	(4,261,580)
Subscription fees received from the Founders of ECMOHO Shanghai for Reorganization purpose	—	3,845,273
Subscription fees received from the Round A and Round B Investors of ECMOHO Shanghai for Reorganization purpose	—	89,222
Proceeds from borrowings	5,731,191	57,509,741
Repayments of borrowings	(4,261,403)	(43,840,855)
Cash received from maturity of loan deposits (Note 7)	—	26,505
Payment of initial public offering costs	—	(642,480)
Contribution from non-controlling interests shareholders	—	29,196
Sale of equity interests in a subsidiary to non-controlling interests	—	595,482
Proceeds of borrowings from related parties	3,000,000	—
Proceeds of advances from related parties	468,519	4,984,076
Repayment of advances to related parties	(1,792,998)	(1,803,026)

Net cash provided by financing activities	3,145,309	16,531,554
Effects of exchange rate changes on cash and cash equivalents	22,215	(255,335)

Net (decrease)/increase in cash, cash equivalents and restricted cash	(892,721)	3,196,760
Cash, cash equivalents and restricted cash at beginning of year	10,689,462	12,964,859

Cash, cash equivalents and restricted cash at end of year	9,796,741	16,161,619

Supplemental disclosure of cash flow information:
Interests paid	(109,057)	(846,955)
Income tax paid	—	—
Non-cash financing and investing activities
Accretion to redemption value of convertible redeemable preferred shares	2,132,221	608,102
Accretion to redemption value of redeemable non-controlling interests	—	311,757
Subscription receivables due from Founders of ECMOHO Shanghai for Reorganization purpose (Note 22)	—	5,416,027
Payables for business acquisition (Note 13)	(45,341)	(43,638)
Payables for property and equipment	—	(48,142)
Payables for redeemable non-controlling interests acquisition (Note 16)	—	(5,382,048)

The accompanying notes are an integral part of these consolidated financial statements.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Principal Activities

(a)	Principal activities

ECMOHO Limited (the “Company”), an exempted company with limited liability incorporated in the Cayman Islands, together with (i) its various equity-owned consolidated subsidiaries ,(ii) its controlled affiliates Shanghai Yibo Medical Device Co., Ltd (“Yibo or Yibo VIE”) and Yang Infinity (Shanghai) Biotechnology Co., Limited (“Yang or Yang VIE”) and Yang VIE’s subsidiary are collectively referred to as the “Group”. The Company serves as an investment holding company with no operations of its own. The Group is primarily engaged in e-commerce business and sells products to consumers and retailers. The Group also provides services including online store operating services, promotion and marketing services to its brand partners and other brand customers.

As of June 30, 2019, the Company’s principal subsidiaries and VIEs are as follows:

Name of subsidiaries and VIE	Date of establishment/ acquisition	Place of incorporation	Percentage of direct or indirect ownership	Principle activities
Subsidiaries of the Company:
ECMOHO (Hong Kong) Health Technology Limited (“ECMOHO HK”)	Established on June 27, 2018	Hong Kong	100.00%	Investment holding
Shanghai ECMOHO Health Biotechnology Co. Limited (“ECMOHO Shanghai”)	Established on December 23, 2011	PRC	100.00%	Product sales and services
Jianyikang Health Technology (Shanghai) Co., Limited	Established on May 21, 2018	PRC	100.00%	Startup
Ecmoho (Hong Kong) Limited	Established on April 1, 2015	Hong Kong	100.00%	Product sales and services
Import It Corp.	Established on September 4, 2012	BVI	100.00%	Product sales and services
Shanghai Tonggou Information Technology Co., Limited	Established on May 20, 2013	PRC	100.00%	Product sales and services
Yijiasancan (Shanghai) E-commerce Co., Ltd.	Established on August 21, 2013	PRC	100.00%	Product sales and services
Shanghai Hengshoutang Health Technology Co., Limited	Established on April 11, 2016	PRC	70.00%	Product sales
Qinghai Hengshoutang Plateau Medicine Co., Limited	Acquired on March 20, 2017	PRC	70.00%	Product sales
Shanghai Jieshi Technology Co., Limited	Acquired on December 16, 2016	PRC	90.00%	Product sales
ECMOHO Co., Ltd. (Japan)	Established on July 15, 2016	Japan	100.00%	Startup
Shanghai ECMOHO Health Technology Co., Limited	Established on May 5, 2015	PRC	100.00%	Startup
Hangzhou Duoduo Supply Chain Management Co., Limited	Acquired on April 25, 2017	PRC	100.00%	Bonded area warehousing
ECMOHO Co., Ltd. (Korea)	Established on August 27, 2018	Korea	100.00%	Product sales
Yiling (Shanghai) Information Technology Co., Ltd.	Established on August 30, 2018	PRC	100.00%	Intercompany services
Xianggui (Shanghai) Biotechnology Co., Ltd.	Established on September 28, 2018	PRC	60.00%	Product sales and services

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Name of subsidiaries and VIE	Date of establishment/ acquisition	Place of incorporation	Percentage of direct or indirect ownership	Principle activities
Shanghai Yuyun Information Technology Co., Ltd.	Established on October 15, 2018	PRC	100.00%	Startup
Yipinda (Shanghai) Health Technology Co., Ltd.	Established on February 27, 2019	PRC	100.00%	Product sales
Variable Interest Entity (“VIE”)
Shanghai Yibo Medical Device Co., Ltd (“Yibo or Yibo VIE”)	Established on April 21, 2017	PRC	100.00%	Operates the Company’s own online e-commerce platform
Yang Infinity (Shanghai) Biotechnology Co., Limited(“Yang or Yang VIE”)	Established on November 15, 2018	PRC	60.00%	Startup
Subsidiary of Variable Interest Entity (“VIE subsidiary”)
Yinchuan Xianggui Internet Hospital Co., Ltd.	Established on May 17, 2019	PRC	60.00%	Product sales

2.	Principal Accounting Policies

(a)	Basis of preparation

The accompanying unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes normally included in the annual financial statements prepared in accordance with U.S. GAAP. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the Group’s unaudited interim condensed consolidated financial statements and accompanying notes include all adjustments (consisting of normal recurring adjustments) considered necessary for the fair statement of the Group’s financial position as of June 30, 2019, and results of operations and cash flows for the six months ended June 30, 2018 and 2019. Interim results of operations are not necessarily indicative of the results for the full year or for any future period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2018, and related notes included in the Group’s audited consolidated financial statements. The financial information as of December 31, 2018 presented in the unaudited interim condensed consolidated financial statements is derived from the audited consolidated financial statements as of December 31, 2018. Significant accounting policies followed by the Group in the preparation of the accompanying unaudited interim condensed consolidated financial statements are summarized below.

(b)	Basis of consolidation

The Group’s unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIEs for which the Company is the primary beneficiary. All transactions and balances among the Company, its subsidiaries, its VIEs have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting powers; or has the power to appoint or remove the majority of the members of the board of directors;

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, through contractual agreements, has the power to direct activities of, bears the risks of, and enjoys the rewards normally associated with ownership of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Group’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company’s subsidiaries hold all the variable interests of the VIEs, and has been determined to be the primary beneficiary of the VIEs.

In June 2019, Yang VIE entered into the VIE Agreements, including Exclusive Technology Support and Consulting Services Agreement, Powers of Attorney, Equity Pledge Agreement, Spousal Consent Letters and Exclusive Call Option Agreement which contain terms substantially similar to those entered into between Yibo VIE and ECMOHO Shanghai in 2018 as described in note 1(c) of the audited Consolidated Financial Statements.

The following table sets forth the assets, liabilities, results of operations and cash flows of Yibo VIE, Yang VIE and its subsidiary are included in the Group’s consolidated financial statements. Transactions between the VIEs and VIE subsidiary are eliminated in the balances presented below:

	December 31, 2018	June 30, 2019
	US$	US$
Assets
Current assets
Cash and cash equivalents	11,092	33,902
Amount due from subsidiaries of the Company	21,856	806,805
Prepayments and other current assets	1,899	15,837

Total current assets	34,847	856,544

Total assets	34,847	856,544

Liabilities
Current liabilities
Salary and welfare payable	39,585	16,581
Tax payable	1,848	225
Amount due to subsidiaries of the Company	399,735	16,034
Accrued liabilities and other current liabilities	8,781	10,158

Total current liabilities	449,949	42,998

Total liabilities	449,949	42,998

	Six Months Ended June 30,
	2018	2019
	US$	US$
Net revenues	—	—
Net losses	(13,340)	(229,794)

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Six Months Ended June 30,
	2018	2019
	US$	US$
Net cash provided by/(used in) operating activities	2,468	(298,289)
Net cash provided by financing activities	—	321,099

Net increase in cash and cash equivalents	2,468	22,810

(c)	Use of estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company believes that revenue recognition, sales return, sales incentive, inventory write-down, rebates, realization of deferred tax assets, assessment for useful life and impairment of long-lived assets, allowance for doubtful accounts, and valuation of ordinary shares and preferred shares requires significant judgments and estimates used in the preparation of its consolidated financial statements.

Management bases the estimates on historical experience and on various other assumptions as discussed elsewhere to the consolidated financial statements that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. On an ongoing basis, management evaluates its estimates based on information that is currently available. Changes in circumstances, facts and experience may cause the Company to revise its estimates. Changes in estimates are recorded in the period in which they become known. Actual results could materially differ from these estimates.

(d)	Functional Currency and Foreign Currency Translation

The Group uses United States dollars (“US$” or “USD”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is US$, while the functional currency of the PRC entities in the Group is RMB as determined based on the criteria of ASC 830, Foreign Currency Matters.

Transactions denominated in other than the functional currencies are translated into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are translated at the balance sheet date exchange rate. The resulting exchange differences are included in the consolidated statements of comprehensive income as foreign exchange related gains.

The financial statements of the Group’s entities using functional currency other than US$ are translated from the functional currency to the reporting currency, US$. Assets and liabilities of the Group’s subsidiaries incorporated in PRC are translated into US$ at balance sheet date exchange rates, income and expense items are translated at average exchange rates prevailing during the reporting period, representing the index rates stipulated by the People’s Bank of China. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as accumulated other comprehensive income/(loss) on the consolidated financial statement.

The exchange rates used for translation on December 31, 2018 and June 30, 2019 were US$1.00=RMB 6.8632 and US$1.00=RMB 6.8747, respectively, representing the index rates stipulated by the People’s Bank of China.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(e)	Restricted cash

Cash that is restricted as to withdrawal for use or pledged as security is reported separately on the face of the consolidated balance sheets. The Group’s restricted cash mainly represents secured deposits held in designated bank accounts for drawdown of bank loans. The Group adopted ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230) for all period presented. The changes in restricted cash in the consolidated cash flow were US$ 4,000,000 and US$ 1,871,663 for the six months ended June 30, 2018 and 2019, respectively, which were no longer presented within investing activities and were included in the changes of cash, cash equivalents and restricted cash as required.

(f)	Deferred equity offering costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are incremental and directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded in shareholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of comprehensive income. As of December 31, 2018 and June 30, 2019, deferred offering costs of US$ 522,072 and US$ 1,858,586 were recorded in the consolidated balance sheet (Note 11).

(g)	Revenue recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) and subsequently, the FASB issued several amendments which amends certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as “ASC 606”). According to ASC 606, revenue is recognized when control of the promised good or service is transferred to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services.

The Group adopted ASC 606 for all periods presented. Consistent with the criteria of Topic 606, the Group follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Group’s revenues are primarily derived from (i) product sales and (ii) services including online store operating services, promotion and marketing services to its brand partners and other brand customers. Refer to Note 18 to the consolidated financial statements for disaggregation of the Group’s revenue for the six months ended June 30, 2018 and 2019.

When either party to a contract has performed, the Group presents the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. A contract asset is recorded when the Group has transferred products or services to the customer before payment is received or is due, and the Group’s right to consideration is conditional on future performance or other factors in the contract. No contract asset was recorded as at December 31, 2018 and June 30, 2019.

If the Group recognizes a receivable before it transfers products to the customer, the Group will defer revenue, which is also defined as a contract liability under the new revenue guidance. A contract liability is

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

recorded when the Group’s obligation to transfer goods or services to a customer has not yet occurred but for which the Group has received consideration from the customer. The Group presents such amounts as advances from customers on the consolidated balance sheet.

Product Sales

The Group selects, purchases and obtains direct control of the goods from its brand partners and/or their authorized distributors and sells goods directly to end consumers through online stores its operates or to secondary distributors in accordance with distribution agreements.

Revenue is recognized when consumers or secondary distributors physically accept the products after delivery, which is when the control of products is transferred, and is recorded net of return allowances, value added tax and sales incentives, if any.

A majority of the Group’s consumers make online payments through third-party payment platforms when they place orders on the Group’s online stores. The funds will not be released to the Group by these third-party payment platforms until the consumers accept the products on the online platform.

Shipping and handling charges paid by customers are included in net revenues. The Group typically does not charge shipping fees on orders exceeding a certain sale amount. Shipping and handling costs incurred by the Group are considered to be fulfillment activities which are presented as part of the Group’s operating expenses.

Product Sales Consignment arrangement

The Group also enters into arrangement with online platforms, where the Group retains control over the goods until a sale is made to the end consumer. The Group considers the arrangement meet the indicators of consignment arrangement under ASC 606-10-55-80, because (i) The Group does not relinquish control of the products, even though the online platform has physical possession of the goods. The products are considered to be the Group’s own inventory until they are sold to the end consumers; (ii) The Group retains the right to require the return of the goods held with the online platform; (iii) The online platforms have no obligation to pay for the products that are in its physical possession.

Revenue under consignment arrangements is recognized when a sale is made to the end customer and control is transferred to the end customer upon their acceptance in accordance with the sales report provided by the online platforms. Such revenues reflect the consideration paid by end consumers and do not take into account the sales commissions the Group pays to the relevant online platform, which are recorded as sales and marketing expenses.

Services

The Group offers its brand partners and other brand customers marketing solutions tailored to their needs and charge fixed project-based fees, including designing and operating online stores, running online promotional events, organizing online and offline marketing campaigns featuring social media influencers and circulating marketing messages to end consumers.

For services provided to customers of the Group, depending on the terms of the contract and the laws that apply to the contract, control of the services may be transferred over time or at a point in time. Control of the services is transferred over time if the Group’s performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as the Group performs; or

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

•	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of services.

With respect to the Group’s marketing services, length of the periods over which services are provided are generally within months or less, the Group recognizes such revenues when service is rendered and service report is delivered to the customer (point in time), which marks the time when control of the service output has passed to the customer.

Consideration from brand partners of the Group is considered to be in exchange for distinct service that the Group transfers to the brand partners, as i) services provided to brand partners can be sufficiently separable from the Company’s procurement of products from those brand partners ii) consideration from the brand partner represents the standalone selling price of such service, and iii) the fees do not represent reimbursement of costs incurred by the Company to sell the brand partner’s products. The Group accounts for the service in the same way that it accounts for sales to other customers and revenues generated from these service arrangements are recognized on a gross basis and presented as services revenue on the consolidated statements of comprehensive income.

Practical expedients and exemption

Upon the election of the practical expedient under ASC 340-40-25-4, the incremental costs of obtaining a contract are expensed when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less. For the six months ended June 30, 2018 and 2019, no incremental cost was capitalized as assets.

Based on the considerations that there is no difference between the amount of promised consideration and the cash selling price of product sales and promised services, in addition the actual length of time between when the Group transfers products or promised services to the consumers and when the consumers pays for those products or services has been within one year, the Group has assessed and concluded that there is no significant financing component in place within its products sales or service arrangements as a practical expedient in accordance with ASC 606-10-32-18.

(h)	Sales returns

The Group offers online consumers an unconditional right of return for a period of seven days upon receipt of products and offers its secondary distributors various rights of return after the acceptance of products. Return allowances, which reduce revenue and cost of sales, are estimated by categories of return policies offered to online customers and secondary distributors, based on historical data the Group has maintained, and subject to adjustments to the extent that actual returns differ or are expected to differ. The Group records liabilities for return allowances in refund obligation of sales returns of “Accrued liabilities and other current liabilities” in the consolidated balance sheet (Note 13) and were US$ 858,536 and US$ 243,822 as of December 31, 2018 and June 30, 2019, respectively. The Group recorded assets as “Sales return assets” included in “Prepayments and other current assets” in the consolidated balance sheet (Note 7) of US$ 639,846 and US$ 216,241 as of December 31, 2018 and June 30, 2019 for its right to recover products from customers associated with settling the refund liability.

(i) Sales incentives

The Group provides sales rebates to certain third-party online platforms/secondary distributors based on their purchase volume, which are accounted for as variable consideration. The Group estimates these

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

amounts based on the expected amount to be provided to the third-party online platforms/secondary distributors considering the contracted rebate rates and estimated sales volume based on significant management judgments based on historical experience such as likelihood of reaching the purchase thresholds and sales forecasts, and account for it as a reduction of the transaction price. For the six months ended June 30, 2018 and 2019, sales rebates provided by the Group amounted to US$ 786,261 and US$ 2,002,977, respectively.

(j) Value added taxes

Value added taxes (“VAT”) on sales is calculated at 9% ~16% on revenue from products and 6% on revenue provided from services. The Group reports revenue net of VAT. Subsidiaries and VIE of the Group that are VAT general tax payers are allowed to offset qualified VAT paid against their output VAT liabilities. Related surcharges, such as urban maintenance and construction tax as well as surtax for education expenses are recorded in cost of revenues.

(k)	Cost of revenue

Cost of revenue consist of cost of product sales of US$ 46,195,196 and US$ 109,295,269 for the six months ended June 30, 2018 and 2019, respectively, and cost of services of US$ 2,682,011 and US$ 6,137,241 for the six months ended June 30, 2018 and 2019, respectively. Cost of product sales comprise the purchase price of products, purchase rebates, shipping charges to receive products from the suppliers when they are embedded in the purchase price and inventory write-downs. Cost of products does not include other direct costs related to cost of product sales such as shipping and handling expense, payroll and benefits of logistic staff, logistic centers rental expenses and depreciation expenses. Cost of service consists of the advertising and promotion costs, employee wages and benefits in connection with the Group’s provision of promotion and marketing services including fees the Group paid to third party vendors for advertising and promotion on various online and offline channels.

(l)	Rebates

The Group periodically receives consideration from certain vendors, representing rebates for products sold over a period of time. The Group accounts for the rebates received from its vendors as a reduction to the price it pays for the products purchased. Rebates are earned based on reaching minimum purchased thresholds for a specified period. When volume rebates can be reasonably estimated based on the Group’s past experience, current forecasts and purchase volume, a portion of the rebate is recognized as the Group makes progress towards the purchase threshold.

(m)	Fulfillment expenses

Fulfillment costs primarily represent warehousing, shipping and handling expenses for dispatching and delivering products to consumers, employee wages and benefits for the relevant personnel, and customs clearance expenses.

(n)	Sales and marketing expenses

Sales and marketing expenses primarily consist of advertising costs for the products the Group offers, employee wages and benefits for sales and marketing staff, storefront fees paid to e-commerce platforms, and travel and entertainment expenses. Advertising costs consist primarily of costs for product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing expenses. For the six months ended June 30, 2018 and 2019, advertising and marketing costs totaled US$ 15,753 and US$ 282,966, respectively.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(o)	General and administrative expenses

General and administrative expenses consist of employee wages and benefits for corporate employees, rental expenses, audit and legal fees, amortization of both intangible assets and leasehold improvement, and other corporate overhead costs.

For the six months ended June 30, 2019, general and administrative expenses also included a loss provision of RMB3.25 million (US$ 0.47 million) accrued for a litigation (Note 24(c)).

(p)	Research and development expenses

Research and development expenses primarily consist of employee wages and benefits for research and development personnel, general expenses and depreciation expenses associated with research and development activities.

(q)	Income taxes

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Group’s uncertain tax positions and determining its provision for income taxes. The Group recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheets and under other expenses in its statements of operations and comprehensive income. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the six months ended June 30, 2018 and 2019. As of December 31, 2018 and June 30, 2019, the Group did not have any significant unrecognized uncertain tax positions.

The Company adopted ASC 740-270-30-36 approach for interim period tax computation and reporting. Interim period tax (or benefit) related to consolidated ordinary income (or loss) for the year to date is computed using one overall estimated annual effective tax rate, except for jurisdiction if a subsidiary anticipates an ordinary loss for the fiscal year or has an ordinary loss for the year to date.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(r)	Lease

•	Prior to the adoption of ASC 842 on January 1, 2019:

Leases, including leases of offices and warehouses, where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. The Group had no capital leases for any of the years stated herein.

•	Upon and hereafter the adoption of ASC 842 on January 1, 2019:

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate, which it calculates based on the credit quality of the Company and by comparing interest rates available in the market for similar borrowings, and adjusting this amount based on the impact of collateral over the term of each lease.

The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) elect for each lease not to separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component; (ii) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (iii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

(s)	Recently issued accounting pronouncements

i.	New and amended standards adopted by the Group:

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to classify leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized over the lease term based on an effective interest method for financing leases or on a straight-line basis for operating leases. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expenses for such lease generally on a straight-line basis over the lease term. For public entities, the guidance was effective for annual reporting periods beginning after December 15, 2018 and for interim periods within those fiscal years.

ASU 2016-02 initially required adoption using a modified retrospective approach, under which all years presented in the financial statements would be prepared under the revised guidance. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), which added an optional transition method under which financial

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

statements may be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings in the period of adoption.

The Company adopted ASC 842 using the modified retrospective approach with an effective date of January 1, 2019 for leases that existed on that date. Prior period results continue to be presented under ASC 840 based on the accounting standards originally in effect for such periods. This standard provides a number of optional practical expedients in transition. The Company applied certain practical expedients to leases that commenced prior to the effective date as follows: (i) elect for each lease not to separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component; (ii) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (iii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

In connection with the adoption of ASC 842, on January 1, 2019, the Company recorded an impact of US$ 1,735,966 on its assets and US$ 1,735,966 on its liabilities for the recognition of operating lease right-of-use-assets and operating lease liabilities, respectively, which are primarily related to the lease of the Group’s offices and warehouses. The adoption of ASC 842 did not have a material impact on the Company’s results of operations or cash flows.

ii.	New and amended standards not yet adopted by the Group:

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses” (“ASU 2016-13”), which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. The ASU is effective for public companies for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Group is in the process of evaluating the impact of this accounting standard on its consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07 Compensation—Stock Compensation (Topic 718) “Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for public business entities for fiscal years

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Group concluded that the adoption of this accounting standard will have no impact on its consolidated financial statements.

3.	Risks and Concentration

(a)	Foreign exchange risk

The Group’s sales, purchase and expense transactions in domestic subsidiaries are generally denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies.

In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China. In addition, the Group’s cash denominated in US$ subject the Group to risks associated with changes in the exchange rate of RMB against US$ and may affect the Group’s results of operations going forward.

(b)	Credit and Concentration risk

The Group’s credit risk arises from cash and cash equivalents, restricted cash, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

The Group expects that there is no significant credit risk associated with the cash and cash equivalents and restricted cash which are held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries and VIE are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

The Group has no significant concentrations of credit risk with respect to its prepayments.

Accounts receivable are typically unsecured and are derived from revenue earned through third party consumers. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

(i) Concentration of revenues

For the six months ended June 30, 2018 and 2019, Customer A contributed 18% and 20% of total net revenue of the Group, respectively.

For the six months ended June 30, 2018 and 2019, the Group, as a principal, earned net revenue, representing 42% and 21% of its total net revenue, respectively, through a third party online platform.

(ii) Concentration of accounts receivable

The Group has not experienced any significant recoverability issue with respect to its accounts receivables. The Group conducts credit evaluations on the third party consumers and generally does not require collateral or other security from such consumers.

The Group periodically evaluates the creditworthiness of the existing online platforms and distributors in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarized customers with greater than 10% of the accounts receivables:

	December 31, 2018	June 30, 2019
Customer A	14%	30%
Customer B	31%	26%

4.	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and demand deposits placed with banks, other financial institutions and third party payment processors, which are unrestricted as to withdrawal or use. The following table sets forth a breakdown of cash and cash equivalents by currency denomination and jurisdiction as of December 31, 2018 and June 30, 2019:

	US$			US$ equivalent (RMB)			US$ Equivalent (Others)			Total in US$
	Overseas	PRC		Overseas	PRC		Overseas	PRC
		Non VIE	VIE		Non VIE	VIE		Non VIE	VIE
December 31, 2018	3,324,971	359,796	—	1,037,629	3,690,184	11,092	1,912,795	—	—	10,336,467
June 30, 2019	2,629,179	103,176	—	627,185	7,792,768	33,902	475,354	—	—	11,661,564

5.	Accounts receivable, net

	December 31, 2018	June 30, 2019
	US$	US$
Accounts receivable, gross	33,979,863	59,276,170
Less: allowance for doubtful accounts	(140,335)	(245,428)

Accounts receivable, net	33,839,528	59,030,742

Movement of allowance of doubtful accounts

	Six months ended June 30,
	2018	2019
	US$	US$
At beginning of period	78,376	140,335
Addition	49,304	230,663
Reversal	(63,462)	(125,570)

At end of period	64,218	245,428

6.	Inventories

Inventories consist of the following:

	December 31, 2018	June 30, 2019
	US$	US$
Products	53,628,508	43,836,246
Packaging materials and others	54,883	64,906

Total	53,683,391	43,901,152

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Inventories write-down are recorded in cost of product sale in the consolidated statement of comprehensive income, which were US$ 531,514 and US$ 405,927 for the six months ended June 30, 2018 and 2019, respectively.

7.	Prepayments and other current assets

The prepayments and other current assets consist of the following:

	December 31, 2018	June 30, 2019
	US$	US$
Prepayments for products procurement (a)	7,645,974	6,672,022
Prepaid online platform promotion fees (b)	511,179	728,665
Deposits	1,355,401	1,401,884
Loan deposits (Note 12)	437,114	410,609
Value-added tax (“VAT”) recoverable (c)	60,369	1,141,878
Employee advances (d)	49,550	146,398
Rental prepayments	157,046	5,209
Sales return assets	639,846	216,241
Others (e)	402,931	538,910

Total	11,259,410	11,261,816

(a)	Prepayments for products procurement represent cash prepaid to the Group’s third party brand partners for the procurement of products.
(b)

Prepayments of online platform promotion fees represent prepayments made to online platforms for future services to promote the Group’s products through online advertising. Such online platforms charge monthly expenses based on activities during the month, and once confirmed by the Group, the monthly expenses will be deducted from the prepayments made by the Group.

(c)	Value-added tax recoverable represented the balances that the Group expects to utilize to deduct its value-added tax liabilities within the next 12 months.
(d)

As of December 31, 2018 and June 30, 2019, all of the employee advances were business related, interest-free, not collateralized and will be repaid or settled within one year from the respective balance sheet dates.

(e)	Others mainly represent prepayments made by the Group to certain of its logistic service providers.

8.	Property and equipment, net

Property and equipment consist of the following:

	December 31, 2018	June 30, 2019
	US$	US$
Cost:
Warehouse equipment	952,104	950,512
Furniture and office equipment	647,752	738,616
Leasehold improvements	385,726	623,373

Total cost	1,985,582	2,312,501
Less: Accumulated depreciation	(509,070)	(770,622)

Property and equipment, net	1,476,512	1,541,879

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense recognized for the six months ended June 30, 2018 and 2019 were US$ 79,706 and US$ 266,036, respectively.

9.	Leases

The Company leases facilities under non-cancellable operating leases expiring on different dates. The terms of substantially all of these leases are two years or less. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. All of the Company’s leases qualify as operating leases. With the adoption of the new leasing standard, the Company has recorded a right-of-use asset and corresponding lease liability, by calculating the present value of future lease payments, discounted at 6.2%, the Company’s incremental borrowing rate, over the expected term. Variable lease cost and short-term leases (lease terms less than 12 months) are recognized as incurred.

(a)	The components of lease expenses were as follows:

Six months ended June 30, 2019
US$
Lease cost:
Amortization of right-of-use assets	791,705
Interest of lease liabilities	63,720
Expenses for short-term lease within 12 months	100,774

Total lease cost	956,199

(b)	Supplemental cash flow information related to leases was as follows:

Six months ended June 30, 2019
US$
Other information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows for operating leases	891,595
Right-of-use assets obtained in exchange for lease obligations:
Operating lease liabilities	704,998

(c)	Supplemental balance sheet information related to leases was as follows:

June 30, 2019
US$
Operating Leases
Operating lease right-of-use assets	1,972,680

Operating lease liability, current	(1,379,682)
Operating lease liabilities, non-current	(221,275)

Total operating lease liabilities	(1,600,957)

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019
Weighted-average remaining lease term
Operating leases	1.40 years
Weighted-average discount rate
Operating leases	6.2%

(d)	Maturities of lease liabilities were as follows:

June 30, 2019
US$
Remainder of 2019	533,030
2020	1,095,803
2021	42,022

Total undiscounted lease payments	1,670,855
Less: imputed interest	(69,898)

Total lease liabilities	1,600,957

(e)	Future minimum lease payments for the Company’s operating leases were as follows:

December 31,
2018
US$
2019	1,660,095
2020	1,231,019
2021	131,784

3,022,898

June 30, 2019
US$
Remainder of 2019	569,706
2020	1,110,349
2021	42,022

1,722,077

10.	Intangible assets, net

	December 31,	June 30,
	2018	2019
	US$	US$
Cost:
Business license (a)	461,086	460,315
Trademark (b) (c)	1,370,920	1,402,140
Software	518,713	553,328

Total cost	2,350,719	2,415,783
Less: Accumulated amortization	(848,488)	(1,056,993)

Intangible assets, net	1,502,231	1,358,790

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets of the Group were mainly as follows:

(a)	In April 2017, the Group consummated an acquisition of all the equity interest of Hangzhou Duoduo Supply Chain Management Co., Limited with a total cash consideration of RMB 1.9 million (US$ 295,790).

As the total net liabilities of the acquired company was nil, in applying the screen test in accordance with ASU 2017-01, the Group determined that substantially all of the fair value of the gross assets acquired was concentrated in the business license held by the supply chain company. As a result, the screen test was met to support the conclusion of asset acquisition.

The fair values of the business license with amount of RMB 2.6 million (US$ 394,386) is amortized over 5 years on a straight-line basis. Deferred tax liability of RMB 0.6 million (US$ 98,596) is recognized in associated with the identifiable intangible asset.

(b)

In April 2016, non-controlling interest shareholders of Shanghai Heng Shou Tang Health Technology Co., Limited (“Shanghai Heng Shou Tang”) contributed trademarks as their investment in Shanghai Heng Shou Tang.

The trademarks with a cost of RMB 3 million (US$ 464,475) is amortized over 10 years on a straight-line basis.

(c)

On December 16, 2016, the Group consummated an acquisition of 70% of the equity interest of Shanghai Jieshi Technology Co., Limited (“Shanghai Jieshi”) with the cash consideration of RMB 0.7 million (US$ 100,908). Management concluded such transaction as a business acquisition. The financial results of Shanghai Jieshi have been consolidated by the Company since the acquisition date.

The net liabilities acquired based on their fair values was RMB 3.8 million (US$ 543,505). The newly identifiable intangible assets were RMB 6.4 million (US$ 916,879) which primarily consist of trademarks. Deferred tax liability of RMB1.6 million (US$ 229,220) as recognized in associated with the identifiable intangible assets.

Fair values of the trademarks with amount of RMB 6.4 million (US$ 916,879) is amortized over 5 years on a straight-line basis.

In June 2017, the Group acquired the rest of the 30% equity interest of Shanghai Jieshi with a consideration of RMB 0.3 million (US$ 48,704). The difference between the consideration and the carrying amount of such non-controlling interests was recorded in accumulated deficit in the amount of US$ (23,993).

The Group sold 10% of the equity interest to a third-party investor with a consideration of RMB 0.1 million (US$ 16,235) afterwards in July 2017. The difference between the consideration and the carrying amount of such equity interests was recorded in accumulated deficit in the amount of US$ 78,404.

Amortization costs recognized for the six months ended June 30, 2018 and 2019 were US$ 213,162 and US$ 212,831, respectively.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2019, amortization expenses related to the intangible assets for future periods were estimated to be as follows:

June 30,
2019
US$
Remainder of 2019	311,609
2020	335,850
2021	233,945
2022	212,757
2023	87,771
2024 and thereafter	176,858

1,358,790

11.	Other non-current assets

Other non-current assets consisted of the following:

	December 31,	June 30,
	2018	2019
	US$	US$
Online store and other deposits	1,167,807	1,289,245
Deferral of initial public offering costs	522,072	1,858,586
Prepayments for royalty fee (a)	—	339,215
Rental prepayments	217,188	—
Prepayments for equipment and software procurement	83,199	1,853

Total	1,990,266	3,488,899

(a)

In June 2019, the Group entered into agreement with a third party business partner for the usage of the business partner’s images of characters on the products to be sold by the Group during the period from September 1, 2019 to September 30, 2020. Pursuant to the agreement, the Group shall pay the business partner royalty fees based on certain percentage of the sales of related products during the contract period not lower than an agreed minimum royalty fee. The Group prepaid the minimum royalty fee to the business partner with the amount of US$ 339,215 in June 2019 which will be used to settle its future royalty fees.

12.	Short-term borrowings

Bank borrowings

As of December 31, 2018 and June 30, 2019, the total short-term bank borrowings balance of the Group was US$ 12,500,392 and US$ 24,112,984, respectively. The short-term bank borrowings outstanding as of December 31, 2018 and June 30, 2019 carried a weighted average interest rate of 6.28% and 6.24% per annum, respectively.

On October 18, 2018, two fully owned subsidiaries of the Group obtained a three-year revolving loan facility in an aggregate principal amount not exceeding US$25.0 million from Taipei Fubon Commercial Bank Co. Ltd., Hong Kong Branch. Borrowings drawn down from the loan facility are charged by account receivables, bank accounts as well as inventories of these subsidiary and are also charged by certain of the

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Class B ordinary shares held by the Founders. As of June 30, 2019, short-term bank borrowings with the amount of US$12,920,000 were from such revolving loan facility.

•	As of June 30, 2019, US$ 2,025,478 of the bank borrowings were collateralized by bank deposits of US$ 2,500,000 classified as restricted cash.

•	As of June 30, 2019, US$ 1,368,695 of the bank borrowings were collateralized by bank deposits of US$ 410,609 classified as deposits in prepayments and other current assets (Note 7).

•

As of June 30, 2019, US$ 4,000,000 of the bank borrowings were collateralized by certain accounts receivables with the carrying value of US$ 1,577,650 and bank deposits of US$ 2,000,000 classified as restricted cash.

•	As of June 30, 2019, US$ 610,935.75 of the bank borrowings were collateralized by certain accounts receivables of US$ 6,815,301.

•	As of June 30, 2019, US$ 1,733,226 of the bank borrowings were guaranteed by the Founders.

Other borrowings

On December 25, 2018, the Group entered into a three-month loan agreement with a third-party company with a principle amount of US$ 1,748,456 (RMB 12,000,000) and annual interest rate of 18%. The borrowings were collateralized by inventory in certain warehouse of the Group. The loan has been repaid during the six months ended June 30, 2019.

In October 2018, the Group entered into a 1-year loan agreement with a third-party company with a principle amount of US$ 727,304 (RMB 5,000,000) and annual interest rate of 12%.

In December 2018, the Group entered into one-year loan agreements with a third-party company with a principle amount of US$ 1,618,778 (RMB 11,110,000) and annual interest rate of 10.90%. The borrowings were collateralized by certain accounts receivables with the carrying value of US$ 1,798,100. The loan has been repaid during the six months ended June 30, 2019. In March, April, May and June 2019, the Group entered into several one-year loan agreements with the third-party company with a total principal amount of US$ 4,756,485 and annual interest rate of 10.90%. The borrowings were collateralized by certain accounts receivables with the carrying value of US$ 6,815,301.

In September and October 2018, the Group entered into six-month loan agreements with a third-party company with a total principal amount of US$ 5,360,000 and annual interest rates from 7% to 9%. The loans have been repaid during the six months ended June 30, 2019. In March and May 2019, the Group entered into six-month loan agreements with the third-party company with a total principal amount of US$ 3,942,000 and annual interest rate of 9%.

In March, May and June 2019, the Group entered into several six-month loan agreements with a third-party company with a total principal amount of US$ 2,049,531 and annual interest rate of 8%. The borrowings were collateralized by certain accounts receivables with the carrying amount of US$ 4,657,321.

There exists no restrictive financial covenants attached to the Group’s short-term borrowings.

The short-term borrowings outstanding as of December 31, 2018 and June 30, 2019 carried a weighted average interest rate of 7.09% and 7.72% per annum, respectively.

Interest expenses for all the short-term borrowings were US$ 249,626 and US$ 1,118,817 for the six months ended June 30, 2018 and 2019 respectively.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.	Accrued liabilities and other current liabilities

Accrued liabilities and other current liabilities consist of the following:

	December 31,	June 30,
	2018	2019
	US$	US$
Logistics expenses payables	824,743	1,387,610
Deposits from distributors	292,641	277,764
Business acquisition payables	43,711	43,638
Redeemable non-controlling interests acquisition payables (Note 16)	—	3,798,720
Payable for initial public offering costs	145,705	960,136
Payables for online advertising fees	1,611,123	1,371,380
Provision for litigation (Note 24(c))	—	472,748
Refund obligation of sales return	858,536	243,822
Others	517,911	587,289

Total	4,294,370	9,143,107

14.	Tax payable

	December 31,	June 30,
	2018	2019
	US$	US$
Value added tax liabilities	1,149,913	1,097,250
Income tax payable	1,672,196	1,761,106
Urban maintenance and construction tax	31,324	10,794
Surtax for education expenses	13,525	5,255
Individual income tax withholding	35,432	4,892
Others	4,582	1,759

Total	2,906,972	2,881,056

The Group’s product revenues are subject to value-added tax at the rate ranging from 9% to 16%, and the Group’s service revenues are subject to value-added tax at the rate of 6%.

15.	Redeemable convertible preferred shares

In August 2015, ECMOHO Shanghai received a total capital contribution of US$ 13,081,880 from third-party investors (the “Round A Investors”) in exchange for 19% equity interests with preferential rights in ECMOHO Shanghai (the “Round A convertible redeemable preferred shares” or “Round A preferred shares”).

In April 2016, ECMOHO Shanghai received a total capital contribution of US$ 24,000,000 from third-party investors (the “Round B Investors”) in exchange for 12% equity interest with preferential rights in ECMOHO Shanghai (the “Round B convertible redeemable preferred shares” or “Round B preferred shares”).

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

According to the investment agreements with Round A Investors and Round B Investors, the equity interest held by them have the following preferential rights over the equity interests held by the Founders:

a. In the event of liquidation, Round B Investors have preference over the interests held by Round A Investors, followed by Founders. The liquidation amount is 150% of the original investment amount plus all declared but unpaid dividends (if applicable) plus its pro rata share of undistributed earnings.

b. In the event of a significant breach of contract by ECMOHO Shanghai or the Founders, both Round A and Round B Investors have the right to put the equity interest back to ECMOHO Shanghai or the Founders. The put price shall be 110% of the original investment amount plus 15% compound interest per annum.

c. In the event that the Company does not achieve a public listing before August 2021, both Round A and Round B Investors have the right to put the equity interest back to ECMOHO Shanghai or the Founders. The put price shall be 110% of the original investment amount plus 10% interest per annum.

d. Both Round A and Round B Investors are entitled to dividends in the same manner as the other equity interest of ECMOHO Shanghai.

e. Both Round A and Round B Investors have rights to appoint directors on the board of ECMOHO Shanghai.

In April 2018, the Founders entered into an agreement with one of the Round A Investors (“Exit Investor”) to purchase all of its 8.36% equity interests with preferential rights in ECMOHO Shanghai at fair value.

During the Reorganization process, preferential rights associated with the 8.36% equity interest acquired by the Founders were removed and exchanged into 9,519,000 Class A Ordinary Shares of the Company in August 2018, which was considered as an extinguishment of the preferential rights. Subsequently in the same month, the Founders sold 8,880,894 Class A Ordinary Shares out of the 9,519,000 shares to third-party investors (Note 17).

During the Reorganization process, after ECMOHO HK purchased 97.5% equity interest of ECMOHO Shanghai, on September 27, 2018, the Company issued 9,519,000 and 10,817,100 number of Class A-1 and Class A-2 Ordinary Shares with preferential rights (the “Class A-1 and Class A-2 convertible redeemable preferred shares” or “Class A-1 and Class A-2 preferred shares”) to its Round A and Round B Investors, all in the same proportions, on an as converted basis, as the percentage of equity interest they held in ECMOHO Shanghai before the Reorganization. Except for the NCI holders, who remained to hold collectively 2.5% equity interests of ECMOHO Shanghai, preferential rights associated with the Round A and Round B preferred shares set forth above were removed and replaced by the terms as described below during the Reorganization.

In August and September 2018, the Company issued 7,938,915 number of Series A convertible redeemable preferred shares (“Series A preferred shares”) with US$ 2.8341 per share for a total cash consideration of US$ 22,500,000. The issuance costs were US$ 70,033.

The key terms of the Class A-1, Class A-2 and Series A Preferred Shares issued by the Company are as follows:

Conversion rights

Optional Conversion

Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of Class A Ordinary Shares as is determined by dividing the Series A Preferred Shares Original Issue Price by the Series A Preferred Share Conversion Price in effect at the time of conversion.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Series A Preferred Share Conversion Price shall initially be the Series A Preferred Share Original Issue Price, resulting in an initial conversion ratio for the Series A Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time, including but not limited to additional equity securities issuance, share dividends, distribution, subdivisions, redemptions, combinations, or consolidation of ordinary shares.

Mandatory Conversion

Upon either (a) a Qualified IPO or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of the Series A Preferred Shares, then all outstanding Series A Preferred Shares shall automatically be converted into Class A Ordinary Shares, at the then effective conversion rate.

Upon a Qualified IPO, all outstanding Class A-1 and Class A-2 Preferred Shares shall automatically be converted into Class A Ordinary Shares, at the then effective Class A-1 Conversion Price and Class A-2 Conversion Price. The Class A-1 and Class A-2 Conversion Price shall initially be the Class A-1 and Class A-2 Original Issue Price, resulting in an initial conversion ratio for the Class A-1 and A-2 Ordinary Shares of 1:1, and shall be subject to adjustment and readjustment from time to time, including but not limited to additional equity securities issuance, share dividends, distribution, subdivisions, redemptions, combinations, or consolidation of ordinary shares.

A Qualified IPO means a firm-commitment underwritten initial public offering by the Company of its Ordinary Shares (or the ADSs thereof) on the New York Stock Exchange or NASDAQ Stock Market in the United States, the Hong Kong Stock Exchange or any other exchange in any other jurisdiction (or any combination of such exchanges and jurisdictions) acceptable to the Company, in any case with a pre-initial public offering valuation of at least US$600,000,000 and with aggregate offering proceeds (before deduction of underwriting fees, commissions or expenses) to the Company of not less than US$120,000,000 (or any cash proceeds of other currency of equivalent value).

The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the ordinary shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. In all instances, the effective conversion price was greater than the fair value of the ordinary shares. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.

Voting rights

Each holder of Class A-1, Class A-2 and Series A Preferred Shares is entitled to cast the number of votes equal to the number of Class A Ordinary Share on an as-converted basis.

Dividend rights

Each holder of Series A Preferred Shares is entitled to receive dividends at the rate per annum of 6% of the Series A Original issue price. The dividends is accrued from day to day, whether or not declared, and is non-cumulative. After full payment of dividend to the holder of the Series A Preferred Shares, the holders of the Class A-1 and Class A-2 Preferred Shares shall have right to receive dividends of the Company if declared by the Directors and in such amount as the Directors consider appropriate.

Liquidation preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and in the event of a Deemed Liquidation Event (for example, a merger, share exchange, amalgamation or

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

consolidation, etc.), the consideration payable to shareholders in such liquidation shall be distributed among the holders of the outstanding shares in the following order and manner:

Firstly, the holders of Series A Preferred Shares then outstanding shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to 100% of the Series A Original Issue Price, plus all declared but unpaid dividends (if applicable) on such Series A Preferred Share (the “Series A Liquidation Amount”).

Secondly, the holders of Class A-2 Preferred Shares then outstanding shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to 100% of the applicable Class A-2 Original Issue Price (as adjusted), plus all declared but unpaid dividends (if applicable) on such Class A-2 Preferred Share (the “Class A-2 Liquidation Amount”).

Thirdly, the holders of Class A-1 Preferred Shares then outstanding shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to 100% of the applicable Class A-1 Original Issue Price (as adjusted), plus all declared but unpaid dividends (if applicable) on such Class A-1 Preferred Share (the “Class A-1 Liquidation Amount”).

Lastly, if there are any assets or funds remaining after the aggregate of the Series A Liquidation Amount, Class A-2 Liquidation Amount and Class A-1 Liquidation Amount has been distributed or paid in full to the applicable holders of Series A Preferred Shares, Class A-2 Preferred Shares, Class A-1 Preferred Shares, respectively, the holders of the Series A Preferred Shares, Class A-1 Preferred Shares, Class A-2 Preferred Shares, Class A Ordinary Shares and Class B Ordinary Shares shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to the remaining assets and funds of the Company available for distribution to the Shareholders divided by the number of Shares held by such Shareholders on an as converted basis (the “Remaining Liquidation Amount”).

Redemption right

Series A Preferred Shares shall be redeemed by the Company at a price equal to the Series A Original Issue Price per share, plus the amount which would accrue on the Series A Original Issue Price at the annual rate of six percent (6%) from the date of the Series A Original Issue Date up to and including such date as the Series A Liquidation Amount is paid with respect to such Series A Preferred Share (the “Series A Redemption Price”), in thirty-six (36) monthly instalments within three (3) years commencing not more than 90 days after receipt by the Company at any time on or after the fifth anniversary of the date of the Series A Original Issue Date from any holder of the Series A Preferred Shares of written notice requesting redemption of all Series A Preferred Shares (the “Series A Redemption Request”) held by such holder or on a payment schedule mutually agreed by the Company and such holder of the Series A Preferred Shares requesting redemption.

After the payment in full of the Series A Redemption Price for all outstanding Series A Redemption Request, Class A-2 Preferred Shares shall be redeemed by the Company at a price equal to the Class A-2 Original Issue Price per share, plus the amount which would accrue on the Class A-2 Original Issue Price at the annual rate of six percent (6%) from the date of the Class A-2 Original Issue Date up to and including such date as the Class A-2 Liquidation Amount is paid with respect to such Class A-2 Preferred Share (the “Class A-2 Redemption Price”), in thirty-six (36) monthly instalments within three (3) years commencing not more than 90 days after receipt by the Company at any time on or after the fifth anniversary of the date of the Series A Original Issue Date from any holder of Class A-2 Preferred Shares of written notice requesting redemption of all Class A-2 Preferred Shares (the “Class A-2 Redemption Request”) held by such holder or on a payment schedule mutually agreed by the Company and such holder of Class A-2 Preferred Shares requesting redemption.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

After the payment in full of (i) the Series A Redemption Price for all outstanding Series A Redemption Request and (ii) the Class A-2 Redemption Price for all outstanding Class A-2 Redemption Request, Class A-1 Preferred Shares shall be redeemed by the Company at a price equal to the Class A-1 Original Issue Price per share, plus the amount which would accrue on the Class A-1 Original Issue Price at the annual rate of six percent (6%) from the date of the Class A-1 Original Issue Date up to and including such date as the Class A-1 Liquidation Amount is paid with respect to such Class A-1 Preferred Share (the “Class A-1 Redemption Price”), in thirty-six (36) monthly instalments within three (3) years commencing not more than 90 days after receipt by the Company at any time on or after the fifth anniversary of the date of the Series A Original Issue Date from any holder of Class A-1 Preferred Shares of written notice requesting redemption of all Class A-1 Preferred Shares (the “Class A-1 Redemption Request”) held by such holder or on a payment schedule mutually agreed by the Company and such holder of Class A-1 Preferred Shares requesting redemption.

Accounting of Preferred Shares

The Company classified the Round A, Round B, Class A-1, Class A-2 and Series A preferred shares (collectively as the “Preferred Shares”) as mezzanine equity in the consolidated balance sheets because they were redeemable at the holders’ option any time after a certain date or were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. The Preferred Shares are recorded initially at fair value, net of issuance costs.

For each reporting period, the Company recorded accretions on the Preferred Shares to the respective redemption value by using the effective interest rate method from the issuance dates to the earliest redemption dates as set forth in the original issuance.

The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit. The accretion of the Preferred Shares was US$ 2,132,221 and US$ 608,102 for the six months ended June 30, 2018 and 2019.

Extinguishment of preferred shares

The Company assesses whether amendments to the terms of its Preferred Shares is an extinguishment or a modification from both quantitative and qualitative perspectives.

i.	Extinguishment of Round A and Round B preferred shares during Reorganization

As described above, prior to the Reorganization, the equity interests of ECMOHO Shanghai held by the Round A and Round B Investors were with liquidation preference and also were redeemable at the holders’ option any time after a certain date or breach of contract by ECMOHO Shanghai or the Founders.

Upon completion of the Reorganization, Round A and Round B Investors’ equity interests with preferential rights, except for the 2.5% held by NCI holder, in ECMOHO Shanghai were exchanged into 9,519,000 Class A-1 and 10,817,100 Class A-2 Preferred Shares of the Company, respectively.

The most significant changes in the preferential rights of the Round A and Round B Investors are in respect with the redemption right and liquidation preference.

From both quantitative and qualitative perspectives, the Company assessed the impact of the above amendments and concluded that these amendments represent extinguishment rather than modification of Round A and Round B preferred shares. Therefore, at the time of the extinguishment in August 2018, Round

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A and Round B preferred shares with the carrying amount of US$ 8,361,109 and US$ 23,284,214 are derecognized, respectively, and Class A-1 and A-2 Preferred Shares are measured at its fair value with the amount of US$ 19,495,152 and 26,172,432, respectively, with the difference of US$ 14,022,261 charged to additional paid-in capital and accumulated deficit with the amount of US$ 8,754,073 and US$ 5,268,188, respectively.

The Company concluded that there is no accretion to be recognized for Class A-1 and Class A-2 preferred shares because their initial carrying amount is greater than the redemption value as of December 31, 2018 and June 30, 2019. Therefore, no adjustment will be made to the initial carrying amount of the Class A-1 and Class A-2 preferred shares until the redemption amount exceeds the carrying amount.

As of December 31, 2018, US$ 89,222 of the subscription consideration for Class A-2 preferred shares remained outstanding and such amount was presented as subscriptions receivable, a contra mezzanine equity balance on the consolidated balance sheets. Such considerations were collected in cash during the six months ended June 30, 2019.

ii.	Extinguishment of 8.36% Round A preferred shares during the Reorganization

As described above, preferential rights associated with the 8.36% equity interest acquired by the Founders were removed during the Reorganization process and exchanged into 9,519,000 Class A Ordinary Shares of the Company. From accounting perspective, the Founders exchanged their preferred equity interests in ECMOHO Shanghai into the preferred shares of the Company and immediately exercise its conversion right to convert the preferred shares into Class A Ordinary Shares. Changes from the preferred equity interests in ECMOHO Shanghai to preferred shares of the Company were also considered as an extinguishment. Therefore, at the time of the extinguishment, the Round A preferred shares with the carrying amount of US$ 8,754,168 held by the Founders were derecognized, and corresponding preferred shares were measured at its fair value with the amount of US$ 19,495,152 on the extinguishment date in August 2018, with the difference amounted to US$ 10,740,984 charged to additional paid-in capital. Simultaneously, the Founders converted the preferred shares to exchange 9,519,000 Class A Ordinary Shares of the Company (Note 17). The preferred shares with the carrying amount of US$ 19,495,152 were derecognized, and the corresponding Class A Ordinary Shares were increased by US$ 95 and US$ 19,495,057 in par value and additional paid-in capital, respectively.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s Preferred Shares activities for the six months ended June 30, 2018 and 2019 are summarized below:

	Round A Preferred Shares		Round B Preferred Shares		Class A-1 Preferred Shares		Class A-2 Preferred Shares		Series A Preferred Shares
	Number of shares	Amount (US$)	Number of shares	Amount (US$)	Number of shares	Amount (US$)	Number of shares	Amount (US$)	Number of shares	Amount (US$)
Balances as of January 1, 2018	19,038,000	16,096,784	13,663,700	27,876,810	—	—	—	—	—	—
Accretion on convertible redeemable preferred shares to redemption value—Before Reorganization	—	841,283	—	1,290,938	—	—	—	—	—	—

Balances as of June 30, 2018	19,038,000	16,938,067	13,663,700	29,167,748	—	—	—	—	—	—

Balances as of December 31, 2018	—	—	—	—	9,519,000	19,495,152	10,817,100	26,083,210	7,938,915	22,875,144
Collection of subscription receivables	—	—	—	—	—	—	—	89,222	—	—
Accretion on convertible redeemable preferred shares to redemption value—After Reorganization	—	—	—	—	—	—	—	—	—	608,102

Balances as of June 30, 2019	—	—	—	—	9,519,000	19,495,152	10,817,100	26,172,432	7,938,915	23,483,246

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.	Redeemable non-controlling interests and non-controlling interests

Redeemable non-controlling interests

As described in Note 15 above, certain Round B Investors who collectively held 2.5% equity interests in ECMOHO Shanghai with preferential rights remained as the shareholders of ECMOHO Shanghai after the completion of the Reorganization.

The 2.5% equity interests in ECMOHO Shanghai held by these Round B Investors are with liquidation preference and also are redeemable at the holders’ option under certain events, which are not solely within the control of ECMOHO Shanghai. Accordingly, such 2.5% equity interests in ECMOHO Shanghai are recorded and accounted for as redeemable non-controlling interests outside of permanent equity in the Group’s consolidated balance sheets in accordance with ASC 480-10-S99-3A.

Subsequently, the redeemable non-controlling interests should be carried at the higher of (1) the carrying amount after the attribution of net income or loss of ECMOHO Shanghai (2) the expected redemption value. The Group accretes for the difference between the initial carrying value and the ultimate redemption price to the earliest possible redemption date using the effective interest method. The accretion, which increases the carrying value of the redeemable non-controlling interests, is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit.

On June 25, 2019, the Group entered into agreements to acquire the 2.5% of the equity interest of ECMOHO Shanghai from its non-controlling shareholders at a total cash consideration of US$ 5,382,048 (RMB 36,999,967). Out of the total consideration, US$ 2,215,392 (RMB 15,230,156) is payable within 15 days from the date of the agreement. The remaining US$ 3,166,656 (RMB 21,769,811) is subject to the following payment terms: 1) if the Company completes an IPO before June 25, 2020, the consideration is payable within 60 days after the IPO; or 2) if the Company does not complete an IPO before June 25, 2020, the consideration is payable in two equal installments in two years after the agreement date plus an interest at an annual rate of eight percent accruing from the date of the agreement.

Upon completion of the above acquisition in June 2019, redeemable non-controlling interests with the carrying amount of US$ 6,678,219 were derecognized, and differences between the carrying amount and the consideration amounted to US$ 1,296,171 were charged to additional paid-in capital.

As of June 30, 2019, all of the above considerations with the amount of US$ 5,382,048 (RMB 36,999,967) were outstanding and recorded as “Accrued liabilities and other current liabilities” amounted to US$ 3,798,720 and “Other non-current liabilities” amounted to US$ 1,583,328, respectively, which equals to the discounted future cash out flows. Subsequently in July 2019, the Group settled portion of the considerations with the amount of US$ 2,215,392 (RMB 15,230,156) in cash in accordance with the payment schedule.

As the payment schedule of the above considerations will be accelerated upon the occurrence of IPO of the Company and management is unable to determine whether the condition will be satisfied until the event occurs, future payments of principle considerations were determined excluding the impact of the contingent accelerating payment condition as follows which would be adjusted upon the consummation of the IPO.

June 30, 2019
US$
Remainder of 2019	2,215,392
2020	1,583,328
2021	1,583,328

5,382,048

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The change in the carrying amount of redeemable non-controlling interests for the six months ended June 30, 2019 is as follow:

Six months ended June 30, 2019
US$
Beginning Balance	6,393,530
Net loss attributable to redeemable non-controlling interests	(27,068)
Accretion to redemption value of redeemable non-controlling interests	311,757
Acquisition of redeemable non-controlling interests	(6,678,219)

Ending Balance	—

Non-controlling interests

Non-controlling interests represent certain of the Group’s subsidiaries’ cumulative results of operations and changes in deficit attributable to non-controlling shareholders. In June 2019, the Group sold 40% equity interests of a subsidiary to non-controlling shareholders with the consideration of US$ 595,482 (RMB 4,000,000). Difference between the carrying amount of the equity interests and the consideration amounted to US$ 4,200 was charged to additional paid-in capital.

17.	Ordinary Share

The Company was incorporated as a limited liability company with authorized share capital of US$50,000 divided into (i) 4,880,496,457 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 9,519,000 Class A-1 Ordinary Shares with preferential rights (“Class A-1 preferred shares”) of a par value of US$0.00001 each, (iii) 13,663,700 Class A-2 Ordinary Shares with preferential rights (“Class A-2 preferred shares) of a par value of US$0.00001 each, (iv) 75,150,400 Class B Ordinary Shares of a par value of US$0.00001 each and (v) 21,170,443 Series A Preferred Shares of a par value of US$0.00001 each.

On August 2, 2018, the Founders subscribed for 9,519,000 Class A Ordinary Shares and 75,150,400 Class B Ordinary Shares of the Company with the cash consideration of US$ 15,261,676, in the same proportions as the percentage of equity interest they held in ECMOHO Shanghai before the Reorganization. US$6,000,376 and US$ 3,845,273 of the consideration has been received during the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, and US$ 9,261,300 and US$ 5,416,027 was remained outstanding and presented as subscriptions receivable, a contra-equity balance on the consolidated balance sheets as of December 31, 2018 and June 30, 2019, respectively.

As described in Note 15, upon the consummation of the above subscription, preferential rights associated with the 8.36% equity interest acquired by the Founders in ECMOHO Shanghai were removed and exchanged into 9,519,000 preferred shares of the Company, which was considered as an extinguishment of the original preferential rights (Note 15). Simultaneously, the Founders converted the preferred shares to exchange 9,519,000 Class A Ordinary Shares of the Company, and sold 8,880,894 Class A Ordinary Shares out of the 9,519,000 shares to third party investors (Note 15).

In September 2018, the Founders established a trust to hold 2,846,600 of the Company’s issued Class A Ordinary Shares. These ordinary shares were issued by the Company and held in trust for future potential subscription of new investors based on the discretion of the board of directors of the Company. The ordinary shares issued to the trust are accounted for as treasury shares of the Company and presented as such for all periods presented. The trust does not hold any other assets or liabilities as at December 31, 2018 and June 30, 2019, nor earn any income or incur any expenses for the six months ended June 30, 2019. Subsequently in August 2019, the Company repurchased these shares at nominal value and cancelled the shares.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2019, 18,377,600 shares of Class A Ordinary Shares are issued, of which 15,531,000 shares are outstanding. Issued and outstanding shares of Class B Ordinary Shares, Class A-1, Class A-2 and Series A Preferred Shares as of June 30, 2019 are 75,150,400 shares, 9,519,000 shares, 10,817,100 shares and 7,938,915 shares, respectively.

The Company has a dual class voting structure under which majority of the ordinary shares held by the Founders are designated as Class B Ordinary Shares and all of the other ordinary shares, including the shares held by others shareholders and potential conversion of outstanding Preferred Shares, are designated as Class A Ordinary Shares. Each holder of outstanding Class A Ordinary Shares shall be entitled to cast the number of votes equal to the number of whole Class A Ordinary Shares held by such holder and each holder of outstanding Class B Ordinary Shares shall be entitled to cast the number of votes equal to ten times the number of whole Class B Ordinary Shares held by such holder.

18.	Revenues

The Group’s revenues for the respective periods are detailed as follows:

	Six Months Ended June 30,
	2018	2019
	US$	US$
Product Sales	64,285,686	126,525,519
Product Sales—Consignment arrangement	2,040,767	13,386,036
Services	5,037,669	11,413,217

Total	71,364,122	151,324,772

The Group’s breakdown of product sales revenue by product category for the respective periods are detailed as follow:

	Six Months Ended June 30,
	2018	2019
	US$	US$
Health Supplements and Food	35,152,262	55,561,383
Mother and Child Care Products	21,342,490	63,587,212
Personal Care Products	2,298,776	11,840,968
Others	7,532,925	8,921,992

Total	66,326,453	139,911,555

19.	Share-based compensation

On September 30, 2018, the Company adopted its 2018 Omnibus Incentive Plan (the “2018 Plan”), which permits the grant of restricted shares, restricted share units, options and stock appreciation rights to the employees and directors of the Company. The Company granted share options/restricted shares under the 2018 Plan to its employees and directors. Under the plan, a total of 11,386,410 Class A Ordinary Shares were initially reserved for issuance. The 2018 Plan is valid and effective for a term of 10 years commencing from its adoption.

Grant of restricted share units in 2018

Under the 2018 Plan, the Company granted 3,971,453 restricted share units to its employees on September 30, 2018. Among which, 2,753,423 restricted share units were granted with service condition,

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

and vest over a period of four years of continuous service, one fourth (1/4) of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months. The Group recognizes respective compensation expense on a straight-line basis over the vesting term of the awards, net of estimated forfeitures.

609,015 restricted share units were granted with performance conditions whose vesting is contingent upon meeting company-wide performance goals, respective compensation cost is recognized over the requisite service period using graded-vesting method if it is probable that the performance target will be achieved. The Group will reassess the probability of achieving the performance conditions at each reporting period and record a cumulative catch-up adjustment for any changes to its assessment.

304,508 restricted share units were granted with market condition whose vesting is contingent on the Company’s market value exceeding a specific amount. The Group adopted Monte Carlo simulation to determine the fair value and requisite service period, respective compensation expense is recognized using the straight-line method over the estimated requisite service period unless the market condition is satisfied before the end of the initially estimated requisite service period.

304,507 restricted share units granted are vested upon the occurrence of initial public offering. As the Group is unable to determine if it is probable that such performance conditions will be satisfied until the event occurs, respective share-based compensation expenses for these restricted share units vesting upon the occurrence of the Company’s initial public offering will be recognized using the graded-vesting method upon the consummation of the initial public offering.

Grant of restricted share units in 2019

Under the 2018 Plan, the Company granted 472,220 restricted share units to its employees on June 30, 2019. Among which, 392,764 restricted share units were granted with service condition, and vest over a period of four years of continuous service, one fourth (1/4) of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months. The Group recognizes respective compensation expense on a straight-line basis over the vesting term of the awards, net of estimated forfeitures.

79,456 restricted share units granted will vest upon the occurrence of initial public offering. As the Group is unable to determine if it is probable that such performance conditions will be satisfied until the event occurs, respective share-based compensation expenses for these restricted share units vesting upon the occurrence of the Company’s initial public offering will be recognized using the graded-vesting method upon the consummation of the initial public offering.

Restricted Share Units

The following table summarizes activities of the Company’s restricted share units under the 2019 Plan for the six months ended June 30, 2019:

	Number of Restricted Share Units Outstanding	Weighted Average Grant Date Fair Value
		US$
Outstanding as of January 1, 2019	3,971,453	1.96
Granted	472,220	2.64
Forfeited	(581,942)	2.06

Outstanding as of June 30, 2019	3,861,731	2.03

Vested and expected to vest at June 30, 2019	2,950,164	1.99

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2019, there were US$4,821,121 of unrecognized compensation expenses related to restricted share units granted by the Company to the employees, which were expected to be recognized over 0.25 to 6.77 years. Compensation expenses amounted to US$836,803 would be recognized immediately if an initial public offering with certain market capitalization had occurred as of June 30, 2019.

To the extent the actual forfeiture rate is different from the Company’s estimate, the actual share-based compensation related to these awards may be different from the expectation.

Share-based compensation expenses of nil and US$ 667,893 related to restricted share units granted was recognized for the six months ended June 30, 2018 and 2019.

20.	Employee benefits

The full-time employees of the Company’s subsidiaries and VIE that are incorporated in the PRC are entitled to staff welfare benefits including medical insurance, basic pensions, unemployment insurance, work injury insurance, maternity insurance and housing funds. These companies are required to contribute to these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations and charge the amount contributed to these benefits to the consolidated statements of comprehensive income. The total amounts charged to the consolidated statements of comprehensive income for such employee benefits amounted to US$ 801,754 and US$ 1,208,090 for the six months ended June 30, 2018 and 2019, respectively. The PRC government is responsible for the welfare and medical benefits and ultimate pension liability to these employees.

21.	Income Taxes

Reconciliation of the differences between statutory audit rate and the effective tax rate

A reconciliation between the effective income tax rate and the PRC statutory income tax rate is as follows:

	Six Months Ended June 30,
	2018	2019
PRC statutory income tax rates	25.00%	25.00%
Change in valuation allowance	(12.11%)	17.68%
Effect of permanent differences	5.45%	1.33%
Effect of tax holiday*	—	(28.70%)
Difference in tax rate of subsidiaries outside the PRC	(11.36%)	2.63%

Total	6.98%	17.94%

*

Yi Ling (Shanghai) Information Technology Co., Limited, fully owned subsidiary of the Group, obtained its software enterprise certificate in June 2019 and is entitled to a two year tax exemption from Corporate Income Tax (“CIT”) and a 50% CIT reduction for the succeeding three years thereafter.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Composition of income tax expense

The current and deferred portions of income tax expense included in the consolidated statements of comprehensive income are as follows:

	Six Months Ended June 30,
	2018	2019
	US$	US$
Current income tax expense	65,663	95,426
Deferred tax expense	11,843	280,453

Income tax expense, net	77,506	375,879

Deferred tax assets and liabilities

Deferred taxes were measured using the enacted tax rates for the periods in which they are expected to be reversed. The tax effects of temporary differences that give rise to the deferred tax asset balances as of December 31, 2018 and June 30, 2019 are as follows:

	December 31, 2018	June 30, 2019
	US$	US$
Deferred tax assets:
Tax loss carry-forwards	2,030,373	2,013,283
Inventory provision	137,652	71,755
Unrealized Profit	3,719	—
Provision for litigation	—	121,207
Allowance for doubtful accounts	24,033	44,785

Total deferred tax assets	2,195,777	2,251,030
Less: Valuation allowance	(1,139,566)	(1,509,933)

Net deferred tax assets	1,056,211	741,097

Deferred tax liabilities:
Recognition of intangible assets arising from asset acquisition and business combination	(210,076)	(175,415)

Net deferred tax liabilities	(210,076)	(175,415)

Movement of valuation allowance is as follows:

	Six Months Ended June 30,
	2018	2019
	US$	US$
Beginning balance	2,129,655	1,139,566
Current period additions	172,788	583,649
Reversal of valuation allowances	(307,327)	(213,282)

Ending balance	1,995,116	1,509,933

Increase of the valuation allowance in the six months ended June 30, 2019 was mainly due to certain of the Group’s start-up PRC subsidiaries experienced losses at their preliminary stage of business and full valuation allowances were provided against their deferred tax assets, mainly related to loss carry forwards.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

22.	Related Party transactions

As of December 31, 2018 and June 30, 2019, transactions and balances amount due to related parties were as follows:

	Six Months Ended June 30,
	2018	2019
	US$	US$
Transaction with related parties
Payment of advances to related parties (ii)	(1,792,998)	(1,803,026)
Proceeds of advances from related parties (ii)	468,519	4,984,076
Proceeds of borrowings from related parties (iv)	3,000,000	—
Reimbursement to related parties	119,591	245,398
Cash payments for acquisition of equity interests of ECMOHO Shanghai for Reorganization purpose (iii)	—	(4,261,580)
Subscription fees received from the Founders of ECMOHO Shanghai for Reorganization purpose (i)	—	3,845,273

	December 31,	June 30,
	2018	2019
	US$	US$
Balance amount with related parties
Subscription receivables due from Founders of ECMOHO Shanghai for Reorganization purpose (i)	9,261,300	5,416,027
Payable due to related parties (ii)	(6,756,620)	(10,054,771)
Payables due to shareholders of ECMOHO Shanghai for Reorganization purpose (iii)	(4,261,580)	—
Borrowings and interests from related parties (iv)	(6,405,000)	(6,493,534)

(i)

During the Reorganization Process, among the subscription fee of US$ 15,261,676 for Class A and Class B Ordinary Shares, US$6,000,376 and US$ 3,845,273 of the consideration has been received during the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, and US$ 9,261,300 and US$ 5,416,027 was remained outstanding and presented as subscriptions receivable, a contra-equity balance on the consolidated balance sheets as of December 31, 2018 and June 30, 2019, respectively.

(ii)

The Group drawn down interest free advances from Founders, members of Founders immediate families and special purpose vehicles controlled by the Founders and Shareholders during the periods presented. As of December 31, 2018 and June 30, 2019, payables due to these related parties amounted to US$ 6,756,620 and US$ 10,054,771, respectively.

(iii)

During the Reorganization Process, on July 8, 2018, ECMOHO HK legally acquired 97.5% of the equity interest of ECMOHO Shanghai from the Founders and most of the Investors, except for 2.5% equity interests held by certain of the Investors (“NCI holders”), with the consideration of US$ 18,737,426. US$ 14,475,846 and US$ 4,261,580 of the consideration was settled during the year ended December 31, 2018 and six months ended June 30, 2019, respectively. US$ 4,261,580 and nil of the consideration remained outstanding and such amount was presented as amounts due to related parties on the consolidated balance sheets as of December 31, 2018 and June 30, 2019, respectively.

(iv)

On April 11, 2018, the Group entered into a loan agreement with a fully owned subsidiary of one of the investors of Class A-2 (Round B) preferred shares, with the principle amount of US$ 3,000,000, with the interest rate of 6.00%, and such borrowings shall be repaid upon the borrower’s request.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

23.	Basic and diluted net earnings/(loss) per share

Basic earnings/(loss) per share and diluted earnings/(loss) per share have been calculated in accordance with ASC 260 on computation of earnings per share for the six months ended June 30, 2018 and 2019 as follows:

	Six Months Ended June 30,
	2018	2019
Numerator:
Net income attributable to ECMOHO Limited	1,131,929	1,812,970
Accretion on convertible redeemable preferred shares to redemption value (Note 15)	(2,132,221)	(608,102)
Accretion to redemption value of redeemable non-controlling interests (Note 16)	—	(311,757)

Net income (loss) attributable to ordinary shareholders-Basic	(1,000,292)	893,111

Net income (loss) attributable to ordinary shareholders-Diluted	(1,000,292)	893,111

Denominator:
Denominator for basic earnings/(loss) per share weighted-average ordinary shares outstanding	81,162,400	90,681,400

Dilutive impact of Class A-1 preferred shares conversion	—	9,519,000
Dilutive impact of Class A-2 preferred shares conversion	—	10,817,100
Dilutive impact of restricted share units	—	567,466

Denominator for dilutive earnings/(loss) per share weighted-average ordinary shares outstanding	81,162,400	111,584,966

Basic net earnings/(loss) per ordinary share:	(0.01)	0.01

Diluted net earnings/(loss) per ordinary share:	(0.01)	0.01

For the six months ended June 30, 2018, assumed conversion of the Preferred Shares have not been reflected in the dilutive calculations pursuant to ASC 260, “Earnings Per Share,” due to the anti-dilutive effect.

For the six months ended June 30, 2019, assumed conversion of the Series A Preferred Shares have not been reflected in the dilutive calculations pursuant to ASC 260, “Earnings Per Share,” due to the anti-dilutive effect.

The following ordinary shares equivalent were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
	2018	2019
Preferred shares—weighted average	32,701,700	7,938,915

24.	Commitments and contingencies

(a)	Purchase commitments

As of June 30, 2019, no purchase commitments was related to the products procurement from third party brand partners.

(b)	Capital Commitments

As of June 30, 2019, no capital commitments was related to leasehold improvement and purchase of equipment.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(c)	Litigation

In March 2016, the Group entered into a cooperation framework agreement to establish a joint venture with several joint venture partners. As part of the agreement, the joint venture partners agreed to contribute their ownership in certain brands to the joint venture. However, only a portion of such trademarks have been transferred to the Group. In October 2018, the Group filed a civil claim against the joint venture partners in the Shanghai Xuhui People’s Court (“the Court”) to enforce the transfer of the remaining trademarks, claim damages amounting to RMB7.19 million (US$1.05 million) and request that the joint venture partners be enjoined from using the brand name “Heng Shou Tang” in all categories. On January 10, 2019, the joint venture partners filed a counterclaim to rescind the agreement and allege damages amounting to RMB3.25 million (US$ 0.47 million).

In July 2019, the Court ruled that the Group shall pay damages in the amount of RMB3.25 million (US$0.47 million) to the joint venture partners for breaching its contractual obligation to contribute capital to the joint venture, and that the joint venture partners shall continue to perform their contractual obligations by transferring the remaining trademarks to the joint venture and cease to use the brand name “Heng Shou Tang” in all categories. Both the Group and the joint venture partners have appealed against this ruling. Despite the appeal filed by the Group, as of June 30, 2019, the Group made a provision of RMB3.25 million (US$ 0.47 million), representing the entire amount awarded to the joint venture partners by the ruling from the Court.

25.	Unaudited Pro Forma Balance Sheet and Earnings Per Share for Conversion of Convertible Redeemable Preferred Shares

Upon the completion of a Qualified IPO as defined in Note 14, the Class A-1, Class A-2 and Series A Preferred Shares shall automatically be converted into Class A Ordinary Shares. The unaudited pro-forma balance sheet as of June 30, 2019 assumes a qualified initial public offering has occurred and presents an adjusted financial position as if the conversion of all outstanding Class A-1 and Class A-2 Preferred Shares into Class A ordinary shares at the conversion ratio of one for one and the conversion of Series A preferred shares into Class A ordinary shares at the applicable conversion ratio of 1-for-1.03, occurred on June 30, 2019. Accordingly, the carrying values of the Class A-1, Class A-2 and Series A Preferred shares, in the amounts of US$ 19,495,152, US$ 26,172,432 and US$ 23,483,246, respectively, were reclassified from Class A-1, Class A-2 and Series A Preferred shares to ordinary shares for such pro forma adjustment.

ECMOHO LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro-forma earnings per share for the six months ended June 30, 2019 after giving effect to the assumed conversion of all the Class A-1 and Class A-2 Preferred Shares into Class A ordinary shares as of the issuance dates at the conversion ratio of one-for-one, the conversion of Series A preferred shares into Class A ordinary shares at the applicable conversion ratio of 1-for-1.03 and the weighted average number of the Preferred Shares during the six months ended June 30, 2019 are as follows:

Six Months Ended June 30, 2019
US$
Numerator:
Net income attributable to ordinary shareholders	893,111
Pro forma adjustment of the accretion on Preferred Shares	608,102

Numerator for pro forma basic and diluted net earnings per share	1,501,213

Denominator:
Weighted average number of ordinary shares outstanding	90,681,400
Pro forma effect of weighted average number of Class A-1 preferred shares conversion	9,519,000
Pro forma effect of weighted average number of Class A-2 preferred shares conversion	10,817,100
Pro forma effect of weighted average number of Series A preferred shares conversion	8,181,818

Denominator for pro forma basic net earnings per ordinary share	119,199,318

Dilutive impact of restricted share units	567,466

Denominator for pro forma diluted net earnings per ordinary share	119,766,784

Pro forma basic net earnings per ordinary share:	0.01

Pro forma diluted net earnings per ordinary share:	0.01

The effects of conversion of redeemable non-controlling interests have been excluded from the computation of pro forma diluted net earnings per share for the six months ended June 30, 2019.

26.	Subsequent events

The Company has evaluated the subsequent events through September 26, 2019, the date the financial statements were issued, with no significant subsequent event identified except for the litigation disclosed in Note 24(c).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such officers and directors, other than by reason of such officer’s or director’s own dishonesty, willful default or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such officer and director in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Under the indemnification agreements filed as Exhibit 10.39 to this registration statement, we will provide our directors and executive officers with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and executive directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents. .

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances to private placement investors was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Type and Number of Securities	Consideration in U.S. dollars
Behealth Limited	June 7, 2018	1 ordinary share and subsequently repurchased and cancelled	1

Behealth Limited	July 18, 2018	1 Class A ordinary shares	1

Purchaser	Date of Sale or Issuance	Type and Number of Securities	Consideration in U.S. dollars

Behealth Limited	August 2, 2018	5,368,958 Class A ordinary shares and 37,575,200 Class B ordinary shares	11,264,070 for the Class A ordinary shares and 7,630,838 for the Class B ordinary shares

Best Winner Limited	August 2, 2018	1,072,633 Class A ordinary shares	2,250,383

Lake Zurich Partners Limited	August 2, 2018	3,077,408 Class A ordinary shares	6,456,399

Liberal Rich Limited	August 2, 2018	6,012,000 Class A ordinary shares	12,613,170

Uhealth Limited	August 2, 2018	37,575,200 Class B ordinary shares	7,630,838

STCH Investments Inc.	August 2, 2018	4,759,500 Class A-1 ordinary shares, 1,423,300 Class A-2 ordinary shares and 529,261 Series A preferred shares	813,474 for the Class A-1 ordinary shares, 243,263 for the Class A-2 ordinary shares and 1,500,000 for the Series A preferred shares

CID Greater China Fund V, L.P.	August 2, 2018	4,759,500 Class A-1 ordinary shares and 1,423,300 Class A-2 ordinary shares	813,474 for the Class A-1 ordinary shares and 243,263 for the Class A-2 ordinary shares

Smart Warrior Limited	August 2, 2018	5,693,200 Class A-2 ordinary shares	973,054

Canarywharf Capital Limited	August 2, 2018	2,277,300 Class A-2 ordinary shares	389,222

Delta Capital Growth Fund II, L.P.	August 7, 2018	1,587,783 Series A preferred shares	4,500,000

Shua-Lien Li	August 7, 2018	1,587,783 Series A preferred shares	4,500,000

Voyager Advisors Limited	September 27, 2018	705,681 Series A preferred shares	2,000,000

Tim One International Limited	September 27, 2018	3,528,407 Series A preferred shares	10,000,000

BabyMe Limited	September 27, 2018	2,846,600 Class A ordinary shares(1)	treasury stock issued at par value of US$0.00001 per share

(1)	In August 2019, we repurchased these shares at nominal value and canceled them.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

          See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules.

          Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 9.	Undertakings

(a)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1*	Memorandum and Articles of Association of the Registrant, currently in effect

3.2*	Form of Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1**	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3**	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

5.1*	Form of opinion of Walkers (Hong Kong) regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1*	Form of opinion of Walkers (Hong Kong) regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2*	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1*	English translation of the Exclusive Technology Consulting and Service Agreement between ECMOHO Limited and Shanghai Yibo Medical Equipment Co., Ltd. dated November 28, 2018

10.2*	English translation of the Equity Pledge Agreement among Shanghai ECMOHO Health Biotechnology Co., Ltd., Shanghai Yibo Medical Equipment Co., Ltd., and the shareholders of Shanghai Yibo Medical Equipment Co., Ltd. dated November 28, 2018

10.3*	English translation of the Exclusive Call Option Agreement among Shanghai ECMOHO Health Biotechnology Co., Ltd., Shanghai Yibo Medical Equipment Co., Ltd. and the shareholders of Shanghai Yibo Medical Equipment Co., Ltd. dated November 28, 2018

10.4*	English translation of the Powers of Attorney by the shareholders of Shanghai Yibo Medical Equipment Co., Ltd. dated November 28, 2018

10.5*	English translation of the Confirmation Letters from the shareholders of Shanghai Yibo Medical Equipment Co., Ltd. dated November 28, 2018

10.6*	English translation of the Spousal Consent Letters from the respective spouses of the shareholders of Shanghai Yibo Medical Equipment Co., Ltd. dated November 28, 2018

10.7*	English translation of the Exclusive Technology Consulting and Service Agreement between Xianggui (Shanghai) Biotechnology Co., Ltd. and Yang Infinity (Shanghai) Biotechnology Co., Limited dated June 21, 2019

10.8*	English translation of the Equity Pledge Agreement among Xianggui (Shanghai) Biotechnology Co., Ltd., Yang Infinity (Shanghai) Biotechnology Co., Limited and the shareholders of Yang Infinity (Shanghai) Biotechnology Co., Limited dated June 21, 2019

10.9*	English translation of the Exclusive Call Option Agreement among Xianggui (Shanghai) Biotechnology Co., Ltd., Yang Infinity (Shanghai) Biotechnology Co., Limited, and the shareholders of Yang Infinity (Shanghai) Biotechnology Co., Limited dated June 21, 2019

10.10*	English translation of the Powers of Attorney by the shareholders of Yang Infinity (Shanghai) Biotechnology Co., Limited dated June 21, 2019

10.11*	English translation of the Confirmation Letters from the shareholders of Yang Infinity (Shanghai) Biotechnology Co., Limited dated June 21, 2019

Exhibit Number	Description of Document

10.12*	English translation of the Spousal Consent Letters from the respective spouses of the shareholders of Yang Infinity (Shanghai) Biotechnology Co., Limited dated June 21, 2019

10.13*	Preferred Share Purchase Agreement by and between ECMOHO Limited, ECMOHO (Hong Kong) Health Technology Limited, Shanghai ECMOHO Health Biotechnology Co. Ltd., Zoe Wang, Leo Zeng and Delta Capital Fund II, L.P and Shua-Lien Li, dated August 2, 2018

10.14*	Joinder Agreement by STCH Investment Inc., dated August 2, 2018, to the Preferred Share Purchase Agreement by and between ECMOHO Limited, ECMOHO (Hong Kong) Health Technology Limited, Shanghai ECMOHO Health Biotechnology Co. Ltd., Zoe Wang, Leo Zeng and Delta Capital Fund II, L.P and Shua-Lien Li, dated August 2, 2018

10.15*	Joinder Agreement by Tim One International Limited, dated August 23, 2018, to the Preferred Share Purchase Agreement by and between ECMOHO Limited, ECMOHO (Hong Kong) Health Technology Limited, Shanghai ECMOHO Health Biotechnology Co. Ltd., Zoe Wang, Leo Zeng and Delta Capital Fund II, L.P and Shua-Lien Li, dated August 2, 2018

10.16*	Joinder Agreement by Voyager Advisors Limited, dated September 6, 2018, to the Preferred Share Purchase Agreement by and between ECMOHO Limited, ECMOHO (Hong Kong) Health Technology Limited, Shanghai ECMOHO Health Biotechnology Co. Ltd., Zoe Wang, Leo Zeng and Delta Capital Fund II, L.P and Shua-Lien Li, dated August 2, 2018

10.17*	Share Subscription Agreement between ECMOHO Limited and CID Greater China Fund V, L.P., STCH Investments Inc., Smart Warrior Limited and Canarywharf Capital Limited, dated August 7, 2018

10.18*	Investors Rights Agreement by and among ECMOHO Limited, Behealth Limited, Uhealth Limited, ECMOHO (Hong Kong) Health Technology Limited, Shanghai ECMOHO Health Biotechnology Co., Ltd., Zoe Wang, Leo Zeng and each of the Investors Listed in Exhibit A thereto, dated August 7, 2018

10.19*	ECMOHO 2018 Omnibus Incentive Plan

10.20*	English translation of the Equity Transfer Agreement between ECMOHO (Hong Kong) Health Technology Limited and the shareholders of Shanghai ECMOHO Health Biotechnology Co. Ltd. dated July 26, 2018

10.21*	English translation of the Equity Transfer Agreement by and between Ningbo Yuanyuan Liuchang Investment Center (Limited Liability) and Yipinda (Shanghai) Health Technology Co., Ltd., Shanghai ECMOHO Health Biotechnology Co., Ltd., Zoe Wang and Leo Zeng dated June 25, 2019

10.22*	English translation of the Equity Transfer Agreement by and between Suzhou Dade Hongqiang Investment Center (Limited Liability) and Yipinda (Shanghai) Health Technology Co., Ltd., Shanghai ECMOHO Health Biotechnology Co., Ltd., Zoe Wang and Leo Zeng dated June 25, 2019

10.23*	English translation of the Equity Transfer Agreement by and between Beijing Tianrun Diliang Investment Co., Ltd. and Yipinda (Shanghai) Health Technology Co., Ltd., Shanghai ECMOHO Health Biotechnology Co., Ltd., Zoe Wang and Leo Zeng dated June 25, 2019

10.24*	English translation of the Loan Agreement between ECMOHO Limited and Taipei Fubon Commercial Bank Co. Limited dated October 18, 2018

10.25*	Charges pursuant to the Loan Agreement with Taipei Fubon Commercial Bank Co. Limited over the inventories of Import-It Corp. and ECMOHO (Hong Kong) Limited dated November 23, 2018

10.26*	Charges pursuant to the Loan Agreement with Taipei Fubon Commercial Bank Co. Limited over the receivables of Import-It Corp. and ECMOHO (Hong Kong) Limited dated November 23, 2018

10.27*	Charges pursuant to the Loan Agreement with Taipei Fubon Commercial Bank Co. Limited over the bank accounts of Import-It Corp. and ECMOHO (Hong Kong) Limited dated November 23, 2018

10.28*	Charges pursuant to the Loan Agreement with Taipei Fubon Commercial Bank Co. Limited over the shares held by Behealth Limited and Uhealth Limited dated November 23, 2018

Exhibit Number	Description of Document

10.29*	English translation of agreements in relation to the loan provided by Industrial Bank Co., Ltd. to Shanghai ECMOHO Health Biotechnology Co., Ltd. and guaranteed by Zoe Wang and Leo Zeng, dated June 12, 2018

10.30*	English translation of agreements in relation to the loan provided by Ping An Bank Co., Ltd. to Shanghai Tonggou Information Technology Co., Ltd. and guaranteed by Zoe Wang, Leo Zeng and Shanghai ECMOHO Health Biotechnology Co., Ltd., dated June 15, 2018

10.31*	English translation of agreements in relation to the loan provided by HSBC Bank (China) Company Limited to Shanghai Tonggou Information Technology Co., Ltd. and guaranteed by Zoe Wang, Leo Zeng, Shanghai ECMOHO Health Biotechnology Co., Ltd. and ECMOHO (Hong Kong) Limited, dated November 19, 2018

10.32*	English translation of agreements in relation to the loan provided by Fubon Bank (China) Co., Ltd. to Shanghai Tonggou Information Technology Co., Ltd. and guaranteed by Zoe Wang, Leo Zeng and Shanghai ECMOHO Health Biotechnology Co., Ltd., dated September 25, 2018

10.33*	English translation of agreements in relation to the loan provided by China Everbright Bank Co., Ltd. to Shanghai ECMOHO Health Biotechnology Co., Ltd. and guaranteed by Zoe Wang and Leo Zeng, dated December 14, 2018

10.34*	English translation of the loan agreement among Shanghai Focus Brand Management Co., Ltd., Shanghai ECMOHO Health Biotechnology Co., Ltd. and Zoe Wang, dated October 22, 2018

10.35*	English translation of the loan provided by China Merchants Bank Co., Ltd. to Shanghai ECMOHO Health Biotechnology Co., Ltd. and guaranteed by Zoe Wang, Leo Zeng and Shanghai Tonggou Information Technology Co., Ltd., dated March 12, 2019

10.36*	English translation of the loan provided by Ningbo Commerce Bank Co., Ltd to Shanghai ECMOHO Health Biotechnology Co., Ltd. and guaranteed by Zoe Wang and Leo Zeng, dated May 6, 2019

10.37*	English translation of the Loan Agreements between ECMOHO (Hong Kong) Limited and Techlong International Investments Limited dated September 18, 2017, March 28, 2018 and April 3, 2018, respectively

10.38*	Agreements in relation to the loan provided by The Hongkong and Shanghai Banking Corporation Limited to ECMOHO (Hong Kong) Limited dated October 29, 2018

10.39*	Form of indemnification agreements between ECMOHO Limited and the directors and executive officers of ECMOHO Limited and employment agreements between ECMOHO Limited and the directors of ECMOHO Limited

21.1*	Principal Subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2*	Consent of Frost & Sullivan

23.3*	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)

23.4*	Consent of Commerce & Finance Law Offices (included in Exhibit 99.2)

24.1*	Powers of Attorney (included on signature page)

99.1*	Code of Business Conduct and Ethics of Registrant

99.2*	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters

*	Previously filed.
**

Incorporated by reference to the Pre-Effective Amendment No. 1 to the Registration Statement on Form F-6 (Reg. No. 333-234148), filed with the Securities and Exchange Commission on November 1, 2019 with respect to American depositary shares representing our Class A ordinary shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 6, 2019.

ECMOHO Limited

By:	/s/ Zoe Wang
Name:	Zoe Wang
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Zoe Wang	Chairman & Chief Executive Officer (principal executive officer)	November 6, 2019
Name: Zoe Wang

*	Director	November 6, 2019
Name: Leo Zeng

*	Director	November 6, 2019
Name: Greg Ye

*	Director	November 6, 2019
Name: Rachel Sang

*	Director	November 6, 2019
Name: Daniel Wang

/s/ Richard Wei	Chief Financial Officer (principal financial and accounting officer)	November 6, 2019
Name: Richard Wei

*By:	/s/ Zoe Wang
Name:	Zoe Wang Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ECMOHO Limited has signed this registration statement or amendment thereto in New York on November 6, 2019.

Authorized U.S. Representative
Cogency Global Inc.

By: /s/ Richard Arthur
Name: Richard Arthur
Title: Assistant Secretary